    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 1, 1999


                                                      REGISTRATION NO. 333-79709
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 5

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                               TICKETS.COM, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            ------------------------

          DELAWARE                         7999                        06-1424841
(STATE OR OTHER JURISDICTION   (PRIMARY STANDARD INDUSTRIAL         (I.R.S. EMPLOYER
      OF INCORPORATION             CLASSIFICATION NUMBER)          IDENTIFICATION NO.)
      OR ORGANIZATION)


                            ------------------------

                        555 ANTON BOULEVARD, 12TH FLOOR
                          COSTA MESA, CALIFORNIA 92626
                                 (714) 327-5400
               (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                W. THOMAS GIMPLE
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        555 ANTON BOULEVARD, 12TH FLOOR
                          COSTA MESA, CALIFORNIA 92626
                                 (714) 327-5400
            (NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

           BRUCE R. HALLETT, ESQ.                         JULIA L. DAVIDSON, ESQ.
           ALLEN Z. SUSSMAN, ESQ.                         JULIE M. ROBINSON, ESQ.
       BROBECK, PHLEGER & HARRISON LLP                      COOLEY GODWARD LLP
             38 TECHNOLOGY DRIVE                            5 PALO ALTO SQUARE
          IRVINE, CALIFORNIA 92618                          3000 EL CAMINO REAL
               (949) 790-6300                           PALO ALTO, CALIFORNIA 94306
                                                              (650) 843-5000

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

                            ------------------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE COMPANY SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS (Subject to Completion)

Issued November 1, 1999


                                6,700,000 Shares

                               [Ticket.com Logo]
                                  COMMON STOCK
                         ------------------------------

TICKETS.COM, INC. IS OFFERING 6,255,556 SHARES OF ITS COMMON STOCK AND THE SELLING STOCKHOLDER IS OFFERING 444,444 SHARES. THIS IS OUR INITIAL PUBLIC OFFERING AND NO PUBLIC MARKET CURRENTLY EXISTS FOR OUR SHARES. WE ANTICIPATE THAT THE INITIAL PUBLIC OFFERING PRICE WILL BE BETWEEN $7.00 AND $9.00 PER SHARE.
                         ------------------------------

WE HAVE BEEN APPROVED FOR QUOTATION UPON NOTICE OF ISSUANCE ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "TIXX."
                         ------------------------------

INVESTING IN OUR COMMON STOCK INVOLVES RISKS, INCLUDING THE RISK THAT WE HAVE LIMITED EXPERIENCE IN OFFERING E-COMMERCE SERVICES AND OUR REVENUES GENERATED TO DATE FROM INTERNET SALES HAVE NOT BEEN SIGNIFICANT. SEE "RISK FACTORS" BEGINNING ON PAGE 6.
                         ------------------------------

                           PRICE $            A SHARE
                         ------------------------------

                                                    UNDERWRITING                    PROCEEDS TO
                                        PRICE TO    DISCOUNTS AND    PROCEEDS TO      SELLING
                                         PUBLIC      COMMISSIONS       COMPANY      STOCKHOLDER
                                        --------    -------------    -----------    ------------
Per Share.............................  $              $               $            $
Total.................................  $              $               $            $

Tickets.com, Inc. has granted the underwriters a 30-day option to purchase up to an additional 938,333 shares to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares to purchasers on
                    , 1999.
                         ------------------------------

MORGAN STANLEY DEAN WITTER
                             CREDIT SUISSE FIRST BOSTON
                                                                        SG COWEN

MORGAN STANLEY DEAN WITTER ONLINE
                                       E*OFFERING
                                                         WIT CAPITAL CORPORATION

          , 1999

INSIDE FRONT COVER

                                   [GRAPHICS]

     Graphics showing the Tickets.com home page, web site, and examples of event calendars, email event notifications and a venue seating chart.

     Tickets.com(SM), Advantix(R), ArtSoft(R), Databox(R), SportSoft(R), Ticketmaker Professional(TM), Prologue(R), Pass(R), Access Control System 2100(TM) and 1.800.Tickets(SM) are trademarks or service marks of Tickets.com. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder.

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    1
Risk Factors..........................    6
Special Note Regarding Forward-Looking
  Statements..........................   19
Use of Proceeds.......................   20
Dividend Policy.......................   20
Capitalization........................   21
Dilution..............................   22
Selected Unaudited Pro Forma Condensed
  Combined Financial Information......   23
Selected Consolidated Financial
  Data................................   27
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   30

                                        PAGE
                                        ----
Business..............................   47
Management............................   71
Related Party Transactions............   84
Principal and Selling Stockholders....   87
Description of Capital Stock..........   89
Shares Eligible for Future Sale.......   92
Underwriters..........................   94
Legal Matters.........................   96
Experts...............................   96
Additional Information................   97
Index to Financial Statements.........  F-1

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

     Until                , 1999 all dealers that buy, sell or trade shares,
whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering and our consolidated financial statements and related notes appearing elsewhere in this prospectus. All information in this prospectus relating to the number of shares of our common stock, options or warrants gives effect to a 1-for-2.25 reverse split of our common stock to be effected before the closing of this offering. The conversion of all shares of our convertible preferred stock outstanding as of October 15, 1999 is based on an assumed offering price of $8.00 per share. The actual number of shares issued upon conversion of the preferred stock may be adjusted based upon the initial public offering price.

     Tickets.com is a leading source of entertainment tickets, event information, and related products and services based upon our pro forma consolidated 1998 revenues. Consumers can buy tickets from us for our clients' events through retail stores, telephone sales centers, interactive voice response systems and on the Internet. By combining our powerful brand, extensive event database and relationships with entertainment organizations, we create a convenient one-stop solution for consumers in search of event information and tickets. We provide automated ticketing solutions to over 4,000 entertainment organizations and venues such as stadiums, performing arts centers, museums and professional sports franchises. In 1998, we sold approximately 5.3 million tickets for which we received service fees from ticket buyers. Through our www.tickets.com web site, we enable consumers to obtain information on more than 40,000 entertainment organizations and, as of October 1, 1999, more than 50,000 sporting and entertainment events and performances. Consumers may also use our web site to purchase tickets from multiple sources and shop for related products. Our clients include The John F. Kennedy Center for the Performing Arts, The Marine Midland Arena, the Texas Rangers, The Lincoln Center for the Performing Arts, The National Air & Space Museum and the San Francisco Giants.

MARKET OPPORTUNITY

     The entertainment and sports industries and, consequently, the event ticketing market, are large and growing. We estimate that the market for event ticketing in the United States, based on the face value of tickets sold for live entertainment and sporting events and attractions, totaled $14.5 billion in 1998, and we expect it to grow to $18.0 billion in 2001. We generate revenues from ticket sales primarily from service fees paid by ticket purchasers. For the nine months ended September 30, 1999, the weighted average service fee for tickets sold through us was equal to 13.4% of the face value of tickets sold. As the entertainment and sports industries have grown, so has the need for more convenient methods for the sale and distribution of tickets. The process of selling and distributing tickets is inherently complex. Entertainment organizations often simultaneously sell tickets to a number of different events through a variety of distribution channels, to groups of consumers with varying ticketing needs and often at a rapid pace. An integrated technology solution is required to effectively and efficiently meet these needs.

     The Internet has emerged as a powerful medium for selling tickets and related products, aggregating and disseminating event information and promoting events. According to Forrester Research, Inc., a market research firm, online event ticketing sales are expected to grow from an estimated $300 million in 1999 to an estimated $3.9 billion in 2004. The Internet creates advantages and convenience for consumers and entertainment organizations. We believe consumers seek an integrated solution where they can find information about a wide range of events and conveniently buy tickets to those events. Moreover, entertainment organizations are increasingly interested in using advanced software solutions and the Internet to efficiently sell tickets, market their events and deliver event information, generate increased revenues and build stronger customer relationships. During the first, second and third quarters of 1999, our Internet-based revenues comprised 4.2%, 8.0% and 8.3% of our total revenues. Although historically our Internet-based revenues have not been significant, we believe substantial opportunities exist for a provider of extensive event information and ticketing solutions that can satisfy both the convenience requirements of consumers and the revenue maximization needs of entertainment organizations.

     In order to take advantage of these opportunities, we have entered into strategic relationships with various media, entertainment, technology, e-commerce and marketing companies. In August 1999, we entered into a letter of intent with Excite, Inc., under which Excite will integrate our event information and ticket purchasing capabilities throughout the Excite Internet portal and @Home broadband service. At the same time, we entered into a content and distribution agreement with Cox Interactive Media, Inc., under which we will create a ticketing web page for web sites operated by Cox Interactive and its affiliates and will provide information that will be posted on these web sites. As part of these strategic relationships, Excite and Cox Interactive each made an equity investment in Tickets.com.

STRATEGY

     Our goal is to use our brand, advanced ticketing technology and existing base of clients who use our ticketing systems to become the leading source for event ticketing and information on the Internet. To accomplish our goal, we intend to:

     - Maximize Ticket Inventory Available for Sale. We intend to continue to transition our current client base to the Internet, use our technology to interface with other ticketing service and system providers, increase our allocation of tickets from entertainment organizations and grow our client base through increased sales efforts and through acquisitions.

     - Offer Additional Services to Help Entertainment Organizations Maximize Revenues and Profits. We plan to offer a number of value-added services in conjunction with our web site and ticketing systems in order to sell more tickets, create new revenue sources and create operating efficiencies for entertainment organizations.

     - Pursue an Aggressive Global Branding Strategy. We intend to undertake an aggressive marketing and promotional campaign to establish Tickets.com and 1-800-TICKETS as leading entertainment information and ticketing brands.

     - Aggregate Content and Build an Online Entertainment Community. We intend to create an Internet community where entertainment consumers, event promoters, online advertisers and ticket sellers can gather to exchange information and conduct commerce.

     - Develop and Maintain Strategic Relationships. We intend to develop additional advertising and strategic relationships with media, entertainment, technology and marketing companies.

     - Penetrate International Markets. We intend to continue developing our existing licensee relationships and create new alliances with international ticketing companies and entertainment organizations.

     There are a number of factors that may affect our ability to implement our strategy, including our limited experience in selling tickets and servicing clients over the Internet, the significant competition we face in the ticketing industry and the relatively small percentage of our clients that currently use the Internet to sell their tickets.

                             CORPORATE INFORMATION

     Tickets.com, Inc. was incorporated in Delaware in January 1995 as The Entertainment Express, Inc. However, we did not commence business operations until May 1996 when we acquired Hill Arts and Entertainment Systems, Inc. In December 1996 we changed our name to Advantix, Inc., and in May 1999 we changed our name to Tickets.com, Inc. Our executive offices are located at 555 Anton Boulevard, 12th Floor, Costa Mesa, California 92626, and our telephone number is
(714) 327-5400. Our World Wide Web site is located at http://www.tickets.com. Information contained in our web site shall not be deemed to be part of this prospectus. Events or transactions occurring prior to May 25, 1999 occurred or were undertaken by us under our former names, "Advantix, Inc." and "The Entertainment Express, Inc." unless otherwise indicated.

     In this prospectus, the terms "Tickets.com," "we," "us" and "our" refer to Tickets.com, Inc. and its consolidated subsidiaries.

                                  THE OFFERING

Common stock offered...............    6,700,000 shares including 444,444 shares
                                       owned by a selling stockholder(a)

Common stock to be outstanding
  after this offering..............    60,904,649 shares(a)(b)

Use of proceeds....................    To repay indebtedness and for working
                                       capital and general corporate purposes,
                                       including capital expenditures and
                                       potential acquisitions. See "Use of
                                       Proceeds."
---------------
(a) Unless otherwise specifically stated, the information throughout this prospectus does not take into account the possible issuance of up to 938,333 additional shares to the underwriters pursuant to their right to purchase additional shares to cover over-allotments.

(b) Based on shares outstanding as of October 15, 1999. Gives effect to the automatic conversion of all debt instruments and equity securities that convert into shares of common stock immediately prior to the closing of this offering or expire upon the closing of this offering, based on an assumed initial public offering price of $8.00 per share. The actual number of shares of common stock issued upon the conversion of Series E preferred stock may be adjusted based upon the initial public offering price. Excludes
    (1) 9,236,529 shares of common stock issuable upon exercise of stock options outstanding as of October 15, 1999, with a weighted average exercise price of approximately $4.83 per share; and (2) 1,104,565 shares of common stock issuable upon the exercise of warrants outstanding at October 15, 1999 with a weighted average exercise price of approximately $1.99.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

     The following summary consolidated financial data for the period from May 31, 1996, the date that we commenced our business operations, to December 31, 1996 and for the years ended December 31, 1997 and 1998 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated financial data for the nine months ended September 30, 1999 have been derived from the unaudited consolidated financial statements included elsewhere in this prospectus. Our unaudited consolidated financial statements have been prepared on substantially the same basis as the audited consolidated financial statements and, in the opinion of our management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for such period. Please be advised that historical results are not necessarily indicative of the results to be expected in the future, and results of interim periods are not necessarily indicative of results for the entire year. You should read "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes for a further explanation of the financial data summarized here. The unaudited pro forma combined statement of operations data for the year ended December 31, 1998 and the nine months ended September 30, 1999 are derived from the unaudited pro forma condensed combined financial information contained elsewhere in this prospectus.

     The pro forma combined statement of operations data for the year ended December 31, 1998 and the nine months ended September 30, 1999 show our pro forma results of operations as if the acquisitions of ProTix, Inc., California Tickets.com, Inc. and TicketsLive Corporation had occurred on January 1, 1998. See "Selected Unaudited Pro Forma Condensed Combined Financial Information."

     Under the rules and regulations of the Securities and Exchange Commission, Bay Area Seating Service, Inc. is deemed to be a predecessor of Tickets.com. Please see "Selected Consolidated Financial Data."

                                                                                              PRO FORMA COMBINED
                                                                                         ----------------------------
                                    MAY 31, 1996        YEAR ENDED        NINE MONTHS                    NINE MONTHS
                                   (INCEPTION) TO      DECEMBER 31,          ENDED        YEAR ENDED        ENDED
                                    DECEMBER 31,    ------------------   SEPTEMBER 30,   DECEMBER 31,   SEPTEMBER 30,
                                        1996         1997       1998         1999            1998           1999
                                   --------------   -------   --------   -------------   ------------   -------------
                                                                          (UNAUDITED)    (UNAUDITED)     (UNAUDITED)
                                             )                            (IN THOUSANDS, EXCEPT PER SHARE INFORMATION
CONSOLIDATED STATEMENT OF
OPERATIONS DATA:
Revenues:
  Ticketing services.............     $   119       $ 9,686   $ 26,558     $ 21,060        $ 29,858       $ 21,077
  Software services and other....       1,123         1,961      2,982       12,026          17,822         14,973
                                      -------       -------   --------     --------        --------       --------
         Total revenues..........       1,242        11,647     29,540       33,086          47,680         36,050
Total cost of services...........       1,430         8,413     18,706       21,272          29,253         23,340
                                      -------       -------   --------     --------        --------       --------
Gross profit (loss)..............        (188)        3,234     10,834       11,814          18,427         12,710
Operating expenses(a)............       2,915         8,223     43,668       48,321          73,324         50,244
                                      -------       -------   --------     --------        --------       --------
Loss from operations.............      (3,103)       (4,989)   (32,834)     (36,507)        (54,897)       (37,534)
Other expenses(b)................         146         1,110      2,027        1,646           2,503          1,634
                                      -------       -------   --------     --------        --------       --------
Net loss.........................     $(3,249)      $(6,099)  $(34,861)    $(38,153)       $(57,400)      $(39,168)
                                      =======       =======   ========     ========        ========       ========

Basic and diluted net loss per
  share..........................     $  (.65)      $ (1.17)  $  (6.08)    $  (3.46)       $  (4.25)      $  (2.70)
Weighted average common shares
  outstanding(c).................       5,000         5,199      5,734       11,031          13,510         14,485
Pro forma as adjusted basic and
  diluted net loss per
  share(d).......................                             $   (.78)    $   (.77)
Pro forma combined as adjusted
  basic and diluted net loss per
  share(e).......................                                                          $  (1.10)      $   (.74)

                                                               AS OF SEPTEMBER 30, 1999
                                                              --------------------------
                                                                            PRO FORMA
                                                               ACTUAL     AS ADJUSTED(F)
                                                              --------    --------------
                                                                     (UNAUDITED)
                                                                    (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:

Cash and cash equivalents...................................  $ 35,171       $ 87,456
Working capital.............................................    15,410         76,457
Total assets................................................   148,673        208,930
Long-term debt(g)...........................................    20,391          1,121
Redeemable common stock and warrants........................    10,865             --
Total stockholders' equity..................................    78,084        193,379

---------------
(a) Includes nonrecurring noncash charges of $17.0 million for impairment of long-lived assets and $1.6 million for purchased in-process research and development for the year ended December 31, 1998 and $5.3 million for purchased in-process research and development for the nine months ended September 30, 1999.

(b) Other expenses include principally interest expense, net of interest income and, to a lesser degree, minority interest and provision for income taxes.

(c) Reflects shares of common stock outstanding during the periods presented. Pro forma combined data include common stock issued in connection with the acquisitions assuming such common shares were issued as of January 1, 1998. Excludes shares of common stock issuable upon conversion of outstanding shares of preferred stock, a convertible promissory note, and shares issued upon exercise of outstanding stock options and warrants.

(d) Pro forma as adjusted basic and diluted net loss per share includes the effects of the common shares to be issued upon conversion of the Series A, A1, B, C, D and E convertible preferred stock, warrants that expire upon the closing of this offering, convertible debt and redeemable common stock based upon an initial offering price of $8.00 per share, assuming such common shares were issued as of January 1, 1998. The actual number of shares of common stock issued upon conversion of the Series E convertible preferred stock may be adjusted based upon the initial public offering price. The net effect of a decrease in interest expense and write-off of unamortized discount associated with the assumed conversion of the convertible debt is not included in this pro forma as adjusted basic and diluted net loss per share calculation.

(e) Pro forma combined as adjusted basic and diluted net loss per share includes the effects of the common shares issued in connection with the acquisitions assuming such common stock was issued as of January 1, 1998, in addition to the adjustments made in computing pro forma as adjusted basic and diluted net loss per share as described in (d) above. The net effect of a decrease in interest expense and write-off of unamortized discount associated with the assumed conversion of the convertible debt is not included in this pro forma combined as adjusted basic and diluted net loss per share calculation.

(f) For a description of the assumptions reflected in the pro forma as adjusted presentation, see "Capitalization."

(g) Amounts classified as long-term debt consist of long-term debt and capital lease obligations, net of current portion.

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones faced by our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

     Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

     This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including the risks faced by us described below and elsewhere in this prospectus.

BECAUSE WE HAVE A LIMITED OPERATING HISTORY AS A CONSOLIDATED BUSINESS, WE HAVE AN UNPROVEN BUSINESS MODEL THAT REQUIRES A SUBSTANTIAL MOVE INTO E-COMMERCE

     Since 1996, we have completed eight acquisitions of companies with diverse backgrounds in the ticketing industry. We have a limited history operating as a consolidated business, and, accordingly, an unproven business model that is substantially dependent on the growth of revenues from increased ticket sales and related products and services on the Internet. To date, our revenues generated from Internet sales have not been significant. During the first, second and third quarters of 1999 our Internet-based revenues comprised 4.2%, 8.0% and 8.3% of our total revenues. We cannot be certain that we will be successful in increasing our Internet sales in future periods. If we are not, our revenues will not grow in accordance with our business model and may fall short of expectations of market analysts and investors, which could negatively affect the price of our common stock.

     Implementation of our business model involves a number of other significant challenges and risks, including the following:

     WE HAVE LIMITED EXPERIENCE IN OFFERING E-COMMERCE SERVICES TO CONSUMERS AND MAY NOT BE ABLE TO GENERATE SUBSTANTIAL REVENUES FROM INTERNET SALES

     We began online ticket sales in the third quarter of 1997. Historically, we have sold tickets primarily through retail stores and telephone sales centers. In order to generate substantial revenues from online ticket sales, we must significantly increase the number of clients who use our online ticketing services. We cannot be certain that a substantial number of our clients will be able or choose to use our Internet ticketing services. The majority of our clients license our software for internal use and do not use any of our other ticketing services. These clients generally use software systems that do not enable ticket sales over the Internet without a specific software upgrade. We have only recently begun to offer this software upgrade, and as a result, most of these clients have not yet acquired the necessary software upgrade. Accordingly, to date, only a small portion of our clients are able to use our Internet ticketing services.

     IF WE ARE UNABLE TO CONTINUALLY DEVELOP NEW SERVICES TO ADAPT TO THE EVOLVING INTERNET MARKET, OUR REPUTATION AND OUR BRAND MAY BE HARMED

     In order to implement our business model, we must actively develop and launch new services and products to attract consumers to our web site. Expansion of our services may require significant additional expenditures and strain our management, financial and operational resources. New services that are not favorably received by consumers could damage our reputation and our brand.

     AS MORE OF OUR CLIENTS USE OUR ONLINE SERVICES, WE MAY ENCOUNTER TECHNOLOGICAL DIFFICULTIES THAT COULD IMPAIR OUR ABILITY TO INCREASE ONLINE REVENUES

     In order for most of our clients to use our online ticketing capabilities, we must develop and install additional software to make their systems compatible with ours. This process can be a difficult one and we may encounter technological difficulties that may inhibit us from servicing our clients on-line, which may cause one or more of our clients to terminate or fail to renew its contract with us. Because we have a broad portfolio of ticketing software products, we must either create separate Internet interfaces for each of these products or consolidate our ticketing software products. We may experience difficulties in consolidating our portfolio of ticketing software products into a few comprehensive software systems and in developing links from our clients' various software and hardware systems to our ticketing systems and databases. Due to these potential technological difficulties, some clients may be averse to change and may require a lengthy sales cycle before they will upgrade to Internet ticketing on our system.

TICKETMASTER CORPORATION AND TICKETMASTER ONLINE-CITYSEARCH HAVE FILED A LAWSUIT AGAINST US WHICH COULD IMPAIR OUR ABILITY TO IMPLEMENT OUR BUSINESS MODEL AND RESULT IN SUBSTANTIAL PAYMENTS TO THEM

     On July 23, 1999, Ticketmaster Corporation and Ticketmaster Online-CitySearch filed a lawsuit against us seeking damages and a court order to prohibit us from, among other things, linking Internet consumers to internal pages within Ticketmaster's web site and using the Ticketmaster name on our web site. In addition, the suit alleges that we have engaged in other wrongful acts, such as providing false and misleading information on our web site regarding the availability of tickets and related information on the Ticketmaster web site and taking copyrighted information from the Ticketmaster web site for use on our own web site. The suit seeks an injunction to prohibit us from further engaging in any alleged unlawful activity, treble damages, attorneys' fees and other unspecified damages. On September 15, 1999, we filed a motion to dismiss the lawsuit. A hearing for the motion to dismiss has been scheduled for January 2000. If Ticketmaster Corporation and Ticketmaster Online-CitySearch successfully assert their claims against us, our web site could be severely impacted. Any injunction could eliminate our ability to directly refer consumers to tickets to events sold by Ticketmaster on Ticketmaster's web site. The Ticketmaster suit could result in limitations on how we implement our e-commerce strategy, delays and costs associated with redesigning our web site and substantial payments to Ticketmaster Corporation and Ticketmaster Online-CitySearch. In addition, the litigation could result in significant expenses and diversion of our management's time and other resources.

INFRINGEMENT OR OTHER CLAIMS COULD ADVERSELY AFFECT OUR ABILITY TO MARKET OUR PRODUCTS, LIMIT OUR RIGHTS TO CERTAIN TECHNOLOGY AND HARM OUR RESULTS OF OPERATIONS

     Although we believe we have valid proprietary rights to all of our intellectual property, we could be subject to claims of alleged trademark, patent or other infringement as a result of our actions or the actions of our licensees. For example, we have been, and may in the future be, sued because we link consumers directly to an internal page within other ticketing service providers' web sites and have included the trademarks of these ticketing service providers on our web site. Any litigation over intellectual property rights or business practices could result in:

     - payment by us of substantial damages;

     - injunctive or other equitable relief that could block our ability to market or license our products; and

     - the loss of rights to technologies necessary to operate portions of our business.

     Any litigation, regardless of the outcome, could result in substantial costs and diversion of managerial and other resources.

IF WE CANNOT EFFECTIVELY INTEGRATE OUR NUMEROUS RECENT AND POTENTIAL FUTURE ACQUISITIONS, WE MAY EXPERIENCE INCREASED COSTS, OPERATING INEFFICIENCIES, SYSTEM DISRUPTIONS AND THE LOSS OF CUSTOMERS

     In addition to our recent acquisitions, we plan to continue to acquire businesses as opportunities arise in the future, and our ability to grow our business will depend in part on our ability to complete future acquisitions. The integration of acquired companies into a cohesive business requires the combination of different business models, financial, accounting and other internal systems, varied technologies and personnel who have dissimilar expertise and backgrounds. It also requires the management of companies or operating units that are geographically dispersed throughout the United States and internationally. We cannot be certain that we will be able to successfully integrate the operations, personnel or systems of these acquired companies

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

in a timely fashion, or at all. If we fail to integrate operations and personnel effectively, we will experience duplication of costs and operating inefficiencies. If we are unable to integrate technologies successfully, we may experience system disruptions or failures that could result in the dissatisfaction or loss of customers. We also cannot be certain that we will achieve value from our acquisitions commensurate with the consideration paid. If we are unable to generate sufficient revenue from any acquired companies, we will experience an unanticipated shortfall in revenue and may fail to meet the expectations of investors. If this occurs, the market price of our common stock would likely decline.

     The process of integrating our recent acquisitions has placed and will continue to place a significant burden on our management team. Integration is complex, and presents numerous risks and uncertainties in addition to those set forth above, including the following:

    THE PROCESS OF INTEGRATING TECHNOLOGIES COULD DISRUPT OUR TICKETING SYSTEMS AND DAMAGE OUR RELATIONSHIPS WITH OUR CLIENTS

     The process of integrating the various technologies of acquired companies into one interactive system has caused, and may in the future cause, system downtime and other system disruptions. We expect to integrate and consolidate all of our ticketing software systems over the next several years. We may experience system failures in the future as a result of this integration, which could impair our relationships with our clients. For example, in connection with the conversion of the information and telecommunications systems of Bay Area Seating Service to our system, our Concord, California telephone sales center experienced a number of system failures during the first half of 1998. Each of these system failures resulted in the temporary interruption of ticketing functions for entertainment organizations serviced by that telephone sales center. Any system failures could cause one or more of our clients to terminate its contract or fail to renew its contract with us.

     IF WE FAIL TO RETAIN CLIENTS OF ACQUIRED COMPANIES, WE MAY EXPERIENCE A LOSS OF REVENUE

     In order to achieve our intended growth and market presence, we must satisfy our current clients' needs, as well as the needs of clients of acquired companies. If we fail to do so, we may lose significant clients and the revenue we generate from those clients. From March 1998 to July 1998 while we were in the process of converting all of the clients that we obtained through our acquisition of Bay Area Seating Service to our ticketing system, two of these Bay Area Seating Service clients, who were two of our largest clients, terminated their contracts with us after entering into new agreements with another ticketing services provider, and one other Bay Area Seating Service client elected not to renew its contract. In the aggregate, the termination of such contracts is expected to reduce annualized revenues by approximately $5.8 million commencing in January 1999 based upon the average revenues we recognized from these three clients during the past three fiscal years. As of December 31, 1998, we ceased providing services to these clients. Additionally, in November 1998 our largest client, which we also obtained through our acquisition of Bay Area Seating Service, notified us of its intent not to renew its contract with us at the end of its term on December 31, 1999. We believe that the non-renewal was the result of the acquisition of this client by an entertainment organization that entered into a master agreement with one of our competitors. The loss of this client is expected to reduce annualized revenues by approximately $3.5 million commencing in fiscal 2000 based upon the average revenues we recognized from this client during the past three fiscal years. Additional clients may terminate their contracts with us and we cannot be certain that we will be able to sign new contracts to replace lost revenues.

    WE MAY LOSE KEY PERSONNEL OF ACQUIRED COMPANIES, WHICH COULD ADVERSELY AFFECT OUR RELATIONSHIPS WITH MAJOR CLIENTS OR STRATEGIC PARTNERS AND IMPAIR THE EFFECTIVENESS OF OUR OPERATIONS

     Key personnel of acquired companies may choose not to continue their employment with us after an acquisition for reasons including compensation, location, and the perception of career opportunities with us, our competitors, or in other industries. If we lose key personnel of any acquired companies, our relationships with major clients or strategic partners who had close relationships with these personnel may be impaired. In addition, if we are unable to replace any key personnel that we may lose, we may suffer a disruption of operations and a decline in revenue.
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

ACQUISITIONS WILL CREATE CHARGES TO EARNINGS THAT COULD ADVERSELY AFFECT OUR OPERATING RESULTS AND, ACCORDINGLY, THE MARKET PRICE OF OUR COMMON STOCK

     As a result of past acquisitions, we have recorded a significant amount of goodwill that will adversely affect our operating results for the foreseeable future. As of September 30, 1999, we had goodwill and other intangible assets of $83.0 million, which must be amortized in the future and will result in a reduction of our earnings. If the amount of recorded goodwill or other intangible assets is increased or we have future losses and are unable to demonstrate our ability to recover the amount of goodwill, the amount of amortization could be increased or the period of amortization could be shortened. This would increase annual amortization charges or result in a write-off of goodwill in a one-time noncash charge, which could be significant based on our acquisitions to date. Any future acquisitions could also result in amortization expense related to goodwill and other intangible assets. If any of these events should occur, our results of operations would be adversely affected. In that event, we may fail to meet the expectations of market analysts and investors, which could adversely affect the market price of our common stock. In addition, we incurred charges to earnings of $5.3 million in the second quarter of 1999 for the recognition of purchased in-process research and development in connection with the acquisitions of California Tickets.com and TicketsLive.

BECAUSE OF OUR LIMITED OPERATING HISTORY AND LIMITED INTERNET EXPERIENCE, OUR REVENUES ARE UNPREDICTABLE, WHICH MAY CAUSE SIGNIFICANT FLUCTUATIONS IN OUR OPERATING RESULTS

     Our limited operating history makes it difficult for us to predict future results of operations and difficult for you to evaluate us or our prospects. We believe that period-to-period comparisons of our operating results are not meaningful and that the results for any period should not be relied upon as an indication of future performance. Our operating results may fall below the expectations of market analysts or investors in some future quarter. If this occurs, the price of our common stock would likely decrease. The emerging nature of the markets in which we compete makes forecasting more difficult and potentially unreliable. Our current and future expense levels are based predominantly on our operating plans and estimates of future revenues, and are to a large extent fixed. We may be unable to adjust spending in a timely manner to compensate for any unexpected shortfall in revenues. Accordingly, if our revenues in any particular quarter are lower than anticipated, our operating results would likely fall short of market expectations.

THE SEASONALITY OF THE LIVE ENTERTAINMENT INDUSTRY COULD CAUSE OUR QUARTERLY OPERATING RESULTS TO FALL BELOW THE EXPECTATIONS OF MARKET ANALYSTS AND INVESTORS, WHICH COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK

     Many popular live entertainment events are held during the warm weather months. In addition, ticket sales for such events generally commence several months prior to the event date. Because of these factors, our business generally has lower revenues in the first and fourth fiscal quarters. These seasonality issues could cause our quarterly operating results to fall below market expectations, and adversely affect the market price of our common stock. Other related seasonality issues that could cause our quarterly operating results to fluctuate in the future include:

     - the dates event tickets are released for sale by our clients;

     - the decisions of one or more clients to cancel or postpone events;

     - the timing of large, nonrecurring events; and

     - the concentration of events in any given quarter.

WE EXPECT TO CONTINUE TO INCUR SIGNIFICANT NET OPERATING LOSSES THAT COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK

     We incurred net operating losses of approximately $34.9 million for the year ended December 31, 1998, and $38.2 million for the nine months ended September 30, 1999. At September 30, 1999, we had an accumulated deficit of approximately $87.4 million. We expect to continue to incur significant losses on a quarterly and annual basis, and we cannot be certain that we will achieve or sustain profitability. To the extent
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

our expenses grow faster than our revenues, our operating results will be adversely affected and anticipated net losses in a given quarter may be greater than expected. If this occurs, the market price of our common stock is likely to decline. In addition, we expect increased operating expenses as a result of recent acquisitions and future acquisitions, if any.

BECAUSE WE EXPECT TO CONTINUE TO EXPERIENCE NEGATIVE CASH FLOW, WE MAY NEED ADDITIONAL FINANCING IN THE FUTURE, WHICH MAY NOT BE AVAILABLE OR MAY REQUIRE US TO ISSUE ADDITIONAL EQUITY SECURITIES THAT COULD LEAD TO SUBSTANTIAL DILUTION TO OUR STOCKHOLDERS

     We have experienced negative cash flow from operations since our inception. We expect to continue to experience significant negative cash flow from consolidated operations for the foreseeable future. We believe that our existing capital resources, including the proceeds from this offering, will be sufficient to meet our presently anticipated cash requirements through the next two years. However, we may have to raise additional financing prior to such time if we experience unanticipated revenue shortfalls or encounter unanticipated acquisition or other business opportunities. We cannot be certain that additional financing will be available on acceptable terms if and when we need it. If financing is not available when required or is not available on acceptable terms, we may be unable to develop new services or enhance our present services, take advantage of business opportunities or respond to competitive pressures. If additional funds are raised through the issuance of equity securities, our stockholders may experience significant dilution. If we cannot obtain additional financing on satisfactory terms when we need it, our results of operations could be materially and adversely affected.

WE MAY BE REQUIRED TO PURCHASE TICKETS THAT ARE ALLOCATED FOR OUR ONLINE AUCTIONS THAT WE MAY NOT BE ABLE TO SELL

     We have recently entered into arrangements with several performers to provide online ticket auctions for their live concerts, and we plan to increase this type of online auction activity in the future. Under those types of arrangements, concert tickets are allocated by performers for auction on our web site and all amounts collected above the minimum bid are donated to a charity of the performer's choice. To date, we have generally agreed in advance with the performers to purchase at face value any unsold tickets that were allocated for auction on our web site. If we are unable to sell tickets that we have agreed to purchase, or must sell them at less than face value, we will incur losses on the tickets purchased.

OUR PROPRIETARY TECHNOLOGY AND INTELLECTUAL PROPERTY MAY BE INADEQUATELY PROTECTED, WHICH COULD HARM OUR COMPETITIVE POSITION

     We regard our proprietary technology and other intellectual property as critical to our success. We rely on trademark, trade secret and copyright law to protect our technology and our brand. We also rely on confidentiality and/or license and other agreements with employees, customers, and others to protect our proprietary rights. We have no patents. Despite our efforts to control access to our proprietary information, it may be possible for a third party to copy or otherwise obtain and use our products, technologies or other intellectual property without authorization. In addition, effective copyright, trademark, trade secret and patent protection may be unavailable or limited in foreign countries that do not offer protection comparable to that provided by United States laws. Internet technologies are evolving rapidly, and third parties may also develop similar or superior technologies independently. Any unauthorized use of our proprietary information could result in costly and time-consuming litigation to enforce our proprietary rights. In addition, any third party development of similar or superior technologies could impede our ability to compete effectively in the ticketing industry.

     INEFFECTIVE PROTECTION OF OUR TRADEMARKS AND SERVICE MARKS COULD REDUCE THE VALUE OF OUR BRANDS

     We are depending on the broad recognition of our "Tickets.com" and "1-800-TICKETS" brands for our business to grow. We cannot be certain that the steps we have taken and will take to protect our brands will be adequate, and such steps may require considerable expenditures. Nor can we be certain that third parties will not infringe or misappropriate the copyrights, trademarks, trade dress and similar proprietary rights that
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

currently protect our brands. Ineffective protection of these rights could reduce the value of our brands. We have applied to register the tradename "Tickets.com" and the stylized trademark "1.800.TICKETS" and we have registered the service mark "Advantix" and other trademarks in the United States. We have also applied to register the tradenames "Tickets.com" in various foreign countries. Effective trademark, service mark, copyright and trade secret protection will not be available or sought in every country in which our products and services are available online or by telephone. We may not be able to obtain effective trademark or service mark registration until the prolonged use of our marks has generated secondary meaning for purposes of trademark and service mark law. In addition, there are other parties who have corporate names or brand names very similar to ours, and whose names may also include the term "tickets," and who may, as a result, bring claims against us for trademark infringement or challenge our rights to register the tradename "Tickets.com," the stylized trademark "1.800.TICKETS," or both.

     OUR LICENSEES COULD DIMINISH THE QUALITY OF OUR BRANDS AND ADVERSELY AFFECT OUR REPUTATION

     We have licensed in the past, and expect to license in the future, proprietary rights such as trademarks or copyrighted material to third parties. While we attempt to ensure that the quality of our brands is maintained by these licensees, we cannot be certain that these licensees will not take actions that might materially and adversely affect the value of our proprietary rights or reputation.

     IF WE ARE NOT ABLE TO PRESERVE OUR DOMAIN NAMES WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY ON THE INTERNET

     We currently hold the Internet domain names "tickets.com," "protix.com," "bass-tix.com," "basstickets.com," "fantastix.com" and others. We may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights. Any such inability could impair our ability to compete effectively on the Internet. The acquisition and maintenance of domain names generally is regulated by governmental agencies and their designees. The regulation of domain names in the United States and in foreign countries is subject to change. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, there can be no assurance that we will be able to acquire or maintain relevant domain names in all countries in which we conduct or intend to conduct business. In addition, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear.

ONLINE SECURITY BREACHES COULD RESULT IN A LOSS OF CONSUMER CONFIDENCE IN E-COMMERCE, WHICH COULD IMPAIR OUR ABILITY TO IMPLEMENT OUR BUSINESS MODEL

     The secure transmission of confidential information over the Internet is essential in maintaining consumer and supplier confidence in our services. Any publicized security problems affecting us or other e-commerce companies could inhibit the growth of e-commerce and, accordingly, the growth of our Internet sales revenue as contemplated in our business model. We rely on licensed encryption and authentication technology to effect secure transmission of confidential information, including credit card numbers. We cannot be certain that our security measures will prevent security breaches, including break-ins, viruses or disruptions by consumers or others. A party that is able to circumvent our security systems could steal proprietary information, damage our database or communications lines or otherwise cause interruptions in our operations. Security breaches also could damage our reputation and expose us to a risk of loss or litigation and possible liability. Our insurance policies carry coverage limits that may not be adequate to reimburse us for losses caused by security breaches.

SYSTEM FAILURES COULD DAMAGE OUR REPUTATION AND RESULT IN THE LOSS OF CUSTOMERS AND CLIENTS

     Our business is almost entirely dependent on our telephone sales centers, computer systems and telecommunications systems. Heavy stress placed on our systems during peak periods could cause our systems to operate at unacceptably low speeds or fail altogether. Any significant degradation or failure of our systems or any other systems in the ticketing process, including telephone or telecommunications services, even for a short time, could cause consumers to suffer delays in ticket purchases. The resulting inconvenience to consumers could damage our reputation with the public, cause consumers to purchase tickets from other sources and deter repeat
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customers. Delays in services could also cause substantial losses for clients, which could result in claims against us. These delays could also result in the termination or non-renewal of our existing service agreements. We have experienced system failures and degradation in the past, including a number of failures during the first half of 1998. We could also experience system failures and degradations in the future.

     In the future, increased volume due to growth, if any, may require us to expend substantial funds to expand and further upgrade our technology, transaction processing systems and network infrastructure. Any inability to add additional software and hardware on a timely basis to accommodate increased traffic on our web site may cause unanticipated system disruptions and result in slower response times. In addition, substantially all of our server equipment is currently located in California in areas that are susceptible to earthquakes. We do not presently have fully redundant systems, a formal disaster recovery plan or alternative providers of hosting services, nor do we carry sufficient business interruption insurance to compensate us for all of the possible losses that we may incur. In addition, our clients' in-house systems also may be subject to failures and degradations that could interrupt ticket sales both through clients' systems and on our web site. Unanticipated problems may cause a significant system outage or data loss, and result in the loss of customers and clients.

WE MAY NOT BE ABLE TO MAINTAIN OR IMPROVE OUR COMPETITIVE POSITION BECAUSE OF THE INTENSE COMPETITION IN THE TICKETING INDUSTRY

     Intense competition in the ticketing industry presents significant challenges to management, marketing and technical personnel. We believe competition will become more challenging as the market for tickets expands and technology advances. We have specifically identified two major competitors, but foresee the possibility of additional and increased competition in the future.

    WE FACE INTENSE COMPETITION FROM TWO PRINCIPAL COMPETITORS AND A VARIETY OF SMALLER COMPETITORS ALREADY IN THE TICKETING INDUSTRY WHO MAY HAVE GREATER BRAND RECOGNITION, LONGER OPERATING HISTORIES AND GREATER RESOURCES THAN WE DO

     The market for sports and entertainment tickets and related merchandise is highly competitive and diverse. Our primary competitors on a national level are Ticketmaster Corporation and Ticketmaster Online-CitySearch, Inc., which have operations in multiple locations throughout the United States. Ticketmaster Online-CitySearch has an exclusive license to do all of the online ticketing for Ticketmaster Corporation. Ticketmaster has a widely recognized brand name in the live event ticketing business, a longer operating history in the ticketing industry generally and in Internet ticketing specifically, more extensive ticketing inventory and greater financial and other resources than we do. We commenced our operations in May 1996 and did not begin to sell tickets on the Internet until October 1997. Because of our limited operating history, we have not yet gained the same level of brand recognition or accumulated as broad a ticketing inventory as Ticketmaster and Ticketmaster Online-CitySearch. In addition, because we have developed through the acquisition of smaller, regional ticketing service companies and software developers, we are still in the early stages of developing a strong national presence.

     Our competitors also include:

     - a number of smaller, regional ticketing services;

     - entertainment organizations that handle their own ticket sales and distribution through online and other distribution channels;

     - international, national and local ticketing services, which may or may not currently offer online transactional capabilities; and

     - Internet-based live event ticketing companies. Many of these competitors have greater brand recognition, longer operating histories and a greater number of well-established client relationships than we do in the geographic regions in which they operate. Because of our relatively short operating history and presence in a limited number of geographic regions prior to our move into e-commerce, we have not yet established a significant competitive position in a number of geographic areas.

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

    IN ORDER TO MAINTAIN OUR COMPETITIVE POSITION IN THE TICKETING INDUSTRY, WE MUST BE ABLE TO ATTRACT NEW CLIENTS AND TICKET INVENTORY, AND WE CANNOT BE CERTAIN THAT WE WILL BE ABLE TO DO SO

     If we cannot attract new clients and ticket inventory, or if we lose clients to other ticketing services or otherwise, we may not be able to maintain our competitive position in the ticketing industry. In recent years, the live entertainment industry has been moving toward consolidation. As a result, contracts for ticketing services are often negotiated on a multi-venue basis, and large ticket inventories are concentrated in the hands of a few entertainment conglomerates. Because ticketing services contracts are often multi-year contracts and there are fewer potential new clients, competition for their business is especially intense. Historically, we have grown our business primarily through acquisitions. Industry consolidation has reduced the number of viable acquisition candidates and, accordingly, limited future acquisition opportunities. In order to increase our client base and ticket inventory, we may need to attract clients who currently have relationships with other ticketing services. At the same time, other ticketing services will likely attempt to attract our current clients to their ticketing services. In addition, our clients may terminate their contracts for a variety of reasons, or may not renew their contracts at the end of their terms.

     WE MAY ALSO FACE COMPETITION FROM COMPANIES WITH AN ESTABLISHED INTERNET PRESENCE WHO DECIDE TO OFFER PRODUCTS AND SERVICES SIMILAR TO OURS

     Because barriers to entry in e-commerce are relatively low, we may face competition from companies in other areas of e-commerce who may seek to exploit their market presence by offering live entertainment event information and related ancillary products and services that are competitive with ours. These potential competitors may have a number of advantages over us, including:

     - strong brand recognition;

     - an established presence on the Internet and an established base of users;

     - greater financial and marketing resources; and

     - complementary lines of business and existing business relationships.

     In addition, some Internet portals direct Internet traffic to particular web sites and may also channel users to services that compete with ours. Some or all of the products and services offered by competitors may achieve greater market acceptance than ours. We cannot be certain that we will be able to successfully compete against these potential competitors.

OUR RELIANCE ON THIRD PARTY SOFTWARE AND HARDWARE MAKES US VULNERABLE TO CHANGES IN OUR SUPPLIERS' PRODUCTS AND SERVICES, WHICH COULD ADVERSELY AFFECT OUR ABILITY TO SERVICE OUR CLIENTS IN A TIMELY MANNER

     Our ticketing software programs incorporate software products and use computer hardware and equipment developed by other entities. Our reliance on third party software and hardware makes us vulnerable to changes in our suppliers products and services and any such changes may impair our ability to provide adequate ticketing services to our clients in a timely manner. For example, we cannot be certain that all of our suppliers will remain in business or will continue to support the product lines that we use. Nor can we be certain that their product lines will remain viable or will otherwise continue to be available to us. Our current suppliers could significantly alter their pricing in a manner adverse to us. If any of these entities ceases to do business, abandons or fails to enhance a particular product line, or significantly raises its prices, we may need to seek other suppliers. We cannot be certain that other suppliers will be able to provide us with necessary products at favorable prices, or at all.

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WE DEPEND ON RETAIL STORES, ADVERTISING AGREEMENTS AND STRATEGIC RELATIONSHIPS
TO REACH CONSUMERS, AND IF WE CANNOT MAINTAIN THESE RELATIONSHIPS AND ESTABLISH NEW RELATIONSHIPS, OUR TICKET SALES WOULD BE ADVERSELY AFFECTED

     A significant portion of our ticket sales is generated through arrangements with retail stores. Our contracts with these retail stores are generally for a one-year term, and subject to periodic negotiations regarding sales commissions, customer service and other matters. These stores cater to consumers who are likely to purchase tickets for sporting and entertainment events, and are attractive to other ticketing services. In addition, our relationships with other companies such as Excite, Cox Interactive, International Merchandising Corporation, GeoCities, MP3.com, Sitematic Corporation, RealNames Corporation and others can provide us with access to consumers. If we cannot maintain good retail, strategic and advertising relationships and continue to establish new relationships our ability to reach consumers and generate sufficient ticket sales could be materially and adversely affected.

IF WE CANNOT ATTRACT AND RETAIN QUALIFIED PERSONNEL IN A COST EFFECTIVE AND TIMELY MANNER, WE MAY NOT BE ABLE TO EXECUTE OUR GROWTH STRATEGY

     The significant growth of our business over the past two years due to our acquisition of eight companies has placed substantial demands on our management and other personnel. Our future growth, if any, will depend in part on our ability to attract, motivate and retain skilled technical, sales, management and marketing personnel. Competition for these personnel is intense, and we expect it to increase as e-commerce expands. We cannot be certain that we will be able to retain our existing personnel or attract additional qualified personnel in the future. In addition, a significant portion of our workforce is comprised of telephone sales representatives. We compete with telemarketing firms, among others, for telephone sales personnel and sometimes must pay premium hourly wages to attract and retain them. In addition, their high turnover rate increases our recruiting and training costs. We cannot be certain that we will be able to continue to hire and retain qualified personnel to support our planned growth in a cost effective or timely manner. If we cannot, our ability to execute our growth strategy could be impaired.

THE LOSS OF PERSONNEL COULD REQUIRE US TO PROVIDE COSTLY SEVERANCE PACKAGES, WHICH COULD ADVERSELY AFFECT OUR OPERATING RESULTS

     Although we have employment agreements with several of our executive officers, including our President and Chief Executive Officer, our executive officers and key employees may terminate their employment at any time for any reason. In some circumstances, termination of their employment could result in substantial payments by us for severance benefits under these employment agreements.

AN ACTIVE PUBLIC MARKET FOR OUR SECURITIES MAY NOT DEVELOP OR BE SUSTAINED, AND THE MARKET PRICE OF OUR COMMON STOCK MAY FALL BELOW THE INITIAL PUBLIC OFFERING PRICE

     Prior to this offering, you could not buy or sell our common stock publicly. An active public market for our common stock may not develop or be sustained after this offering, and the market price might fall below the initial public offering price. The initial public offering price may bear no relationship to, and may be higher than, the price at which the common stock will trade upon completion of this offering. The initial public offering price was determined based on negotiations between us and the representatives of the underwriters, based on factors that may not be indicative of future market performance.

OUR STOCK PRICE IS LIKELY TO BE VERY VOLATILE, WHICH MAY MAKE US A TARGET OF SECURITIES CLASS ACTION LITIGATION

     The market price of our common stock after this offering is likely to be highly volatile and could be subject to wide fluctuations. In the past, securities class action litigation often has been brought against companies following periods of volatility in the market price of their securities. In the future we may be the target of similar litigation. Securities litigation could result in substantial costs and divert our management's attention and resources.

     The market prices for stocks of Internet-related and technology companies, particularly following an initial public offering, may increase to levels that bear no relationship to the operating performance of such companies. Such market prices may not be sustainable and are subject to wide variations. If our common stock trades to such levels following this offering, it likely will thereafter experience a significant decline. Other factors, some of which are beyond our control, that could cause the market price of our common stock to fluctuate include:

     - operating results that vary from the expectations of securities analysts and investors;

     - changes in securities analysts' and investors' expectations as to our future financial performance;

     - changes in market valuations of other Internet or online services companies;

     - announcements by us or our competitors of technological innovations, new services, significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

     - loss of a major venue or client;

     - announcements by third parties of significant claims or proceedings against us or developments in those proceedings; and

     - future sales of our common stock.

WE MAY FACE LIABILITY FOR ONLINE CONTENT THAT MAY NOT BE COVERED BY OUR
INSURANCE

     Because we are disseminating information, we may face liability for the nature and content of the materials on our web site or on sites to which we have links. These liability claims could include, among others, claims for defamation, negligence, indecency, fraud from secondary sales, and copyright, patent and trademark infringement. These claims have been brought, and sometimes successfully pressed, against online services. Although we intend to maintain general liability insurance coverage, it may not cover claims of these types. It also may not be adequate to indemnify us for any liability that may be imposed. Any imposition of liability, particularly liability that is not covered by insurance or is in excess of insurance coverage, could have a material adverse effect on our reputation and our ability to effectively operate our web site.

YEAR 2000 RISKS MAY HARM OUR SOFTWARE PRODUCTS AND TICKETING SERVICES, OUR INTERNAL SYSTEMS AND THE SYSTEMS OF OUR MATERIAL VENDORS AND OTHER THIRD PARTIES WITH WHOM WE CONDUCT BUSINESS

     The risks posed by year 2000 issues could adversely affect our business in a number of significant ways.

     OUR SOFTWARE PRODUCTS AND TICKETING SERVICES COULD BE AFFECTED BY THE YEAR 2000 PROBLEM, WHICH COULD CAUSE DISRUPTIONS IN SERVICE FOR OUR CLIENTS AND DAMAGE TO OUR REPUTATION

     While we believe the most recent versions of our products and services are substantially year 2000 ready, we cannot be certain that they will not be affected by the year 2000 problem. Any year 2000 problem could disrupt ticketing services and functions for our clients and damage our reputation. Our proprietary ticketing software systems operate in conjunction with software, hardware, databases, operating systems, networks and other applications developed by third parties. Although our vendors have indicated that their systems are year 2000 ready, we believe that it is not possible to determine with certainty that their systems are indeed year 2000 ready because we have little or no control over the internal design, production and testing of their systems.

     IF OUR INTERNAL SYSTEMS ARE AFFECTED BY THE YEAR 2000 PROBLEM, WE MAY EXPERIENCE DISRUPTIONS IN OUR OPERATIONS, FINANCIAL SYSTEMS, NETWORKS AND TELECOMMUNICATIONS SYSTEMS

     The year 2000 problem could affect the systems, transaction processing, computer applications, and devices used by us to operate and monitor all major aspects of our business, including financial systems such as general ledger, accounts payable and payroll, client and consumer services, infrastructure, networks and telecommunications systems. We cannot be certain that the year 2000 problem will not disrupt our internal systems.

     OUR VENDORS OR THE INTERNET COULD FACE SERIOUS DISRUPTIONS ARISING FROM THE YEAR 2000 PROBLEM THAT COULD DISRUPT TRAFFIC TO OUR WEB SITE AND OUR TICKET PROCESSING CAPABILITIES

     Notwithstanding our year 2000 readiness efforts, the failure of a critical system of a material vendor or the Internet to be year 2000 ready could harm the operation of our service or prevent certain products and services from being offered through our web site or have other unforeseen, adverse consequences to our operations. Internet communications systems are composed of a vast array of interconnected systems and technologies. A year 2000 problem with any or a number of these systems or technologies could cause disruptions in other systems and technologies, and affect access to the Internet. We believe it is unlikely that all of these systems and technologies will be fully year 2000 compliant. Year 2000 problems with the Internet could interfere with consumers' ability to visit our web site and our ability to process ticket orders.

WE MAY BECOME SUBJECT TO STATE REGULATION OF TICKET SALES AND AUCTIONS, WHICH COULD IMPOSE RESTRICTIONS ON THE MANNER AND PRICING OF OUR TICKET SALES AND THE CONDUCT OF OUR AUCTIONS

     Many states and municipalities have adopted statutes regulating ticketing transactions within their jurisdictions. We cannot be certain whether any of these laws and regulations may be determined to be applicable to our business or whether new laws and regulations potentially adverse to our business will be adopted. If we become subject to additional laws and regulations, the manner and pricing of our ticket sales and the conduct of our auctions may be restricted, which could have an adverse effect on our revenues. Some states and municipalities require that ticket sellers obtain a resellers license. One or more states or municipalities could take the position that a telephonic or electronic ticket sale to one of their residents is a sufficient basis for application of that jurisdiction's reseller statute. Because we believe these statutes to be inapplicable to our activities, we may not be in compliance with these statutes. Governmental agencies or authorities could also argue that other state or local licensing or "ticket scalping" statutes apply to our activities. These statutes, among other things, limit the amount of service charges and other fees that may be charged in connection with ticket sales. Other state and local regulations establish maximum convenience and handling charges on tickets for certain sporting and other events. In addition, many states, including California, have laws and regulations governing the conduct of auctions.

WE MAY BECOME SUBJECT TO MORE RESTRICTIVE E-COMMERCE REGULATION THAT COULD ADVERSELY AFFECT OUR ABILITY TO INCREASE INTERNET SALES

     We are subject to regulations applicable to businesses generally and laws or regulations directly applicable to e-commerce. Currently we believe that there are few laws and regulations directly applicable to the Internet and online ticketing services. It is likely, however, that a number of laws and regulations may be adopted with respect to the Internet or commercial online services that could affect our online ticketing services. Any new legislation or regulation, or the application of existing laws and regulations to the Internet and commercial online services could restrict our ability to grow our business according to our plan.

     Laws regulating e-commerce might cover matters such as, among other things, user privacy and the use of our consumer database for email marketing purposes, limitations on ticket service charges, the content of our website, taxation by states where we sell tickets, copyright protection for us and competing ticketing services, distribution, direct linking, antitrust and consumer protection laws.

     In addition, the applicability of a variety of existing laws in various jurisdictions to the Internet and commercial online services may take years to resolve. These issues may include, among others, property ownership, sales and other taxes, libel and personal privacy. For example, tax authorities in a number of states are currently reviewing the appropriate tax treatment of companies engaged in e-commerce. New state tax regulations may subject us to additional state sales and income taxes.

OUR ACQUISITION OF STOCK OF LASERGATE SYSTEMS, INC. COULD SUBJECT US TO COSTS, LOSSES AND LIABILITIES THAT COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS

     On June 21, 1999, we entered into a definitive agreement and plan of merger with Lasergate Systems, Inc. Under this merger agreement, Lasergate agreed to merge with one of our wholly owned subsidiaries, subject to receipt of approval by the shareholders of Lasergate and satisfaction of other closing conditions.

After completion of the merger, we will own 100% of the outstanding stock of Lasergate. In addition, if the merger is completed, we will incur goodwill and other accounting charges related to this transaction. In addition, we will consolidate the operating losses of Lasergate with our own results of operations from the date of the acquisition. Our acquisition of Lasergate could result in costs, losses and liabilities that would adversely affect our operating results.

     UNTIL COMPLETION OF THE MERGER, WE COULD BE SUBJECT TO LIABILITIES AS A MAJORITY SHAREHOLDER OF LASERGATE

     Until the merger is completed, we may be considered a majority shareholder of Lasergate because we own all of the outstanding preferred stock of Lasergate, which is convertible into a majority of the common stock of Lasergate. Lasergate currently does not have sufficient common stock authorized for the conversion of all the outstanding preferred. As a majority shareholder, we are required to act in good faith and with due care in the exercise of our rights and duties as a majority shareholder of Lasergate. In addition, as the majority shareholder, we have an obligation of fair dealing in relationships with the minority shareholders. We will be exposed to potential liabilities to the other shareholders of Lasergate for reasons including the failure to act in accordance with established standards of conduct for majority shareholders of Florida corporations.

    LASERGATE IS A DEFENDANT IN A SECURITIES CLASS ACTION SUIT, AND ANY LIABILITIES IN EXCESS OF LASERGATE'S INSURANCE WOULD BECOME LIABILITIES OF OUR BUSINESS

     Lasergate is one of several defendants in a consolidated class action filed in the United States District Court for the Eastern District of New York. If Lasergate loses this action, there could be significant damages awarded to the plaintiffs. Although Lasergate maintains a liability insurance policy, we cannot be certain that damages which may be awarded will be covered by Lasergate's insurance. The complaint in this action alleges that Lasergate failed to disclose, in a 1994 registration statement filed with the Securities and Exchange Commission, that prior to the date of the offering of Lasergate securities, Sterling Foster & Co., Inc., the underwriter of the offering, had secretly agreed to release several shareholders from "lock-up" agreements for the purpose of selling their shares to Sterling Foster at reduced prices. The plaintiffs' claims allege that Lasergate violated Sections 11 and 12(2) of the Securities Act of 1933, Sections 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder and Section 349 of the New York General Business Law, as well as made negligent misrepresentations. Lasergate believes that it has defenses to the claims in this action and intends to vigorously defend itself. On August 5, 1999 Lasergate filed a motion with the court to dismiss the complaint against it.

     Upon the completion of the proposed merger of Lasergate, damages awarded against Lasergate that are not covered by or are in excess of the policy limits of Lasergate's insurance would be an expense of our consolidated business and could have a material adverse effect on our results of operations.

WE MAY HAVE A CONTINGENT LIABILITY ARISING OUT OF A POSSIBLE VIOLATION OF
SECTION 5 OF THE SECURITIES ACT OF 1933 IN CONNECTION WITH A CAPITAL COMMITMENT FROM AND THE ISSUANCE OF WARRANTS TO SOME OF OUR STOCKHOLDERS

     It is possible that we have a contingent liability arising out of a capital commitment from and issuance of warrants to some of our stockholders that may violate Section 5 of the Securities Act of 1933. If realized, this contingent liability could require us to pay these stockholders up to an aggregate of $13.1 million, plus interest.

     In May 1999, we entered into a letter agreement with General Atlantic Partners, LLC. Under that letter agreement, General Atlantic agreed, subject to conditions specified in the letter agreement, that, in the event we reasonably require capital to enable us to satisfy and discharge our liabilities as they become due, it will, through its affiliates, purchase shares of preferred stock from us. In June 1999, we offered some of our stockholders who are parties to our Stockholders Agreement the opportunity to participate in the General Atlantic commitment. If we were to exercise our right under the letter agreement, General Atlantic and the stockholders who chose to participate in the commitment would be required to purchase an aggregate of 5,333,334 shares of convertible preferred stock from us for an aggregate purchase price of $12.0 million, or $2.25 per share. If we were to issue preferred stock to General Atlantic and the participating stockholders under the letter agreement, this issuance may violate Section 5 of the Securities Act of 1933. If the issuance of the preferred stock constitutes a violation of Section 5, the purchasers of the preferred stock could have the right, under the Securities Act of 1933, to recover from us the consideration paid for these shares. These refunds could total up to $12.0 million, plus interest. The letter agreement and our ability to require General Atlantic and the other participating stockholders to purchase the preferred stock from us will expire on the earlier to occur of (1) the closing of this offering or (2) March 31, 2000.


     In order to induce General Atlantic and the other participating stockholders to make this capital commitment, we issued warrants to purchase an aggregate of 222,222 shares of our common stock at an exercise price of $5.06 per share to these stockholders. Because we may have violated Section 5 of the Securities Act of 1933 when we issued these warrants, any holder who received one of these warrants may have the right, under the Securities Act of 1933, to recover from us the consideration paid for the warrant or, if the holder has already exercised the warrant, for the shares of common stock received upon exercise of the warrant. These refunds could total up to $1.1 million, plus interest.


     If we were required to refund the purchase price for the warrants or any preferred stock that could be issued under the letter agreement, our operating results and liquidity during the period in which such a refund would be paid could be adversely affected. Although we cannot assure you as to the ultimate disposition of these matters, it is the opinion of management, based upon information available at this time, that the expected outcome of these matters will not have a material adverse effect on our results of operations or financial condition.

OUR MANAGEMENT WILL CONTROL 42.1% OF TICKETS.COM AFTER THIS OFFERING; THEIR INTERESTS MAY BE DIFFERENT FROM AND CONFLICT WITH YOURS

     After this offering, our executive officers, directors and their respective affiliates will beneficially own approximately 42.1% of our outstanding common stock. As a result, these stockholders will be able to exercise substantial influence over matters requiring stockholder approval, including the election of directors and mergers, consolidations and sales of all or substantially all of our assets. These stockholders may have interests that differ from yours and they may approve actions that you disapprove or disapprove actions that you voted to approve. In addition, this concentration of ownership may also have the effect of preventing or discouraging tender offers for our common stock, which in turn could reduce the market price of our common stock.

OUR MANAGEMENT HAS BROAD DISCRETION OVER USE OF THE PROCEEDS FROM THIS OFFERING AND MAY USE THE PROCEEDS IN WAYS WITH WHICH YOU DO NOT AGREE

     The net proceeds of this offering are estimated to be approximately $44.9 million at an assumed initial public offering price of $8.00 per share and after deducting the estimated underwriting discount and estimated offering expenses. Our management will retain broad discretion as to the allocation of some of the proceeds of this offering and may apply the proceeds in ways with which you do not agree. The failure of management to apply these funds effectively could materially harm our results of operations.

WE FACE RISKS FROM INTERNATIONAL OPERATIONS THAT COULD ADVERSELY AFFECT OUR CASH FLOW AND LICENSING REVENUES

     We have only recently commenced operations in a number of international markets and a key component of our strategy is to expand our business internationally. Our plans to expand internationally are subject to inherent risks, including:

    ADVERSE FLUCTUATIONS IN CURRENCY EXCHANGE RATES COULD EXPOSE US TO LOSSES BECAUSE SOME OF OUR CONTRACTS AND LIABILITIES ARE PAYABLE IN FOREIGN CURRENCIES

     Payments due to our acquisition of dataCulture Ltd. are payable in pounds sterling over 12 equal quarterly installments. In addition, we are also exposed to foreign currency exchange rate risks inherent in our assets and liabilities denominated in currencies other than the United States dollar. If the United States dollar becomes weaker against foreign currencies these payments will be greater in dollar terms and our cash flow would be adversely affected.

    IF WE CANNOT ADEQUATELY ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS INTERNATIONALLY, WE MAY LOSE LICENSING REVENUES

     Many of our foreign business relationships involve the licensing of our software products. If we are unable to enforce our intellectual property rights because they are not recognized under foreign laws, our customers could duplicate or modify our software products without our consent and deprive us of licensing revenues.

SUBSTANTIAL SALES OF OUR COMMON STOCK COULD CAUSE OUR STOCK PRICE TO DECLINE

     The market price of our common stock could decline as a result of sales by our existing stockholders of shares of their common stock after this offering, or the perception that these sales could occur. These sales also might make it difficult for us to sell securities in the future at a time and at a price that we deem appropriate. You should read "Shares Eligible For Future Sale" on page 92 for a more detailed discussion of when and how many additional shares of our stock may be sold after this offering.

WE MAY FACE LIABILITY DEFENDING A CLAIM BY A STOCKHOLDER

     Mr. Irvin Richter is the Chairman and Chief Executive Officer of Hill International Inc. and R4 Holdings, L.L.C., through which he claims to own or control approximately 4.6 million shares of our common stock. Hill, R4 and Mr. Richter each entered into a lock-up agreement with our underwriters under which they each agreed not to offer, pledge or sell, or enter into any other contract which might be the equivalent of an offer, pledge or sale of, any of the shares of our common stock for a period of 180 days from the date of the final prospectus relating to the public offering. Mr. Richter has written letters to our underwriters and to us disputing the validity of the lock-up agreements. Mr. Richter has also asserted that he would hold us liable for damages in the event that he is prevented from selling his shares during the lock-up period and suffers losses as a result of his inability to sell. While we believe that the lock-up agreements are valid and enforceable, Mr. Richter may pursue his claims by filing a lawsuit against us. If Mr. Richter were to prevail in a lawsuit, he may be allowed to sell a portion of the 4.6 million shares of common stock beneficially held by him prior to the expiration of the 180 day lock-up period. However, the sale would be subject to Rule 144 including the volume limitations for affiliates. The market price of our common stock could be negatively impacted as a result of this sale. In addition, if Mr. Richter prevails in litigation against us, he may recover monetary damages from us for any shares that he is not able to sell in the 180 day lock-up period. Any litigation over this matter, regardless of the outcome, could result in substantial costs and diversion of managerial and other resources.

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION UPON COMPLETION OF THIS OFFERING

     The initial public offering price is substantially higher than the net tangible book value of each outstanding share of common stock, assuming an initial public offering price of $8.00 per share. Purchasers of common stock in this offering will suffer immediate and substantial dilution. The dilution will be $6.19 per share in the net tangible book value of the common stock from the initial public offering price. If outstanding options and warrants to purchase shares of common stock are exercised, there will be further dilution.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms or other comparable terminology.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus.

                                USE OF PROCEEDS

     The net proceeds to be received by Tickets.com from the sale of the shares of common stock in this offering are estimated to be approximately $44.9 million or approximately $51.9 million, if the underwriters' over-allotment option is exercised in full, assuming an initial public offering price of $8.00 per share and after deducting estimated offering expenses of $1.3 million and the underwriting discount payable by Tickets.com. We will not receive any of the proceeds from the sale of common stock by the selling stockholder.

     We intend to use at least $19.1 million of the net proceeds of this offering to repay outstanding current and long-term senior and subordinated debt, including $18.2 million of long-term senior and subordinated debt. This debt must be paid between October 1999 and October 2004 or upon the closing of our initial public offering, if earlier, and bears interest at rates ranging from 9.25% to 12.0%. We have not yet determined our actual expected use of the remainder of these proceeds, but we currently anticipate that we will use between $13.0 and $16.0 million over the next twelve months for sales and marketing expenses associated with our advertising campaigns, brand name promotions and other marketing efforts. Additionally, we estimate using between $5.0 and $7.0 million over the next twelve months for technology development expenses for product development, the development of our technology infrastructure, web site content and online capabilities. Also, we expect to use between $4.0 and $6.0 million over the next twelve months for general and administrative expenses, principally for general corporate purposes and working capital to fund anticipated net operating losses. We also currently estimate that we will incur approximately $3.0 million of capital expenditures over the next twelve months. Our actual expenditures may vary substantially from these estimates. The amounts and timing of our actual expenditures will depend on numerous factors, including the status of our technology development efforts, sales and marketing activities, the amount of cash generated or used by our operations and competition. We may find it necessary or advisable to use portions of the proceeds for other purposes, and our management will have broad discretion in the allocation of the net proceeds of this offering.

     A portion of the net proceeds may also be used to acquire or invest in complementary businesses, technologies, product lines or products. On June 21, 1999 we entered into a definitive agreement and plan of merger with Lasergate. Under the terms of the merger we will acquire all of the outstanding common shares of Lasergate for approximately $1.5 million. Completion of the merger is subject to approval of the shareholders of Lasergate and other conditions of closing. The Lasergate transaction is described in more detail in "Risk
Factors -- Our Acquisition of Stock of Lasergate Systems, Inc. Could Subject Us to Costs, Losses and Liabilities That Could Adversely Affect Our Results of Operations." Also, if our underwriters decide not to allow the selling stockholder to register and sell up to 444,444 of her shares of common stock in this offering, the selling stockholder may exercise her right to cause us to purchase up to 444,444 shares from the selling stockholder at the initial public offering price. A portion of the proceeds would be used to effect this purchase. In addition, we have proposed to pay $3.0 million to a major ticketing services client as an exclusivity fee in connection with a new long-term ticketing services agreement. Pending such uses, the net proceeds of this offering will be invested in short term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our capital stock and do not anticipate paying any cash dividends on our capital stock in the foreseeable future. We may incur indebtedness in the future which may prohibit or effectively restrict the payment of dividends, although we have no current plans to do so.

                                 CAPITALIZATION

     The following table sets forth the capitalization of Tickets.com as of September 30, 1999:

     - on an actual basis;

     - on a pro forma basis to reflect:

         - the issuance of the additional 6,111,114 shares of Series E convertible preferred stock which occurred in October 1999; and

     - on a pro forma basis as adjusted to reflect:

         - the automatic conversion of all outstanding shares of convertible preferred stock into .4444 shares of common stock upon the consummation of this offering based on an assumed initial public offering price of $8.00 per share; Series E convertible preferred shares are convertible at a ratio of 1 share of preferred for 1.125 shares of common based on an assumed initial public offering price of $8.00 per share;

         - the conversion of $3.0 million of convertible debt into shares of our common stock;

         - the exercise of redeemable warrants with an exercise price of $.0225 per share to purchase our common stock, which will otherwise expire upon the close of the offering;

         - the exercise of warrants with an exercise price of $4.50 per share to purchase common stock, which will otherwise expire upon the close of the offering;

         - the receipt of the estimated net proceeds of $44.9 million from the sale of the 6,255,556 shares of common stock offered hereby, after deducting the estimated offering expenses and underwriting discount; and

         - the use of a portion of the proceeds from this offering to retire approximately $18.2 million of long-term senior and subordinated debt in accordance with contractual obligations.

     This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes and the pro forma consolidated financial statements and related notes, included elsewhere in this prospectus.

                                                                   AS OF SEPTEMBER 30, 1999
                                                              ----------------------------------
                                                                                      PRO FORMA
                                                               ACTUAL    PRO FORMA   AS ADJUSTED
                                                              --------   ---------   -----------
                                                                         (UNAUDITED)
                                                                (IN THOUSANDS,)EXCEPT SHARE DATA
Long-term debt and capital lease obligations, net of current
  portion...................................................  $ 20,391   $ 19,941     $  1,121
Redeemable common stock and warrants........................    10,865     11,314           --
Stockholders' equity:
  Series A, A1, B, C, D and E convertible preferred stock,
     $.0001 par value; 90,000,000 shares authorized;
     54,664,475, 60,775,589 and 0 shares actual, pro forma
     and pro forma as adjusted, respectively................         5          6           --
  Common stock, $.000225 par value; 130,000,000 shares
     authorized; 15,931,387, 15,931,387 and 60,904,649
     shares actual, pro forma and pro forma as adjusted,
     respectively...........................................         4          4           14
Additional paid-in capital..................................   165,895    220,895      281,185
Cumulative other comprehensive income.......................        (4)        (4)          (4)
Deferred compensation.......................................      (369)      (369)        (369)
Accumulated deficit.........................................   (87,447)   (87,447)     (87,447)
                                                              --------   --------     --------
  Total stockholders' equity................................    78,084    133,085      193,379
                                                              --------   --------     --------
          Total capitalization..............................  $109,340   $164,340     $194,500
                                                              ========   ========     ========

                                    DILUTION

     Our pro forma net tangible book value as of September 30, 1999, which includes actual proceeds received of $55.0 million from the issuance of 6,111,114 shares from the second closing of Series E convertible preferred stock subsequent to September 30, 1999, was approximately $65.5 million, or $1.20 per share of common stock. Pro forma net tangible book value per share represents our total tangible assets less total liabilities, including the effects of the conversion of convertible debt, and redeemable common stock and warrants that expire upon this offering divided by the pro forma number of shares of common stock, after giving effect to the conversion of all outstanding shares of our convertible debt instruments and equity securities outstanding as of October 15, 1999, which immediately convert or expire upon close of this offering into shares of common stock. Without taking into account any other changes in pro forma net tangible book value other than to give effect to our sale of 6,255,556 shares of common stock offered hereby and the receipt and application of the net proceeds therefrom, the pro forma net tangible book value as of September 30, 1999 would have been $110.4 million, or $1.81 per share of common stock. This represents an immediate increase in pro forma net tangible book value of $.61 per share to existing stockholders and an immediate dilution of $6.19 per share to investors purchasing common stock in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............           $8.00
Pro forma net tangible book value per share as of September
30, 1999....................................................  $1.20
  Increase per share attributable to new investors..........    .61
                                                              -----
Pro forma net tangible book value per share after this
  offering..................................................            1.81
                                                                       -----
Dilution per share to new investors.........................           $6.19
                                                                       =====

     The following table summarizes as of September 30, 1999 on the pro forma basis described above the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing stockholders and by new investors, assuming an initial public offering price of $8.00 per share, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us:

                                        SHARES PURCHASED(A)       TOTAL CONSIDERATION       AVERAGE
                                       ---------------------    -----------------------    PRICE PER
                                         NUMBER      PERCENT       AMOUNT       PERCENT      SHARE
                                       ----------    -------    ------------    -------    ---------
Existing stockholders................  54,649,093      89.7%    $236,735,156      82.5%      $4.33
New investors........................   6,255,556      10.3       50,044,000      17.5        8.00
                                       ----------     -----     ------------     -----
          Total......................  60,904,649     100.0%    $286,779,156     100.0%
                                       ==========     =====     ============     =====

     The foregoing table assumes no exercise of the underwriters' over-allotment option or shares underlying outstanding options or options to purchase 9,236,529 shares of common stock at a weighted average exercise price of $4.83 per share and warrants to purchase 1,104,565 shares of common stock outstanding at a weighted average exercise price of approximately $1.99 per share which were outstanding as of October 15, 1999. To the extent that these options and warrants are exercised, new investors could experience further dilution. See "Management -- Benefit Plans" for a description of our 1999 Stock Incentive Plan.
---------------
(a) The sale by us of additional shares of common stock upon exercise in full of the underwriters' over-allotment option will reduce the percentage of common stock held by existing stockholders to 88.4% of the total number of shares of common stock to be outstanding upon consummation of this offering and will increase the number of shares of common stock held by new investors to 7,193,889 shares or 11.6% of the total number of shares of common stock to be outstanding upon consummation of this offering.

                     SELECTED UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL INFORMATION

     The following selected unaudited pro forma condensed combined financial information and related notes contain forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those discussed herein. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

     The selected unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements of Tickets.com, ProTix, California Tickets.com and TicketsLive, and the related notes to such financial statements. The selected unaudited pro forma condensed combined financial information is based upon tentative allocations of purchase price for the acquisitions and may not be indicative of the results that would have been reported had such events actually occurred on the dates specified, nor is it indicative of our future results. Purchase accounting is based upon preliminary asset valuations, which are subject to change.

     The selected unaudited pro forma condensed combined statement of operations information for the year ended December 31, 1998 and the nine months ended September 30, 1999 is presented as if Tickets.com had completed the acquisitions of ProTix, California Tickets.com and TicketsLive as of January 1, 1998.

     Since our historical unaudited consolidated balance sheets as of September 30, 1999 reflect the acquisitions of ProTix, California Tickets.com and TicketsLive, no pro forma balance sheet adjustments are necessary as of September 30, 1999.

                SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED
                      STATEMENT OF OPERATIONS INFORMATION
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                                             CALIFORNIA
                               TICKETS.COM,     PROTIX,     TICKETS.COM     TICKETSLIVE      PRO FORMA       PRO FORMA
                                   INC.         INC.(B)       INC.(C)      CORPORATION(D)   ADJUSTMENTS      COMBINED
                               ------------   -----------   ------------   --------------   -----------     -----------
                                              (UNAUDITED)                   (UNAUDITED)     (UNAUDITED)     (UNAUDITED)
                                                     (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)
Revenues:
Ticketing services(a)........    $ 26,558       $ 3,234       $    --         $    66        $     --         $ 29,858
  Software services and
    other....................       2,982         2,696         1,092          11,052              --           17,822
                                 --------       -------       -------         -------        --------         --------
         Total revenues......      29,540         5,930         1,092          11,118              --           47,680
                                 --------       -------       -------         -------        --------         --------
Cost of services:
  Ticketing services.........      17,155         2,060            --              33              --           19,248
  Software services and
    other....................       1,551         1,067         1,683           5,704              --           10,005
                                 --------       -------       -------         -------        --------         --------
         Total cost of
           services..........      18,706         3,127         1,683           5,737              --           29,253
                                 --------       -------       -------         -------        --------         --------
Gross profit (loss)..........      10,834         2,803          (591)          5,381              --           18,427
Operating expenses(e)........      43,668         3,616         4,577           8,671          12,792(f)        73,324
                                 --------       -------       -------         -------        --------         --------
Loss from operations.........     (32,834)         (813)       (5,168)         (3,290)        (12,792)         (54,897)
Other (income) expense,
  net........................       2,027           493           (83)            (26)             92(g)         2,503
                                 --------       -------       -------         -------        --------         --------
Net loss.....................    $(34,861)      $(1,306)      $(5,085)        $(3,264)       $(12,884)        $(57,400)
                                 ========       =======       =======         =======        ========         ========
Basic and diluted net loss
  per share..................                                                                                 $  (4.25)
Weighted average common
  shares outstanding(h)......                                                                                   13,510
Pro forma as adjusted, basic
  and diluted net loss per
  share(i)...................                                                                                 $  (1.10)

---------------
(a) Included in 1998 ticketing services revenues is $9.2 million related to four clients; three clients for whom we no longer provide ticketing services and one client that notified us of its intent not to renew its contract with us at the end of its term on December 31, 1999. We believe that this non-renewal was the result of the acquisition of this client by an entertainment organization that entered into a long-term master ticketing services agreement with one of our competitors. No pro forma adjustments have been made with respect to this expected reduction in revenues.

(b) The results of operations for ProTix were included in our consolidated results of operations as of October 1, 1998. This presentation shows the pro forma effects of the operations of ProTix as if the acquisition occurred on January 1, 1998.

(c) The results of operations of California Tickets.com were included in our consolidated results as of April 1, 1999. This presentation shows the pro forma effects of the operations of California Tickets.com as if the acquisition occurred on January 1, 1998.

(d) The results of operations of TicketsLive were included in our consolidated results as of April 1, 1999. This presentation shows the pro forma effects of the operations of TicketsLive as if the acquisition occurred on January 1, 1998.

(e) Operating expenses for the year ended December 31, 1998 includes non-recurring, noncash charges of $17.0 million for impairment of long-lived assets and $1.6 million for purchased in-process research and development.

(f) This amount represents the amortization of intangibles that would have been recorded for the year ended December 31, 1998 if the acquisitions of ProTix, California Tickets.com and TicketsLive occurred on January 1, 1998. This amount also includes in-process research and development charges that would have been recorded if the acquisitions of California Tickets.com and TicketsLive occurred on January 1, 1998.

    The estimated fair value of assets acquired and the liabilities assumed as of the dates of the acquisitions are summarized as follows:

                                                              CALIFORNIA
                                                              TICKETS.COM    TICKETSLIVE
                                                              -----------    -----------
Fair value of identified assets acquired....................    $ 5,925        $ 4,035
Liabilities assumed.........................................     (7,212)        (4,867)
Goodwill at acquisition date................................     39,662         25,482
Purchased research and development..........................      3,540          1,800
Less: costs of acquisition..................................       (450)          (450)
                                                                -------        -------
        Total consideration.................................    $41,465        $26,000
                                                                =======        =======

    The estimated useful lives of intangibles recognized in conjunction with the acquisition are as follows:

                                                              CALIFORNIA
                                                              TICKETS.COM    TICKETSLIVE
                                                              -----------    -----------
Existing product technology.................................    5 years        5 years
Customer relationships......................................        N/A       15 years
Tradename...................................................        N/A        7 years
Domain names................................................   10 years            N/A
Assembled workforce.........................................   10 years        5 years
Goodwill....................................................   10 years       15 years

(g) This amount represents additional interest expense that would have been recorded in connection with the $1.3 million of promissory notes issued to the former shareholders of ProTix if the acquisition of ProTix occurred on January 1, 1998.

(h) The combined weighted average number of shares calculation reflects the shares of common stock outstanding during the periods presented. Pro forma data includes common stock issuable with respect to the acquisitions as if the stock was issued on January 1, 1998. Excludes shares of common stock issuable upon conversion of outstanding shares of preferred stock, a convertible promissory note, and upon exercise of outstanding stock options and warrants.

(i) Pro forma combined as adjusted basic and diluted net loss per share includes the effects of the common shares issued for the acquisitions and to be issued upon conversion of the Series A, A1, B, C, D and E convertible preferred stock, warrants that expire upon the closing of this offering, convertible debt and redeemable common stock based upon an initial offering price of $8.00 per share, assuming such common shares were issued as of January 1, 1998. The actual number of shares of common stock issued upon conversion of the Series E convertible preferred stock may be adjusted based upon the initial public offering price. The net effect of a decrease in interest expense and write-off of unamortized discount associated with the assumed conversion of the convertible debt is not included in this pro forma combined as adjusted basic and diluted net loss per share calculation.

                SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED
                      STATEMENT OF OPERATIONS INFORMATION
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999

                                                     CALIFORNIA
                                     TICKETS.COM,   TICKETS.COM     TICKETSLIVE      PRO FORMA      PRO FORMA
                                         INC.         INC.(A)      CORPORATION(B)   ADJUSTMENTS     COMBINED
                                     ------------   ------------   --------------   -----------     ---------
                                             (UNAUDITED) (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)
Revenues:
Ticketing services.................    $ 21,060       $    --         $    17         $    --       $ 21,077
  Software services and other......      12,026           354           2,593              --         14,973
                                       --------       -------         -------         -------       --------
          Total revenues...........      33,086           354           2,610              --         36,050
                                       --------       -------         -------         -------       --------
Cost of services:
  Ticketing services...............      14,747            --              --              --         14,747
  Software services and other......       6,525           743           1,325              --          8,593
                                       --------       -------         -------         -------       --------
          Total cost of services...      21,272           743           1,325              --         23,340
                                       --------       -------         -------         -------       --------
Gross profit (loss)................      11,814          (389)          1,285              --         12,710
Operating expenses.................      48,321         2,415           3,120          (3,612)(c)     50,244
                                       --------       -------         -------         -------       --------
Loss from operations...............     (36,507)       (2,804)         (1,835)          3,612        (37,534)
Other (income) expense, net........       1,646            (4)             (8)             --          1,634
                                       --------       -------         -------         -------       --------
Net loss...........................     (38,153)      $(2,800)        $(1,827)        $ 3,612       $(39,168)
                                       ========       =======         =======         =======       ========

Basic and diluted net loss per
  share............................                                                                 $  (2.70)
Weighted average common shares
  outstanding(d)...................                                                                   14,485
Pro forma combined as adjusted,
  basic and diluted net loss per
  share(e).........................                                                                 $   (.74)

---------------
(a) The results of operations of California Tickets.com were included in our consolidated results as of April 1, 1999. This presentation shows the pro forma effects of the operations of California Tickets.com as if the acquisition occurred on January 1, 1998.

(b) The results of operations of TicketsLive were included in our consolidated results as of April 1, 1999. This presentation shows the pro forma effects of the operations of TicketsLive as if the acquisition occurred on January 1, 1998.

(c) This amount represents the amortization of intangibles that would have been recorded for the three months ended March 31, 1999 if the acquisitions of California Tickets.com and TicketsLive occurred on January 1, 1998 and the reduction of the in process research and development recorded in connection with the acquisitions of California Tickets.com and TicketsLive that would have been recorded in 1998 if the acquisitions took place on January 1, 1998. Amortization expense from June 1, 1999 through September 30, 1999 is included in Tickets.com, Inc.'s actual results for the nine months ended September 30, 1999.

(d) The combined weighted average number of shares calculation reflects the shares of common stock outstanding during the periods presented. Pro forma data includes common stock issuable with respect to the acquisitions as if the stock was issued on January 1, 1998. Excludes shares of common stock issuable upon conversion of outstanding shares of preferred stock, a convertible promissory note, and upon exercise of outstanding stock options and warrants.

(e) Pro forma combined as adjusted basic and diluted net loss per share includes the effects of the common shares issued for the acquisitions and to be issued upon conversion of the Series A, A1, B, C, D and E convertible preferred stock, warrants that expire upon the closing of this offering, convertible debt and redeemable common stock based upon an initial offering price of $8.00 per share, assuming such common shares were issued as of January 1, 1998. The net effect of a decrease in interest expense and write-off of unamortized discount associated with the conversion of the convertible debt is not included in this pro forma combined as adjusted basic and net loss calculation.

                      SELECTED CONSOLIDATED FINANCIAL DATA

TICKETS.COM, INC.

     The following selected consolidated financial data should be read in conjunction with our consolidated financial statements and related notes as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The consolidated statement of operations data presented for the period from May 31, 1996 (Inception) to December 31, 1996 and the years ended December 31, 1997 and 1998 and the consolidated balance sheet data as of December 31, 1996, 1997 and 1998 are derived from our audited consolidated financial statements, which have been audited by Arthur Andersen LLP, our independent public accountants, and are included elsewhere in this prospectus. The consolidated statement of operations data for the nine months ended September 30, 1998 and 1999 and the consolidated balance sheet data as of September 30, 1999 are derived from our unaudited financial statements included elsewhere in this prospectus. Our unaudited financial statements have been prepared on substantially the same basis as the audited consolidated financial statements and, in the opinion of our management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial condition as of and results of operations for such periods. The selected consolidated financial data for Tickets.com, Inc. and its subsidiaries includes the historical financial data for Bay Area Seating Service, Inc., ProTix, California Tickets.com and TicketsLive from the dates of the acquisitions. Please be advised that historical results are not necessarily indicative of the results to be expected in the future, and results of interim periods are not necessarily indicative of results for the entire year.

BAY AREA SEATING SERVICE, INC. (PREDECESSOR TO TICKETS.COM, INC.)

     The selected financial data for Bay Area Seating Service, which we acquired on September 26, 1997, are also included. Under the rules and regulations of the Securities and Exchange Commission, Bay Area Seating Service is deemed to be a predecessor of Tickets.com. The statement of operations data presented for the years ended March 31, 1993, 1994, 1995, 1996 and 1997 and the selected balance sheet data as of March 31, 1993, 1994, 1995, 1996 and 1997 are derived from Bay Area Seating Service's audited financial statements, which were audited by Burr, Pilger & Mayer, Inc., Bay Area Seating Service's independent public accountants. The consolidated statements of operations data for the years ended March 31, 1996 and 1997 and the selected balance sheet data as of March 31, 1996 and 1997 are included elsewhere in this prospectus. The statement of operations data for the period from April 1, 1997 to September 26, 1997, the date we acquired Bay Area Seating Service, are derived from the audited financial statements for that period and were audited by Arthur Andersen LLP, our independent public accountants.

TICKETS.COM, INC. AND SUBSIDIARIES(A)

                                           MAY 31, 1996
                                           (INCEPTION)        YEAR ENDED       NINE MONTHS ENDED
                                                TO           DECEMBER 31,        SEPTEMBER 30,
                                           DECEMBER 31,   ------------------   ------------------
                                               1996        1997       1998      1998       1999
                                           ------------   -------   --------   -------   --------
                                                                                  (UNAUDITED)
                                                    )        (IN THOUSANDS, EXCEPT PER SHARE DATA
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Revenues:
  Ticketing services.....................    $   119      $ 9,686   $ 26,558   $20,166   $ 21,060
  Software services and other............      1,123        1,961      2,982     1,959     12,026
                                             -------      -------   --------   -------   --------
          Total revenues.................      1,242       11,647     29,540    22,125     33,086
                                             -------      -------   --------   -------   --------
Cost of services:
  Ticketing services.....................        816        7,702     17,155    12,677     14,747
  Software services and other............        614          711      1,551       676      6,525
                                             -------      -------   --------   -------   --------
          Total cost of services.........      1,430        8,413     18,706    13,353     21,272
                                             -------      -------   --------   -------   --------
          Gross profit (loss)............       (188)       3,234     10,834     8,772     11,814
                                             -------      -------   --------   -------   --------
Operating expenses:
  Sales and marketing....................        154        2,096      7,339     5,136     18,167
  Technology development.................        690        2,233      6,417     3,696      8,130
  General and administrative.............      2,071        3,182      9,204     6,348     11,833
  Amortization of intangibles............         --          712      2,082     1,366      4,851
  Impairment of long-lived assets........         --           --     17,026        --         --
  Purchased in-process research and
     development.........................         --           --      1,600        --      5,340
                                             -------      -------   --------   -------   --------
          Total operating expenses.......      2,915        8,223     43,668    16,546     48,321
                                             -------      -------   --------   -------   --------
Loss from operations.....................     (3,103)      (4,989)   (32,834)   (7,774)   (36,507)
Other expenses(b)........................        146        1,110      2,027     1,538      1,646
                                             -------      -------   --------   -------   --------
Net loss.................................    $(3,249)     $(6,099)  $(34,861)  $(9,312)  $(38,153)
                                             =======      =======   ========   =======   ========
Basic and diluted net loss per share.....    $  (.65)     $ (1.17)  $  (6.08)  $ (1.63)  $  (3.46)
Weighted average common shares
  outstanding............................      5,000        5,199      5,734     5,714     11,031
Pro forma as adjusted, basic and diluted
  net loss per share(c)..................                           $   (.78)            $   (.77)

                                                      AS OF DECEMBER 31,               AS OF
                                                -------------------------------    SEPTEMBER 30,
                                                 1996        1997        1998          1999
                                                -------    --------    --------    -------------
                                                                                    (UNAUDITED)
                                                       )    (IN THOUSANDS, EXCEPT PER SHARE DATA
CONSOLIDATED BALANCE SHEET DATA:

Total assets..............................      $ 6,090    $ 47,922    $ 38,512      $148,673
Working capital (deficit).................       (2,163)     (1,538)     (8,180)       15,410
Total long-term debt(d)...................        4,968      23,493      20,232        20,391
Redeemable common stock and warrants......        2,500       3,599       4,506        10,865
Total stockholders' equity (deficit)......       (4,396)      2,186     (11,929)       78,084

---------------
(a) Includes historical financial data for Bay Area Seating Service, ProTix, California Tickets.com and TicketsLive from the dates of acquisition.

(b) Other expenses include principally interest expense, net of interest income, and to a lesser degree, minority interest and provision for income taxes.

(c) Pro forma as adjusted basic and diluted net loss per share includes the effects of the common shares to be issued upon conversion of the Series A, A1, B, C, D and E convertible preferred stock, warrants that expire upon the closing of this offering, convertible debt and redeemable common stock based upon an initial offering price of $8.00 per share, assuming such common shares were issued as of January 1, 1998. The actual number of shares of common stock issued upon conversion of the Series E convertible preferred stock may be adjusted based upon the initial public offering price. The net effect of a decrease in interest expense and write-off of unamortized discount associated with the assumed conversion of the convertible debt is not included in this pro forma as adjusted basic and diluted net loss per share calculation.

(d) Amounts classified as long-term debt consist of long-term debt and capital lease obligations, net of current portion.

BAY AREA SEATING SERVICE, INC. (PREDECESSOR)

                                              YEAR ENDED MARCH 31,                 APRIL 1, 1997 TO
                                 -----------------------------------------------    SEPTEMBER 26,
                                  1993      1994      1995      1996      1997           1997
                                 -------   -------   -------   -------   -------   ----------------
                                                           (IN THOUSANDS)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenues:
  Ticketing services...........  $17,547   $19,696   $20,704   $18,752   $20,561       $10,858
  Software services and
     other.....................       --        --        --        --        --            --
                                 -------   -------   -------   -------   -------       -------
          Total revenues.......   17,547    19,696    20,704    18,752    20,561        10,858
                                 -------   -------   -------   -------   -------       -------
Cost of services:
  Ticketing services...........    6,676     7,880     8,776     7,381     7,866         4,203
  Software services and
     other.....................       --        --        --        --        --            --
                                 -------   -------   -------   -------   -------       -------
          Total cost of
            services...........    6,676     7,880     8,776     7,381     7,866         4,203
                                 -------   -------   -------   -------   -------       -------
Gross profit...................   10,871    11,816    11,928    11,371    12,695         6,655
General and administrative
  expenses.....................   10,939    10,938    11,704    11,322    12,212         6,301
                                 -------   -------   -------   -------   -------       -------
(Loss) income from
  operations...................      (68)      878       224        49       483           354
Other income (expense),
  net(a).......................      494      (114)      270       402       356           261
Provision for income taxes.....     (236)     (257)     (338)     (162)     (278)         (211)
                                 -------   -------   -------   -------   -------       -------
Net income before change in
  accounting principle.........      190       507       156       289       561           404
Change in accounting
  principle(b).................      110        --        --        --        --            --
                                 -------   -------   -------   -------   -------       -------
Net income.....................  $   300   $   507   $   156   $   289   $   561       $   404
                                 =======   =======   =======   =======   =======       =======

                                                                AS OF MARCH 31,
                                                ------------------------------------------------
                                                 1993     1994      1995       1996       1997
                                                ------   -------   -------    -------    -------
                                                                 (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Total assets..................................  $9,605   $11,445   $11,099    $12,818    $14,443
Working capital...............................     813     1,040     1,080      1,591        749
Total long-term debt(c).......................      --        17        22          6          1
Retained earnings.............................   1,213     1,556     1,608      1,897      2,407
Total shareholders' equity....................   2,432     2,552     2,557      2,846      3,355

---------------
(a) Other income (expense), net includes principally interest income net of interest expense and other miscellaneous income and expenses.

(b) Cumulative effect to April 1, 1992 of application of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

(c) Amounts classified as long-term debt consist of long-term debt and capital lease obligations, net of current portion.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of the financial condition and results of operations should be read in conjunction with our consolidated financial statements as of December 31, 1998 and the related notes. The following discussion contains forward-looking statements that involve risks and uncertainties. The statements are based on current expectations and actual results could differ materially from those discussed herein. Factors that could cause or contribute to the differences are discussed in "Risk Factors" and elsewhere in this prospectus. In addition, past financial performance is not necessarily a reliable indicator of future performance and potential investors should not use historical financial performance to anticipate results or future period trends. Tickets.com undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

OVERVIEW

     Tickets.com is a leading source of entertainment tickets, event information, and related products and services based upon our pro forma consolidated 1998 revenues. We sell tickets and provide these services through retail stores, telephone sales centers, interactive voice response systems, and the Internet. We provide automated ticketing solutions to over 4,000 entertainment organizations and venues such as stadiums, performing arts centers, museums and professional sports franchises. In 1998, we sold approximately 5.3 million tickets for which we received service fees from ticket buyers.

SOURCES OF REVENUE

     Ticketing Services

     We primarily generate revenue from ticketing services from per ticket service fees charged directly to consumers who purchase tickets through our retail stores, telephone sales centers, interactive voice response systems and the Internet. In addition, we charge a per order handling fee to consumers for all tickets we sell, other than through retail stores. The amount of the service fees we charge varies from client to client, depending upon a number of factors, including the nature of the services to be rendered to the client, the amount and cost of equipment to be installed in the client's box office, the amount of advertising and promotional allowances provided, the type of event and the distribution channels used. The service fee for each client is determined by us and our clients through arms-length negotiations during the contract process. During 1998, our service fees generally ranged from $1.50 to $7.00 per ticket. We generally do not purchase tickets from our clients for resale to the public. However, we have recently entered into arrangements with several performers to provide online ticket auctions for their live concerts, and we plan to increase this type of online auction activity in the future. To date, under these types of arrangements, we generally have agreed to purchase at face value any unsold tickets that were allocated for auction on our web site. If we are unable to sell tickets that we have agreed to purchase, or sell them at less than face value, we will incur losses on the tickets purchased.

     Our ticketing services clients determine all face values for tickets sold through our services. These clients also generally determine when tickets for their events will be sold to the public and the number and type of tickets that will be available for sale through us. We usually sell only a portion of our clients' total tickets. The number of tickets that our clients sell in-house varies from client to client and varies as to any single client from year to year. Tickets allocated by our clients to us are sold to the public directly through our distribution network.

     If an event is cancelled, we will refund the per ticket convenience fee directly to consumers. However, our ticketing service clients are responsible for funding all refunds of ticket prices for a cancelled event. To the extent that the funds we are holding on behalf of a client are insufficient to cover all refunds, the client is contractually required to provide us with additional funds within a specified period of time, typically 24 to 72 hours, of cancellation. Historically, our clients have fulfilled these obligations.

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

     Software Services and Other

     We generate a portion of our revenue from license and support fees charged to licensees of our software products. We recognize these revenues in accordance with contracts we enter into with our licensees when they license our software and purchase maintenance and other support services. Our support and maintenance contracts have terms ranging from one to five years with automatic one-year renewals. Our licensees generally pay a one-time license fee for the right to use our software and annual fees for support and maintenance.

COST STRUCTURE

     Cost of Services. Cost of services associated with ticketing services primarily includes expenses related to the distribution and delivery of tickets. These expenses primarily include telephone sales center and distribution payroll, telecommunications and data communications, commissions paid on tickets distributed through outlets and our clients' share of service fees. Cost of services associated with software services and other include primarily costs related to the installation of the software mainly consisting of payroll and travel related costs.

     Operating Expenses. Our operating expenses are comprised of three primary categories: sales and marketing, technology development and general and administrative expenses. Sales and marketing expenses are expensed as incurred and consist principally of personnel expenses, consulting fees, advertising, trade shows and conventions, and promotional expenditures. Technology development expenditures are expensed as incurred and consist primarily of personnel and related compensation costs, contract labor to support software development, and configuration and implementation of our ticketing systems, telecommunications, web site and connectivity and support system infrastructure. General and administrative expenses consist of personnel expenses for management, accounting and administrative personnel, recruiting, professional services, facilities and other administrative expenses. We amortize our intangible assets on a straight-line basis over various estimated useful lives primarily ranging from three to 25 years. Covenants not to compete are amortized on a straight-line basis over the corresponding contract period of three years. Our corresponding intangibles consist primarily of the portion of the purchase price of businesses acquired allocated to existing technology, client relationships, tradenames, assembled workforce, goodwill and covenants not to compete. Goodwill represents the excess of cost over the fair value of identified net assets acquired in business combinations accounted for under the purchase method.

SEASONALITY

     Our operations and revenues from ticketing services are largely seasonal in nature, with generally higher revenue generated in the second and third quarters of the year. Several of our largest clients are outdoor venues or promoters of musical concerts, which schedule a significant number of events during the summer months and do not generate substantial activities in the late fall, winter and early spring. Therefore, the seasonality of our business causes a significant variation in our quarterly operating results. We expect that this seasonality will probably continue to cause significant variations in our future quarterly operating results.

RECENT DEVELOPMENTS

     In September 1999 and October 1999, we entered into various agreements with entertainment organizations and entertainers to provide us with tickets for sale on our web site. In connection with these agreements, we issued warrants to purchase 332,778 shares of common stock at an exercise price of $2.25 per share. The warrants are fully vested and are first exercisable one year after the date of issuance.

     In October 1999, we issued options to purchase 167,333 shares of common stock at an exercise price of $2.25 per share to various consultants in the live entertainment industry. The options were issued in connection with their services to promote our web site and assist in providing access to additional tickets for sale on our web site. The options were fully vested and exercisable at the date of issuance.

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

     In connection with these options and warrants, we recorded noncash consulting expense of approximately $1.4 million in the third quarter of 1999 and expect to record approximately $2.5 million in the fourth quarter of 1999.

RESULTS OF OPERATIONS

     GENERAL

     Our historical operations consist primarily of (1) the provision of outsourced ticketing and related services to clients such as performing arts centers, amphitheaters, professional sports franchises, and concert promoters and (2) the licensing, maintenance and support of our proprietary ticketing software. The following discussion should also be read in connection with the audited financial statements, the unaudited interim financial statements and the selected unaudited pro forma condensed combined financial statements and the related notes included elsewhere in this prospectus.

NINE MONTHS ENDED SEPTEMBER 30, 1999 COMPARED TO THE NINE MONTHS ENDED SEPTEMBER 30, 1998

     REVENUES

     Ticketing Services. Revenues from ticketing services increased 4.4% to $21.1 million for the nine months ended September 30, 1999 from $20.2 million for the nine months ended September 30, 1998. The increase in revenues was primarily due to an increase in total tickets sold of 8.2% to 4,358,000 for the nine months ended September 30, 1999 from 4,028,000 for the nine months ended September 30, 1998. Our acquisition of ProTix contributed 1,123,000 tickets and $4.5 million of total ticketing services revenues for the nine months ended September 30, 1999. Excluding acquisitions, tickets sold decreased by 827,000 and ticketing services revenues decreased by $3.6 million, primarily because of contract terminations by clients obtained through our acquisition of Bay Area Seating Service in September 1997. From March 1998 to July 1998, two of Bay Area Seating Service's largest clients terminated their contracts with us after entering into agreements with an alternative ticketing services provider. Additionally, one other Bay Area Seating Service client elected not to renew its contract. In the aggregate, the termination of such contracts is expected to reduce annualized revenues by approximately $5.8 million commencing in January 1999 based upon the average revenues we recognized from these three clients during the past three fiscal years. As of December 31, 1998, we have ceased providing services to these clients. Additionally, in November 1998, our largest client also obtained through our acquisition of Bay Area Seating Service, notified us of its intent not to renew its contract with us at the end of its term on December 31, 1999. We believe that the non-renewal was the result of the acquisition of this client by an entertainment organization that entered into a master agreement with one of our competitors. The loss of this client is expected to reduce annualized revenues by approximately $3.5 million commencing in fiscal 2000 based upon the average revenues we recognized from this client during the past three fiscal years.

     Software Services and Other. Revenues from software services and other increased 514.0% to $12.0 million for the nine months ended September 30, 1999 from $2.0 million for the nine months ended September 30, 1998. Acquisitions contributed all of the increase. Net of acquisitions software sales and other decreased by $280,000 due to shifting software platforms to our new products. As a result of our acquisitions and the loss of revenue from the three terminated ticketing services client contracts in the last half of 1998, the nine months ended September 30, 1999 included a higher proportion of software services and other revenues to total revenues, as compared to the nine months ended September 30, 1998.

     COST OF SERVICES

     Ticketing Services. Cost of services for ticketing services increased 16.3% to $14.7 million for the nine months ended September 30, 1999 from $12.7 million for the nine months ended September 30, 1998. The increase was attributable to the acquisition of ProTix, which accounted for $2.8 million of the total costs of services for ticketing for the nine months ended September 30, 1999. This increase was partially offset by net decreases of approximately $800,000 associated with decreased ticket sales, mainly related to a decrease in our clients' share of service charges. As a percentage of revenues, total cost of ticketing services increased to 70.0%

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

from 62.9%. The increase was primarily attributable to the significant decrease in ticket sales. We decreased personnel and related costs as a result of the loss of ticket volume; however the timing of the reduction lagged behind the loss of ticketing revenues. Additionally there was an increase in credit card fees related to transactions processed on behalf of our clients, which were not processed in our telephone sales centers. As ticketing volume increases on the www.tickets.com web site, costs of ticketing services are expected to decrease as a percentage of total ticketing services revenue. Services provided via the Internet are less costly than traditional methods of providing ticketing services.

     Software Services and Other. Cost of services for software services and other increased 865.6% to $6.5 million for the nine months ended September 30, 1999 from $676,000 for the nine months ended September 30, 1998. As a percentage of revenues, costs of software services and other increased to 54.3% from 34.5%. The increase was primarily due to our acquisitions of ProTix and TicketsLive, which perform custom programming services on behalf of their clients that have entered into contracts for these services. These services often entail higher costs relative to the related revenue than do the rest of our software services.

     Sales and Marketing. Sales and marketing expenses increased 253.7% to $18.2 million for the nine months ended September 30, 1999 from $5.1 million for the nine months ending September 30, 1998. Acquisitions accounted for $4.0 million of the increase. As a percentage of revenues, sales and marketing expenses increased to 54.9% from 23.2%. In an effort to continue the development of the sales and marketing infrastructure to support our growth plans and to increase consumer awareness, we have begun to increase our sales and marketing expenses significantly. Excluding acquisitions, we have increased advertising, promotions and trade show expenses by $5.4 million, professional services by $2.5 million and personnel related expenses by $1.5 million. The increase in professional services reflects a $1.4 million noncash consulting expense we recorded in September 1999, in connection with warrants issued to various entertainment organizations and entertainers. We expect sales and marketing expenses to continue to increase as we continue our aggressive advertising campaign to increase consumer awareness and build the brand equity of our web site.

     Technology Development. Technology development expenses increased 120.0% to $8.1 million for the nine months ended September 30, 1999 from $3.7 million for the nine months ended September 30, 1998. Of this increase, $2.5 million was related to our acquisitions. As a percentage of revenues, technology development expenses increased to 24.6% from 16.7%. We invested approximately $2.0 million to develop, enhance and expand our web site reflecting increased personnel costs of $700,000 and professional services of $1.3 million. We will continue to increase technology development expenses to enhance system functionality and broaden reporting capabilities and service delivery methods. Moreover, we have developed an aggressive schedule to complete the Internet connections for our software licensees to enable them to sell tickets on our web site. We expect technology development expenses to increase in future periods as we further expand our technical staff, develop new technologies, continue to enhance our web site and augment existing technologies.

     General and Administrative. General and administrative expenses increased 92.9% to $11.8 million for the nine months ended September 30, 1999 from $6.3 million for the nine months ended September 30, 1998. Our acquisitions accounted for $4.6 million of the increase. As a percentage of revenues, general and administrative expenses increased to 35.8% from 28.7%. The increase was primarily due to increased payroll and related expenses of $1.1 million as we continue to invest in our managerial and administrative infrastructure commensurate with and to facilitate our growth. We expect general and administrative expenses to increase in future periods as we continue to expand our staff and as we incur additional costs related to the growth of our business and reporting as a public company.

     Amortization of Intangibles. Amortization expense increased 255.1% to $4.9 million for the nine months ended September 30, 1999 from $1.4 million for the nine months ended September 30, 1998. The increase was primarily due to our recent acquisitions, which increased our amortization expense by $4.4 million for the nine months ended September 30, 1999. Of this amount, the acquisition of ProTix contributed nine months of expense totaling $700,000. We recorded six months of amortization in connection with the acquisitions of California Tickets.com, including TicketStop, and TicketsLive totaling $3.6 million. The increase from our acquisitions was partially offset by the decrease in amortization expense due to the write off of the goodwill

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

and intangibles related to the acquisition of Bay Area Seating Service. The net decrease in amortization related to Bay Area Seating Service totaled $950,000.

     Purchased In-Process Research and Development. The purchased in-process research and development charges recorded during the nine months ended September 30, 1999 were two amounts recorded in conjunction with the acquisitions of California Tickets.com and TicketsLive. Each of the amounts, $3.5 million for California Tickets.com and $1.8 million for TicketsLive, represented the estimated fair value related to incomplete projects reflecting the risk-adjusted cash flows and the state of completion. At the date of acquisition the projects associated with the in-process research and development efforts had not yet reached technological feasibility and had no alternative future uses. Accordingly, these costs were expensed. TicketsLive was conducting development activities associated with the completion of the next generation of Select, TicketsLive's automated ticketing system. The projects under development were to increase speed, expand functionality, flexibility and reporting. California Tickets.com was in the process of completing customization and development of its web site and transaction processing systems. Since we already had these systems in place, the projects, which were in varying stages of completion, were of no continuing value to us.

     In making our purchase price allocation, we considered present value calculations of income, an analysis of project accomplishments and completion costs, an assessment of overall contributions, as well as project risks. The values assigned to in-process research and development were determined by estimating the costs to develop the purchased technology into commercially viable products, estimating the resulting net cash flows from each project, excluding the cash flows related to the portion of each project that was incomplete at the acquisition date, and discounting the resulting net cash flows to their present value. Each of the project forecasts was based upon future discounted cash flows, taking into account the state of development of each in-process project, the costs to complete that project, the expected income stream, the lifecycle of the product ultimately developed, and the associated risks.

     Aggregate revenue attributable to the in-process research and development projects was estimated to peak, as a percentage of total revenue, in 2001 for California Tickets.com and 2002 for TicketsLive, and decline thereafter through the end of the life of the in-process research and development in 2003 for California Tickets.com and 2005 for TicketsLive as new product technologies were expected to be introduced. For California Tickets.com the costs to complete the in-process research and development efforts were expected to be as follows:
$50,000 for ticketing transaction systems and $83,000 for web site development. For TicketsLive, the cost to complete the in-process research and development efforts are expected to be $596,000. For California Tickets.com, the risk-adjusted discount rate used for ticketing transactions systems projects and web site development was 35% to discount projected cash flows. For each of the projects for TicketsLive, a risk-adjusted discount rate of 25% was used to discount projected cash flows.

     Total Other (Income) Expense. Total other (income) expense consists principally of interest income and interest expense. Interest income is generated primarily from cash and cash equivalents held in interest bearing accounts. Interest income increased 72.4% to $1.1 million for the nine months ended September 30, 1999 from $623,000 for the nine months ended September 30, 1998. The increase is mainly due to higher cash balances that resulted from our financing activities. Interest expense increased by 16.5% to $2.5 million for the nine months ended September 30, 1999 from $2.2 million for the nine months ended September 30, 1998. The increase was due to:

     - a noncash write-off of a portion of unamortized discount in connection with the $2.0 million pay down of our senior indebtedness discussed in "Liquidity and Capital Resources;"

     - increased interest related to the additional $1.3 million of debt incurred in connection with the 1998 acquisition of ProTix; and

     - increased borrowings for leases of capital equipment.

     Upon closing of this offering, and in conjunction with the pay off of our senior debt to the Provident Bank, we will write off the remaining unamortized debt discount via a noncash charge to interest expense. We estimate that the non-recurring charge will be approximately $3.0 million.

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

     Net Loss. For the nine months ended September 30, 1999, our net loss was $38.2 million or $3.46 per share. For the nine months ended September 30, 1998, our net loss was $9.3 million or $1.63 per share. The increase in the net loss was primarily due to:

     - Decreases in ticketing services revenues of $3.6 million, net of acquisition revenues;

     - The write off of purchased in-process research and development of $5.3 million;

     - Increased operating expenses net of acquisitions, most significantly:

       - Personnel related expenses of $3.9 million;

       - Advertising, public relations and trade shows of $5.4 million; and

       - Professional services of $4.1 million.

     - Losses from acquisitions of $6.0 million.

     The convertible preferred stock and other potentially dilutive securities (including stock options) were antidilutive and therefore excluded from the calculation of diluted loss per share.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

     REVENUES

     Ticketing Services Revenues. Revenues from ticketing services increased 174.2% to $26.6 million in 1998 from $9.7 million in 1997. The increase was primarily due to a $17.3 million increase in ticketing revenues as a result of an additional nine months of revenue in 1998 from Bay Area Seating Service operations and three months of ProTix operations resulting from the timing of the acquisition. Specifically, the number of service chargeable tickets sold in 1998 increased 194.4% to 5.3 million in 1998 from 1.8 million in 1997 due to acquisitions. An additional nine months of Bay Area Seating Service ticket sales accounted for 3.3 million of the increase, and ProTix contributed an additional 200,000 of the increase. Excluding acquisitions, tickets sold decreased by 56,000 which resulted in a decrease in ticketing services revenues of $200,000 during the period. Additionally, net of acquisitions, the decrease in the average per ticket service fee resulted in a $240,000 decrease in ticketing services revenues.

     From March 1998 to July 1998, three of our largest ticketing services clients terminated their contracts. As a result, we expect annualized revenues to be reduced by approximately $5.8 million and annualized ticket sales volume to be reduced by approximately 1.5 million tickets commencing January 1999. In November 1998, our largest client notified us of its intent not to renew its contract with us at the end of its term on December 31, 1999. We expect our annualized revenues will be reduced by an additional amount of approximately $3.5 million commencing in fiscal 2000 due to the loss of this client and annualized ticket sales volume to be reduced by approximately 700,000 tickets.

     Software Services and Other. Revenues from software services and other increased 52.1% to $3.0 million in 1998 from $2.0 million in 1997. ProTix contributed $500,000 of the increase. The remaining amount of the increase was primarily due to an increase in the number of licensees of our software systems and the related support fees derived therefrom.

     COST OF SERVICES

     Ticketing Services. Cost of services for ticketing increased $9.5 million or 122.7% to $17.2 million in 1998 from $7.7 million in 1997. An additional nine months of Bay Area Seating Service operations accounted for virtually all of the increase. As a percentage of revenues, cost of ticketing services decreased to 64.6% in 1998 from 79.5% in 1997. The decrease, as a percentage of revenues, was primarily attributable to the increase in ticket sales as a result of nine additional months of Bay Area Seating Service operations. Costs of services do not vary directly with tickets sold after a certain level of infrastructure has been established. The increased ticket sales enabled us to take advantage of economies of scale.

     Software Services and Other. Cost of services for software services and other increased 118.0% to $1.6 million in 1998 from $700,000 in 1997. The increase of $900,000 was primarily due to cost of services of $600,000 recognized in connection with the acquisition of ProTix in October 1998 and to a lesser degree, costs involved with support services provided to new software support clients in 1998. As a percentage of revenues, costs of software services and other increased to 52.0% from 36.3%.

     Sales and Marketing. Sales and marketing expenses increased 250.1% to $7.3 million in 1998 from $2.1 million in 1997. As a percentage of revenues, sales and marketing increased to 24.8% from 18.0%. The higher sales and marketing expenses in 1998 were partially due to $2.9 million incurred as a result of an additional nine months of Bay Area Seating Service operations and three months of ProTix operations. Excluding acquisitions, sales and marketing expenses increased $2.3 million. In 1998, we began to increase sales and marketing expenditures significantly in an effort to continue the development of the sales and marketing infrastructure to support our growth plans and to increase consumer awareness. The increase primarily represents increased payroll and consulting expenses of $1.5 million, advertising expenses of $200,000, and trade show expenses and travel related expenses of $230,000.

     Technology Development. Technology development expenses increased 187.4% to $6.4 million in 1998 from $2.2 million in 1997. The increase was partially due to the additional nine months of operations of Bay Area Seating Service in 1998 and three months of ProTix operations, which contributed $1.6 million of the increase. Also, in 1998 we increased technology development expenses to enhance system functionality, broaden our reporting capabilities and service delivery methods to clients and stabilize our systems. As a percentage of revenue, technology development expenses increased to 21.7% from 19.2%.

     General and Administrative. General and administrative expenses increased 189.3% to $9.2 million in 1998 from $3.2 million in 1997. The increase in general and administrative expenses was primarily due to $3.0 million of general and administrative expenses as a result of an additional nine months of operations of Bay Area Seating Service and three months of operations for ProTix. In addition, from January 1998 to June 1998, we converted Bay Area Seating Service from a competitor's ticketing system to one of ours. The nonrecurring costs of the conversion we recorded totaled $600,000. We also incurred $700,000 in legal fees associated with acquisition and litigation activities. Additionally, we invested approximately $1.5 million in an effort to continue to develop our managerial and administrative infrastructure, commensurate with and to facilitate our growth. As a percentage of revenues, general and administrative expenses increased to 31.2% from 27.3%.

     Amortization of Intangibles. Amortization of intangibles increased 192.2% to $2.1 million in 1998 from $700,000 in 1997. The increase in amortization is directly related to the increase in goodwill and intangibles recorded due to our acquisitions of Fantastix in August 1997, Bay Area Seating Service in September 1997 and ProTix in October 1998.

     During the fourth quarter of 1998, we recorded a noncash impairment charge of $17.0 million. During 1998, Bay Area Seating Service was given notice of termination by four of its clients, its largest client giving notice during the fourth quarter of 1998. All of these clients were clients of Bay Area Seating Service at the time we acquired Bay Area Seating Service. During 1998, estimated revenues attributable to these four clients totalled approximately $9.2 million or 31.1% of our total 1998 revenues. The loss of these clients prompted an assessment of the carrying value of the long-lived assets associated with the acquisition of Bay Area Seating Service. Based upon this assessment, we determined that some of the intangible assets resulting from the Bay Area Seating Service acquisition, principally goodwill and noncompete agreements, met the test for impairment. Accordingly, we have reduced the carrying value of the related long-lived assets to their estimated fair value.

     The impairment charge had no impact on our 1998 cash flows or our ability to generate cash flows in the future. As a result of the charge, amortization expense related to these assets will decrease in future periods. Additionally, in conjunction with the review for impairment, the remaining estimated lives of some long-lived assets were shortened, which resulted in the acceleration of amortization expense for some intangible assets.

     Purchased In-Process Research and Development. The 1998 charge for purchased in-process research and development was recorded in conjunction with the acquisition of ProTix. The allocation of the $1.6 million represents the estimated fair value related to incomplete projects and reflected the risk-adjusted cash flows and the stage of completion. At the date of the acquisition, the projects associated with the in-process research

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

and development efforts had not yet reached technological feasibility and had no alternative future uses. Accordingly, these costs were expensed. At the acquisition date, ProTix was conducting development activities associated with the completion of next generations of ProTix' Automated Ticketing Solutions and Regional Ticketing Services. The projects under development, at the valuation date, were expected to address requirements in the areas of greater scalability, significant new functionality, and greater speed.

     In making our purchase price allocation, we considered present value calculations of income, an analysis of project accomplishments and completion costs, an assessment of overall contributions, as well as project risks. The values assigned to in-process research and development were determined by estimating the costs to develop the purchased technology into commercially viable products, estimating the resulting net cash flows from each project, excluding the cash flows related to the portion of each project that was incomplete at the acquisition date, and discounting the resulting net cash flows to their present value. Each of the project forecasts was based upon future discounted cash flows, taking into account the state of development of each in-process project, the costs to complete that project, the expected income stream, the lifecycle of the product ultimately developed, and the associated risks.

     Aggregate revenue attributable to the in-process research and development projects was estimated to peak, as a percentage of total revenue, in 2001, and decline thereafter through the end of the life of the in-process research and development as new product technologies are expected to be introduced by ProTix. The costs to complete the in-process research and development efforts are expected to be as follows: $402,000 for automated ticketing solutions and $108,000 for regional ticketing services. For both of the project categories, a risk-adjusted discount rate of 20% was used to discount projected cash flows.

     Total Other (Income) Expense. Other (income) expense consists primarily of interest income and expense. Interest income increased 324.9% to $900,000 in 1998 from $200,000 in 1997. The increase in interest income in 1998 is due to higher cash balances that resulted from our financing activities and the increase in our ticketing services revenues during 1998. Interest expense increased 124.5% to $3.0 million in 1998 from $1.3 million in 1997. The increase in interest expense is due to the impact of carrying the long-term debt raised in 1997 for the full 1998 year.

NET LOSS

     For the year ended December 31, 1998, our net loss was $34.9 million or $6.08 basic and diluted net loss per share. For the year ended December 31, 1997, our net loss was $6.1 million or basic and diluted $1.17 net loss per share. The increase in the net loss was due to:

     - The write off of the goodwill and intangibles related to the acquisition of Bay Area Seating Service;

     - Increased operating expenses; and

     - Increased interest expense.

     The convertible preferred stock and other potentially dilutive securities (including stock options) were antidilutive and therefore excluded from the calculation of diluted loss per share.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO THE PERIOD FROM MAY 31, 1996
(INCEPTION)
TO DECEMBER 31, 1996

     Revenues. Revenues from ticketing services increased to $9.7 million for the year ended December 31, 1997 from $100,000 for the period from May 31, 1996 (Inception) to December 31, 1996. The increase was due to an additional five months of operations as well as the acquisitions of Fantastix, in August 1997 and Bay Area Seating Service in September 1997.

     Software Services and Other. Revenues from software services and other increased 74.6% to $2.0 million for the year ended December 31, 1997 from $1.1 million for the period from May 31, 1996 (Inception) to December 31, 1996. The increase was primarily due to comparing a full year of 1997 to the period from May 31, 1996 (Inception) to December 31, 1996.

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

COST OF SERVICES

     Ticketing Services. Cost of services for ticketing services increased to $7.7 million for the year ended December 31, 1997 from $800,000 for the period from May 31, 1996 (Inception) to December 31, 1996. The increase was due primarily to the acquisitions of the Advantix division of Playhouse Square Foundation in 1996, and Fantastix and Bay Area Seating Service during 1997. The higher expenses in 1997 are also the result of comparing the full year of 1997 to the period from May 31, 1996 (Inception) to December 31, 1996. As a percentage of revenues, cost of ticketing services decreased to 79.5% from 684.8%.

     Software Services and Other. Cost of services for software services and other increased 15.9% to $700,000 for the fiscal year ended December 31, 1997 from $600,000 for the period from May 31, 1996 (Inception) to December 31, 1996. The increase was primarily due to comparing the full year of 1997 to the period from May 31, 1996 (Inception) to December 31, 1996. As a percentage of revenues, costs of software services and other decreased to 36% from 54%.

     Sales and Marketing. Sales and marketing expenses increased to $2.1 million for the year ended December 31, 1997 from $200,000 for the period from May 31, 1996 (Inception) to December 31, 1996. As a percentage of revenues, sales and marketing expenses increased to 18.0% from 12.4%. The higher sales and marketing expenses in 1997 was primarily the result of comparing the full year of 1997 to the period from May 31, 1996 (Inception) to December 31, 1996, and to a lesser degree, to the acquisitions of the Advantix division of Playhouse Square Foundation during 1996, and Fantastix and Bay Area Seating Service during 1997. Additionally, we began building our sales and marketing infrastructure in 1997 to support our growth plans.

     Technology Development. Technology development expenses increased 223.6% to $2.2 million for the year ended December 31, 1997 from $700,000 for the period from May 31, 1996 (Inception) to December 31, 1996. This increase was primarily due to comparing the full year of 1997 operations to the period from May 31, 1996 (Inception) to December 31, 1996. Also, in 1997 we began increasing our technology development department and expenditures to stabilize our systems, enhance our system functionality and broaden our reporting capabilities and service delivery methods to our clients. As a percentage of revenues, technology development expenses decreased to 19.2% from 55.5%.

     General and Administrative. General and administrative expenses increased 53.7% to $3.2 million for the year ended December 31, 1997 from $2.1 million for the period from May 31, 1996 (Inception) to December 31, 1996. The increase in general and administrative expenses was primarily the result of costs associated with the expansion of our administrative infrastructure to support increases in our total revenues and to a lesser degree to comparing the full year of 1997 to the period from May 31, 1996 (Inception) to December 31, 1996. As a percentage of revenues, general and administrative expenses decreased to 27.3% from 166.7%.

     Amortization of Intangibles. Amortization of intangibles increased to $700,000 for the year ended December 31, 1997 from zero for the period from May 31, 1996 (Inception) to December 31, 1996. The increase was due to the amortization of intangibles recorded in connection with the acquisitions of the Advantix division of Playhouse Square Foundation during 1996 and Fantastix and BASS during 1997.

     Total Other (Income) Expense. Total other (income) expense consisted solely of interest income and interest expense. Interest income increased to $200,000 for the year ended December 31, 1997 from zero for the period from May 31, 1996 (Inception) to December 31, 1996. The increase in interest income in 1997 was primarily due to higher cash balances that resulted from our financing activities and the increase in revenues during 1997. Interest expense increased to $1.3 million for the year ended December 31, 1997 from $100,000 for the period from May 31, 1996 (Inception) to December 31, 1996. The increase in interest expense was primarily due to the increase in long-term debt during 1997, which was incurred to affect acquisitions as well as to fund working capital needs, and to a lesser degree to comparing the full year of 1997 to the period from May 31, 1996 (Inception) to December 31, 1996.

QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth, for the periods presented, data regarding our revenues, cost of services and gross profit. Such data have been derived from our unaudited consolidated financial statements, which we believe have been prepared on substantially the same basis as our audited consolidated financial statements. The operating results in any quarter are not necessarily indicative of the results that may be expected for any future period. The ratios set forth in the table below represent amounts as a percentage of total revenues.

                                                                THREE MONTHS ENDED
                         ------------------------------------------------------------------------------------------------
                           JUNE 30,      SEPTEMBER 30,    DECEMBER 31,     MARCH 31,        JUNE 30,       SEPTEMBER 30,
                             1998            1998             1998            1999            1999              1999
                         ------------    -------------    ------------    ------------    -------------    --------------
                                                                   (UNAUDITED)
                                                        (IN THOUSANDS, EXCEPT PERCENTAGES)
Revenues:
Ticketing services...    $7,138    91%   $7,438     90%   $6,391    86%   $5,070    77%   $ 7,976    63%   $ 8,014     58%
  Software services
    and other........       683     9       814     10     1,023    14     1,508    23      4,724    37      5,794     42
                         ------   ---    ------    ---    ------   ---    ------   ---    -------   ---    -------    ---
Total revenues.......     7,821   100     8,252    100     7,414   100     6,578   100     12,700   100     13,808    100
                         ------   ---    ------    ---    ------   ---    ------   ---    -------   ---    -------    ---
Cost of services:
  Ticketing
    services.........     4,899    62     4,628     56     4,478    60     3,725    57      5,246    41      5,776     42
  Software services
    and other........       224     3       269      3       875    12       750    11      2,821    22      2,954     21
                         ------   ---    ------    ---    ------   ---    ------   ---    -------   ---    -------    ---
Total cost of
  services...........     5,123    65     4,897     59     5,353    72     4,475    68      8,067    63      8,730     63
                         ------   ---    ------    ---    ------   ---    ------   ---    -------   ---    -------    ---
    Gross profit.....    $2,698    35%   $3,355     41%   $2,061    28%   $2,103    32%   $ 4,633    37%   $ 5,078     37%
                         ======   ===    ======    ===    ======   ===    ======   ===    =======   ===    =======    ===

     Our operating results have varied on a quarterly basis during our short operating history. We expect to experience significant fluctuations in our future operating results due to a variety of factors, many of which are outside of our control. Factors that may affect our operating results include, among others:

     - our ability to maintain and increase our client base and the revenues our clients provide;

     - our ability to increase the volume of ticket sales through our web site;

     - changes in our revenue mix;

     - delays in implementation of our services by clients;

     - the announcement or introduction of new or enhanced sites and services by us or our competitors;

     - consumer acceptance of the Internet for services such as ours;

     - the amount of expenditures for online advertising by businesses;

     - the popularity, frequency and location of events for which we sell tickets;

     - work stoppages, such as a player strike in a professional sports league;

     - the amount and timing of operating and capital costs related to expansion and system upgrades;

     - technical difficulties, system downtime or Internet brownouts; and

     - general economic conditions.

     Unfavorable changes in any of the above factors could materially and adversely affect our revenues, gross margins, results of operations in future periods and the market price of our common stock.

     In addition, any occurrence or condition that results in decreased attendance or demand for entertainment, sporting and leisure events would likely have a material adverse effect on our business, financial condition and results of operations. As a result, you should not rely upon period-to-period comparisons of our results of operations as an indication of future performance. In addition, the results of any quarterly period are not indicative of results to be expected for a full fiscal year. Many of the factors outlined above are largely unpredictable and may cause significant fluctuations in our operating results. These fluctuations may cause our annual or quarterly results to be below market expectations which could materially and adversely affect the market price of our stock.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, we have financed our activities through a series of private placements of convertible preferred stock, and through debt and credit facilities. As of September 30, 1999, we had raised gross proceeds of $115.2 million in long-term capital from equity and debt instruments.

     From December 31, 1998 to September 30, 1999, cash and cash equivalents increased by $23.2 million. The increase resulted mainly from $29.9 million in proceeds from the issuance of 13,333,335 shares of Series D and $30.0 million in proceeds from the issuance of 3,333,332 shares of Series E convertible preferred stock, net of issuance costs. The increase in cash was primarily offset by net cash used in operating activities of $23.7 million, acquisitions, net of cash acquired of $7.3 million, purchases of property and equipment of $2.0 million and principal payments on long term debt of $4.3 million. Cash used in operating activities was primarily for funding of losses before depreciation, amortization and in-process research and development of $25.2 million, increases in accounts receivable and prepaid expenses and other assets and the final contingent consideration payment to former shareholders of Bay Area Seating Service totaling $2.8 million. These decreases were partially offset by net increases in accounts payable and other liabilities and a decrease in other assets.

     In 1998, cash and cash equivalents increased by $7.6 million. This increase resulted from $20.0 million in proceeds from the issuance of 11,597,114 shares of Series C convertible preferred stock, net of issuance costs. In addition, cash and cash equivalents increased from the liquidation of $6.8 million of marketable securities available for sale, the reduction of restricted cash and investments by $1.5 million and from the issuance of long-term debt totaling $700,000. These sources of the increase in cash were partially offset by cash used in the acquisition of ProTix of $3.7 million net of cash acquired, cash used in operating activities of $10.0 million, expenditures for property and equipment of $3.9 million, debt service payments of principal of $1.1 million and the reduction to zero of the December 31, 1997 bank overdraft of $2.7 million.

     In April 1998, we entered into an amended and restated credit agreement with The Provident Bank which, among other things, amended financial covenants and provided for a waiver of default under various provisions of the credit agreement. Additionally, the amended and restated credit agreement provided for deferral of payments under the notes to Playhouse Square Foundation and the former shareholders of Bay Area Seating Service until September 30, 1998.

     As of September 30, 1998 and December 31, 1998, we were not in compliance with some of our financial and non-financial covenants that we were required to satisfy under our amended and restated credit agreement with The Provident Bank. As a result, we were not permitted to make the October 1, 1998 and January 1, 1999 interest and principal payments totaling $1.1 million due to Playhouse Square Foundation and the former shareholders of Bay Area Seating Service under their respective promissory notes which are subordinated to the amended and restated credit agreement. On March 17, 1999, we entered into a first amendment to the amended and restated credit agreement, which among other things, amended financial covenants and provided for a waiver of all instances of default under the provisions of the amended and restated credit agreement. This amendment also required us to pay down $2.0 million of our indebtedness with this financial institution in March 1999. Additionally, this amendment permitted the payment of the aforementioned past due interest and principal payments to Playhouse Square Foundation and the former shareholders of Bay Area Seating Service, which were made in March 1999. As of September 30, 1999 we were in compliance with all of the financial covenants in accordance with the first amendment to amended and restated credit agreement.

     In connection with the acquisition of ProTix in September 1998, we issued an aggregate of $1.3 million of promissory notes to the former shareholders of ProTix. The notes bear interest at prime plus one percent payable semiannually and the principal balance is due and payable on the earlier of an initial public offering or the first anniversary of the closing of the acquisition.

     Through September 30, 1999, we have issued 54,664,475 shares of various series of convertible preferred stock, convertible into an aggregate of 26,563,839 shares of common stock at an assumed offering price of $8.00 per share, for purposes of raising capital or for the acquisition of several companies since May 1996 at prices ranging from $.49 to $2.25 per share. As of September 30, 1999 we had outstanding Series A, A1, B, C,

D and E convertible preferred stock. Each series of our convertible preferred stock has liquidation preferences and does not accrue dividends. Our preferred stock also carries voting rights equivalent to, or in the following cases, superior to, common stock:

     - any alteration in the rights, preferences and privileges of that series of preferred stock;

     - any increase or decrease in the number of authorized shares of that series of preferred stock;

     - the issuance of any security having rights superior to that series of preferred stock;

     - the redemption, purchase or acquisition of any shares of preferred stock;

     - any amendments to our Certificate of Incorporation or Bylaws; and

     - the declaration of dividends upon the common stock or preferred stock.

     At the option of the holder, each share of Series A, A1, B, C and D convertible preferred stock can be converted to .4444 of a share of common stock. Each share of our Series E preferred stock is convertible into .4444 of a share of common stock, provided that the initial public offering price is $20.25 per share or greater. If the initial public offering price is less than $20.25 per share, then each share of Series E preferred stock will convert into a greater number of shares of our common stock. Assuming an initial public offering price of $8.00 per share, each share of Series E preferred stock will convert into 1.125 shares of our common stock. The actual number of shares of common stock may be adjusted based upon the actual initial public offering price. The conversion is automatic upon completion of the initial public offering. The conversion rate is subject to adjustment in some circumstances in accordance with antidilution provisions.

     In October 1999, Excite purchased an additional 4,444,448 shares and Cox Interactive purchased an additional 1,666,666 shares of our Series E convertible preferred stock for an aggregate purchase price of $55.0 million, or $9.00 per share. In connection with this investment in Tickets.com, Excite entered into a letter of intent with Tickets.com, and Cox Interactive entered into a content and distribution agreement with Tickets.com. Under these agreements, Tickets.com will integrate its event information and ticket purchasing capabilities on web sites of Excite and Cox Interactive and their affiliates. Under the letter of intent, Tickets.com paid Excite distribution fees of $25.0 million in October 1999 and must pay other additional fees to Excite over a period of three years. The content and distribution agreement provides that Tickets.com will purchase a minimum of $13.5 million in advertising from Cox Interactive over a period of three years.

     Acquisition of Lasergate

     On June 21, 1999, Lasergate Systems, Inc. and Tickets.com entered into a definitive agreement and plan of merger. Under the merger agreement, Lasergate agreed to the merger of Lasergate with one of our wholly owned subsidiaries, subject to receipt of approval by the shareholders of Lasergate and satisfaction of other closing conditions. After completion of the merger, we will own 100% of the outstanding stock of Lasergate.

     For a complete description of the transaction see "Acquisition History" in the Business section elsewhere in this prospectus.

     Between June 23, 1999 and October 15, 1999, we made advances aggregating $1.8 million to Lasergate pursuant to various promissory notes. The promissory notes are payable upon demand and bear interest at 10% per year.

     Acquisition of dataCulture

     On August 23, 1999 we purchased all of the outstanding capital stock of dataCulture Ltd., a private limited company incorporated under the laws of England. The total purchase price was 4 million pounds sterling, or the equivalent of approximately $6.4 million as of the date of the acquisition. The purchase price is payable 3.0 million pounds sterling at the closing of the acquisition and 1.0 million pounds sterling payable in 12 equal quarterly installments commencing December 31, 1999.

     We believe that cash on hand as of September 30, 1999, the $55.0 million we received for the sale of additional shares of Series E convertible preferred stock, which occurred in October 1999, and the anticipated net proceeds from this offering will be sufficient to fund operations and meet debt and other obligations through at least the next 24 months. However, we may need to raise additional funds in order to support more rapid expansion, develop new or enhanced services or technologies, respond to competitive pressures, acquire complementary businesses or respond to unanticipated requirements. If additional funds are raised through the issuance of equity securities, the percentage ownership of our stockholders will be reduced and stockholders may experience additional dilution in net book value per share, or such equity securities may have rights, preferences or privileges senior to those of the holders of our common stock. There can be no assurance that we will be able to obtain additional financing when needed on favorable terms, if at all. If adequate funds are not available on acceptable terms, we may be unable to take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, any of which could have a material adverse effect on our business, financial condition and results of operations.

TAX MATTERS

     Net Operating Loss Carryforwards

     From inception to December 31, 1998, we have incurred net tax operating losses of approximately $22.0 million. We have provided a full valuation allowance on the deferred tax asset of $9.5 million because of the uncertainty of its realization. We account for deferred income taxes under Statement of Financial Accounting Standards (SFAS) No. 109, which involves the evaluation of a number of factors concerning the realizability of deferred income taxes. In concluding that a full valuation allowance was required, we primarily considered such factors as our history of losses from operations, expected future losses, and limitations on the amount of net operating losses that we may utilize in any one year. For further information about our net operating loss carryforwards, see the notes to the consolidated financial statements included elsewhere in this prospectus.

     Under the Tax Reform Act of 1986, the benefits from net operating losses carried forward may be impaired or limited in some circumstances. Events which may cause limitations in the amount of net operating losses that we may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50.0% over a three-year period. At December 31, 1998, only net operating losses attributable to periods prior to September 1997 were subject to such limitations, in the amount of approximately $900,000 per year. The impact of any additional limitations that may be imposed for future issuances of equity securities, including issuances with respect to acquisitions, has not been determined.

     Non-Qualified Stock Options

     As of October 15, 1999, we had outstanding non-qualified stock options to purchase 4,508,320 shares issued to various employees, consultants and directors under our 1996, 1998 and 1999, stock options plans. Each option entitles its holder to purchase a share of common stock at a weighted average exercise price of approximately $5.84. On exercise of an option, we will be entitled to an income tax deduction equal to the difference between the exercise price of the option and the then fair market value of the common stock. As the exercise of the options is at the sole discretion of the holder of the options, the timing of the corresponding income tax deduction is outside of our control.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We are exposed to market risks related to fluctuations in interest rates on our fixed and variable rate debt. Currently, we do not utilize interest rate swaps, forward or option contracts on foreign currencies or commodities, or other types of derivative financial instruments. The purpose of the following discussion is to provide a framework to understand our sensitivity to hypothetical changes in interest rates as of December 31, 1998. You should be aware that many of the statements contained in this section are forward looking and should be read in conjunction with our disclosures under the heading "Forward-Looking Statements."

     For fixed rate debt, changes in interest rates generally affect the fair market value of the debt instrument, but not our earnings or cash flows. Conversely, for variable rate debt, changes in interest rates generally do not impact fair market value of the debt instrument, but do affect our future earnings and cash flows. We do not have an obligation to prepay fixed rate debt prior to maturity, other than in the event of the completion of an initial public offering, and as a result interest rate risk and changes in fair market value should not have a significant impact on the fixed rate debt unless we would be required to refinance that debt. The carrying value of our variable rate debt approximates fair value due to the frequency of repricing of this debt.

     We do not believe that the future market risks related to the above securities will have a material adverse impact on our financial position, results of operations or liquidity.

YEAR 2000 READINESS

     Tickets.com's State of Readiness

     Tickets.com considers its products and services year 2000 ready if neither performance or functionality of its products and services are affected by processing date data from, into and between the years 1999 and 2000. Such products and services may be offered through Tickets.com's web site, telephone sales centers, retail stores, and proprietary software. There are four factors that more specifically define readiness:

     (1) No value for any current date will cause an interruption in products or services.

     (2) Date-based functionality must behave consistently prior to, during and after the year 2000.

     (3) In all interfaces and in data storage, the century of a date must be stored accurately.

     (4) The year 2000 shall be recognized as a leap year.

     Our internal systems include both information technology systems and non-information technology systems or microembedded chips. We have initiated an assessment of our systems and determined the following areas to be at risk.

     Products and Services

     We have evaluated the most recent versions of our products and services and believe that each is substantially year 2000 ready provided that all other products including hardware, software, firmware, and networks used with our products and services properly exchange accurate date data. If there is an undetected error in our software we could experience a loss of or delay in revenues and loss of market share, a loss of customers, injury to our reputation and legal actions by customers against us. Our proprietary ticketing software systems operate in conjunction with hardware, databases, operating systems and other applications developed by third parties.

     We have performed extensive testing of our products used in conjunction with other products, including roll forward tests that make the product pass through the year 2000 date change. Our most significant costs incurred in conjunction with this project were in the areas of testing and quality assurance. We have developed and carried out specific test plans for year 2000 readiness for each software product line we offer and support, including rollforward tests on various combinations of hardware and operating systems. A rollforward test is a test where the date and time for a specific machine and operating system are set to December 31, 1999 and then allowed to roll over to the year 2000. Once this roll over takes place, a number of pre-defined tests are performed to determine potential problem areas. We have allocated internal resources to design, perform and carry out the year 2000 readiness plans. To date, just over 1,700 hours have been spent by internal resources on this project. Based on the average payroll expenses including employee benefits and taxes, that time resulted in costs of approximately $50,000. The majority of the hours spent on this project were performed as part of the normal upgrades, maintenance and support time included in our clients and venues contracts. The normal support and maintenance time was enhanced to include these year 2000 tests. Since the majority of the time spent on year 2000 would have been spent on upgrades, maintenance and support, whether or not there were year 2000 issues, the allocation of resources did not delay other projects that we would have otherwise completed. Moreover, since the resources used to design and perform these tests were internal, there were no significant costs incurred outside the normal course of our business to complete the upgrades and testing.

     Year 2000 Readiness of Material Vendors

     We have sought assurances from our vendors that their technology is year 2000 ready. In response, many of our vendors have referred us to their web sites, which contain web pages discussing their state of year 2000 readiness. We have reviewed the web site of each of our material vendors. Although our vendors' web sites indicate that their systems are year 2000 ready, we believe that it is not possible to determine with certainty that such systems are indeed year 2000 ready because we have little or no control over the internal design, production and testing of their systems.

     We have three principal types of material vendors: database vendors, hardware vendors and telecommunications vendors. The following discusses the risks, costs and contingency plans if these different types of vendors are not year 2000 ready.

     Databases. Our database vendors' products are essential to our ticketing services functions. In addition to reviewing web sites of each of our database vendors, we have done extensive testing to verify that the database products we use are year 2000 ready, including roll forward testing. We believe that these products will perform as designed after December 31, 1999 and we have not yet developed any contingency plan for the failure of these products to be year 2000 ready. If however, as a worst case scenario, these products, do not accurately process date data after December 31, 1999, we would be required to manually override the database and write engineering routines to take the place of database routines. This process would require from 8 to 10 weeks and could require us to retain consultants who could charge $100 per hour or more for their services.

     Hardware. Most of our products are designed to run on more than one hardware platform. The web site of each of our material hardware vendors indicates either that its products that we use are year 2000 ready, or that it has provided us with the information necessary to upgrade its products to year 2000 readiness. If, however, as a worst case scenario, our primary hardware fails to function after December 31, 1999, we would be required to replace it. We estimate that this would cost from $400,000 to $600,000 for each of our four telephone sales centers. We currently have no contingency plans with respect to a major hardware failure due to year 2000 problems.

     Telecommunications. Our business is highly dependent on the efficient functioning of our telecommunications systems. Our primary telecommunications and data communications vendor, AT&T, and each of our regional telecommunications providers have indicated year 2000 readiness. Internet communications also rely heavily on routers for the transfer of data. Because most of the routers used in Internet communications are supplied by a single manufacturer, a failure of that supplier's routers to be year 2000 ready would most likely shut down the Internet in its entirety and cause an abrupt halt to all e-commerce. Should that occur, we would no longer be able to function as an e-commerce business. Absent a catastrophic event such as this, our most reasonably likely worst case scenario would be the failure of one or more routers. We use approximately 350 of these routers in our business. Most of these routers could be replaced at a cost of approximately $2,500 to $3,000 each. Three of these routers would cost approximately $20,000 each to replace.

     Internal Infrastructure

     The year 2000 problem could affect the systems, transaction processing, computer applications, and devices used by us to operate and monitor all major aspects of our business, including financial systems, such as general ledger, accounts payable and payroll, client and consumer services, infrastructure, networks and telecommunications systems. We believe that we have identified substantially all of the major systems, software applications and related equipment used in connection with our internal operations that must be modified or upgraded in order to minimize the possibility of a material disruption to our business. We are currently in the process of modifying and upgrading all affected systems and expect to complete this process by the end of the third quarter of 1999, including the testing of those affected systems. Because most of the software applications used by us are recent versions of vendor supported, commercially available products, we have not incurred, and do not expect in the future to incur, significant costs to upgrade these applications as year 2000 ready versions are released by the respective vendors. We may not be able to complete our upgrades in a timely manner or at reasonable costs.

     External

     Notwithstanding our year 2000 readiness efforts, the failure of a critical system, material vendor, or the Internet to be year 2000 ready, could harm the operation of our service or prevent our products and services that rely on accurate date data from being offered through our web site or have other unforeseen, adverse consequences to our operations. Additionally, we are subject to year 2000-related failures or disruptions that generally affect industry and commerce such as utilities or transportation. If the transportation industry is adversely affected it may impact our ability to complete timely delivery of our products. A substantial interruption in utilities may inhibit the ability of our clients to schedule events. Moreover, our Internet operations, telephone sales centers, and internal network are dependent upon the ability of our telecommunications vendors to maintain service without interruption. Although we do not expect the communications services provided to be a problem, a substantial interruption of these services could have a material adverse effect on our results of operations. Our most reasonable worst case scenario would be a regional blackout of one or more regional providers.

     Contingency Plans

     With respect to regional telecommunications failures, we currently have a disaster recovery plan that enables our ticketing services clients to dial into our system through a different communications services company. This dial around feature currently has sufficient capacity to handle 30% of our clients. As our ticketing services clients grow the percentage will decrease, but our intention is that it will never fall below 10%.

     We have all of the source code for our products and personnel versed in its use. A special task force of software developers for each product area will be on call between December 15, 1999 and January 15, 2000 to respond to any year 2000 problems that are discovered with respect to our software products. Technical support personnel and quality assurance personnel are also scheduled on stand-by so that we can mobilize a coordinated effort of supporting our customers and testing any changes required to our software systems.

     Other than as discussed above, we have not put into effect any contingency plans to remediate any year 2000 problems that may arise either through our software or software controlled by our vendors and affect our products or internal systems in the future. If these problems arise, we will need to make necessary expenditures to assess and remedy such problems. The nature, timing and extent of these expenditures cannot be estimated. These expenditures, if required, may negatively affect our ability to sell our products and service our clients.

INFLATION AND FOREIGN CURRENCY RISK

     Inflation has not had a significant impact on our operations during the periods covered by the accompanying consolidated financial statements. Additionally, we are not presently subject to significant foreign exchange risk as international operations currently constitute a minor part of our operations. However, some of the recent companies we have acquired, including dataCulture, have operations internationally that could subject us to inflation and foreign currency risks in the future. If we are affected by inflation or foreign currency fluctuations in the countries where we will have operations, our business, financial condition and results of operations could be adversely affected.

EFFECT OF RECENT ACCOUNTING CHANGES

     In March 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which is effective for fiscal years beginning after December 15, 1998. SOP 98-1 provides guidance on accounting for the costs of computer software developed or obtained for internal use and defines specific criteria that determine when such costs are required to be expensed, and when such costs may be capitalized.

We expense software development costs as incurred. We believe that the adoption of SOP 98-1 will not have a material effect on our consolidated financial statements.

     In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-up Activities," which is effective for fiscal years beginning after December 15, 1998. SOP 98-5 provides guidance on the financial reporting of start-up costs and organization costs and require such costs to be expensed as incurred. We believe that the adoption of SOP 98-5 will not have a material effect on our consolidated financial statements.

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137, which is effective for fiscal years beginning after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards for derivative instruments. The statement requires that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value, and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. We do not have any derivative instruments as of December 31, 1998. We believe that the adoption of SFAS No. 133 will not have a material effect on our consolidated financial statements.

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                                    BUSINESS

OVERVIEW

     Tickets.com is a leading source for entertainment tickets, event information and related products and services based upon our pro forma consolidated 1998 revenues. Consumers can buy tickets from us for our clients' events through retail stores, telephone sales centers, interactive voice response systems and on the Internet. By combining our powerful brand, extensive event database, and relationships with entertainment organizations, we create a convenient one-stop solution for consumers in search of event information and tickets. We provide automated ticketing solutions to over 4,000 entertainment organizations and venues such as stadiums, performing arts centers, museums and professional sports franchises. In 1998 we sold approximately 5.3 million tickets for which we received service fees from ticket buyers. Through our www.tickets.com web site, we enable consumers to obtain information on more than 40,000 entertainment organizations and, as of October 1, 1999, more than 50,000 sporting and entertainment events and performances. Consumers may also use our web site to purchase tickets from multiple sources and shop for related products. Although we have derived only 4.2%, 8.0% and 8.3% of our revenues from Internet sales in the first, second and third quarters of 1999, our goal is to use our brand and state-of-the-art ticketing solutions to create the preeminent location for entertainment information and tickets on the Internet. Our clients include The John F. Kennedy Center for the Performing Arts, The Marine Midland Arena, the Texas Rangers, The Lincoln Center for the Performing Arts, The National Air & Space Museum and the San Francisco Giants.

INDUSTRY BACKGROUND

     The Growth of the Internet

     The Internet has rapidly become a major medium for communication, dissemination of information and commerce. International Data Corporation, a market research firm, estimates that the number of Internet users worldwide exceeded 159.0 million at the end of 1998 and anticipates this number will grow to over 510.0 million by the end of 2003. Several factors are responsible for this rapid growth, including:

     - a large and growing base of personal computers in the home and workplace;

     - advances in the speed, functionality and ease of use of personal computers and modems;

     - improvements in network infrastructure resulting in more convenient, secure and rapid Internet access;

     - increases in the variety and quality of content and e-commerce available on the Internet; and

     - increases in the overall public awareness of the Internet.

     As a result of the increasing popularity of the Internet with consumers and businesses alike, online commerce, commonly known as e-commerce, is undergoing significant growth. International Data Corporation estimates that worldwide e-commerce will increase from approximately $50.0 billion in 1998 to approximately $1.3 trillion by 2003. E-commerce presents several advantages over traditional commerce by bringing together traditionally fragmented, inefficient suppliers and distribution channels, facilitating more efficient pricing models by better matching buyers and sellers and empowering consumers by providing them with better information, resulting in more informed purchasing decisions.

     The Internet has also become an attractive tool for advertising and direct marketing. The interactivity of the Internet allows advertisers and merchants to gather and store information about online consumers and develop marketing campaigns and commerce offerings customized for a highly targeted audience. This often enables e-commerce merchants to create greater demand for their goods and services.

     Overview of the Ticketing Industry

     The entertainment and sports industries and consequently, the event ticketing market, are large and growing. We estimate that the market for event ticketing in the United States, based on the face value of tickets sold for live entertainment and sporting events and attractions, totaled approximately $14.5 billion in 1998, and is expected to grow to $18.0 billion in 2001. This growth is evidenced by increases in the number
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

and types of entertainment and sporting events, the number and size of venues and the length of event seasons, as well as the expansion of events into new domestic and international markets.

     As the entertainment and sports industries have grown, so has the demand for more convenient methods for the sale and distribution of tickets. Historically, consumers were often required to spend hours in long lines at the box office in order to purchase tickets to popular events. This process was inconvenient for consumers, created logistical problems for entertainment organizations and made ticket distribution more costly. Over the past 20 years, consumers increasingly have purchased tickets over the telephone or at remote retail stores because of advances in telephone sales center and computing technologies. More recently, advances in telecommunications and emerging e-commerce technologies have enabled consumers to purchase tickets through the Internet and through telephone-based interactive voice response systems, which allow consumers to purchase tickets without human assistance by using a touch tone telephone. Consumers are increasingly embracing these new technologies and purchasing event tickets through these more convenient means.

     Current Approaches to Ticketing

     The process of selling and distributing tickets to an event is inherently complex. Entertainment organizations often simultaneously sell tickets to a number of different events, such as hockey games, basketball games, and rock concerts, each of which requires a different seating configuration for the same venue. In addition, tickets for any particular event may be sold concurrently through a variety of distribution channels, including the Internet, interactive voice response systems, telephone sales centers, retail stores and the box office. All of these sales channels compete simultaneously for the same inventory of seats. Furthermore, ticketing systems must be able to track a variety of different types of ticket sales for the same event, including individual advance ticket sales, season and subscription ticketing, day of event walk-up ticket sales, various discount tickets and group ticket sales, each of which has its own unique requirements. Finally, the high demand for admission to popular live events creates a number of operational and logistical complexities related to the sale and distribution of numerous tickets in a very short period of time.

     Entertainment organizations generally have used one of three alternatives to meet their ticketing needs:

     - Outsourcing Service Providers. Entertainment organizations that produce high-demand marquee events, such as large concert promoters, often require the broad sales and distribution capabilities that outsourcing solutions can provide. Outsourcing service providers sell and distribute tickets on behalf of entertainment organizations and often give the entertainment organizations access to their software and hardware systems at no charge in return for the exclusive right to sell that organization's tickets. Outsourcing service providers typically charge the consumer a convenience fee based upon the type and location of the event. Using large telephone sales centers, retail store networks, and more recently, e-commerce solutions, these outsourcing service providers enable entertainment organizations to sell a large volume of tickets in a short period of time and over a wide geographic area.

     - In-House System Providers. Many entertainment organizations, such as performing arts centers, elect to manage their ticket sales through integrated ticketing software systems licensed from providers of automated ticketing systems. In-house systems allow entertainment organizations to better control the level of service offered to, and gather relevant information about, consumers. These entertainment organizations can use consumer information to develop marketing programs to target audiences for events and address their often complex season and subscription ticketing needs. Under license arrangements, entertainment organizations generally undertake the costs of establishing and maintaining their own sales and distribution channels, including computer, networking and telecommunications systems.

     - Manual Ticketing. Other typically small entertainment organizations, such as local theater and dance companies and other organizations generally rely on manual ticketing through a single box office. These providers often have limited administrative, marketing and financial resources and rely on box office personnel to manually record transactions and keep track of available ticket inventories.

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     Limitations of Current Ticketing Alternatives

     Consumer Perspective. Currently, there are few sources where consumers can find extensive event information and ticket selection. As a result, the consumer must search through a variety of sources, including newspapers, entertainment guides and the Internet, in order to gather information about upcoming events. Even on the Internet, consumers often must conduct several time-consuming searches before obtaining the information they are seeking. Then consumers frequently must turn to a different source, such as a telephone sales center or separate web site, in order to determine ticket availability for an event and purchase tickets. Most outsourcing service providers limit the information and tickets they provide to those entertainment organizations that use their ticketing services. Also, because most outsourcing service providers use closed, proprietary systems, consumers are not able to use them to access the information or buy tickets from the thousands of organizations that use in-house ticketing solutions. Many entertainment organizations that use in-house systems or that process their tickets manually have no Internet presence, limited marketing resources and, consequently, have limited brand awareness. As a result, consumers often find little or no information about events available from these entertainment organizations. In addition, many of these organizations currently sell tickets through their box offices, which typically results in an inconvenient buying experience for consumers.

     Entertainment Organization Perspective. Outsourcing services, in-house systems and manual ticketing also serve as incomplete solutions for many entertainment organizations. Although outsourcing service providers may provide broad distribution capabilities, they generally are limited to order-taking and often cannot supply the information or services necessary for entertainment organizations to develop effective marketing and promotional campaigns. This lack of proactive marketing can result in ineffective marketing campaigns, inefficient ticket pricing structures and, ultimately, unsold tickets. In-house ticketing systems allow entertainment organizations to collect pertinent marketing information but often have limited distribution capabilities. In addition, entertainment organizations that use in-house systems often lack the financial, marketing and technical resources required to generate significant interest in their events or traffic to their web sites, if they have them. As a result, consumers who might be interested in their events are unaware of them, and tickets go unsold. Manual ticket processing operations have very limited distribution infrastructures, and require substantial personnel and time commitments to gather and organize patron information. Accordingly, these ticketing alternatives do not consistently address all of the varied and complex needs of entertainment organizations.

     Internet Ticketing Information and E-Commerce Opportunity

     The Internet has emerged as a powerful medium for aggregating and disseminating event information, selling tickets and related products, and marketing and promoting events. According to Forrester Research, a market research firm, online ticketing sales to marquee events, regular performances and sporting events are expected to grow from $115.0 million in 1998 to an estimated $2.6 billion in 2003. The Internet creates advantages and conveniences for consumers and entertainment organizations alike. We believe consumers want a single web site where they can find information about a wide range of events and conveniently buy tickets to those events. Entertainment organizations are increasingly interested in using modern software tools and the Internet to efficiently sell tickets, market their events, deliver event information and promotional material to consumers, and generate increased revenues. We believe significant opportunities exist for providers of extensive event information and ticketing solutions that can satisfy both the convenience requirements of consumers as well as the revenue maximization objectives of entertainment organizations.

THE TICKETS.COM SOLUTION

     We have developed an integrated ticketing solution that combines the information sharing and interactivity of the Internet with our flexible ticketing systems and an extensive sales and distribution network. Through our www.tickets.com web site, we enable consumers to obtain information about a wide range of sports and entertainment events, purchase tickets from multiple sources and shop for related products. We provide a wide variety of entertainment organizations with a broad range of flexible outsourcing services and in-house ticketing software to sell and distribute tickets, promote their events, collect and analyze important

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

patron demographic information and conduct related commerce. We believe that the Tickets.com solution offers advantages over existing approaches to ticketing and provides substantial benefits to both consumers and entertainment organizations alike.

     Benefits to Consumers

     Extensive Event Information. We provide consumers with a broad database of events and venues, including addresses, phone numbers, maps and directions, event schedules, ticket availability and seating charts. Currently, our database contains information on more than 40,000 entertainment organizations and, as of October 1, 1999, more than 50,000 sporting and entertainment events and performances, including local and national sporting events, concerts, theater and dance performances and museum exhibits. Our database includes events for entertainment organizations that use our ticketing systems and services as well as entertainment organizations that use other ticketing systems or services. Consumers can conduct searches for events on our web site based on criteria such as event name, venue name, event type or geographic location.

     Convenient Access to Multiple Ticket Sources. After choosing a particular event for a ticket purchase, consumers are either linked directly to a web page that enables them to purchase a ticket or are provided with contact information for those ticket sellers who do not sell tickets on the Internet. Typically, ticketing services only offer consumers access to tickets sold through their own systems. However, we allow consumers to locate tickets to events through a variety of means, including:

     - sales of tickets for entertainment organizations who use our outsourcing solutions;

     - direct links into web pages of entertainment organizations that use our ticketing systems;

     - links and referrals to other online and offline ticket sellers; and

     - access to our ticket auction site.

     We receive monthly referral fees from offline ticket brokers listed on our web site. However, we do not charge other online ticket sellers a fee for the links to their web sites. Because we do not have any agreements with these online ticket sellers relating to our links to their web sites, it is possible that one or more of these sellers could prevent us from linking consumers to their web sites. For example, Ticketmaster and Ticketmaster Online-CitySearch have sued us to, among other things, prevent us from linking consumers from our web site to the Ticketmaster web site. For a detailed discussion of this lawsuit, please see "Risk Factors -- Ticketmaster Corporation and Ticketmaster Online-CitySearch Have Filed a Lawsuit Against Us Which Could Impair Our Ability to Implement Our Business Model and Result in Substantial Payments to Them."

     By providing links to a variety of ticket sources, we offer consumers the ability to purchase tickets to a broad range of sporting and entertainment events simply by visiting our web site. In addition to our Internet services, we offer tickets through interactive voice response systems, telephone sales centers, retail stores and the box office, all with a view toward superior customer service.

     Wide Variety of Related Products and Services Available. Our web site offers consumers a variety of products and services related to their entertainment and ticketing needs, including:

     - auction capabilities, which bring together ticket buyers and sellers, and allow sellers to receive market value for their tickets;

     - personalized entertainment calendars and event notification through our "My Tickets" service;

     - one-time personal registration, which allows consumers to enter their personal profiles and entertainment preferences once, eliminating the need to re-enter information on subsequent transactions;

     - airline, hotel and rental car reservation services;

     - event packages, which include event tickets, transportation and travel arrangements; and

     - links to related merchandise sales.

     By integrating our extensive database, access to multiple ticket sources and our related products and services on one web site, we offer a one-stop shopping and information solution for consumers.

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     Benefits to Entertainment Organizations

     Flexible, End-to-End Technology Solutions. Unlike other ticketing services, our solutions offer the benefits of both outsourcing service providers and in-house systems. The flexible, open structure of our ticketing system contrasts with the closed, proprietary systems of other ticketing services that generally require the use of their full services as a condition to participating in their distribution network. As an outsourcing service, we offer a wide range of ticketing services, including ticketing inventory and control, patron data management, and ticket sales and distribution through our national online and traditional sales and distribution network and sophisticated information systems. As a ticketing software provider, we offer a variety of specially tailored, in-house solutions, from general admission systems for amusement parks to highly sophisticated, multi-module ticketing systems for the world's leading performing arts centers and arenas. All of our ticketing software products are scalable in that they may be adapted for both low and high volume transactions and for users with simple to complex ticketing needs. By using the Internet, advanced data communications technology and standardized open interfaces that connect our sales and distribution network to our in-house ticketing software solutions, we can also offer entertainment organizations real-time Internet ticketing capabilities through our web site or through their own web site. We believe that our diverse and flexible product and service offerings provide superior solutions to respond to the ticketing needs of virtually any entertainment organization.

     Targeted Marketing and Event Promotion Capabilities that Provide Incremental Revenue and Cost Savings Opportunities. Our ticketing system and web site offer entertainment organizations effective targeted marketing and event promotion capabilities. Our core ticketing system enables entertainment organizations to build, maintain and access a consumer database and to organize and analyze information about ticket buyers. Entertainment organizations can use this information to earn higher fees from their advertisers and corporate sponsors, sell more tickets, create more efficient ticket pricing strategies and lower their marketing expenditures by targeting specific consumers or groups of consumers. We also offer entertainment organizations promotional services on our web site, including special venue or event listings, venue seating charts, banner advertising and customized web pages promoting specific events. In the future, we also plan to offer entertainment organizations promotional services such as targeted e-mail event notification and key word and category search sponsorships, such as the Performing Arts section sponsored by Phantom of the Opera. We believe that these programs are effective tools for entertainment organizations to build long-term consumer loyalty, and, over time, significantly lower the costs associated with promoting and marketing events.

     Ability to Take Advantage of our Strong Brand Name to Increase Ticket Sales. We believe our brand name, "tickets.com," is a powerful tool for connecting the ticket buying public to entertainment organizations. Tickets.com is a simple and logical place for consumers to look for tickets online, because it concisely tells what we sell and where to find it. We believe that our brand name may be compelling to many smaller entertainment organizations that lack the marketing resources to generate consumer interest in their events. Many sports and entertainment tickets go unsold because of the limited marketing resources of some entertainment organizations. The additional exposure to targeted consumers that our web site can offer gives entertainment organizations an effective vehicle for event promotion and may result in additional ticket sales and new revenue opportunities.

THE TICKETS.COM GROWTH STRATEGY

     Our goal is to use our brand, our advanced ticketing technology and our existing client base to become the leading source for event ticketing and information on the Internet. To accomplish our goal, we intend to:

     Maximize Ticket Inventory Available for Sale

     We intend to increase our revenues by maximizing the number of tickets available for sale through our web site and our other sales and distribution channels. We plan to achieve this objective by:

     - Providing Internet sales capabilities to more than 3,000 entertainment organizations and venues who use our in-house ticketing solutions. Over the next several years, we plan to develop and roll-out our Internet ticket sales capabilities to the majority of our software licensees by providing them with
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       product upgrades. Once they have upgraded, our licensees will be able to sell tickets through our web site and gain exposure to a greater number of entertainment consumers;

     - Creating interfaces with other ticketing services and systems providers for online distribution. We will continue to highlight the benefits of our open Internet transaction system to secure additional online distribution agreements with other ticketing companies and systems providers in the United States and abroad;

     - Obtaining allocations of tickets from entertainment organizations such as promoters, artists, zoos, ski resorts, amusement parks, museums, theatres, tour operators, cruise lines and race tracks;

     - Increasing our sales efforts to obtain new ticketing services clients and software licensees; and

     - Continuing to consolidate ticketing system and service providers both in the United States and abroad.

     Offer Additional Services to Help Entertainment Organizations Maximize Revenues and Profits

     We plan to offer a number of value-added services in conjunction with our web site and ticketing systems in order to sell more tickets, create new revenue sources and create operating efficiencies for entertainment organizations. In order to achieve this goal, we intend to:

     - Improve yield management and implement dynamic pricing. We are developing technology and web site functionalities that we expect will enable us to introduce efficient pricing strategies to entertainment ticketing. Planned functionalities include business-to-consumer ticket auctions and dynamic, demand-driven pricing. Furthermore, we plan to create authorized markets to allow season and subscription ticket holders to sell tickets they do not intend to use, while enabling entertainment organizations to share in some of the revenue associated with the resale of these tickets. We believe these services will increase ticket sales and enable entertainment organizations to collect information about purchasers of these tickets.

     - Expand marketing initiatives to generate higher market demand. We intend to enhance event, marketing and ticket sales on behalf of entertainment organizations. We are in the process of enhancing and broadening our integrated patron data management services to create direct marketing programs, such as e-mail event notification and customer loyalty programs. We expect that targeted and more efficient marketing will result in additional ticket sales, higher revenues and lower operating costs for entertainment organizations.

     Pursue an Aggressive Global Branding Strategy.

     We intend to position Tickets.com as the preferred Internet destination for event and ticketing information and transactions. The cornerstone of this strategy is to use our brand, which communicates to consumers what product we sell and where it can be purchased. To execute this strategy, we will combine online advertising with radio, print and other traditional advertising with a variety of other promotions, as well as require entertainment organizations to display our brand in their advertising and promotional material. We will reinforce these efforts with frequent public relations initiatives targeted to further communicate to consumers and entertainment organizations the latest news regarding Tickets.com.

     Aggregate Content and Build an Online Entertainment Community

     We intend to create an Internet community where entertainment consumers, event promoters and producers, advertisers and sponsors, and ticket sellers can gather to conduct commerce and exchange information. We believe we can achieve this objective by adding to and enhancing the service offerings on our web site. We will continue to enhance our recently launched consumer-to-consumer ticket auction capability, and plan to introduce additional service offerings including online chat rooms and posting boards for consumer reviews of shows and concerts. We also plan to introduce multimedia functionality by offering audio and video capabilities, cross-references to video and audio libraries, seating charts and seat views. In addition, we plan to provide original, compelling content on areas of consumer interest such as the performing arts, sports and

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popular music. We currently integrate content from Billboard, ESPN and Pollstar, a leading authority on concert tour dates.

     Develop and Maintain Advertising Agreements and Strategic Relationships

     We intend to develop advertising and other strategic relationships with media, entertainment, technology and marketing companies. Our objective is to form alliances that will increase the quantity and quality of our online content, increase our online distribution and branding capabilities and increase our available ticket inventory. For example, we have recently formed strategic relationships with Excite and Cox Interactive in order to expand our online distribution capabilities, increase the content available through our web site and enhance the functionality of our web site. We have also established advertising and other relationships with International Merchandising Corporation, a wholly owned subsidiary of International Management Group, GeoCities, MP3.com, Sitematic Corporation and RealNames Corporation. We intend to maximize the value of these relationships to broaden the services we offer to our clients by creating additional distribution channels, specialized corporate sponsorship programs, and marketing and promotional campaigns.

     Penetrate International Markets

     We believe that significant opportunities for international expansion exist because the availability of automated ticketing services and the adoption of Internet ticketing in these markets often lags behind the United States. We intend to highlight our existing licensee relationships in various overseas markets in Europe and Latin America to increase our presence in these markets. We expect to increase our business opportunities in international markets by creating alliances with local ticketing companies and entertainment organizations. We believe that joint ventures and strategic alliances with these organizations will enable us to combine our expertise in ticketing with our partners' expertise in their local markets.

THE TICKETS.COM WEB SITE

     The Tickets.com web site offers extensive event, venue and ticketing information, ticket purchasing options and other related services.

     Extensive Event Search and Information

     Our web site provides information to consumers about a wide variety of sporting and entertainment events. Consumers can access our database comprised of information on more than 40,000 entertainment organizations and, as of October 1, 1999, more than 50,000 sporting and entertainment events and performances. Consumers can search our web site by event, performer, venue name or location. They can also view event schedules, league standings, tour dates, show times, box office information, news stories and seating charts. After selecting an event, the consumer is presented with more detailed event and venue information, and a selection of one or more ticket sources for that event.

     Ticket Purchasing Options

     After receiving search results from our web site, consumers are presented with several ways to locate tickets through a variety of sources, including venue box offices, the primary ticketing service company, ticket resellers or through our auction site. When purchasing tickets from entertainment organizations that use our Internet ticketing systems, the consumer can purchase tickets directly on a real-time basis for the best-available seat. When purchasing tickets to events of entertainment organizations that use another Internet ticketing system, the consumer can be linked directly either to the organization's web site or to the web site of that organization's ticketing service. For tickets that are available on our auction site, the ticket buyer is given a direct link to the auction page containing tickets to that event. Finally, we also provide contact information for ticket sources that do not sell tickets online.

     Our ticket auction, introduced in February 1999, enables consumers to bid on tickets to sporting and entertainment events across the country. Our auction has been engineered to meet the particular requirements of ticketing, which is time sensitive and geographically fixed. Once at the auction, consumers may bid on
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tickets via our auto-bidder, which automatically ensures that they are the top bidder as long as their maximum bid is not exceeded.

     In consumer auctions, ticket sellers pay us a per-ticket auction posting fee and a per-transaction success fee upon the closing of each auction. Sellers can customize their own auctions, specifying the length of time the auction remains open, the location of the auction on the web site, and the minimum opening bid. All bids are displayed in real time as potential buyers bid. At the closing of an auction, if the highest bid exceeds the minimum acceptable bid, the success fee is automatically billed to the seller's credit card. The buyer and seller then make their own arrangements for payment and ticket delivery. We are taking measures to lower the risk of fraudulent activities related to the posting and purchase of tickets on our consumer-to-consumer auction site. For example, we require all auction members to register with a valid credit card and to enter their name, address, e-mail address and telephone numbers. We have also instituted other measures such as a rating system for sellers and buyers of tickets, as well as a requirement that all postings include section, row and seat information.

     We have recently entered into arrangements with several performers to provide online ticket auctions of tickets for live concerts. Under these arrangements, concert tickets are allocated by performers for auction on our web site and all amounts collected above the minimum bid are donated to a charity of the performer's choice. The minimum opening bid is set at the face value of the tickets plus the service fees that we charge to consumers. In addition the buyer pays a delivery charge for delivery of the tickets. As part of our arrangement with the performers we agree to purchase any unsold tickets for face value. We also intend to offer demand-driven pricing capabilities to allow event promoters, artists and venues to capture the market value of premium tickets while also allowing them to increase attendance through dynamic pricing of low demand seats.

     Related Services

     Our web site offers consumers a variety of services related to their ticketing and entertainment needs, including:

     - My Tickets. At the "My Tickets" section of our web site, consumers can specify areas of particular interest to them, such as rock performers or sports teams. Once registered, consumers are able to create an event calendar organized by city, date and event type. In addition, they will receive e-mail notifications of events of interest in their local area, and have the opportunity to purchase tickets to those events.

     - Event Packages. We offer consumers a variety of custom event travel packages, which generally include event tickets, travel arrangements and hotel accommodations. We offer packages to such high-demand sports events as the Super Bowl and the Daytona 500, as well as activity-oriented packages such as ski and golf vacations. We serve as the selling agent for packages by referring customers to our travel and entertainment partners, and we receive a commission on the sale of each package.

     - Travel Services. We have entered into a private-label strategic alliance with an established travel planning and reservation agency that provides travel services through our web site and our 1-800-TICKETS phone number. Visitors to our web site can make airline, hotel and car rental reservations through our online booking engine. Consumers can also call our 1-800-TICKETS number and be transferred to a travel representative.

     - Venue and Event Promotional Services. We offer entertainment organizations the ability to promote their events through a variety of value-added listing and promotional services on our site. We have entered into an agreement with Sitematic Corporation, a leading provider of customized web sites, to provide these services to entertainment organizations. As these services are further developed, we will offer entertainment organizations the ability to maintain general or event-specific web pages within our web site. These services are intended to provide entertainment organizations with a richer presence on our site, resulting in a greater degree of event promotion. In the future, we intend to offer entertainment organizations additional promotional services such as highlighted event listings, strategically placed advertisements and banners, and dynamically created web pages that are displayed in

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       response to various keyword searches. Recently we began allowing entertainment organizations and venues to offer tickets via our online auction service. We receive service fees and handling charges for tickets sold through these auctions.

     Future Web Site Services

     - Merchandise Sales. We believe that ticket sales and event information create complementary opportunities for related merchandise sales. We currently offer consumers the ability to purchase compact discs through a link to CDNOW, Inc., an online seller of music compact discs. We intend to offer merchandise for sale on our web site, as well as integrating merchandise offerings with relevant content on our site. We have an agreement with a distributor for the on-line sale of sports team apparel and related merchandise which is terminable on 30 days' notice. Future merchandise offerings on our site are expected to include additional compact discs, apparel and other merchandise related to tickets or event promotions available on our site.

     - Fan Club Affiliate Programs. As a part of our strategy to develop an online event and entertainment community, we intend to provide visitors to our site access to various online sports and entertainment related fan clubs. We are currently working with GeoCities, a leading online community-oriented web site, to market services to the many fan clubs that reside in their various online communities. We intend to offer affiliated fan clubs the opportunity to be integrated into our event database to promote their clubs to targeted visitors at our web site.

THE TICKETS.COM SALES AND DISTRIBUTION NETWORK

     Our sales and distribution network is comprised of various channels through which information is accessed and tickets are sold. This network consists of various distribution channels including numerous retail store locations, three national telephone sales centers, individual venue box offices, interactive voice response technology and our web site.

     - Retail Stores. We currently sell tickets through a number of retail stores in those locations where we offer full outsourcing ticketing services to entertainment organizations. These retail stores are typically high-visibility retail chain stores that have a strong brand name and substantial consumer traffic, and that cater to consumers who are likely to attend entertainment and sporting events. The majority of the retail stores are in music and video stores, such as The Wherehouse and Tower Records, and grocery stores, such as Tops Friendly Markets, Finast Supermarkets and Raley's. We are generally responsible for installing and maintaining the necessary hardware and software at the retail stores and for training employees of the retail stores in the operation of the system. The retail stores are responsible for providing personnel for ticket sales and daily operations, as well as advertising and promotions to augment ticket sales.

     - National Telephone Sales Centers. Consumers can purchase tickets through our three national call centers located in Concord, California; Cleveland, Ohio; and Fairfax, Virginia. Operators at our telephone sales centers take ticket orders and mail the tickets directly to the ticket purchasers or, at the purchaser's request, arrange for the tickets to be held at the will call window. In addition, our operators respond to questions regarding facility characteristics, directions to the facility, parking, hotel accommodations and nearby restaurants.

     - Venue Box Office and Back Office Operations. Our clients use our in-house ticketing software and outsourcing services to access, sell and print tickets from their box offices, as well as for various financial and marketing functions related to ticket sales and payment collection. Many of our clients also use our systems to manage and sell various forms of ticketing programs, including season tickets, subscription packages and single tickets.

     - Interactive Voice Response. Our ticketing capabilities also include an advanced interactive voice response system, which enables consumers to access information and purchase tickets by using a touch tone telephone without human assistance. Ticket and event information is prerecorded and stored on specialized computer systems, and is accessed by consumers through the use of touch tone prompts. The first time a consumer purchases tickets through our interactive voice response system, that

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

       consumer's unique profile is stored on the system and can be easily accessed to quickly process any subsequent purchases by that consumer. The interactive voice response system can also be scaled to handle a significant volume of transactions without degradation of processing speed or data integrity.

     - Internet. We currently sell tickets through our web site at www.tickets.com, as well as through the various web sites of several of our clients, including the Buffalo Sabres, San Francisco Giants, Oakland Athletics and The Playhouse Square Foundation. The majority of transactions conducted through our www.tickets.com site use our highly specialized system-to-system interface, the Transaction Application Gateway, that connects various ticketing systems to our sales and distribution network, creating consistency in information display and the ticket-purchasing process. Entertainment organizations can sell tickets through our web site or directly from their own web sites using our Transaction Application Gateway product. The details of this interaction with the various ticket engines is transparent to the consumer.

TICKETS.COM TECHNOLOGIES

     Our ticketing technologies include our proprietary Transaction Application Gateway and a family of ticketing software products designed to meet the needs of a wide variety of entertainment organizations.

     Transaction Application Gateway

     Our system to system interface product, Transaction Application Gateway, is a specialized software system that connects a variety of clients' ticketing systems to our system and our database through standard interfaces. We have developed our Transaction Application Gateway to achieve the standardization and scalability needed to simultaneously sell tickets for multiple entertainment organizations, independent of the ticketing system used by those organizations. Our Transaction Application Gateway is capable of facilitating interaction between various ticketing systems on one end, and various sales and distribution points on the other end. We maximize the flexibility of our Transaction Application Gateway to provide real-time Internet sales for our in-house and outsourcing clients, with minimal modification of their existing systems. Currently, our Prologue, Advantix SQL and PASS products interface with our Transaction Application Gateway, and we are developing interfaces for our other software products, as well as third party software products. We intend to enhance our Transaction Application Gateway to create a distributed network capable of selling and printing tickets at any connected location, for any entertainment organization that uses our Transaction Application Gateway as a transactional middleware.

     Our system-to-system interface is designed to store and maintain current event and ticket availability information from a variety of individual ticketing servers. Transaction records are centrally stored on our Transaction Application Gateway and are written to the specific ticketing engine's database to update inventory availability. In addition, our system-to-system interface can store and transmit to the corresponding ticketing server consumer information that can later be used for analysis and development of targeted marketing efforts by entertainment organizations. The open nature of the architecture of our Transaction Application Gateway also makes it possible to develop interfaces with a variety of sales and distribution channels, such as web sites, kiosks, interactive voice response applications and WebTV.

     Ticketing Software

     We currently offer a broad portfolio of specialized ticketing software products designed to meet the needs of a variety of entertainment organizations, from the general admission needs of fairs and parks to the highly sophisticated, high-capacity needs of large arenas, stadiums and performing arts centers. Some entertainment organizations rely on our ticketing software as their in-house systems and purchase and maintain their own computer and communications equipment. Other entertainment organizations use our ticketing engine on an outsourcing basis and rely on us to store all necessary data on our computer equipment and provide them with access to that information through terminals at their box offices.

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

     The functionality of our ticketing software family of products can generally be divided into four components:

     - a presentation layer that determines the manner in which information about events and tickets are communicated to system users;

     - a middleware layer that communicates information between the presentation component and the data storage component, processes transactions and prints tickets;

     - a data storage component that stores and maintains a large amount of data related to events, tickets, venues and transactions; and

     - a reporting component that produces records related to the sale of tickets such as payment methods and ticket sales patterns.

     Depending on the needs of individual entertainment organizations and industry sectors, each of these components can vary greatly in sophistication, capability, scalability and transaction processing speed. Our current product offerings include Advantix SQL, Prologue, PASS, Artsoft/Sportsoft, TicketMaker Professional, Access Control System 2100 and Databox which we obtained through acquisitions of other ticketing companies. Over the next several years we intend to consolidate our broad portfolio of ticketing software products into a few software systems and to develop links from our clients' various software and hardware systems to our ticketing systems and databases.

     The following table describes our ticketing software family of products as of October 15, 1999:

-----------------------------------------------------------------------------------------------------------------------------
                                                                 APPROX.
                                                                 NUMBER
                                                                   OF
                              TARGET MARKET AND                   ENT.
PRODUCT NAME               FUNCTIONALITY HIGHLIGHTS               ORGS.                  REPRESENTATIVE CLIENTS
-----------------------------------------------------------------------------------------------------------------------------
ADVANTIX SQL   - Large performing arts centers, professional        912    - The John F. Kennedy     - Golden State Warriors
               sports
               franchises, blockbuster events                              Center for the            - Buffalo Sabres
               - Very large scale, high-speed system capacity              Performing Arts           - San Francisco Giants
               - Real-time information capture in a database;              - ARTE
                 tracks
               transaction history and facilitates                         - Marine Midland Arena
               sophisticated marketing programs
-----------------------------------------------------------------------------------------------------------------------------
 PROLOGUE      - Large venues, including raceways, universities     338    - International Speedway  - Benedum Center
               and
               professional sports organizations                           Corp.                     - Dallas Stars Hockey
               - High volume transaction processing                        - Texas Rangers           Club
               capabilities
               - Includes a suite of customizable "plug-in"                - Ticket King             - University of N.C.
               enhancements, including student debit card                  - Wolf Trap Filene        at Chapel Hill
               authori-
               zation, automated turnstiles and                            Center
               membership/loyalty
               program integration
-----------------------------------------------------------------------------------------------------------------------------
 PASS SUITE    - Performing arts, museums, universities, minor    1,785    - Lincoln Center for the  - Tower of London
   of
 PRODUCTS      league sports, and attractions                              Performing Arts           - AMP Tower-Australia
               - Modular in design, sharing a common platform              - Carrier Dome            - Montage Ski Resort
               and
               providing scalable ticketing solutions for small            - Pennsylvania State      - Royal Albert Hall
               to medium-sized venues                                      University                - National Gallery
               - A multi-user system featuring complete box                - New York Philharmonic   London, England
               office
               ticketing and tour scheduling, as well as                   - Kravis Center           - Glyndebourne Opera
               single,
               group and season ticket sales                               - St. Louis Arch
-----------------------------------------------------------------------------------------------------------------------------
 ARTSOFT/      - Mid-sized venues, performing arts and serial/      158    - St. Louis Symphony      - Cheyenne Frontier Days
 SPORTSOFT     seasonal sporting and entertainment events                  - North Shore Music       - Cerritos Center for
                                                                                                     the
               - Runs on Novell or NT network                              Theatre                   Performing Arts
               - Full ticketing functionality including single,            - Boston Ballet           - Crystal Cathedral
               group
               and season ticket sales, and consumer marketing
               capabilities
-----------------------------------------------------------------------------------------------------------------------------
 TICKETMAKER   - Small to mid-sized venues migrating from           539    - San Antonio Missions    - Cleveland Institute of
               manual
 PROFESSIONAL  ticketing systems, minor league sports, casinos,            - Midway Slots &          Music
               small performing arts centers and attractions               Simulcast                 - Kentucky Speedway
               - Affordable PC-based ticketing solution for                - California State        - President's Casino
               organizations that seek a flexible, easy-to-use             University                - Irving Arts Center
               alternative to manual ticketing
               - Modular in design, and offering configurations
                 which
               support ticketing capability for general
               admission,
               reserved seating, series/subscriptions and timed
               entry
               events
-----------------------------------------------------------------------------------------------------------------------------
 ACCESS        - Amusement parks, tourist attractions, museums,      31    - IGFA World Fishing      - Santa Anita Race Track
 CONTROL       fairs and festivals                                         Center                    - Supersplash Adventure
 SYSTEM 2100   - Provides integrated access control (bar-code,             - California Exposition   - Rock & Roll Hall of
                                                                           &
               magnetic strip, turnstile readers) for Access               State Fair                Fame
               Control System 2100, the Advantix SQL and                                             - Baltimore Zoo
               Prologue Systems
-----------------------------------------------------------------------------------------------------------------------------
 DATABOX       - Performing arts and museums in the United          249    - Bradford Theatres       - The Lyric Theatre,
               Kingdom
               - PC-based product that offers easy-to-use,                 - Wigmore Hall London     Hammersmith
               intuitive
               graphical user interface                                    - Cheltenham Racecourse   - BBC Nat'l Orchestra of
               - A multi-user system featuring complete box                - Derngate Theatre-       Wales
               office
               and patron database management                              Northhampton              - University Concert
                                                                                                     Hall
                                                                           - Sunderland Empire       Ireland
                                                                           Theatre
-----------------------------------------------------------------------------------------------------------------------------

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

OUTSOURCING SERVICES

     We use Advantix SQL and Prologue to provide flexible outsourcing services that enable entertainment organizations to benefit from our industry knowledge, telecommunications infrastructure and technology development to manage their ticketing needs in an efficient and economic manner. We generally serve as the exclusive automated ticketing service for our outsourcing clients pursuant to contracts that generally have terms ranging from one to five years with automatic one-year renewals. These contracts usually contain termination provisions generally allowing our clients to terminate the contract upon notice of a breach after a 30- to 60-day period to cure. Our ticketing service clients determine all face values for tickets sold through our services. These clients also generally determine when tickets for their events will be sold to the public and the number and type of tickets that will be available for sale through us. We usually sell only a portion of our clients' total tickets. Our clients' personnel will often handle group sales and season ticket sales through their own box offices. The number of tickets that our clients sell in-house varies from client to client and varies as to any single client from year to year. Tickets allocated by our clients to us are sold to the public directly through our distribution network.

     Our services include integrated patron data management, ticket processing and customer service and support.

     Integrated Patron Data Management Capabilities

     The Advantix SQL and Prologue software used in our outsourcing services can capture and store information regarding the purchasing habits, preferences and demographics of ticket buyers on a real-time basis. When a consumer purchases a ticket to an event, an electronic file is built on that consumer, including the consumer's name, address, telephone number and any other demographic information specified by the entertainment organization. Thereafter, when that consumer purchases tickets, the system retrieves that consumer's relevant information and tracks historical ticket purchases, enabling the entertainment organization to obtain valuable information about its repeat customers.

     Ticket Processing Capabilities

     Our ticketing systems are designed to track and manage the complex ticketing needs of a variety of entertainment organizations. The systems used by our outsourcing services are accessible on a real-time basis by any authorized user. The ticket processing capabilities of our outsourcing systems include the following functions:

     - Creation of Master Seating Charts. During the first step of the ticketing inventory and control process, we create a master seating chart for each seating configuration that a particular entertainment organization may use. For example, an arena may use one seating configuration for hockey games, another for basketball games and another for rock concerts. Each master seating chart can then be used as a template in the event creation process.

     - Creation of Ticket Prices. Next, a set of ticket price zones in the configuration can be created. Different configurations of prices for season sales, group sales and single ticket sales can be added to the ticket price grids. The ticket price grids also contain pertinent service charges and handling fees. We can create multiple price points for each event. We eventually plan to use this capability to create various dynamic pricing programs that will allow us to price individual seats at an event and enable entertainment organizations to change prices for tickets to accurately reflect market demand for that seat.

     - Customization of Seating Charts for an Event. A sequence of customized events can be created which use the already established master seating chart and prices. The individual chart for an event includes the date and time of the event and contains rules for seating availability and for the determination of the seats to be sold on a best-available seat basis. An authorized operator can change information regarding events online at any time in the system.

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

     - Real-Time Tracking of Ticket Inventory. Tickets are often sold simultaneously through multiple distribution channels, including the Internet, interactive voice response systems, telephone sales centers, retail stores and the box office. We centralize control of ticket sales through the various distribution channels and monitor, on a real-time basis, the progress of the sale of tickets for a particular event. This capability allows facilities and promoters to determine whether to add additional performances for the event in order to satisfy demand. We are also capable of executing rapid searches to find the best available seats for a particular performance.

     - Ticket Sales, Printing and Delivery. Orders for tickets are generated through our various sales and distribution points. Once tickets have been selected for a consumer, the system automatically puts these tickets on hold until a transaction is completed. Our software products generally provide for automatic credit card approval, as well as real-time capture of information in a customizable database structure. Upon receiving approval of the credit card or receipt of cash payment at retail stores, the transaction is completed and a unique transaction number is provided by the system. For most transactions completed through the Internet, interactive voice response systems or our telephone sales centers, tickets are printed and sent to customers via the mail or express delivery, depending on customer preferences. For transactions completed at retail stores, tickets are printed and given to customers at the time of the transaction.

     - Reports. Standard reports relating to ticket sales and proceeds collected for particular events are available to clients online and are updated at the time each transaction occurs. A system of checks and balances continually verifies the accuracy of the report data. These reports allow clients to monitor, on a real-time basis, the progress of ticket sales to any particular event or a specific performance of that event. Customized reports can be designed and tailored to clients' specific requests. These reports are often used by our clients as management tools in their accounting, finance and marketing departments.

     - Closing of an Event. For each event, our outsourcing systems track ticket sales and capture pertinent information relating to each ticket sale, including the channel through which the ticket was sold, the price of the ticket, the amount of any service or handling fees, the type of ticket sold and the seat location. When all available tickets for an event have been sold or when the event is concluded, a system operator takes the event off sale in order to prevent the sale of additional tickets for that event. We then prepare detailed settlement reports for the client that verify funds due to that client.

CLIENT SERVICE AND SOFTWARE SUPPORT

     We are committed to offering entertainment organizations high quality service and support. We currently maintain regional offices, each of which is staffed with account representatives and technical support personnel. Each ticketing services client is assigned an account representative in the nearest regional office, and that account representative manages the client's account, acts as the day-to-day interface with the client and coordinates our services for the client's various events. As our client base grows, we intend to open additional regional offices to strengthen our relationships with our clients.

     In addition to providing outsourcing services to entertainment organizations, we typically license our software, sell hardware and provide maintenance and support services to individual software licensees. Our license agreements generally have perpetual terms. Our support and maintenance contracts have terms ranging from one to five years with automatic one-year renewals, and contain termination provisions generally allowing our clients to terminate the contract upon notice of a breach after a 30- to 60-day period to cure. Our software licenses generally are limited in time, geographic scope and functional scope. Through our e-commerce network, we can provide our licensees a broad distribution network that includes our www.tickets.com web site.

     We also provide support to our software licensees under software support agreements. Our technical team of over 30 employees based out of our Connecticut, Wisconsin, Washington, New York and St. Albans, England facilities provides full-time product support for our licensees.

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

SALES AND MARKETING

     Our sales strategy is primarily focused on increasing the inventory of tickets available through our various sales and distribution channels, as well as increasing our advertising and sponsorship revenues. Our sales force is currently divided along the following product lines and service functions: our in-house solutions; outsourcing services; online sales of tickets allocated to us by entertainment organizations; and advertising and sponsorships.

     We market and sell our in-house solutions through a direct sales force organized by region and product line. We maintain direct sales personnel in 13 states across the United States and internationally in the United Kingdom, the Netherlands, Germany, Australia and Canada. The sales force generates leads through inbound inquiries into our sales offices and web site, contacts made at industry conferences and trade shows, and our ongoing promotional programs. In some cases, entertainment organizations issue a request for a proposal that defines the organization's specific system needs, including operating platform and network requirements. In other cases, our sales team determines the scope of the organization's specific needs. In either case, the national sales manager determines the product line which best meets the needs of the entertainment organization and assigns the relevant product team to lead the process. We complement our sales force with our software support group that is also responsible for the installation and technical support of each system. This support group is also responsible for generating leads for system upgrades and other revenue generating opportunities.

     Our outsourcing ticketing services sales team is segmented by geographical regions. Leads for outsourcing services are generally generated through requests for proposals, trade shows, and industry contacts. The sales process includes a full demonstration of our system capabilities and service offerings as well as visits to our data centers by representatives of the entertainment organizations. The entire sales process is a coordinated effort between sales representatives and members of our operations and technology groups.

     Along with our system and outsourcing services, we also sell our online distribution capabilities to organizers of special or one-time events, as well as organizers of general admission events. Leads for such opportunities are generally generated by our sales force or through our promotional and public relations efforts. In such cases, we work with event organizers to promote our brand and our web site as an online sales and distribution channel for information and tickets for the event.

     In addition to the services we offer entertainment organizations, we market our web site and other advertising vehicles to corporate advertisers and sponsors who are interested in reaching the entertainment consumer. Currently, all advertising and sponsorship sales for our web site and other vehicles are done internally by our own staff. In the future, however, we may complement our internal efforts with online and offline service providers that can assist us in maximizing our advertising and sponsorship revenue potential.

PROMOTING BRAND AWARENESS

     We are undertaking an aggressive marketing and promotional campaign to establish Tickets.com as a leading online entertainment information and ticketing brand. This campaign is aimed at entertainment consumers and designed to promote our one-stop solution for consumers in search of event tickets and information. A key element of our branding and advertising strategy is to direct consumers to places where event tickets can be purchased, whether or not we actually sell tickets to the event. We believe we can achieve significant brand recognition of our unique and easy-to-remember brand through advertising, public relations, word of mouth, our unique Internet address, www.tickets.com, and our 1-800-TICKETS telephone number. We supplement our paid advertising and promotion with targeted media coverage. Because of the high-profile nature of the entertainment and ticketing industries, we have enjoyed significant attention from consumers, entertainment organizations and various online and offline media groups.

STRATEGIC ALLIANCES AND ADVERTISING RELATIONSHIPS

     We have entered into a number of strategic alliances and advertising agreements with technology, marketing and online companies in an effort to maximize our inventory of available tickets, develop our brand in the marketplace, and to broaden our revenue sources. We intend to continue developing these alliances with
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

the goal of increasing our presence within the entertainment and sports industries, as well as increasing our offerings to consumers.

     Excite

     In August 1999, we entered into a letter of intent with Excite, Inc., a leading online content provider and a wholly owned subsidiary of At Home Corporation. At the same time, Excite acquired a minority equity interest in Tickets.com. Under the terms of the letter of intent, we will create an event information and ticketing service for Excite's web site and other web sites that Excite has the right to program. In addition, we will design and create ticketing web pages for Excite's network that will contain the ticketing service, as well as feature or display links to various Excite community products such as message boards, chat clubs and home pages. These web pages will display both the Tickets.com and Excite brands. Under the terms of the letter of intent, Excite will feature previews for the ticketing service and co-branded web pages throughout the Excite network and will be responsible for selling advertising on these web pages. In addition, we will link to content and tools, such as calendars, message boards and clubs, on the Excite web site. Excite will pay us fees based upon revenues it generates from advertising on the co-branded web pages and we will pay Excite commissions for ticket sales over the Internet and revenues that we receive from Excite users from ticket auctions, sales of travel and event packages and merchandise sales. We will also pay Excite a fee for a variety of services, such as e-mail delivery to users, e-mail response tracking and database management and maintenance for registered users, and for distribution on the Excite network. The letter of intent, as amended on September 20, 1999, provides that Excite and Tickets.com will use good faith efforts to negotiate and execute, by October 29, 1999, a more definitive agreement that will have a term of three years. If a definitive agreement is not executed by October 29, 1999, the letter of intent shall continue to be binding. The letter of intent has a term of three years or until a definitive agreement is executed. As of October 29, 1999 a definitive agreement had not yet been executed and the letter of intent continues to be binding.

     Cox Interactive

     In August 1999, we entered into a content and distribution agreement with Cox Interactive Media, Inc., a wholly owned subsidiary of Cox Enterprises, Inc. At the same time, Cox Interactive acquired a minority equity interest in Tickets.com. Under the terms of the agreement, we will create a ticketing web page for web sites operated by Cox Enterprises or entities affiliated with Cox Enterprises, including Cox Interactive and MP3Radio.com. These web pages will display both the Tickets.com and Cox brands. We will also provide Cox Interactive with event and venue information for display in the event guide sections of Cox Interactive's web sites as well as other areas of the Cox Enterprise network. We will also assist Cox Interactive with the integration of our ticketing functionality and content into Cox Interactive's local event listings and calendars. In return, Cox Interactive will create a link to a ticket buying tool on each home page for a city site. Cox Interactive will also feature the event listing and calendars on the entertainment page of each city site. Cox Interactive has also agreed to provide us with a minimum of 125 million advertising impressions, including placement of our content on its web site, links to the co-branded web pages or the www.tickets.com web site and promotions of the co-branded web pages and our web site. In addition, Cox Interactive will be responsible for selling advertising on the co-branded web pages. We will link to content and tools, such as calendars, message boards and classifieds, on the Cox Interactive web site. Cox Interactive will pay us a fee based upon revenues it generates from advertising on the co-branded web pages and we will pay Cox Interactive commissions for ticket sales over the Internet and revenues that we receive from Cox users from ticket auctions, sales of travel and event packages and merchandise sales. We have also agreed to purchase a specified minimum amount of advertising on Cox Interactive and other Cox Enterprise web sites, radio stations, newspapers and cable. The content and distribution agreement has a term of five years, but may be terminated by either Cox Interactive or us if the other party breaches the agreement and the breach remains uncured for a period of 90 days.

     International Merchandising Corporation

     In November 1998, we entered into a consulting agreement with International Merchandising Corporation, a wholly owned subsidiary of International Management Group, a leading global sports marketing and

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

event promotion company. Under this agreement, International Merchandising will assist us in developing and preparing a comprehensive sales and marketing plan to identify expansion strategies for our business. International Merchandising in its sole discretion determines the methods and means of performing its services. International Merchandising has also agreed to provide us with the opportunity to discuss serving as the ticketing service for various International Merchandising owned or controlled events, subject to International Merchandising's existing and possible future obligations to other third parties for ticketing services. Under this agreement, we pay International Merchandising a monthly fee plus commissions on ticket sales referred to us by International Merchandising. We will assist International Merchandising in developing its sponsorship consulting businesses by referring to International Merchandising any venue and event clients who are interested in selling sponsorship rights. We will also recommend International Merchandising's services to those clients, and use reasonable efforts to arrange meetings with those clients. International Merchandising will pay us a referral fee for sponsorships directly effected through our efforts. The agreement was amended in October 1999 to extend the term to April 30, 2000. The amendment continues the terms of the original agreement and further provides that International Merchandising may assist us in securing third party sponsors and advertisers, in exchange for which we will pay International Merchandising a commission to be negotiated based on a percentage of gross revenues received by us. We will also pay International Merchandising a percentage of gross profits from all sales of merchandise where the source of the merchandise was referred by International Merchandising, as well as a percentage of auction revenues from auction tickets provided to us by International Merchandising or items relating to events referred to us by International Merchandising. The agreement is terminable by either party upon 10 days notice following a default by the other party.

     GeoCities

     In March 1999, we entered into an agreement with GeoCities, a leading online, community-oriented web site, under GeoCities' "Pages That Pay" program. Under the terms of the agreement, GeoCities will provide us with targeted exposure to various members of GeoCities' numerous online communities and a minimum of 36 million advertising banners over the course of the 12-month term of the agreement. In addition, GeoCities has agreed to create an "Entertainment and Sports Ticket Booth" dedicated to highlighting our products and services and will send targeted e-mails promoting our products and services to members and affiliates within GeoCities. Under the terms of the agreement, we will pay GeoCities fees for participation in the program and will pay commissions to affiliates based on links from affiliates' web pages to our web site. This agreement may terminate immediately if either party ceases to do business, materially breaches a material provision of the agreement or becomes insolvent or bankrupt. We may also terminate the agreement on 60 days notice any time after the effective date of the agreement if GeoCities fails to implement the program.

     MP3.com

     In February 1999, we entered into a sponsorship agreement with MP3.com, Inc., a leading music-oriented destination site on the Internet. Under the terms of the agreement, we will serve as MP3.com's exclusive source for sports, entertainment and travel tickets, and MP3.com will include a "Tickets Portal" on the Music, Pop, Rock and Alternative genre pages of its web site. We supply the content of the Tickets Portal, subject to reasonable technical and content specifications of MP3.com. As a part of the agreement, MP3.com is required to provide us with a minimum of three million advertising impressions per month on these targeted pages, in exchange for monthly fee payments by us during the first five months of the agreement. The agreement terminates in February 2000, and we may renew it 30 days prior to termination, subject to prescribed maximum fee increases.

     Sitematic

     In April 1999, we entered into an agreement with Sitematic Corporation, a provider of services that permits end-users to create customized Internet web sites. Under the terms of this agreement, we provide a venue list to Sitematic, and Sitematic will market its web site development services to our clients through a direct telemarketing campaign. Sitematic will develop and support customized web pages for entertainment

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organizations. The agreement provides that we will not engage any company other than Sitematic for the creation of venue web sites for our clients and potential clients. Sitematic will pay us sales commissions on revenues received from our clients. We pay Sitematic a development fee for each new product created for our clients. The agreement has a one-year term and will be automatically renewed for successive one year terms unless notice of non-renewal is given by either party 30 days prior to expiration. The agreement may be terminated by either party on 60 days notice, subject to payment by us of declining cancellation fees during the first year of the agreement.

     RealNames

     In July 1999, we entered into an agreement with RealNames Corporation, the provider of the RealNames subscriber-based Internet addressing system. Under the terms of the agreement, we have been granted an exclusive license to use the terms "ticket", "tickets" and "tickets.com", in the RealNames service for the term of the agreement. RealNames may withdraw any name granted to Tickets.com at any time, but may not reallocate a withdrawn name to any other company during the term of the agreement. As a result of the agreement, Internet users conducting searches on search engines that use the RealNames service will be provided a direct link to our home page or such other location as we may reasonably specify. RealNames currently has agreements in place with some of the Internet's leading search engines, such as Microsoft's MSN Search and AutoSearch, INKTOMI, Infoseek and AltaVista. The agreement provides for payments of quarterly fees by Tickets.com to RealNames, and a per-referral fee for each referral in excess of prescribed minimums. The agreement terminates on June 30, 2001, and will be automatically renewed for successive one-year terms, unless either party notifies the other of its intention not to renew within 30 days of the termination date. In addition, if RealNames removes one of our RealName terms, we have the right to terminate the agreement or if RealNames becomes subject to liability because of the use of one of our RealName terms, it may terminate the agreement.

RESEARCH AND DEVELOPMENT

     We conduct research and development for our licensed products in several offices around the United States. As of October 1, 1999 we employed 62 software engineers who were responsible for the continued development and maintenance of our products and systems, as well as the ongoing development and functionality of our web site. We also employed 21 quality assurance personnel, and 202 persons dedicated to the continued installation, training and support of our various products. We also make use of Internet consulting services provided by Proxicom, Inc. to augment our web site development. Our current development work is primarily devoted to the integration of our licensed products with our system-to-system interface, the Transaction Application Gateway, in an effort to enable our licensees to connect their ticket inventories to our web site. Our development efforts are also focused on consolidating our broad portfolio of ticketing software products into a few comprehensive software systems and in developing links from our clients' various software and hardware systems to our ticketing systems and databases. We expended approximately $690,000 in 1996, $2.2 million in 1997 and $6.4 million in 1998 for research and development.

ACQUISITION HISTORY

     We were originally organized as The Entertainment Express, Inc. under the laws of the State of Delaware on January 25, 1995. Our operations commenced in May 1996 with the acquisition of the assets of Hill Arts and Entertainment Systems, Inc., which included a proprietary ticketing software system used by a wide variety of entertainment organizations. In December 1996, we acquired the telephone sales center and ticketing operations of the Advantix division of Playhouse Square Foundation, an Ohio-based performing arts center and ticketing services provider, at which time we changed our name to Advantix, Inc. We have grown through acquisitions of regional ticketing services providers and of in-house systems providers. A significant component of our future growth prospects will depend on our ability to complete future acquisitions, and our operating results will be largely dependent on our ability to integrate the operations and administrative functions of acquired companies. There can be no assurance that we will be able to identify suitable acquisition candidates or that if we do, that we will be successful in negotiating an acquisition agreement on

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mutually beneficial terms. If we are unsuccessful in completing future acquisitions, our growth prospects may be materially and adversely affected.

     1997 ACQUISITIONS

     Fantastix Ticket Company, LLC. In August 1997, we acquired the assets of Fantastix Ticket Company, LLC, a Buffalo, New York-based ticketing services provider. The purchase price was $852,000. Prior to the acquisition, Fantastix was a licensee of our software. By acquiring Fantastix, we acquired ticketing services contracts with several prominent entertainment organizations in western New York, including Marine Midland Arena and the Buffalo Sabres professional hockey franchise. Upon completion of the acquisition, the ticketing services operations of Fantastix' business was relocated from its Buffalo, New York facility to our Cleveland, Ohio facility, and all administrative functions were consolidated into our corporate office. The operating results of Fantastix have been included in our consolidated financial statements from the date of the acquisition.

     Bay Area Seating Service, Inc. In September 1997, we acquired Bay Area Seating Service, Inc., a Concord, California-based ticketing services provider. At the time of the acquisition, Bay Area Seating Service was the largest ticketing services provider serving the Northern California and Northern Nevada markets. As a result of our acquisition of Bay Area Seating Service, we acquired ticketing services contracts with the San Francisco Giants and Oakland Athletics professional baseball franchises, the San Francisco 49'ers and Oakland Raiders professional football franchises, Concord Pavilion and the Arena at Oakland, among others. As of September 30, 1999, the aggregate purchase price recorded was $24.8 million which included costs of the acquisition and contingent consideration payments. Additional contingent consideration was paid based upon Bay Area Seating Service's net revenues meeting pre-defined revenue targets set forth in our acquisition agreement with Bay Area Seating Service. As of September 30, 1999, contingent consideration is final and all payments have been made. The operating results of Bay Area Seating Service have been included in our consolidated financial statements from the date of the acquisition.

     1998 ACQUISITION

     ProTix, Inc. In October 1998, we acquired ProTix, Inc., commonly known as ProTix, a Madison, Wisconsin-based ticketing services provider and developer of in-house ticketing systems. The aggregate purchase price was $9.7 million, which includes costs of the acquisition. The acquisition of ProTix added another software product to our family of products, as well as several important client relationships including those with Merriweather Post Pavilion, Wolf Trap Filene Center, the Texas Rangers and Milwaukee Brewers professional baseball franchises, and International Speedway Corp., among others. The operating results of ProTix have been included in our consolidated financial statements from the date of the acquisition.

     1999 ACQUISITIONS

     TicketStop, Inc. In March 1999, California Tickets.com entered into a stock purchase agreement with TicketStop, Inc. and the shareholders of TicketStop to purchase all of the outstanding common stock of TicketStop. The purchase was for cash consideration equaling approximately $2.3 million, consisting of an initial cash payment of $2.2 million. Additional consideration, in the form of a contingent cash payment of up to approximately $400,000, is subject to TicketStop attaining a targeted number of active clients. In September 1999, California Tickets.com entered into an amendment with the shareholders of TicketStop whereby the parties agreed to remove the contingency behind the remaining cash payment, which resulted in approximately $400,000 of additional goodwill. The operating results of TicketStop have been included in our consolidated financial statements from the date we acquired California Tickets.com.

     TicketsLive Corporation. In April 1999, we purchased all of the outstanding capital stock of TicketsLive Corporation. The aggregate purchase price was $26.0 million. The acquisition of TicketsLive added a suite of ticketing software to our family of products. In addition, we acquired our system-to-system interface, the Transaction Application Gateway, that facilitates our ability to sell tickets on our web site from a variety of sources. We also acquired client relationships with several well-known entertainment organizations, including

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the Lincoln Center for the Performing Arts, the New York Philharmonic, the
Carrier Dome, Pennsylvania State University and the National Air & Space Museum, among others. The operating results of TicketsLive Corporation have been included in our consolidated financial statements from the date of the acquisition.

     California Tickets.com, Inc. Effective April 1999, we completed the acquisition of California Tickets.com, and in May 1999 we changed the name of our company to Tickets.com, Inc. The aggregate purchase price was $41.5 million. The acquisition of California Tickets.com added some of our most significant brand assets, including our web site address (www.tickets.com) as well as our 1-800-TICKETS telephone number. The operating results of California Tickets.com are included in our consolidated financial statements from the date of the acquisition.

     dataCulture Ltd. In August 1999, we purchased all of the outstanding capital stock of dataCulture Ltd. The acquisition of dataCulture added another software product to our family of products, an expanded presence in the United Kingdom, and client relationships with several well-known entertainment organizations in the United Kingdom, including Chelthenham Racecourse, Widmore Hall London and The Lyric Theatre, among others. The aggregate purchase price was 4 million pounds sterling, or the equivalent of approximately $6.4 million at August 23, 1999. The operating results of dataCulture will be included in our consolidated financial statements from the date of acquisition.

PENDING ACQUISITIONS

     Lasergate

     On January 24, 1999, Tickets.com and RBB Bank AG entered into a stock purchase agreement, providing for the purchase by Tickets.com from RBB of 7,837,332 shares of common stock of Lasergate Systems, Inc., a Florida corporation, for cash in the amount of $784,000, and 5,700 shares of preferred stock of Lasergate, which are convertible into 24,818,217 shares of Lasergate common stock, for an aggregate of 430,872 shares of Tickets.com common stock. Pursuant to the stock purchase agreement, the closing of the purchase of Lasergate stock was to be held not later than May 15, 1999, or such later date as RBB and Tickets.com agreed.

     Subsequently, on June 21, 1999, Tickets.com and RBB amended the stock purchase agreement. Under the amendment, we agreed to purchase Lasergate preferred shares in exchange for, at the election of RBB, 75.592 shares of our common stock for each Lasergate preferred share, $435.00 for each Lasergate preferred share, or a combination thereof. Additionally, Tickets.com and RBB agreed that we would purchase the Lasergate common shares for $.10 per share in cash as part of a merger of Tickets.com or its subsidiary with Lasergate pursuant to a definitive agreement and plan of merger and not as a separate transaction under the stock purchase agreement. All other terms of the stock purchase agreement would continue in full force and effect, including RBB's agreement to support a merger of Lasergate with Tickets.com, and to vote all of the Lasergate common shares in favor of a merger.

     On June 21, 1999, Lasergate and Tickets.com entered into a definitive agreement and plan of merger. Under this merger agreement, Lasergate agreed to the merger of Lasergate with a wholly owned subsidiary of Tickets.com, subject to receipt of approval by the shareholders of Lasergate and satisfaction of other closing conditions. Holders of the Lasergate common stock will receive $.10 per share in cash. After completion of the merger, Tickets.com will own 100% of the outstanding stock of Lasergate.

     On June 28, 1999, following the execution of the merger agreement, RBB sold the Lasergate preferred shares to us in exchange for 299,796 shares of our common stock and $754,000. Lasergate currently does not have sufficient shares of common stock authorized to allow for the conversion of all shares of preferred stock into common stock.

     The acquisition of Lasergate is expected to bring in approximately 97 new client relationships and add additional ticketing software to our family of products.

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     Between June 23, 1999 and October 15, 1999, we made advances totaling $1.8 million to Lasergate under various promissory notes. These promissory notes are payable upon demand and bear interest at 10 percent per year. We anticipate that the merger will be completed in the fourth quarter of 1999.

COMPETITION

     The market for automated ticketing services is intensely competitive, and we expect competition to increase in the future. We believe that the principal competitive factors that we must address include:

     - greater brand recognition of some of our competitors' brands;

     - longer operating histories of some of our competitors;

     - the size of ticket inventories maintained by our competitors; and

     - greater financial and other resources available to our competitors.

     Our specific concerns include the following:

     - an inability to gain access to our competitors' established clientele who may have lengthy existing contracts;

     - difficulties associated with gaining national recognition, as well as penetrating specific regional clientele; and

     - the current consolidation of the ticketing industry into a few large conglomerates with lengthy operating histories and stronger brand recognition.

     Although we believe that we compete favorably with respect to these factors, we expect we will be continually challenged by current competitors who may have significantly greater financial marketing, service, distribution, technical and other competitive resources, as well as by new entrants into the industry. Our principal competitors include two large national providers of automated ticketing services, smaller regional providers of ticketing services, entertainment organizations that operate and maintain in-house ticketing functions software companies that license ticketing software applications and a variety of Internet competitors.

     On a national level, we primarily compete with two national providers of automated ticketing services, Ticketmaster Corporation and its online partner Ticketmaster Online-CitySearch, Inc., which have operations in multiple locations throughout the United States. Ticketmaster Online-CitySearch has an exclusive license to do all of the online ticketing for Ticketmaster Corporation. Ticketmaster has a widely recognized brand name in the live event ticketing business, a longer operating history in the ticketing industry generally and in Internet ticketing specifically and has greater financial and other resources than we do. We seek to distinguish ourselves from these national ticketing companies principally through the versatility and functionality of our ticketing system and our ability to capture and manage data regarding ticketing transactions and consumer purchasing patterns.

     On a regional level, we compete with smaller providers of automated ticketing services that may have longer operational histories, greater name recognition and a broader established client base in the geographic areas in which they operate than we do. We believe, however, that many regional providers of automated ticketing services are at a competitive disadvantage because they have not developed their own ticketing software applications, have geographically restricted license arrangements with software providers, and in some instances are controlled by a major entertainment organization which may prevent them from contracting with that organization's competitors.

     Finally, we also face competition from independent software companies that license ticketing software applications to providers of regional ticketing services and individual entertainment organizations. These companies may develop more effective ticketing software applications than ours that could render our products obsolete.

     On the Internet, we compete with online ticketing companies, as well as online providers of entertainment information, merchandise and related services whose suites of services overlap with our target markets. In
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addition, because barriers to entry are relatively low, we may face competition from companies in other areas of e-commerce that can launch new web sites using commercially available software. These potential Internet competitors may have competitive advantages, including strong brand recognition, fully developed e-commerce functionality, comprehensive information and an established presence on the Internet. Strategic relationships with these and other Internet portals may allow potential as well as existing competitors to expand their operations and information technology.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

     We regard our proprietary technology and other intellectual property as critical to our success. We rely on trademark, trade secret and copyright law to protect our technology and our brand. We also rely on confidentiality and/or license and other agreements with employees, customers and others to protect our proprietary rights. We have no patents. Despite our efforts to control access to our proprietary information, it may be possible for a third party to copy or otherwise obtain and use our products, technologies or other intellectual property without authorization.

     We have applied to register the tradename "Tickets.com" and the stylized trademark, "1.800.TICKETS," and we have registered the service mark "Advantix" and other trademarks in the United States. We have also applied to register the tradename "Tickets.com" in various foreign countries.

     We have licensed in the past, and expect to license in the future, various proprietary rights, such as trademarks or copyrighted material, to third parties. While we attempt to ensure that the quality of our brands is maintained by our licensees, we cannot be certain that our licensees will not take actions that might materially adversely affect the value of our proprietary rights or reputation.

     Although we believe we have valid proprietary rights to all of our intellectual property, the possibility exists that other parties will assert infringement claims or claims related to our business practices against us. We could be subject to claims of alleged infringement as a result of our actions or the actions of our licensees. We could be subject to claims of alleged trademark infringement by parties whose corporate names are similar to ours.

     Any litigation over intellectual property rights or business practices raises the possibility of substantial damages. Such litigation may also result in injunctive or other equitable relief that could block our ability to market or license our products in the United States or elsewhere. We could also lose the rights to technologies necessary to operate portions of our business. Moreover, sustained intellectual property litigation is costly and could adversely affect our operating results.

     Litigation may be necessary in the future to, among other things:

     - enforce our intellectual property rights;

     - protect our trade secrets;

     - determine the validity and scope of the proprietary rights of others; or

     - defend against claims of infringement or invalidity.

     Any litigation, regardless of the outcome, could result in substantial costs and diversion of managerial resources.

     We currently hold the Internet domain names "tickets.com," "protix.com," "bass-tix.com," "basstickets.com," "fantastix.com" and others. The acquisition and maintenance of domain names generally is regulated by governmental agencies and their designees.

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GOVERNMENT REGULATION

     Our products and services are regulated by federal and state governments.

     Ticket Sales and Auctions

     Many states and municipalities have adopted statutes regulating the sale of tickets within their jurisdictions and requiring that ticket sellers obtain a license. We believe that we are not required to qualify to do business in any state other than California, which does not require a license. One or more states or municipalities, however, could take the position that a telephonic or electronic ticket sale to one of their residents is a sufficient basis for application of that jurisdiction's reseller statute.

     Government agencies or authorities could also argue that other state or local licensing or "ticket scalping" statutes apply to our activities. Some state and local regulations establish maximum convenience and handling charges on tickets for sporting and other entertainment events subject to these regulations. In addition, many states, including California, have laws and regulations governing the conduct of auctions. It is not yet clear whether or to what extent such laws and regulations apply to online auctions.

     Internet Commerce

     We are subject to regulations applicable to businesses generally and laws or regulations directly applicable to Internet commerce. Currently we believe there are few laws and regulations directly applicable to the Internet and e-commerce services; however, it appears likely that this area will be increasingly regulated in the future. These laws may impose additional burdens on companies conducting business online and may decrease the growth of the Internet or e-commerce services.

     In addition, it is unclear whether some existing laws governing issues such as property ownership, sales and other taxes, libel and personal privacy are applicable to the Internet and e-commerce services. For example, tax authorities in a number of states are currently reviewing the appropriate tax treatment of companies engaged in e-commerce. New state tax regulations may subject us to additional state sales and income taxes. These and other similar issues may take years to resolve.

     Consumer Protection and Related Laws

     Many of our services may be subject to federal and state consumer protection laws and regulations prohibiting unfair and deceptive trade practices. Although there are very few laws and regulations directly applicable to the protection of consumers in an online environment, it is possible that legislation will be enacted in this area. New legislation could cover such topics as permissible online content and user privacy, including the collection, use, transmission and retention of personal information provided by online users. The growth and demand for online commerce may also result in more stringent consumer protection laws that impose additional compliance burdens and costs on businesses that engage in e-commerce.

EMPLOYEES

     As of October 1, 1999, we had a total of 824 employees including 552 full-time and 272 part-time employees. The vast majority of our part-time employees serve as operators at our three national call centers. None of our employees is represented by a labor union. We have not experienced any work stoppages and believe our relationship with our employees to be good.

FACILITIES

     Our principal administrative offices total approximately 32,000 square feet and are located in Costa Mesa, California under a lease that expires on September 30, 2005. Our telephone sales center in Concord, California is housed in an approximately 25,176 square-foot facility under a lease that expires on February 15, 2000. Our telephone sales center in Cleveland, Ohio is located in an approximately 9,500 square-foot facility under a lease that expires on December 31, 2001. Our telephone center in Fairfax, Virginia is housed in an

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approximately 5,764 square-foot facility under a lease that expires on March 31,
2001. We also maintain other regional offices for development, sales and support services.

     We believe that our existing facilities are adequate to meet our current needs and that suitable additional space will be available in the future, if necessary, on commercially reasonable terms. We do not own any real estate.

LEGAL PROCEEDINGS

     On July 23, 1999, Ticketmaster Corporation and Ticketmaster Online-City Search filed a lawsuit against us in the United States District Court for the Central District of California seeking unspecified damages and a court order to prohibit us from, among other things, linking Internet consumers to internal pages within Ticketmaster's web site and using the Ticketmaster name on our web site. In addition, the suit alleges that we have engaged in other wrongful acts, such as providing false and misleading information on our web site regarding the availability of tickets and related information on the Ticketmaster web site and taking copyrighted information from the Ticketmaster web site for use on our own web site. The suit seeks an injunction to prohibit us from further engaging in any alleged unlawful activity, treble damages, attorneys' fees and other unspecified damages. On September 15, 1999 we filed a motion to dismiss the lawsuit. A hearing on the motion to dismiss has been scheduled for January 2000. If Ticketmaster Corporation and Ticketmaster Online-City Search successfully assert their claims against us, our web site could be severely impacted. Any injunction could eliminate our ability to directly refer consumers to tickets to events sold by Ticketmaster at Ticketmaster's web site. The Ticketmaster suit could result in limitations on how we implement our e-commerce strategy, delays and costs associated with redesigning our web site and substantial payments to Ticketmaster Corporation and Ticketmaster Online-City Search. In addition, the litigation could result in significant expenses and diversion of our management's time and other resources.

     We currently are not a party to any other material litigation, nor are we aware of any pending or threatened litigation that would have a material adverse effect on us or our business.

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                                   MANAGEMENT

EXECUTIVE OFFICERS, KEY EMPLOYEES AND DIRECTORS

     The following table sets forth the names, ages and positions of our executive officers, key employees and directors as of the date hereof. The background of each person listed in the table is described below.

                NAME                   AGE                           POSITION
                ----                   ---                           --------
W. Thomas Gimple.....................  37    President, Chief Executive Officer and Director
John M. Markovich....................  43    Executive Vice President, Finance and Chief Financial
                                             Officer
Thomas R. Pascoe.....................  44    Executive Vice President and Chief Operating Officer
Timothy E. Kelly.....................  40    Executive Vice President, Chief Marketing Officer
Mardan M. Afrasiabi..................  32    Executive Vice President, Business Development
Andrew B. Dolich.....................  52    Executive Vice President, Sports Marketing
Steve Perlinski......................  38    Senior Vice President and Chief Information Officer
Lisa M. Marquardt....................  37    Senior Vice President Product Development
Robert D. McClintock.................  46    Senior Vice President, Software Development
Michael R. Starkenburg...............  28    Senior Vice President and General Manager, Interactive
                                             Services Group
Michael R. Rodriguez.................  32    Vice President, Corporate Controller
C. Ian Sym-Smith(a)(b)(c)............  69    Chairman of the Board
George Bell..........................  41    Director
James A. Caccavo.....................  37    Director
Peter Chernin........................  48    Director
Christos M. Cotsakos(a)..............  51    Director
William E. Ford(a)(b)(c).............  38    Director
Howard L. Morgan(c)..................  53    Director
Janice L. Richter....................  52    Director
Nicholas E. Sinacori(b)(c)...........  54    Director

---------------
(a) Member of Personnel and Compensation Committee

(b) Member of Finance Committee

(c) Member of Pricing Committee

     W. Thomas Gimple has served as President, Chief Executive Officer and a director of Tickets.com since November 1996. Prior to joining Tickets.com, Mr. Gimple served as Executive Vice President of Iwerks Entertainment, Inc., a leading provider of software-based theater attractions, from July 1995 to January 1996 and as President of Iwerks Touring Technologies, Inc., a subsidiary of Iwerks Entertainment, Inc., from November 1991 to July 1995. Mr. Gimple received his B.S. in Business Administration with a focus on Entrepreneurial Studies from the University of Southern California.

     John M. Markovich has served as Executive Vice President, Finance and Chief Financial Officer of Tickets.com since January 1998. Prior to joining Tickets.com, Mr. Markovich served as Senior Vice President, Finance and Chief Financial Officer of Autobytel.com, Inc., an Internet-based automotive information and purchasing service, from January 1997 to January 1998. He served as Vice President, Finance and Chief Financial Officer of Optical Coating Laboratory, Inc., a publicly held manufacturer of thin film coated optical products from April 1995 to January 1997. From July 1993 to February 1995, Mr. Markovich served as Vice President, Finance and Chief Financial Officer of Electrosci, Inc., an early stage environmental technology company. Mr. Markovich received his B.S. in general business from Miami University and his M.B.A. from Michigan State University.

     Thomas R. Pascoe has served as Executive Vice President and Chief Operating Officer of Tickets.com since November 1996. Prior to joining Tickets.com, Mr. Pascoe served as Vice President of Manufacturing of Iwerks Entertainment, Inc. from July 1995 to June 1996 and as Director of Operations for Iwerks Touring

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Technologies, Inc., a subsidiary of Iwerks Entertainment Inc., from March 1995 to July 1995. From March 1994 to March 1995, Mr. Pascoe was Chief Financial Officer of the Pacific Legal Foundation, a national nonprofit legal aid foundation. Mr. Pascoe received his B.A. in psychology and philosophy from Chapman College and his M.B.A. from Pepperdine University.

     Timothy E. Kelly has served as Executive Vice President, Chief Marketing Officer of Tickets.com since August 1999. Prior to joining Tickets.com, Mr. Kelly served as Vice President of Marketing for Sprint Telecommunications, Inc., from June 1994 to August 1999. He served as Senior Vice President, Group Director of Partners & Shevak, Inc., an advertising agency, from August 1991 to June 1994. From July 1986 to August 1991, Mr. Kelly was an advertising account director with D'arcy Masius Benton & Bowles, Inc. Mr. Kelly received his B.S. in Marketing from the University of Florida and his M.B.A. from Nova University.

     Mardan M. Afrasiabi has served as Executive Vice President, Business Development of Tickets.com since August 1999. From June 1998 to August 1999, Mr. Afrasiabi served as our Vice President, Strategic and International Business Development. Prior to joining Tickets.com, Mr. Afrasiabi served as Vice President of Ventana Global Ltd., an international venture capital firm, from May 1995 until June 1998. While at Ventana Global, Mr. Afrasiabi was involved in the formation and initial capitalization of Tickets.com. From August 1992 to December 1995 he attended the University of Southern California. Mr. Afrasiabi received his B.S. in Business Administration with a focus on Entrepreneurial Studies, his M.B.A. and his J.D. from the University of Southern California.

     Andrew B. Dolich has served as Executive Vice President of Sports Marketing of Tickets.com since February 1998. Prior to joining Tickets.com, Mr. Dolich was the President of Dolich & Associates, a management consulting firm serving the sports and entertainment industries, from November 1995 to January 1998. From November 1994 to November 1995, Mr. Dolich served as President and Chief Operating Officer of the Golden State Warriors, a professional basketball team. From November 1980 to November 1994, he held a number of senior management positions with the Oakland Athletics, a professional baseball organization. Mr. Dolich received his B.A. in Government and Public Administration from American University and his M.A. in Education and Sports Administration from Ohio University.

     Steve Perlinski has served as Senior Vice President and Chief Information Officer of Tickets.com since July 1999. Prior to joining Tickets.com, Mr. Perlinski served as General Director of e-commerce for General Motors Corporation from January 1998 to June 1999. From July 1996 to October 1998, he served as Chief Information Officer for NextCard.com, Inc., a national credit card bank deployed exclusively on the Internet. From January 1989 to July 1996, Mr. Perlinski founded and served as Chief Executive Officer of i-Sol, Inc., a consulting firm concentrating on strategic systems development.

     Lisa M. Marquardt has served as Senior Vice President of Product Development of Tickets.com since September 1998. From February 1998 to August 1998, Ms. Marquardt acted as our Vice President of Sales and Client Services, and from January 1997 to February 1998, she served as our Vice President of Sales and Marketing. Prior to its acquisition by Tickets.com, Ms. Marquardt was the General Manager of Advantix, a division of Playhouse Square Foundation from February 1996 to January 1997 and Director of Contemporary Programming from July 1993 to February 1996. Ms. Marquardt received her B.S. in Information Systems from Ohio State University and her M.B.A. from Case Western University.

     Robert D. McClintock has served as Senior Vice President of Software Development of Tickets.com since January 1999. Prior to that, he served as the Vice President of Connecticut Operations of Tickets.com after rejoining Tickets.com in April 1997. Previously, Mr. McClintock served as Principal of Robert McClintock Associates, a software consulting company from August 1995 to March 1997. From July 1984 to July 1995, Mr. McClintock served as Senior Vice President of Operations for Hill Arts & Entertainment Systems, Inc. Mr. McClintock received his B.A. from Cornell University and his M.F.A. from Yale University.

     Michael R. Starkenburg has served as Senior Vice President and General Manager of Interactive Services Group of Tickets.com since August 1999. Prior to joining Tickets.com, Mr. Starkenburg served as Chief Technology Officer of Cyberian Outpost, Inc., an online retailer, from July 1997 to July 1999. From

December 1996 until July 1997, he led the web development and operations team of Digital City, Inc., a content based Internet company. From August 1995 to December 1996, Mr. Starkenburg worked for America Online, Inc. where he was responsible for the development and operations of several large Internet sites. From November 1991 until joining America Online, he was an Internet and networking consultant to a variety of clients, including the International Monetary Fund, the national Academy of Sciences and the Information Technology Association of America. Mr. Starkenburg received his B.B.A. in International Business from George Washington University.

     Michael R. Rodriguez has served as Vice President, Corporate Controller of Tickets.com since May 1999. He previously served as our Corporate Controller since September 1997. Prior to joining Tickets.com, Mr. Rodriguez served as Director of Finance and Corporate Controller of EDiX Corporation, a healthcare information technology company, from July 1995 until September 1997. From September 1993 to July 1995, he was a student at the Stanford University Graduate School of Business. Mr. Rodriguez is a certified public accountant and received his B.S. in Accounting from the University of Southern California and his M.B.A. from Stanford University.

     C. Ian Sym-Smith has served as Chairman of the board of directors of Tickets.com since 1996. Mr. Sym-Smith has been an independent investor and has been a special limited partner of Ventana Global and several affiliated investment funds since May 1994. From 1988 to May 1994, Mr. Sym-Smith served as Chairman of the Board of Rural/Metro Corporation, a publicly held emergency service company. Mr. Sym-Smith received his diploma in electrical engineering from the College of Technology in Birmingham, England and an M.B.A. from the Wharton School of the University of Pennsylvania.

     George Bell has served as a director of Tickets.com since October 1999. Since May 1999, Mr. Bell has served as President and a director of Excite@Home. From January 1996 until May 1999, he was President, Chief Executive Officer and a director of Excite, Inc. From May 1991 to December 1995, Mr. Bell was Senior Vice President of Times Mirror Magazines, a publisher of special-interest magazines. Prior to joining Times Mirror Magazines, Mr. Bell worked as an independent producer, writer and packager of television sports and documentary programming and as a staff producer and writer for the ABC television network. He received a B.A. in English from Harvard College.

     James A. Caccavo has served as a director of Tickets.com since May 1999. From May 1999 to August 1999, Mr. Caccavo served as Executive Vice President and President of Internet Operations of Tickets.com. Prior to the merger of Tickets.com with California Tickets.com in May 1999, Mr. Caccavo served as President and Chief Executive Officer of California Tickets.com since December 1997. Mr. Caccavo served as a Senior Vice President of Sullivan Communications, Inc., a graphic arts services company, from August 1988 to November 1996. Mr. Caccavo also served as the President of American Color, a digital imaging company and a wholly owned subsidiary of Sullivan Communication from January 1994 to October 1996. In addition, from March 1995 to October 1996, Mr. Caccavo also served as President of Digiscope, a computer-based motion picture special effects company and a division of Sullivan Communications. Mr. Caccavo received his B.S. in Economics and Finance from the University of Scranton.

     Peter Chernin has served as a director of Tickets.com since August 1999. Mr. Chernin has been a Director and President and Chief Operating Officer of Fox Entertainment since August 1998. Mr. Chernin has been an Executive Director, President and Chief Operating Officer of News Corporation and a director, Chairman and Chief Executive Officer of NAI since 1996. Mr. Chernin was Chairman and Chief Executive Officer of Fox Filmed Entertainment from 1994 until 1996, Chairman of Twentieth Century Fox Film from 1992 until 1994 and President of the Fox Entertainment Group of Fox Broadcasting Company from 1989 until 1992. Mr. Chernin also served as a director of T.V. Guide, Inc. and currently serves as a director of E*TRADE Group, Inc. Mr. Chernin received a B.A. from the University of California at Berkeley.

     Christos M. Cotsakos has served as a director of Tickets.com since May 1999. Mr. Cotsakos has served as Chief Executive Officer of the E*TRADE Group, Inc., an online financial services company, since March 1996. Currently, he also serves as the Chairman of the Board of E*TRADE. In addition, Mr. Cotsakos served as E*TRADE's President from March 1996 to January of 1999. Prior to joining E*TRADE, he served as President, Co-Chief Executive Officer, Chief Operating Officer and a director of A.C. Nielsen, Inc. from

March 1995 to January 1996, as President and Chief Operating Officer of Nielsen International from September 1993 to March 1995, and as President and Chief Operating Officer of Nielsen Europe, Middle East and Africa from March 1992 to September 1993. Mr. Cotsakos serves as a director of National Processing Company, Critical Path and Fox Entertainment Group. He also serves as a director of E*OFFERING Corp., one of the underwriters in this offering. Mr. Cotsakos received a B.A. from William Paterson College, an M.B.A. from Pepperdine University and is currently pursuing a Ph.D. in economics at the Management School, University of London.

     William E. Ford has served as a director of Tickets.com since May 1998. Mr. Ford has served as a managing member of General Atlantic Partners, LLC or its predecessor, a private equity firm that invests globally in software, Internet services and related information technology companies, since 1991. Mr. Ford also serves as a director of GT Interactive Software Corp., Quintiles Transnational Corp., LHS Group Inc., E*TRADE Group, Inc., Eclipsys Corporation, Priceline.com Incorporated, and several private information technology companies. Mr. Ford received his B.A. in Economics from Amherst College and his M.B.A. from Stanford University.

     Howard L. Morgan has served as a director of Tickets.com since the merger of the company with California Tickets.com in May 1999. Dr. Morgan has served as General Partner of bill gross' idealab! corporation, an incubator of Internet and e-commerce companies, since January 1999. Since 1989, Dr. Morgan has also been President of Arca Group, Inc., a consulting and investment management firm specializing in the areas of computer and communications technologies. Dr. Morgan was Professor of Decision Sciences at the Wharton School of the University of Pennsylvania from 1972 through 1986. He serves as a director for a number of public companies, including Cylink Corp., Franklin Electronic Publishers, Inc., Infonautics Corporation, Kentek Information Systems, Inc., MetaCreations Corporation, MyPoints.com, Inc., Segue Software, Inc. and Unitronix Corp. Dr. Morgan holds a B.S. from City College of New York and a Ph.D. from Cornell University.

     Janice L. Richter served as a director of Tickets.com from May 1996 through April 1998 and was re-appointed to the Board in August 1999. Ms. Richter has served as counsel to the law firm of Fellheimer, Braverman & Kaskey since July 1997. Ms. Richter, who specializes in commercial litigation is a member of the New Jersey and Pennsylvania Bars. Ms. Richter is a shareholder of R4 Holdings, LLC, a venture capital firm, and serves on a number of non-profit boards including Philadelphia Health Care Trust, the College of New Jersey Foundation, and the Coriell Institute for Medical Research. Ms. Richter received her B.S.N. from the Trenton State College and her J.D. from Rutgers University School of Law at Camden.

     Nicholas E. Sinacori has served as a director of Tickets.com since September 1997. Mr. Sinacori has been a Managing Partner of International Capital Partners, Inc., a private equities investment firm since June 1989. Mr. Sinacori also serves on the board of directors of Arrow Corporation, Shared Technologies Cellular, Inc., Cambric, Inc., Ralin, Inc., and Beverage Marketing Technologies, Inc. Mr. Sinacori received his B.S. in Operations Research and his M.B.A. in finance, both from Columbia University.

     All executive officers are appointed annually by and serve at the discretion of the Board.

CLASSIFIED BOARD

     Tickets.com's certificate of incorporation provides that the Board of Directors will be divided into three classes. The term of office of directors assigned to Class I will expire at the annual meeting of stockholders in 2000 and at each third succeeding annual meeting after that. The term of office of directors assigned to Class II will expire at the annual meeting of stockholders in 2001 and at each third succeeding annual meeting after that. The term of office of directors assigned to Class III will expire at the annual meeting of stockholders in 2002 and at each third succeeding annual meeting after that. As of the date of this prospectus, none of our directors had been assigned to a class. All directors will be assigned to a class prior to the consummation of this offering.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has established a Finance Committee and a Personnel and Compensation Committee ("Compensation Committee"). The functions of the Finance Committee include recommending to the Board of Directors the selection and retention of independent auditors, reviewing the scope of the annual audit undertaken by Tickets.com independent auditors and the progress and results of their work, and reviewing the financial statements and internal accounting and auditing procedures. The functions of the Compensation Committee include establishing the compensation of the Chief Executive Officer, reviewing and approving executive compensation policies and practices, reviewing salaries and bonuses for executive officers, and considering such other matters as may, from time to time, be delegated to the Compensation Committee by the Board of Directors.

     The Board of Directors has established a Pricing Committee. The functions of the Pricing Committee include recommending the underwriters for our initial public offering and approving the price at which our common stock will be offered. The Pricing Committee consists of Nicholas E. Sinacori, C. Ian Sym-Smith, William E. Ford and Howard L. Morgan.

EXECUTIVE COMPENSATION

     Summary of Cash and Other Executive Compensation

     The following table sets forth the aggregate compensation earned by the President and Chief Executive Officer of Tickets.com and each of the other three most highly compensated executive officers of Tickets.com (the "Named Executive Officers") for services rendered in all capacities for the year ended December 31, 1998:

                           SUMMARY COMPENSATION TABLE

                                                                    Long Term
                                                                   Compensation
                                                                   ------------
                                                                    Securities
                                                                    Underlying        All Other
            Name and Principal Position               Salary($)     Options(#)     Compensation($)
            ---------------------------               ---------    ------------    ---------------
W. Thomas Gimple
President and Chief Executive Officer...............  $268,431       600,000           $1,830(a)
Thomas R. Pascoe
  EVP and Chief Operating Officer...................   194,615       158,333               --
John M. Markovich
  EVP and Chief Financial Officer...................   177,596       358,333               --
Andrew B. Dolich(b)
  EVP, Sports Marketing.............................   180,769       200,000               --

---------------
(a) Represents life insurance premiums paid by Tickets.com.

(b) Due to changes in organizational structure of Tickets.com, Mr. Dolich will not be deemed to be a named executive officer in 1999.

     Option Grants

     The following table sets forth certain information concerning grants of options to the Named Executive Officers of Tickets.com during the year ended December 31, 1998. No stock appreciation rights were granted to the Named Executive Officers during 1998.

               OPTION GRANTS DURING YEAR ENDED DECEMBER 31, 1998

                                           INDIVIDUAL GRANTS
                       ---------------------------------------------------------   POTENTIAL REALIZABLE VALUE AT
                        NUMBERS OF          % OF                                      ASSUMED ANNUAL RATES OF
                        SECURITIES     TOTAL OPTIONS                                   STOCK APPRECIATION FOR
                        UNDERLYING       GRANTED TO      EXERCISE                        OPTION TERM($)(C)
                          OPTIONS       EMPLOYEES IN     PRICE PER    EXPIRATION   ------------------------------
        NAME           GRANTED(#)(A)    FISCAL YEAR     SHARE($)(B)      DATE           5%              10%
        ----           -------------   --------------   -----------   ----------   -------------   --------------
W. Thomas Gimple.....     600,000          24.86           $3.38      9/14/2008     $7,818,694      $12,449,964
Thomas R. Pascoe.....     158,333           6.56            3.38      9/14/2008      2,063,262        3,285,400
John M. Markovich....     200,000           8.29            2.25      1/30/2008      2,606,231        4,149,988
                          158,333           6.56            3.38      9/14/2008      2,063,262        3,285,400
Andrew B. Dolich.....     200,000           8.29            2.25      2/09/2008      2,606,231        4,149,988

---------------
(a) All of such options were granted under the Tickets.com 1997 and 1998 Stock Option Plan and 1998 Stock Incentive Plan for a term of 10 years, subject to the earlier termination in connection with events related to termination of employment. To the extent not already exercisable, the options generally become exercisable upon a sale of assets, a merger or consolidation of Tickets.com with or into another corporation, or the acquisition by another corporation or person of all or substantially all of Tickets.com's assets or 50% or more of Tickets.com's outstanding voting stock, unless the options assumed are replaced with a comparable option of the surviving entity. However, the options granted to Messrs. Gimple and Markovich will vest immediately upon such an acquisition, whether or not assumed or otherwise continued in effect. If the options granted to Messrs. Pascoe and Dolich are assumed or otherwise continued in effect, those options will not vest at the time of the acquisition, but will vest as to all the unvested option shares upon the earlier of (i) completion of 24 months of employment following the effective date of the acquisition or (ii) the involuntary termination of the optionee's employment following such acquisition. All of the options granted to Mr. Pascoe, Mr. Markovich and Mr. Dolich and options to acquire 493,333 shares granted Mr. Gimple vest in equal quarterly installments over four years. Mr. Gimple's remaining options to acquire 111,111 shares vest on September 14, 2004. Upon an involuntary termination of a Named Executive Officer's employment or a resignation for good reason, his options will immediately vest as to 50% of the unvested option shares.

(b) All options were granted at the fair market value of the common stock on the date of grant, as determined by the Board of Directors.

(c) Sets forth potential option gains based on assumed annualized rates of stock price appreciation from the assumed initial public offering price of $8.00 per share of 5.0% and 10.0% (compounded annually) over the full term of the grant with appreciation determined as of the expiration date. The 5.0% and 10.0% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission, and do not represent Tickets.com's estimate or projection of future common stock prices.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth information regarding option exercises by the Named Executive Officers during the fiscal year 1998 and held by them on December 31, 1998:

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
                                     VALUES


                                                        NUMBER OF SECURITIES    VALUE OF UNEXERCISED
                                                             UNDERLYING         IN-THE-MONEY OPTIONS    VALUE OF UNEXERCISED IN-
                                                         UNEXERCISED OPTIONS       AT FISCAL YEAR       THE-MONEY OPTIONS AT THE
                              SHARES                    AT FISCAL YEAR END(#)         END($)(A)                OFFERING(B)
                            ACQUIRED ON      VALUE      ---------------------   ---------------------   -------------------------
           NAME             EXERCISE(#)   REALIZED($)    VESTED     UNVESTED     VESTED     UNVESTED      VESTED       UNVESTED
           ----             -----------   -----------   --------   ----------   ---------   ---------   -----------   -----------
W. Thomas Gimple..........      --            --        275,000    1,125,000    $515,000    $925,000    $1,786,875    $6,128,125
Thomas R. Pascoe..........      --            --         73,784      306,771     119,875     226,125       461,128     1,644,941
John M. Markovich.........      --            --         47,396      310,938      42,188     182,813       261,392     1,620,900
Andrew B. Dolich..........      --            --         37,500      162,500      42,188     182,813       215,625       934,375


---------------
(a) Represents the difference between the fair market value of the shares underlying such option at fiscal year-end ($3.375 per share, as determined by the Board of Directors) and the exercise price of such option.


(b) Represents the difference between the fair market value of the shares underlying such option at the close of this offering, based upon an assumed initial public offering price of $8.00 per share, and the exercise price of such option.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Board of Directors established the Compensation Committee in December 1997. The Compensation Committee consists of Mr. Ford, Mr. Sym-Smith and Mr. Cotsakos. Material transactions between Tickets.com and the members of the Compensation Committee are as set forth under "Related Party Transactions." Tickets.com currently intends that any future transactions with affiliates of Tickets.com will be on terms at least as favorable to Tickets.com as those that can be obtained from nonaffiliated third parties.

PERFORMANCE OPTIONS

     On April 29, 1999, Tickets.com granted to Mr. Gimple an option to purchase 666,667 shares of common stock at an exercise price of $6.19 per share. On that date we also granted options to each of Messrs. Markovich and Pascoe to purchase 171,111 shares at an exercise price of $6.19 per share. On May 17, 1999, we granted to Mr. Caccavo an option to purchase 333,333 shares at an exercise price of $7.31 per share. Upon his resignation from Tickets.com on August 13, 1999, the vesting of 66,667 of these option shares was accelerated so that they were immediately vested, and the remaining 266,666 unvested option shares were cancelled. We have designated each of these options Performance Options. All of the Performance Options, other than the 66,667 vested performance options held by Mr. Caccavo, are exercisable on the sixth anniversary of the date of grant, but vest on an accelerated basis as follows:

     - 20% will be exercisable upon closing of this offering if the public offering price on the cover of this prospectus exceeds $11.25 per share.

     - 40% will be exercisable if the closing price of our common stock is over $22.50 per share for 20 consecutive trading days at any time after January 1, 2000; and

     - 40% will be exercisable if the closing price of our common stock is over $28.13 per share for 20 consecutive trading days at any time after June 30, 2000.

     On August 13, 1999, in accordance with the separation agreement between us and Mr. Caccavo, his option to purchase 266,666 shares was cancelled. His remaining option to purchase 66,667 shares is currently exercisable.

     The Performance Options will also become exercisable upon an acquisition of Tickets.com to the extent that the price per share to our stockholders exceeds each of these share price thresholds.

OPTIONS GRANTED UNDER THE SPECIAL EXECUTIVE STOCK OPTION PLAN

     On September 16, 1999, Tickets.com granted an option under the Special Executive Stock Option Plan to purchase 222,222 shares of common stock to Mr. Gimple, 244,444 shares of common stock to Mr. Kelly and 133,333 shares of common stock to each of Messrs. Markovich, Pascoe and Afrasiabi. All of these options have an exercise price of $9.00 per share and, other than options to purchase 48,888 shares granted to Mr. Kelly which vested immediately, vest in equal quarterly installments over a four year period. To the extent not already exercisable, these options generally become fully exercisable upon a sale of assets, a merger or consolidation of Tickets.com with or into another corporation, or the acquisition by another corporation or person of all or substantially all of Tickets.com's assets or 50% or more of Tickets.com's outstanding voting stock, unless the options assumed are replaced with a comparable option of the surviving entity. However, the options granted to Messrs. Gimple and Markovich will vest immediately upon such an acquisition, whether or not assumed or otherwise continued in effect. If the options granted to Messrs. Pascoe or Kelly are assumed or otherwise continued in effect, those options will not vest at the time of acquisition, but will vest as to all the unvested option shares upon the earlier of (1) completion of 24 months of employment following the effective date of the acquisition or (2) the involuntary termination of the optionee's employment following such acquisition. If the option granted to Mr. Afrasiabi is assumed or otherwise continues in effect, the option will not vest at the time of the acquisition, but will vest as to 50% of the unvested option shares upon the earlier of (1) completion of 24 months of employment following the effective date of the acquisition or (2) the involuntary termination of the optionee's employment following such acquisition. Upon an involuntary termination of these individuals' employment or a resignation for good reason, their respective options will immediately vest as to 50% of the unvested option shares.

EMPLOYMENT AND SEVERANCE ARRANGEMENTS

     In October 1998, Tickets.com and Messrs. Gimple, Markovich, Pascoe and Dolich entered into employment agreements. In April 1999, Tickets.com entered into new employment agreements with Messrs. Gimple, Markovich and Pascoe that continue in effect for six years plus any extensions or renewals. These agreements provide Mr. Gimple with a base salary of $275,000, and each of Messrs. Markovich, Pascoe and Dolich with a base salary of $200,000. In addition, each agreement provides other benefits during its term and upon the termination of the employment of the executive. If Tickets.com terminates the executive's employment without cause, or if the executive terminates his employment voluntarily for good reason, then Mr. Gimple is entitled to nine months of salary and immediate vesting of 50% of all unvested options other than the Performance Options and Messrs. Markovich, Pascoe and Dolich are entitled to six months of salary and immediate vesting of 50% of all unvested options, other than the Performance Options. Messrs. Gimple's and Markovich's employment agreements provide for immediate vesting of all unvested options, other than the Performance Options, as defined in their respective agreements following a change in control or corporate transaction. All unvested options of Messrs. Pascoe and Dolich will vest 12 months following a change in control or corporate transaction or immediately if their employment is terminated without cause or they terminate their employment voluntarily for good reason within 24 months following a change of control or corporate transaction. If within 24 months following a change in control or corporate transaction, Tickets.com terminates the employment of the executive without cause or the executive terminates his employment voluntarily for good reason, then Mr. Gimple is entitled to 18 months of salary and Messrs. Markovich, Pascoe and Dolich are entitled to 12 months of salary. The employment agreements also include provisions regarding the protection of confidential information of Tickets.com, non-competition with Tickets.com, non-solicitation of other employees of Tickets.com and indemnification of the executives by Tickets.com.

     In August 1999, Mr. Caccavo resigned from his position as Executive Vice President of Internet Operations of Tickets.com. Pursuant to a Separation Agreement dated August 9, 1999 between Tickets.com and Mr. Caccavo, Mr. Caccavo will receive his regular base salary and health insurance coverage from Tickets.com through February 13, 2000. Tickets.com also agreed to pay Mr. Caccavo a one time lump sum payment of $125,000 and to pay some of his relocation expenses. In addition, Mr. Caccavo will retain 66,667 of his Performance Options, which are fully vested.

DIRECTOR COMPENSATION

     Tickets.com reimburses its directors for all reasonable and necessary travel and other incidental expenses incurred in connection with their attendance at meetings of the board. Directors currently receive no cash compensation for serving on the board. However, in December 1997, each non-employee board member serving on the board received an option to purchase 11,111 shares of common stock at an exercise price of $2.25 per share, and such options are fully exercisable and terminate on December 22, 2007. In May 1999, Mr. Cotsakos was granted an option to purchase 11,111 shares of common stock at exercise price of $7.31 per share and a warrant to purchase 77,778 shares of common stock at an exercise price of $7.31 per share upon joining the board of directors. In addition, in May 1999, Messrs. Ford and Morgan were each granted options to purchase an aggregate of 11,111 shares at an exercise price of $7.31 per share. Mr. Ford's options were fully vested upon grant, and Mr. Morgan's options will vest in full after one year. In August 1999, Mr. Chernin was granted an option to purchase 11,111 shares of common stock at an exercise price of $9.00 per share upon joining the Board of Directors. Under our 1999 Stock Incentive Plan, each new non-employee director typically will receive an option to purchase 13,333 shares of common stock upon joining the board of directors. Each incumbent director will be granted an option to purchase an additional 4,444 shares of common stock annually which will be fully exercisable upon grant. See "Management -- Benefit Plans" for a description of our 1999 Stock Incentive Plan.

BENEFIT PLANS

     1999 Stock Incentive Plan

     Introduction

     The 1999 Stock Incentive Plan is intended to serve as the successor program to our Special Executive Stock Option Plan, 1998 Stock Incentive Plan, 1997 Stock Option Plan, 1996 Stock Option Plan and 1997 Non-Employee Director's Option Plan. The 1999 Stock Incentive Plan was adopted by the board on May 26, 1999 and is subject to stockholder approval. The 1999 Stock Incentive Plan will become effective when the underwriting agreement for this offering is signed. At that time, all outstanding options granted under our Special Executive Stock Option Plan, 1998 plan, 1997 plan, 1996 plan and the directors' plan will be transferred to the 1999 Stock Incentive Plan, and no further option grants will be made under these predecessor plans. The transferred options will continue to be governed by their existing terms, unless our personnel and compensation committee decides to extend one or more features of the 1999 Stock Incentive Plan to those options. Except as otherwise noted below, the transferred options have substantially the same terms as will be in effect for grants made under the discretionary option grant program of our 1999 Stock Incentive Plan.

     Share Reserve

     10,506,391 shares of our common stock have been authorized for issuance under the 1999 Stock Incentive Plan. This share reserve consists of the number of shares we estimate will be carried over from the Special Executive Stock Option Plan, 1998 plan, 1997 plan, 1996 plan and directors' plan plus an additional increase of approximately 1,066,667 shares. The share reserve under our 1999 Stock Incentive Plan will automatically increase on the first trading day in January each year, beginning with calendar year 2000, by an amount equal to 3.5% of the total number of shares of our common stock outstanding on the last trading day of December in the prior year, but in no event will this annual increase exceed 2,222,222 shares. In addition, no participant in the 1999 Stock Incentive Plan may be granted stock options or direct stock issuances for more than 444,444 shares of common stock in total in any calendar year.

     Programs

     Our 1999 Stock Incentive Plan has five separate programs:

     - the discretionary option grant program, under which eligible individuals in our employ may be granted options to purchase shares of our common stock at an exercise price not less than the fair market value of those shares on the grant date;

     - the stock issuance program, under which eligible individuals may be issued shares of common stock which will vest upon the attainment of performance milestones or upon the completion of a period of service or which are fully vested at issuance as a bonus for past services;

     - the salary investment option grant program, under which our executive officers and other highly compensated employees may be given the opportunity to apply a portion of their base salary to the acquisition of special below market stock option grants;

     - the automatic option grant program, under which option grants will automatically be made at periodic intervals to eligible non-employee board members to purchase shares of common stock at an exercise price equal to the fair market value of those shares on the grant date; and

     - the director fee option grant program, under which our non-employee board members may be given the opportunity to apply a portion of any retainer fee otherwise payable to them in cash for the year to the acquisition of special below-market option grants.

     Eligibility

     The individuals eligible to participate in our 1999 Stock Incentive Plan include our officers and other employees, our board members and any consultants we hire.

     Administration

     The discretionary option grant and stock issuance programs will be administered by our personnel and compensation committee. This committee will determine which eligible individuals are to receive option grants or stock issuances under those programs, the time or times when the grants or issuances are to be made, the number of shares subject to each grant or issuance, the status of any granted option as either an incentive stock option or a nonstatutory stock option under the federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. The compensation committee will also have the authority to select the executive officers and other highly compensated employees who may participate in the salary investment option grant program in the event that program is put into effect for one or more calendar years.

     Plan Features

     Our 1999 Stock Incentive Plan will include the following features:

     - The exercise price for any options granted under the plan may be paid in cash or in shares of our common stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee.

     - The personnel and compensation committee will have the authority to cancel outstanding options under the discretionary option grant program, including any transferred options from our Special Executive Stock Option Plan, 1998 plan, 1997 plan, 1996 plan or directors' plan, in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of our common stock on the new grant date.

     - Stock appreciation rights may be issued under the discretionary option grant program. These rights will provide the holders with the election to surrender their outstanding options for a payment from us equal to the fair market value of the shares subject to the surrendered options less the exercise price payable for those shares. We may make the payment in cash or in shares of our common stock. No stock appreciation rights are outstanding under our Special Executive Stock Option Plan, 1998 plan, 1997 plan, 1996 plan or directors' plan.

     Change in Control

     The 1999 Stock Incentive Plan will include the following change in control provisions which may result in the accelerated vesting of outstanding option grants and stock issuances:

     - In the event that we are acquired by merger or asset sale, each outstanding option under the discretionary option grant program which is not to be assumed by the successor corporation will immediately become exercisable for all the option shares, and all outstanding unvested shares will immediately vest, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation.

     - The personnel and compensation committee will have complete discretion to grant one or more options which will become exercisable for all the option shares in the event those options are assumed in the acquisition but the optionee's service with us or the acquiring entity is subsequently terminated. The vesting of any outstanding shares under our 1999 Stock Incentive Plan may be accelerated upon similar terms and conditions.

     - The personnel and compensation committee may grant options and structure repurchase rights so that the shares subject to those options or repurchase rights will immediately vest in connection with a successful tender offer for more than 50% of our outstanding voting stock or a change in the majority of
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

       our board through one or more contested elections. Such accelerated vesting may occur either at the time of such transaction or upon the subsequent termination of the individual's service.

     - The options currently outstanding under our Special Executive Stock Option Plan, 1998 plan, 1997 plan, 1996 plan and director's plan will generally vest immediately in the event we are acquired by merger or asset sale or in the event there is a change in control resulting from a successful tender offer for more than 50% of our outstanding common stock or a change in the majority of our board through one or more contested elections, unless those options are assumed by the successor company or otherwise continued in effect. However, a number of options outstanding under those plans have special acceleration provisions. Some of those options will vest immediately upon the acquisition or change in control, whether or not the options are assumed or otherwise continued in effect. Other options which do not vest at the time of the acquisition or change in control because they are assumed or otherwise continued in effect will subsequently vest as to all of the unvested option shares or as to 50% of those unvested option shares upon the optionee's completion of 24 months of employment following the effective date of the acquisition or change in control or, if earlier, upon the involuntary termination of the optionee's employment following the acquisition or change in control.

     Salary Investment Option Grant Program

     In the event the personnel and compensation committee decides to put this program into effect for one or more calendar years, each of our executive officers and other highly compensated employees may elect to reduce his or her base salary for the calendar year by an amount not less than $10,000 nor more than $50,000. Each selected individual who makes such an election will automatically be granted, on the first trading day in January of the calendar year for which his or her salary reduction is to be in effect, an option to purchase that number of shares of common stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of our common stock on the grant date. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date. As a result, the option will be structured so that the fair market value of the option shares on the grant date less the exercise price payable for those shares will be equal to the amount of the salary reduction. The option will become exercisable in a series of twelve equal monthly installments over the calendar year for which the salary reduction is to be in effect.

     Automatic Option Grant Program

     Each individual who first becomes a non-employee board member at any time after the effective date of this offering will receive an option grant for 13,333 shares of common stock on the date such individual joins the board. In addition, on the date of each annual stockholders meeting held after the effective date of this offering, each non-employee board member who is to continue to serve as a non-employee board member, including each of our current non-employee board members, will automatically be granted an option to purchase 4,444 shares of common stock, provided such individual has served on the board for at least six months.

     Each automatic grant will have an exercise price per share equal to the fair market value per share of our common stock on the grant date and will have a term of 10 years, subject to earlier termination following the optionee's cessation of board service. The option will be immediately exercisable for all of the option shares; however, we may repurchase, at the exercise price paid per share, any shares purchased under the option which are not vested at the time of the optionee's cessation of board service. The shares subject to each annual automatic grant will be fully vested when granted. The shares subject to each initial 13,333-share automatic option grant will vest in a series of three successive equal monthly installments upon the optionee's completion of each year of board service over the three year period measured from the grant date. However, the shares will immediately vest in full upon certain changes in control or ownership or upon the optionee's death or disability while a board member.

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

     Director Fee Option Grant Program

     If this program is put into effect in the future, then each non-employee board member may elect to apply all or a portion of any cash retainer fee for the year to the acquisition of a below-market option grant. The option grant will automatically be made on the first trading day in January in the year for which the non-employee board member would otherwise be paid the cash retainer fee in the absence of his or her election. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date, and the number of shares subject to the option will be determined by dividing the amount of the retainer fee applied to the program by two-thirds of the fair market value per share of our common stock on the grant date. As a result, the option will be structured so that the fair market value of the option shares on the grant date less the exercise price payable for those shares will be equal to the portion of the retainer fee applied to that option. The option will become exercisable in a series of twelve equal monthly installments over the calendar year for which the election is in effect. However, the option will become immediately exercisable for all the option shares upon the death or disability of the optionee while serving as a board member.

     Additional Program Features

     Our 1999 Stock Incentive Plan will also have the following features:

     - Outstanding options under the salary investment and director fee option grant programs will immediately vest if we are acquired by a merger or asset sale or if there is a successful tender offer for more than 50% of our outstanding voting stock or a change in the majority of our board through one or more contested elections.

     - Limited stock appreciation rights will automatically be included as part of each grant made under the salary investment option grant program and the automatic and director fee option grant programs, and these rights may also be granted to one or more officers as part of their option grants under the discretionary option grant program. Options with this feature may be surrendered to us upon the successful completion of a hostile tender offer for more than 50% of our outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from us in an amount per surrendered option share based upon the highest price per share of our common stock paid in that tender offer.

     - The board may amend or modify the 1999 Stock Incentive Plan at any time, subject to any required stockholder approval. The 1999 Stock Incentive Plan will terminate no later than May 23, 2009.

1999 EMPLOYEE STOCK PURCHASE PLAN

     Introduction

     Our 1999 Employee Stock Purchase Plan was adopted by the board in May 1999 and approved by the stockholders in August 1999. The plan will become effective immediately upon the signing of the underwriting agreement for this offering. The plan is designed to allow our eligible employees and the eligible employees our participating subsidiaries to purchase shares of common stock, at semi-annual intervals, with their accumulated payroll deductions.

     Share Reserve

     666,667 shares of our common stock will initially be reserved for issuance. The reserve will automatically increase on the first trading day in January each year, beginning in calendar year 2000, by an amount equal to 1% of the total number of outstanding shares of our common stock on the last trading day in December in the prior year. In no event will any such annual increase exceed 666,667 shares.

     Offering Periods

     The plan will have a series of successive offering periods, each with a maximum duration of 24 months. The initial offering period will start on the date the underwriting agreement for this offering is signed and will

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

end on the last business day in July 2001. The next offering period will start on the first business day in August 2001, and subsequent offering periods will be set by our compensation committee.

     Eligible Employees

     Individuals scheduled to work more than 20 hours per week for more than five calendar months per year may join an offering period on the start date or any semi-annual entry date within that period. Semi-annual entry dates will occur on the first business day of February and August each year. Individuals who become eligible employees after the start date of an offering period may join the plan on any subsequent semi-annual entry date within that offering period.

     Payroll Deductions

     A participant may contribute up to 10% of his or her cash earnings through payroll deductions, and the accumulated deductions will be applied to the purchase of shares on each semi-annual purchase date. The purchase price per share will be equal to 85% of the fair market value per share on the participant's entry date into the offering period or, if lower, 85% of the fair market value per share on the semi-annual purchase date. Semi-annual purchase dates will occur on the last business day of January and July each year. In no event, however, may any participant purchase more than 533 shares on any purchase date, and not more than 266,667 shares may be purchased in total by all participants on any purchase date.

     Reset Feature

     If the fair market value per share of our common stock on any purchase date is less than the fair market value per share on the start date of the two-year offering period, then that offering period will automatically terminate, and a new two-year offering period will begin on the next business day. All participants in the terminated offering will be transferred to the new offering period.

     Change in Control

     Should we be acquired by merger or sale of substantially all of our assets or more than 50% of our voting securities, then all outstanding purchase rights will automatically be exercised immediately prior to the effective date of the acquisition. The purchase price will be equal to 85% of the market value per share on the participant's entry date into the offering period in which an acquisition occurs or, if lower, 85% of the fair market value per share immediately prior to the acquisition.

     Plan Provisions

     The plan will terminate no later than the last business day of July 2009. In addition, the board may at any time amend, suspend or discontinue the plan. Certain amendments may require stockholder approval.

     401(k) Plan

     In 1996, we established an employee savings and retirement plan covering all of our employees. Pursuant to our 401(k) Plan, employees who have attained age 21 and have one month of service with Tickets.com may elect to reduce their current compensation by up to 15% of compensation, which will not exceed the annual limit prescribed by statute of $10,000 in 1999, and contribute the amount of such reduction to the 401(k) Plan. The 401(k) Plan allows for matching contributions to the 401(k) Plan by us, such matching and the amount of such matching to be determined at the sole discretion of the Board of Directors. To date, no such matching contributions have been made with respect to the 401(k) Plan. The trustee under the 401(k) Plan, at the direction of each participant, invests the assets of the 401(k) Plan in various investment options. Participants may obtain a 401(k) Plan distribution upon termination of employment, at age 65 or upon financial hardship. Distributions can be made in one lump sum payment or in installments. Loans are available to participants from the 401(k) Plan. The 401(k) Plan is intended to qualify under Section 401 of the Code so that contributions by employees to the 401(k) Plan, and income earned on plan contributions, are not taxable until withdrawn, and so that the contributions by employees will be deductible by Tickets.com when made.
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

                           RELATED PARTY TRANSACTIONS
EQUITY TRANSACTIONS

     In May 1996, Tickets.com sold 3,555,555 shares of its common stock to R4 Holdings, LLC, at a purchase price of $.000225 per share for the purpose of issuing shares to the founders of Tickets.com. Ms. Janice Richter, a director of Tickets.com, together with members of her immediate family, owns all of the membership interests in R4 Holdings, LLC.

     In May 1996, Tickets.com sold 555,555 shares of its common stock to Ventana Express, LLC at a purchase price of $.0225 per share to raise working capital and for other general corporate purposes. Mr. C. Ian Sym-Smith, a director of Tickets.com, is a non-managing member of Ventana Express, LLC.

     In May 1996, Tickets.com issued warrants to purchase up to 844,444 shares of its common stock to Ventana Express, LLC in consideration for services rendered in connection with organization matters and the sale of shares of preferred stock to a group of investors. In August 1998 and in April 1999, Ventana exercised its warrants and purchased 400,000 shares and 442,222 shares, respectively, of Tickets.com's common stock for an aggregate purchase price of $19,000 or $.0225 per share. Mr. Sym-Smith, a director of Tickets.com, is a non-managing member of Ventana Express, LLC.

     In September 1997, Tickets.com issued a warrant to purchase up to 177,778 shares of its common stock to International Capital Partners, Inc., in consideration for services rendered by International Capital Partners in connection with the sale of shares of preferred stock of Tickets.com to a group of investors. In November 1997, International Capital Partners exercised its warrant and purchased 177,778 shares of Tickets.com's common stock for an aggregate purchase price of $4,000 or $.0225 per share. Mr. Nicholas E. Sinacori, a director of Tickets.com, is a managing partner of International Capital Partners.

     In May 1998, Tickets.com sold an aggregate of 11,597,114 shares of its Series C preferred stock to a group of investors for an aggregate purchase price of approximately $20.3 million or $1.75 per share to raise working capital and for other general corporate purposes. Of such shares, an aggregate of 11,428,572 shares were sold to affiliates of General Atlantic. The shares of Series C preferred stock held by affiliates of General Atlantic will automatically convert into an aggregate of 5,079,365 shares of common stock upon completion of this offering. Affiliates of General Atlantic own in excess of five percent of the outstanding capital stock of Tickets.com. Mr. William E. Ford, a director of Tickets.com, is a managing member of General Atlantic Partners, LLC.

     In March 1999, Tickets.com sold an aggregate of 9,477,655 shares of its Series D preferred stock to a group of investors for an aggregate purchase price of approximately $21.3 million or $2.25 per share. Of such shares, an aggregate of 7,616,489 shares were sold to affiliates of General Atlantic. The shares of Series D preferred stock held by affiliates of General Atlantic will automatically convert into an aggregate of 3,286,340 shares of common stock upon completion of this offering. Affiliates of General Atlantic own in excess of five percent of the outstanding capital stock of Tickets.com. Mr. Ford, a director of Tickets.com, is a managing member of General Atlantic Partners, LLC.

     In May 1999, Tickets.com sold an aggregate of 3,855,680 shares of its Series D preferred stock to a group of investors comprised of former stockholders of California Tickets.com for an aggregate purchase price of approximately $8.7 million or $2.25 per share. Of such shares an aggregate of 1,308,288 shares were sold to affiliates of idealab! The shares of Series D preferred stock held by affiliates of idealab! are automatically convertible into an aggregate of 581,461 shares of common stock upon completion of this offering. Affiliates of idealab! own in excess of five percent of the outstanding capital stock of Tickets.com. Mr. Howard L. Morgan, a director of Tickets.com, is a General Partner of idealab!.

     In August 1999, Tickets.com sold an aggregate of 3,333,332 shares of its Series E preferred stock to Excite and Cox Interactive for an aggregate purchase price of approximately $30.0 million or $9.00 per share pursuant to a stock purchase agreement. Of such shares, 1,666,666 shares were sold to Excite and 1,666,666 shares were sold to Cox Interactive. In October 1999, Excite and Cox Interactive purchased an aggregate of 6,111,114 additional shares of Series E preferred stock from Tickets.com for an aggregate purchase price of approximately $55.0 million or $9.00 per share. Of such shares, 4,444,446 shares were sold to Excite and

1,666,668 shares were sold to Cox Interactive. Each share of our Series E preferred stock is convertible into .4444 of a share of common stock, provided that the initial public offering price is $20.25 per share or greater. If the initial public offering price is less than $20.25 per share, then each share of Series E preferred stock will convert into a greater number of shares of our common stock. Assuming an initial public offering price of $8.00 per share, each share of Series E preferred stock will convert into approximately 1.125 shares of our common stock. The actual number of shares of common stock to be issued upon conversion of Series E Preferred Stock may be adjusted based upon the initial public offering price.

ACQUISITIONS

     In May 1996, Tickets.com entered into an asset purchase agreement with Hill Arts and Entertainment Systems, Inc. pursuant to which it acquired substantially all of the assets and assumed certain liabilities of Hill Arts & Entertainment in exchange for a $3,000,000 convertible promissory note. The note bears interest at a rate of 8% per annum, compounded monthly. In November 1996, the note was transferred by Hill Arts and Entertainment to Hill International, Inc., a Delaware corporation. During the first year following the issuance of the note, interest on the note was payable in shares of common stock of Tickets.com at a price of $1.10 per share or 225,848 shares. Thereafter, at the election of Tickets.com, interest was payable in cash or in shares of common stock valued at a price per share equal to $1.10 or, in the event that Tickets.com consummated a private placement of shares of its capital stock, at the price per share at which the stock was most recently sold in a private placement. In connection with this offering, the unpaid principal on the note will be converted into an aggregate of 808,080 shares of common stock at a price of $3.71 per share. Ms. Richter, a director of Tickets.com and the beneficial owner of approximately 9.9% of the outstanding common stock of Tickets.com, together with members of her immediate family, owns all of the capital stock of Hill International.

     Effective April 1999, a wholly owned subsidiary of Tickets.com merged with and into TicketsLive Corporation. In connection with this merger, the former stockholders of TicketsLive exchanged all outstanding shares of capital stock of TicketsLive in exchange for an aggregate of 5,195,779 shares of Tickets.com's common stock. Of such shares of common stock, 2,356,338 were issued to the founder of TicketsLive Corporation, Ms. Karen Long. In addition, in connection with this merger, Tickets.com granted Ms. Long the right to register and sell up to 444,444 of her shares of common stock in this offering. Ms. Long currently owns in excess of five percent of the outstanding capital stock of Tickets.com. In April 1999, Tickets.com entered into an employment agreement with Ms. Long as Executive Vice President of TicketsLive and President of the Select Technologies Group, for an annual base salary of $175,000, plus customary benefits and an automobile allowance. The agreement terminates not later than March 31, 2001. Also in April 1999, Tickets.com entered into an employment agreement with Robert Long, Ms. Long's husband, as Chief Technology Officer of TicketsLive, for an annual base salary of $175,000, plus outstanding benefits and an automobile allowance. This agreement terminates not later than March 31, 2001.

     Effective April 1999, a wholly owned subsidiary of Tickets.com merged with and into California Tickets.com. In connection with this merger, the former common stockholders of California Tickets.com exchanged all outstanding shares of common stock of California Tickets.com for an aggregate of 3,928,386 shares of Tickets.com's common stock. The former Series A preferred stockholders of California Tickets.com exchanged all outstanding shares of California Tickets.com Series A preferred stock of California Tickets.com for an aggregate of 2,678,577 shares of Tickets.com's Series A1 preferred stock. The former Series C preferred stockholders of California Tickets.com exchanged all outstanding shares of California Tickets.com Series C preferred stock for an aggregate of 5,782,241 shares of Tickets.com's Series C preferred stock. 142,857 shares of Tickets.com common stock were issued to Mr. James A. Caccavo, a director of Tickets.com. 2,708,340 shares of Tickets.com's common stock and 1,976,835 shares of Tickets.com's Series C preferred stock were issued to affiliates of bill gross' idealab!, who own in excess of five percent of the outstanding capital stock of Tickets.com. In addition, Tickets.com assumed options to purchase 634,922 shares of Tickets.com common stock held by Mr. Caccavo.

OTHER TRANSACTIONS

     Tickets.com has entered into employment agreements with four of its executive officers as described in "Management -- Summary of Compensation."

     In April 1998, Tickets.com entered into a promissory note and warrant purchase agreement, pursuant to which it received an aggregate of $500,000 in short term loans, and issued warrants to purchase an aggregate of 33,333 shares of its common stock to a group of investors at a price of $3.94 per share. Under this agreement, Tickets.com issued a promissory note in the amount of $100,000 and warrants to purchase 6,667 shares of common stock to each of International Capital Partners and C. Ian Sym-Smith, a director of Tickets.com. Mr. Sinacori, a director of Tickets.com, is a managing partner of International Capital Partners. In addition, under the agreement, Tickets.com issued a promissory note in the amount of $50,000 and warrants to purchase 3,333 shares of common stock to Janice L. Richter, a director of Tickets.com.

     In May 1999, we entered into a letter agreement with General Atlantic Partners LLC. Under that letter agreement, General Atlantic agreed, subject to certain conditions, that, in the event we reasonably require capital to enable us to satisfy and discharge our liabilities as they become due, it will, through its affiliates or with other participating stockholders who hold preemptive rights under our Stockholders Agreement, purchase up to an aggregate of 5,333,334 shares of convertible preferred stock from us for an aggregate purchase price of $12.0 million, or $2.25 per share. In order to induce General Atlantic, its affiliates and the other participating stockholders to make this capital commitment, Tickets.com agreed to issue a warrant to General Atlantic, its affiliates and the other participating stockholders to purchase an aggregate of up to 222,222 shares of our common stock at an exercise price of $5.06 per share, in proportion to the respective participating stockholder's share of the commitment. These warrants were issued in August 1999. Of these 222,222 warrants, 199,690 were issued to affiliates of General Atlantic, and 6,484 were issued to affiliates of idealab!. The letter agreement will terminate upon the earlier to occur of (1) the closing of this offering or (2) March 31, 2000. Affiliates of General Atlantic and affiliates of idealab!, one of the participating stockholders, each own in excess of five percent of the outstanding capital stock of Tickets.com. Mr. William E. Ford, a director of Tickets.com, is a managing member of General Atlantic Partners, LLC. Howard L. Morgan, a director of Tickets.com, is a general partner of bill gross' idealab! corporation.

     Tickets.com has granted registration rights to some stockholders and warrant holders as described under "Description of Capital Stock -- Registration Rights."

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

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth information known to Tickets.com, with respect to beneficial ownership of Tickets.com's common stock as of October 15, 1999 by (1) each stockholder known by Tickets.com to own beneficially more than 5% of Tickets.com's common stock, (2) each director of Tickets.com, (3) Tickets.com's Chief Executive Officer and each of its other three most highly compensated executive officers, and (4) all executive officers and directors as a group. Unless otherwise indicated below, to the knowledge of Tickets.com, all persons listed below have sole voting and investment power with respect to their shares of common stock, except to the extent spouses share authority under applicable law. The number of shares beneficially owned and percentage of shares beneficially owned by each stockholder listed below are based on 44,863,149 shares of common stock outstanding as or October 15, 1999, assuming conversion of all shares of preferred stock outstanding as of that date, and 60,904,649 shares of common stock outstanding upon the closing of this offering. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock options, warrants or convertible debt that are currently exercisable or exercisable within 60 days of October 15, 1999 are deemed to be outstanding and to be beneficially owned by the person holding such options, warrants or debt for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

                                       SHARES BENEFICIALLY OWNED                    SHARES BENEFICIALLY OWNED
                                           PRIOR TO OFFERING                              AFTER OFFERING
                                       --------------------------    SHARES SOLD    --------------------------
     NAME OF BENEFICIAL OWNER(A)          NUMBER         PERCENT     IN OFFERING       NUMBER         PERCENT
     ---------------------------       -------------    ---------    -----------    -------------    ---------
William E. Ford(b)...................     8,576,506       19.0%             --         8,576,506       14.0%
Howard L. Morgan(c)..................     4,174,875        9.3              --         4,174,875        6.9
Janice L. Richter(d).................     4,615,038       10.1              --         4,615,038        7.5
George Bell(e).......................     2,716,049        6.1                         6,875,001       11.3
James A. Caccavo(f)..................       844,446        1.9              --           844,446        1.4
W. Thomas Gimple(g)..................       597,222        1.3              --           597,222          *
Nicholas E. Sinacori(h)..............       195,554          *              --           195,554          *
Thomas R. Pascoe(i)..................       168,919          *              --           168,919          *
John M. Markovich(j).................       136,975          *              --           136,975          *
Andrew B. Dolich(k)..................        87,498          *              --            87,498          *
Christos M. Cotsakos(l)..............       176,542          *              --           176,542          *
C. Ian Sym-Smith(m)..................        17,777          *              --            17,777          *
Peter Chernin........................            --         --              --                --         --
General Atlantic Partners LLC(b).....     8,565,395       19.0              --         8,565,395       14.0
idealab! entities(c).................     4,174,875        9.3              --         4,174,875        6.9
R4 Holdings, LLC(n)..................     3,555,555        7.9              --         3,555,555        5.8
Excite, Inc.(e)......................     2,716,049        6.1                         6,875,001       11.3
Karen S. Long(o).....................     2,356,337        5.3                         2,425,526        4.0
Karen S. Long 1999 Trust.............       602,701          *         444,444           158,257          *
All directors and executive officers
  as a group (15 persons)(b), (c),
  (d), (e), (f), (g),)(h), (i), (j),
  (k), (l), (m)......................    22,404,897       47.6%             --        26,563,849       42.1%

---------------
 *  Represents beneficial ownership of less than one percent.
(a) As of October 15, 1999, Cox Interactive held 3,333,334 shares of Series E preferred stock, which were convertible into 1,481,481 shares of common stock, or 3.3% of Tickets.com's common stock. However, if the initial public offering price is less than $20.25 per share, these shares of Series E preferred stock will convert into a greater number of shares of common stock. Assuming an initial public offering price of $8.00 per share, each share of Series E preferred stock will convert into approximately 1.125 shares of common stock. In that event, immediately following the consummation of this offering, Cox Interactive will hold 3,750,000 shares of common stock, or 6.2% of Tickets.com's common stock.
(b) Includes the following securities held by various General Atlantic partnerships: (1) 11,428,572 shares of Series C preferred stock, which will be converted into 5,079,365 shares of common stock upon consummation of this offering; (2) 7,394,267 shares of Series D preferred stock, which will be converted into 3,286,340 shares of common stock upon consummation of this offering; and (3) warrants to purchase 199,690 shares of common stock that are exercisable within 60 days of October 15, 1999. In addition, includes options outstanding to purchase 11,111 shares of common stock that are exercisable within 60 days of October 15, 1999, which options are held by Mr. William E. Ford. Mr. Ford, a director of Tickets.com, is a general partner of General Atlantic entities that have invested in Tickets.com and a managing member of General Atlantic Partners, LLC, a general partner of a number of General Atlantic partnerships. Mr. Ford disclaims beneficial ownership of the shares referred to in clauses (1), (2) and 3 above, except to the extent of his pecuniary interest therein. General Atlantic is not a beneficial owner of the options held by Mr. Ford. The address of General Atlantic is 3 Pickwick Plaza, Greenwich, Connecticut 06830.

(c) Includes the following securities held by various idealab! entities: (1) 2,708,339 shares of common stock; (2) 1,976,835 shares of Series C preferred stock, which will be converted into 878,592 shares of common stock upon consummation of the offering; (3) 1,308,288 shares of Series D preferred stock, which will be converted into 581,461 shares of common stock upon consummation of the offering; and (4) warrants to purchase 6,483 shares of common stock that are exercisable within 60 days of October 15, 1999. Of the shares beneficially owned by the idealab! entities, 70,779 shares of common stock and 170,800 shares of Series C preferred stock are currently held in escrow until May 2000, in accordance with the terms of the Tickets.com merger agreement with California Tickets.com. Mr. Morgan, a director of Tickets.com, is a general partner of an idealab! entity. Mr. Morgan disclaims beneficial ownership of the shares referred to in clauses
     (1), (2), (3) and (4) above, except to the extent of his pecuniary interest therein. The idealab! entities are not beneficial owners of the warrants held by Mr. Morgan. The address of idealab! is 130 W. Union Street, Pasadena, California 91103.

(d) Includes options outstanding to purchase 22,222 shares of common stock that are exercisable within 60 days of October 15, 1999, of which 11,111 are held by Ms. Richter and 11,111 are held by her spouse. In addition, includes (1) 3,555,555 shares of common stock held by R4 Holdings, LLC, (2) 225,848 shares of common stock held by Hill International, Inc., (3) a note held by Hill International that is convertible into 808,080 shares of common stock upon the closing of this offering and (4) warrants to purchase 3,333 shares of common stock that are exercisable within 60 days of October 15, 1999. Ms. Richter, a director of Tickets.com, is a member of R4 Holdings, LLC and is the spouse of the majority shareholder of Hill International. Ms. Richter disclaims beneficial ownership of the shares held by R4 Holdings and Hill International except to the extent of her pecuniary interest therein.

(e) Includes 6,111,112 shares of Series E preferred stock, which are convertible into 2,716,049 shares of common stock as of October 15, 1999. However, if the initial public offering price is less than $20.25 per share, then these shares of Series E preferred stock will convert into a greater number of shares of common stock. Assuming an initial public offering price of $8.00 per share, each share of Series E preferred stock will convert into approximately 1.125 shares of common stock. In that event, immediately following the consummation of this offering, Excite will hold 6,875,001 shares of common stock. Mr. Bell, a director of Tickets.com, is the President and Chief Executive Officer and a director of Excite. Mr. Bell disclaims beneficial ownership of the shares held by Excite, except to the extent of his pecuniary interest therein. The address of Excite is 555 Broadway, Redwood, California 94063.

(f) Includes options outstanding to purchase 66,667 shares that are exercisable within 60 days of October 15, 1999. Of the 777,779 shares of common stock held by Mr. Caccavo, 14,285 are currently held in escrow until May 2000, in accordance with the terms of the Tickets.com merger agreement with California Tickets.com.

(g) Comprises options outstanding to purchase 491,667 of common stock shares that are exercisable within 60 days of October 15, 1999.

(h)  Includes (1) 177,777 shares held by International Capital Partners, Inc.,
     (2) options outstanding to purchase 11,111 shares of common stock which are exercisable within 60 days of October 15, 1999 and (3) warrants to purchase 6,666 shares of common stock held by International Capital Partners that are exercisable within 60 days of October 15, 1999. Mr. Sinacori, a director of Tickets.com, is a managing partner of International Capital Partners. Mr. Sinacori disclaims beneficial ownership of the shares held by International Capital Partners except to the extent of his pecuniary interest therein.

(i) Comprises options outstanding to purchase 167,356 shares of common stock that are exercisable within 60 days of October 15, 1999.

(j) Comprises options outstanding to purchase 135,412 shares of common stock that are exercisable within 60 days of October 15, 1999.

(k) Comprises options outstanding to purchase 87,498 shares of common stock that are exercisable within 60 days of October 15, 1999.

(l) Includes 77,777 shares of common stock held by Cotsakos Ventures LLC and 222,222 shares of Series D preferred stock, held by the Cotsakos Ventures LLC, which will be converted into 98,765 shares of common stock upon consummation of the offering. Mr. Cotsakos is the managing member of the Cotsakos Ventures LLC.

(m) Includes warrants to purchase 6,666 shares of common stock that are exercisable within 60 days of October 15, 1999.

(n) The address of R4 Holdings, LLC is One Levitt Parkway, Willingboro, New Jersey 08046.

(o) Includes 602,701 shares held by the Karen S. Long 1999 Trust. As a trustee of the Karen S. Long 1999 Trust, Ms. Long, formerly known as Ms. Goetz, shares voting and dispositive power over all shares held by the trust. In addition, includes 1,466,666 shares held by BK (1999) LLC, a family owned limited liability company, of which Ms. Long is the managing member. All of the 286,970 shares held directly by Ms. Long are currently held in escrow until April 2000, in accordance with the terms of the Tickets.com merger agreement with TicketsLive. A total of 513,633 additional shares of common stock will be issued to Ms. Long on or about October 29, 1999, in accordance with the terms of the Tickets.com merger agreement with TicketsLive.

(p) The address of all directors and executive officers, except for Christos M. Cotsakos, George Bell and Robert P. McClintock, is 555 Anton Boulevard, 12th Floor, Costa Mesa, California 92626. The address of Christos M. Cotsakos is 4500 Bohannon Drive, Menlo Park, California 94025. The address of George Bell is 555 Broadway, Redwood City, California 94063. The address of Robert D. McClintock is 10 Alexander Drive, Wallingford, Connecticut 06492.

                          DESCRIPTION OF CAPITAL STOCK

     Immediately following the consummation of this offering, the authorized capital stock of Tickets.com will consist of 225 million shares of common stock, par value $.000225 per share, and 45 million shares of preferred stock, par value $.000225 per share. As of October 15, 1999 and assuming completion of this offering, there will be 60,904,649 outstanding shares of common stock, outstanding options to purchase 9,236,529 shares of common stock and outstanding warrants to purchase 1,104,565 shares of common stock.

COMMON STOCK

     Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the board of directors may from time to time determine. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in the Tickets.com certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon the occurrence of a liquidation, dissolution or winding-up, the holders of shares of common stock would be entitled to share ratably in the distribution of all of the company's assets remaining available for distribution after satisfaction of all its liabilities and the payment of the liquidation preference of any outstanding preferred stock. Each outstanding share of common stock is, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid.

PREFERRED STOCK

     The board of directors has the authority, within the limitations and restrictions stated in the certificate of incorporation, to provide by resolution for the issuance of shares of preferred stock, in one or more classes or series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. The issuance of preferred stock could have the effect of decreasing the market price of the common stock and could adversely affect the voting and other rights of the holders of common stock.

OPTIONS

     As of October 15, 1999, options to purchase a total of 9,236,529 shares of common stock were outstanding and up to 1,066,667 additional shares of common stock may be subject to options granted in the future under the 1999 Stock Incentive Plan. All of the options contain standard anti-dilution provisions. See "Management -- Benefit Plans" and "-- Summary of Compensation" for a description of the "1999 Stock Incentive Plan."

WARRANTS

     As of October 15, 1999, Tickets.com had the following outstanding warrants to purchase shares of common stock:

     - a warrant to purchase up to 552,536 shares of common stock at an exercise price of $.0225 per share that is held by The Provident Bank;

     - warrants to purchase up to 1,332,423 shares of common stock at an exercise price of $4.50 held by the sellers of Bay Area Seating Service;

     - warrants to purchase up to an aggregate of 771,788 shares of common stock at a weighted average exercise price of $1.87 per share, that are held by various stockholders and consultants of Tickets.com; and

     - warrants to purchase up to 332,778 shares of common stock at an exercise price of $2.25 held by various entertainment organizations and entertainers.

All of the warrants contain standard antidilution provisions. In addition, the warrant issued to The Provident Bank contains antidilution provisions which give The Provident Bank the right to acquire a constant ownership interest in Tickets.com, subject to the terms of the warrant. Also, the number of shares of common stock issuable upon exercise of the warrants issued to various stockholders in August 1999 will adjust in the event that Tickets.com issues shares of common stock or securities convertible into or exercisable for shares of common stock for purchase price that is less than $5.06 per share at any time prior to 180 days following the closing of this offering.

REGISTRATION RIGHTS

     As of the completion of this offering, the holders of an aggregate of 49,087,476 shares of common stock or securities convertible into common stock will be entitled to registration rights as described below. These rights are provided under the terms of an investor rights agreement between Tickets.com and the holders of the registrable securities, who include General Atlantic and all other holders of Tickets.com's preferred stock. This agreement provides demand registration rights to substantially all former holders of Tickets.com preferred stock and various holders of Tickets.com's warrants and common stock. In addition, the holders of all of the registrable securities are entitled under the agreement, subject to some limitations, to require Tickets.com to include their registrable securities in future registration statements that the company may file. Registration of shares of common stock pursuant to the rights granted in this agreement will result in such shares becoming freely tradable without restriction under the Securities Act of 1933. However, the agreement provides Tickets.com the right to delay any registration request until 90 days after the effective date of this prospectus. All registration expenses incurred in connection with the above registrations will be borne by Tickets.com.

ANTITAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BYLAWS, DELAWARE LAW

     Tickets.com's certificate of incorporation authorizes the board to establish one or more series of undesignated preferred stock, the terms of which can be determined by the board at the time of issuance. See "-- Preferred Stock." In addition, the certificate of incorporation and bylaws do not permit stockholders of Tickets.com to call a special meeting of stockholders. Only Tickets.com's Chief Executive Officer, President, Chairman of the Board or a majority of the board are permitted to call a special meeting of stockholders. The certificate of incorporation also provides that the board is divided into three classes, with each director assigned to a class with a term of three years, and that the number of directors may only be determined by the board of directors. The bylaws also require that stockholders give advance notice to Tickets.com's Secretary of any nominations for director or other business to be brought by stockholders at any stockholders' meeting, and that the Chairman has the authority to adjourn any such meeting. The bylaws also require a supermajority vote of stockholders or a majority vote of the board of directors to amend the bylaws. These provisions of the restated certificate of incorporation and the bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of Tickets.com. These provisions also may have the effect of preventing changes in the management of Tickets.com. See "Risk Factors -- Our Management Will Control 42.1% of Tickets.com After This Offering; Their Interests May Be Different Than Yours."

     Tickets.com is subject to Section 203 of the Delaware General Corporation Law, which, subject to limited exceptions set forth in the Delaware General Corporation Law, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

          (i) prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

          (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned:

             (a) by persons who are directors and also officers; and

             (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

          (iii) on or subsequent to that date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     Section 203 defines "business combination" to include the following:

     - any merger or consolidation involving the corporation and the interested stockholder;

     - any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

     - subject to some exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

     - any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

     - the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

     In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the common stock is Chase Mellon Shareholder Services, LLC.

LISTING

     Tickets.com has been approved for quotation upon notice of issuance on the Nasdaq National Market under the symbol "TIXX."

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no market for the common stock, and there can be no assurance that a significant public market for the common stock will develop or be sustained after this offering. Future sales of substantial amounts of common stock, including shares issued upon exercise of outstanding options and warrants, in the public market after this offering could adversely affect market prices prevailing from time to time and could impair Tickets.com's ability to raise capital through the sale of its equity securities.

     Upon completion of the offering, we will have 60,904,649 shares of common stock outstanding (61,842,982 shares if the underwriters' over-allotment option is exercised in full), assuming no exercise of options after October 15, 1999. Of this amount, the 6,700,000 shares offered by this prospectus, as well as 48,888 additional shares, will be available for immediate sale in the public market as of the date of this prospectus. Approximately 37,299,802 additional shares will be available for sale in the public market following the expiration of 180-day lock-up agreements with the representatives of our underwriters, subject in some cases to compliance with the volume and other limitations of Rule 144. If the underwriters waive the 180-day lock-up agreements within the first 90 days after the date of this prospectus, an additional 26,634,996 shares will be available for sale in the public market 90 days following the date of this prospectus, subject in some cases to compliance with the volume and other limitations of Rule 144.

                         APPROXIMATE
                            SHARES
  DAYS AFTER THE DATE    ELIGIBLE FOR
  OF THIS PROSPECTUS     FUTURE SALE                           COMMENT
  -------------------    ------------                          -------
Upon Effectiveness.....    6,748,888    Freely tradeable shares sold in offering and shares
                                        saleable under Rule 144(k) that are not subject to
                                        180-day lock-up
90 days................       59,734    Shares saleable under Rule 144, 144(k) or 701 that
                                        are not subject to 180-day lock-up
180 days...............   37,299,802    Lock-up released; shares saleable under Rule 144,
                                        144(k) or 701

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year is entitled to sell within any three-month period commencing 90 days after the date of this prospectus a number of shares that does not exceed the greater of (a) 1% of the then outstanding shares of common stock, which will be equal to approximately 609,046 shares immediately after the offering, or (b) the average weekly trading volume during the four calendar weeks preceding such sale, subject to the filing of a Form 144 with respect to such sale. A person, or persons whose shares are aggregated, who is not deemed to have been an affiliate of Tickets.com at any time during the 90 days immediately preceding the sale and who has beneficially owned his or her shares for at least two years is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations described above. Persons deemed to be affiliates must always sell pursuant to Rule 144, even after the applicable holding periods have been satisfied.

     We are unable to estimate the number of shares that will be sold under Rule 144, since this will depend on the market price for our common stock, the personal circumstances of the sellers and other factors. Prior to the offering, there has been no public market for the common stock, and there can be no assurance that a significant public market for the common stock will develop or be sustained after the offering. Any future sale of substantial amounts of the common stock in the open market may adversely affect the market price of the common stock offered hereby.

     Our directors, executive officers, substantially all stockholders with registration rights and certain other stockholders and optionholders have agreed pursuant to the underwriting agreement and other agreements that they will not sell any common stock without the prior written consent of Morgan Stanley & Co. Incorporated for a period of 180 days from the date of this prospectus. One stockholder that has entered into such an agreement is, however, disputing the enforceability of his agreement. See "Risk Factors -- We May Face Liability Defending A Claim By A Stockholder." We have also agreed not to issue any shares during the 180-day lock-up period without the consent of Morgan Stanley & Co. Incorporated, except that we may, without such consent, (1) grant options and sell shares under our stock incentive and purchase plans, and

(2) grant options and issue shares or warrants in connection with specified transactions, if we submit prior written notification to Morgan Stanley & Co. Incorporated of the transaction, grant or issuance, and if all the recipients of options, shares or warrants granted pursuant to the specified transaction enter into lock-up agreements in a form agreed to by Morgan Stanley & Co. Incorporated.

     Any of our employees or consultants who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits nonaffiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with the Rule 144 holding period restrictions, in each case commencing 90 days after the date of this prospectus.

     We intend to file a registration statement on Form S-8 under the Securities Act of 1933 within days after the completion of the offering to register the shares of common stock subject to outstanding stock options reserved for issuance under our stock plans and common stock purchase warrants issued to employees and consultants, thus permitting the resale of such shares by nonaffiliates in the public market without restriction under the Securities Act of 1933. As of October 15, 1999, there were outstanding options to purchase approximately 9,069,198 shares of common stock under our stock plans and outstanding warrants and options issued outside of our stock option plans to purchase approximately 1,271,896 shares of common stock issued to employees, entertainment organizations and consultants.

     In addition, some of our stockholders have registration rights with respect to approximately 49,087,476 shares of common stock and common stock equivalents. Registration of these registrable securities under the Securities Act of 1933 would result in those shares becoming freely tradeable without restriction under the Securities Act of 1933. See "Description of Capital Stock -- Registration Rights" for a description of our outstanding registration rights.

                                  UNDERWRITERS

     Under the terms and subject to the conditions contained in an underwriting agreement dated the date hereof, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, Credit Suisse First Boston Corporation, SG Cowen Securities Corporation, Morgan Stanley Dean Witter Online Inc., E*OFFERING Corp. and Wit Capital Corporation are acting as representatives, have severally agreed to purchase, and Tickets.com and the selling stockholder have agreed to sell to them, severally, the respective number of shares of common stock set forth opposite the names of such underwriters below:

                                                              NUMBER OF
                            NAME                               SHARES
                            ----                              ---------
Morgan Stanley & Co. Incorporated...........................
Credit Suisse First Boston Corporation......................
SG Cowen Securities Corporation.............................
Morgan Stanley Dean Witter Online Inc.......................
E*OFFERING Corp.............................................
Wit Capital Corporation.....................................
                                                              --------
          Total.............................................  6,700,000
                                                              ========

     The underwriters are offering the shares of common stock subject to their acceptance of the shares from Tickets.com and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered hereby are subject to the approval of legal matters by their counsel and to other conditions specified in the underwriting agreement. The underwriters are obligated to take and pay for all of the shares of our common stock offered hereby, other than those covered by the over-allotment option described below, if any such shares are taken.

     The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price set forth on the cover page hereof and part to securities dealers at a price that represents a
concession not in excess of $     per share under the public offering price. Any
underwriter may allow, and such dealers may reallow, a concession not in excess
of $     per share to other underwriters or to other dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

     Tickets.com has granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 938,333 additional shares of common stock at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The underwriters may exercise such option solely for the purpose of covering over-allotments, if any made in connection with the offering of the shares of common stock offered hereby. To the extent such option is exercised, each underwriter will become obligated, subject to conditions set forth in the underwriting agreement, to purchase approximately the same percentage of such additional shares of common stock as the number set forth next to such underwriter's name in the preceding table bears to the total number of shares of common stock set forth next to the names of all underwriters in the preceding table. If the underwriters' option is exercised in full, the total price to the public for this offering would be
$          the total underwriters' discounts and commissions would be
$          and the total proceeds to Tickets.com would be $            .

     Each of the underwriters has informed Tickets.com that it may sell shares to discretionary accounts, but the sales will not exceed five percent of the total number of shares of common stock offered by each of them.

     At the request of Tickets.com, the underwriters have reserved up to 670,000 shares offered hereby for sale at the initial public offering price to directors, officers, employees, business associates and related persons of Tickets.com. The number of shares of common stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby.

     Morgan Stanley Dean Witter Online Inc., an affiliate of Morgan Stanley & Co. Incorporated, is acting as an underwriter in connection with the offering, and together with E*OFFERING Corp./E*TRADE

Securities, Inc. and Wit Capital Corporation, will be distributors of shares of common stock over the Internet to their respective eligible account holders.

     The National Association of Securities Dealers, Inc. approved the membership of Wit Capital on September 4, 1997. Since that time, Wit Capital has acted as a co-managing underwriter on one offering, a co-manager on 42 offerings, and a dealer on 84 offerings. Except for its participation in this offering and except as noted below, Wit Capital has no relationship with Tickets.com or any of its founders or significant stockholders. Robert Lessin, the Chairman and Chief Executive Officer of Wit Capital, currently holds 267,857 shares of common stock of Tickets.com.

     E*TRADE Group, Inc. is an affiliate of E*OFFERING Corp. Christos Cotsakos, who is a director of Tickets.com, has served as Chief Executive Officer of the E*TRADE Group, Inc. since March 1996 and currently serves as Chairman of the Board of E*TRADE Group, Inc. Mr. Cotsakos also serves as a director of E*OFFERING. William Ford and Peter Chernin, who are directors of Tickets.com, each also serves as a director of E*TRADE Group, Inc.

     We have been approved upon notice of issuance on the Nasdaq National Market under the symbol "TIXX."

     Each of Tickets.com, the directors, executive officers, selling stockholder and substantially all other stockholders of Tickets.com has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, it will not, during the period ending 180 days after the date of this prospectus:

     - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock of Tickets.com or any securities convertible into or exercisable or exchangeable for common stock; or

     - enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock of Tickets.com whether any such transaction described above is to be settled by delivery of common stock of Tickets.com or such other securities, in cash or otherwise.

     The restrictions described in the previous paragraph do not apply to:

     - the sale of the shares to the underwriters; and

     - transactions by any person other than Tickets.com relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering.


     Christos Cotsakos, who is a director of Tickets.com, Chairman of the Board of E*TRADE Group, Inc. and director of E*Offering, an underwriter, and Cotsakos Ventures LLC, an entity for which Mr. Cotsakos serves as the managing member, have also agreed, in accordance with Rule 2710(c)(7)(A) of the National Association of Securities Dealers, Inc. Conduct Rules, for a period of 365 days after the effective date of this prospectus not to sell, pledge, transfer or hypothecate an aggregate of 176,542 shares of common stock held by them.


     In addition, substantially all of the stockholders of Tickets.com have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, neither the stockholders nor any of their affiliates will, during the period ending 180 days after the date of this prospectus, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

     In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may agree to sell, or allot, more shares than the shares of common stock Tickets.com has agreed to sell to them. This over-allotment would create a short position in the common stock for the underwriters' account. To cover any over-allotments or to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

     The underwriting agreement contains covenants of indemnity among the underwriters and us against a number of specified liabilities, including liabilities under the Securities Act of 1933 and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

PRICING OF THE OFFERING

     Prior to this offering, there has been no public market for the common stock. The initial public offering price has been determined by negotiations between Tickets.com and the representatives of the underwriters. Among the factors considered in determining the initial public offering price were:

     - the future prospects of Tickets.com and its industry in general;

     - sales, earnings and other financial and operating information of Tickets.com in recent periods; and

     - the price-earnings ratios, price-sales ratios, market prices of securities and other financial and operating information of companies engaged in activities similar to those of Tickets.com.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for us by Brobeck, Phleger & Harrison LLP, Irvine, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Cooley Godward LLP, Palo Alto, California.

                                    EXPERTS

     The consolidated balance sheets of Tickets.com, Inc. as of December 31, 1997 and 1998 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows, for the period from May 31, 1996 (Inception) to December 31, 1996 and the years ended December 31, 1997 and 1998; the statements of income and cash flows of Bay Area Seating Service, Inc. for the period from April 1, 1997 to September 26, 1997; the consolidated balance sheets of ProTix, Inc. as of December 31, 1997, and the related consolidated statements of operations, shareholders' deficit and cash flows for the year ended December 31, 1997; the balance sheets of California Tickets.com, Inc. as of December 31, 1997 and 1998, and the related statements of operations, stockholders' equity (deficit) and cash flows for the period from January 29, 1997 (Inception) to December 31, 1997 and for the year ended December 31, 1998 included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving such reports.

     The balance sheets of Bay Area Seating Service, Inc. as of March 31, 1996 and 1997 and the related statements of income, shareholders' equity and cash flows for the years then ended included in this Prospectus and elsewhere in the Registration Statement have been audited by Burr, Pilger & Mayer, Inc., independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving such reports.

     The consolidated balance sheets of TicketsLive Corporation as of April 30, 1997 and 1998, and the related consolidated statements of operations, redeemable preferred stock, stockholders' equity (deficit) and comprehensive income (loss) and cash flows for the years then ended included in this Prospectus and elsewhere in the Registration Statement have been audited by KPMG LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving such reports.

                             ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus does not contain all the information set forth in the registration statement and exhibits thereto. For further information with respect to Tickets.com and the shares to be sold in the offering, reference is made to the registration statement and exhibits thereto. Statements contained in this prospectus regarding the contents of any contract, agreement or other document to which reference is made are not necessarily complete, and in each instance where a copy of such contract, agreement or other document has been filed as an exhibit to the registration statement, reference is made to the copy so filed, each such statement being qualified in all respects by such reference. A copy of the registration statement and the exhibits thereto may be inspected without charge at the Public Reference Room of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Commission upon the payment of the fees prescribed by the Commission. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as Tickets.com, that file electronically with the Commission.

     Tickets.com intends to provide its stockholders with annual reports containing combined financial statements audited by an independent accounting firm and quarterly reports containing unaudited combined financial data for the first three quarters of each year.

                          TICKETS.COM AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              -----
CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Public Accountants....................    F-3
Consolidated Balance Sheets as of December 31, 1997 and 1998
  and September 30, 1999 (unaudited)........................    F-4
Consolidated Statements of Operations for the period from
  May 31, 1996 (Inception) to December 31, 1996 and for the
  years ended December 31, 1997 and 1998 and the nine months
  ended September 30, 1998 and 1999 (unaudited).............    F-5
Consolidated Statement of Stockholders' Equity (Deficit) for
  the period from May 31, 1996 (Inception) to December 31,
  1996 and for the years ended December 31, 1997 and 1998
  and the nine months ended September 30, 1999
  (unaudited)...............................................    F-6
Consolidated Statements of Cash Flows for the period from
  May 31, 1996 (Inception) to December 31, 1996 and for the
  years ended December 31, 1997 and 1998 and the nine months
  ended September 30, 1998 and 1999 (unaudited).............    F-7
Notes to Consolidated Financial Statements..................    F-9

FINANCIAL STATEMENTS OF BAY AREA SEATING SERVICE, INC.
Independent Auditor's Report................................   F-28
Report of Independent Public Accountants....................   F-29
Balance Sheets as of March 31, 1996 and 1997................   F-30
Statements of Income for the years ended March 31, 1996 and
  1997 and for the period from April 1, 1997 to September
  26, 1997..................................................   F-31
Statements of Shareholders' Equity for the years ended March
  31, 1996 and for the period from April 1, 1997 to
  September 26, 1997........................................   F-32
Statements of Cash Flows for the years ended March 31, 1996
  and 1997 and for the period from April 1, 1997 to
  September 30, 1997........................................   F-33
Notes to Financial Statements...............................   F-34

CONSOLIDATED FINANCIAL STATEMENTS OF PROTIX, INC.
Report of Independent Public Accountants....................   F-42
Consolidated Balance Sheet as of December 31, 1997..........   F-43
Consolidated Statement of Operations for the year ended
  December 31, 1997.........................................   F-44
Consolidated Statement of Stockholders' Deficit for the year
  ended December 31, 1997...................................   F-45
Consolidated Statements of Cash Flows for the year ended
  December 31, 1997.........................................   F-46
Notes to Consolidated Financial Statements..................   F-47

CONSOLIDATED FINANCIAL STATEMENTS OF TICKETSLIVE CORPORATION
Independent Auditors' Report................................   F-52
Consolidated Balance Sheets as of April 30, 1997 and 1998
  and January 31, 1999 (unaudited)..........................   F-53
Consolidated Statements of Operations for the years ended
  April 30, 1997 and 1998 and the nine months ended January
  31, 1998 and 1999 (unaudited).............................   F-54
Consolidated Statements of Redeemable Preferred Stock,
  Stockholders' Equity (Deficit) and Comprehensive Income
  (Loss) for the years ended April 30, 1997 and 1998 and the
  nine months ended January 31, 1999 (unaudited)............   F-55
Consolidated Statements of Cash Flows for the years ended
  April 30, 1997 and 1998 and the nine months ended January
  31, 1998 and 1999 (unaudited).............................   F-56
Notes to Consolidated Financial Statements..................   F-57

                                                              PAGE
                                                              -----
FINANCIAL STATEMENTS OF CALIFORNIA TICKETS.COM, INC.
Report of Independent Public Accountants....................   F-68
Balance Sheets as of December 31, 1997 and 1998 and March
  31, 1999 (unaudited)......................................   F-69
Statements of Operations for the period from January 29,
  1997 (inception) to December 31, 1997 and 1998, for the
  year ended December 31, 1998 and the three months ended
  March 31, 1998 and 1999 (unaudited).......................   F-70
Statements of Stockholders' Equity (Deficit) for the period
  from January 29, 1997 (inception) to December 31, 1997,
  for the year ended December 31, 1998 and the three months
  ended March 31, 1999 (unaudited)..........................   F-71
Statements of Cash Flows for the period from January 29,
  1997 (inception) to December 31, 1997, for the year ended
  December 31, 1998 and the three months ended March 31,
  1998 and 1999.............................................   F-72
Notes to Financial Statements...............................   F-73

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Basis of Presentation.......................................   PF-1
Unaudited Pro Forma Condensed Combined Statement of
  Operations for the year ended December 31, 1998...........   PF-2
Unaudited Pro Forma Condensed Combined Statement of
  Operations for the nine months ended September 30,
  1999......................................................   PF-3
Notes to Unaudited Pro Forma Condensed Combined Financial
  Statements................................................   PF-4

     The accompanying consolidated financial statements retroactively reflect a one for 2.25 reverse stock split of the Company's common stock, approved by the Company's Board of Directors in September 1999, but which has not yet been consummated. The opinion below is in the form which will be signed by Arthur Andersen LLP upon consummation of the reverse stock split, which is described in
Note 13 of the Notes to the Consolidated Financial Statements, and assumes that from May 17, 1999 to the date of such reverse stock split, no other events shall have occurred that would affect the accompanying financial statements and notes thereto.

                                          ARTHUR ANDERSEN LLP

Orange County, California
October 26, 1999

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders
of Tickets.com, Inc.:

We have audited the accompanying consolidated balance sheets of Tickets.com, Inc., (formerly Advantix, Inc.) a Delaware corporation, and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows, for the period from May 31, 1996 (Inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tickets.com, Inc. and subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for the period from May 31, 1996 (Inception) to December 31, 1996, and for the years ended December 31, 1997 and 1998 in conformity with generally accepted accounting principles.

Orange County, California
May 17, 1999, except for
Note 12, for which the
date is May 28, 1999

                       TICKETS.COM, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS


                                                                                                 PRO FORMA
                                                                                               STOCKHOLDERS'
                                                        DECEMBER 31,                              EQUITY
                                                 ---------------------------   SEPTEMBER 30,   SEPTEMBER 30,
                                                     1997           1998           1999            1999
                                                 ------------   ------------   -------------   -------------
                                                                                (UNAUDITED)     (UNAUDITED)
                                                                                                 (NOTE 10)
CURRENT ASSETS:
  Cash and cash equivalents....................  $  4,380,559   $ 11,955,963   $ 35,170,826
  Marketable securities........................     6,804,269             --             --
  Restricted cash and investments..............     1,641,062        167,698             --
  Accounts receivable, net of allowances of
    $65,565, $255,121 and $495,125,
    respectively...............................     2,849,703      3,620,875     10,491,696
  Prepaid expenses and other current assets....     1,311,310        850,182      7,115,778
                                                 ------------   ------------   ------------
         Total current assets..................    16,986,903     16,594,718     52,778,300
                                                 ------------   ------------   ------------
PROPERTY AND EQUIPMENT, net....................     4,346,213      8,410,869     10,190,115
INTANGIBLE ASSETS, net.........................    20,795,715      9,043,288     82,980,537
OTHER ASSETS...................................     5,793,652      4,463,313      2,723,878
                                                 ------------   ------------   ------------
TOTAL ASSETS...................................  $ 47,922,483   $ 38,512,188   $148,672,830
                                                 ============   ============   ============
CURRENT LIABILITIES:
  Bank overdraft...............................  $  2,677,287   $         --   $         --
  Accounts payable.............................     8,662,734     10,257,716     21,711,766
  Accrued liabilities..........................     3,689,454      5,262,653      7,446,824
  Current portion of long-term debt and capital
    lease obligations..........................     2,791,239      7,848,473      4,969,191
  Deferred revenue and other current
    liabilities................................       704,386      1,405,707      3,240,960
                                                 ------------   ------------   ------------
         Total current liabilities.............    18,525,100     24,774,549     37,368,741
                                                 ------------   ------------   ------------
LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS,
  net of current portion.......................    23,493,196     20,231,613     20,391,449
                                                 ------------   ------------   ------------
OTHER LIABILITIES..............................       118,510        748,762      1,605,227
                                                 ------------   ------------   ------------
MINORITY INTEREST..............................            --        179,890        358,561
                                                 ------------   ------------   ------------
REDEEMABLE COMMON STOCK AND WARRANTS...........     3,599,415      4,506,119     10,864,582
                                                 ------------   ------------   ------------
COMMITMENTS AND CONTINGENCIES                              --             --             --
STOCKHOLDERS' EQUITY (DEFICIT):
  Series A, A1, B, C, D and E convertible
    preferred stock, $.0001 par value;
    61,792,552 shares authorized; 17,939,876,
    29,536,990, 54,664,475 and 0 issued and
    outstanding, respectively..................         1,794          2,954          5,466              --
  Common stock, $.000225 par value; 44,444,444
    shares authorized; 5,574,041, 6,328,383,
    15,931,387 and 45,368,691 shares issued and
    outstanding, respectively..................         1,254          1,424          3,713          10,336
  Additional paid-in capital...................    15,700,359     36,858,911    165,895,403     179,758,828
  Deferred compensation........................            --             --       (369,479)       (369,479)
  Accumulated deficit..........................   (13,517,145)   (48,792,034)   (87,446,707)    (87,446,707)
  Cumulative other comprehensive income........            --             --         (4,126)         (4,126)
                                                 ------------   ------------   ------------    ------------
         Total stockholders' equity
           (deficit)...........................     2,186,262    (11,928,745)    78,084,270      91,948,852
                                                 ------------   ------------   ------------    ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.....  $ 47,922,483   $ 38,512,188   $148,672,830
                                                 ============   ============   ============


   The accompanying notes are an integral part of these consolidated balance sheets.

                       TICKETS.COM, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                  MAY 31, 1996                                         NINE MONTHS ENDED
                                 (INCEPTION) TO      YEAR ENDED DECEMBER 31,             SEPTEMBER 30,
                                  DECEMBER 31,     ---------------------------    ---------------------------
                                      1996            1997            1998           1998            1999
                                 --------------    -----------    ------------    -----------    ------------
                                                                                          (UNAUDITED)
REVENUES:
Ticketing services.............   $   119,249      $ 9,686,138    $ 26,557,612    $20,166,275    $ 21,060,020
  Software services and
    other......................     1,123,040        1,960,904       2,981,824      1,958,821      12,026,517
                                  -----------      -----------    ------------    -----------    ------------
         Total revenues........     1,242,289       11,647,042      29,539,436     22,125,096      33,086,537
                                  -----------      -----------    ------------    -----------    ------------

COST OF SERVICES:
  Ticketing services...........       816,620        7,701,433      17,154,790     12,676,628      14,746,758
  Software services and
    other......................       613,705          711,317       1,550,948        675,811       6,525,473
                                  -----------      -----------    ------------    -----------    ------------
         Total cost of
           services............     1,430,325        8,412,750      18,705,738     13,352,439      21,272,231
                                  -----------      -----------    ------------    -----------    ------------
Gross profit (loss)............      (188,036)       3,234,292      10,833,698      8,772,657      11,814,306
                                  -----------      -----------    ------------    -----------    ------------

OPERATING EXPENSES:
  Sales and marketing..........       154,016        2,096,372       7,338,698      5,136,056      18,166,710
  Technology development.......       690,024        2,232,684       6,416,829      3,696,329       8,130,443
  General and administrative...     2,070,577        3,181,980       9,204,053      6,347,872      11,832,816
  Amortization of
    intangibles................            --          712,416       2,081,561      1,366,131       4,851,250
  Impairment of long-lived
    assets.....................            --               --      17,026,149             --              --
  Purchased in-process research
    and development............            --               --       1,600,000             --       5,340,000
                                  -----------      -----------    ------------    -----------    ------------
         Total operating
           expenses............     2,914,617        8,223,452      43,667,290     16,546,388      48,321,219
                                  -----------      -----------    ------------    -----------    ------------
Loss from operations...........    (3,102,653)      (4,989,160)    (32,833,592)    (7,773,731)    (36,506,913)
                                  -----------      -----------    ------------    -----------    ------------

OTHER (INCOME) EXPENSE:
  Interest income..............            --         (206,680)       (878,242)      (622,744)     (1,073,608)
  Interest expense.............       145,976        1,315,001       2,952,465      2,156,398       2,512,324
  Minority interest............            --               --         (52,674)            --         178,670
                                  -----------      -----------    ------------    -----------    ------------
                                      145,976        1,108,321       2,021,549      1,533,654       1,617,386
                                  -----------      -----------    ------------    -----------    ------------
Loss before provision for
  income taxes.................    (3,248,629)      (6,097,481)    (34,855,141)    (9,307,385)    (38,124,299)
Provision for income taxes.....            --            1,150           5,655          4,775          29,029
                                  -----------      -----------    ------------    -----------    ------------
Net loss.......................   $(3,248,629)     $(6,098,631)   $(34,860,796)   $(9,312,160)   $(38,153,328)
                                  ===========      ===========    ============    ===========    ============

Basic and diluted net loss per
  share........................   $      (.65)     $     (1.17)   $      (6.08)   $     (1.63)   $      (3.46)
                                  ===========      ===========    ============    ===========    ============
Weighted average common shares
  outstanding..................     5,000,000        5,199,224       5,733,620      5,713,722      11,030,781
                                  ===========      ===========    ============    ===========    ============

  The accompanying notes are an integral part of these consolidated financial statements.

                       TICKETS.COM, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                CONVERTIBLE
                                              PREFERRED STOCK        COMMON STOCK        ADDITIONAL
                                            -------------------   -------------------     PAID-IN        DEFERRED     ACCUMULATED
                                              SHARES     AMOUNT     SHARES     AMOUNT     CAPITAL      COMPENSATION     DEFICIT
                                            ----------   ------   ----------   ------   ------------   ------------   ------------
Balance, May 31, 1996.....................          --   $   --           --   $   --   $         --    $      --     $ (4,169,885)
Issuance of common stock for cash.........          --       --    5,000,000    1,125         12,375           --               --
 Issuance of Series A convertible
   preferred stock for cash, net of
   issuance costs.........................   6,141,430      614           --       --      3,008,686           --               --
 Net loss.................................          --       --           --       --             --           --       (3,248,629)
                                            ----------   ------   ----------   ------   ------------    ---------     ------------
Balance, December 31, 1996................   6,141,430      614    5,000,000    1,125      3,021,061           --       (7,418,514)
 Exercise of common stock options.........          --       --       14,354        3         12,915           --               --
 Exercise of common stock warrants........          --       --      177,777       40          3,960           --               --
 Issuance of common stock in payment of
   accrued interest on note payable.......          --       --      225,848       51        248,947           --               --
 Issuance of common stock in connection
   with the acquisition of Fantastix
   Ticket Company, LLC, net of redeemable
   common stock...........................          --       --      104,888       24        176,976           --               --
 Issuance of common stock in payment of
   commissions on issuance of convertible
   preferred stock........................          --       --       51,174       11            (11)          --               --
 Issuance of Series A convertible
   preferred stock for cash, net of
   issuance costs.........................   2,298,572      230           --       --      1,081,463           --               --
 Issuance of Series B convertible
   preferred stock for cash, net of
   issuance costs.........................   9,499,874      950           --       --     11,155,048           --               --
 Net loss.................................          --       --           --       --             --           --       (6,098,631)
                                            ----------   ------   ----------   ------   ------------    ---------     ------------
Balance, December 31, 1997................  17,939,876    1,794    5,574,041    1,254     15,700,359           --      (13,517,145)
 Exercise of common stock options.........          --       --       14,352        3         13,616           --               --
 Exercise of common stock warrants........          --       --      400,000       90          8,910           --               --
 Issuance of common stock in connection
   with the acquisition of ProTix, Inc....          --       --      317,768       72      1,072,397           --               --
 Issuance of common stock for services....          --       --       22,222        5         74,995           --               --
 Issuance of Series C convertible
   preferred stock for cash, net of
   issuance costs.........................  11,597,114    1,160           --       --     19,988,634           --               --
 Accretion on redeemable common stock and
   warrants...............................          --       --           --       --             --           --         (414,093)
 Net loss.................................          --       --           --       --             --           --      (34,860,796)
                                            ----------   ------   ----------   ------   ------------    ---------     ------------
Balance, December 31, 1998................  29,536,990    2,954    6,328,383    1,424     36,858,911           --      (48,792,034)
 Exercise of common stock options.........          --       --    1,348,988      304      1,003,298           --               --
 Exercise of common stock warrants........                           442,222       99            (99)
 Issuance of common stock warrants in
   connection with the acquisition of
   ProTix, Inc............................          --       --           --       --      2,149,672           --               --
 Issuance of Series D convertible
   preferred stock for cash, net of
   issuance costs.........................  13,333,335    1,333           --       --     29,948,118           --               --
 Issuance of stock in connection with the
   acquisition of California Tickets.com,
   Inc....................................   8,460,818      846    3,928,386      884     41,463,481           --               --
 Issuance of Series E convertible
   preferred stock for cash, net of
   issuance costs.........................   3,333,332      333           --       --     29,958,359           --               --
 Issuance of common stock in connection
   with the acquisition of TicketsLive
   Corporation............................          --       --    3,583,612      935     21,323,065           --               --
 Issuance of common stock in connection
   with the acquisition of Lasergate
   Systems, Inc. Series G preferred
   stock..................................          --       --      299,796       67      1,349,015           --               --
 Deferred compensation with respect to
   employee stock options, related to the
   acquisition of California Tickets.com,
   Inc....................................          --       --           --       --        423,350     (369,479)              --
 Consulting expense recognized in
   connection with options and warrants
   issued to entertainment
   organizations..........................          --       --           --       --      1,418,233           --               --
 Preferred dividends payable..............          --       --           --       --             --           --         (105,102)
 Foreign currency translation.............          --       --           --       --             --           --               --
 Accretion on redeemable common stock and
   warrants...............................          --       --           --       --             --           --         (396,243)
 Net loss.................................          --       --           --       --             --           --      (38,153,328)
                                            ----------   ------   ----------   ------   ------------    ---------     ------------
Balance, September 30, 1999 (unaudited)...  54,664,475   $5,466   15,931,387   $3,713   $165,895,403    $(369,479)    $(87,446,707)
                                            ==========   ======   ==========   ======   ============    =========     ============

                                             CUMULATIVE
                                                OTHER
                                            COMPREHENSIVE
                                               INCOME          TOTAL
                                            -------------   ------------
Balance, May 31, 1996.....................    $     --      $ (4,169,885)
Issuance of common stock for cash.........          --            13,500
 Issuance of Series A convertible
   preferred stock for cash, net of
   issuance costs.........................          --         3,009,300
 Net loss.................................          --        (3,248,629)
                                              --------      ------------
Balance, December 31, 1996................          --        (4,395,714)
 Exercise of common stock options.........          --            12,918
 Exercise of common stock warrants........          --             4,000
 Issuance of common stock in payment of
   accrued interest on note payable.......          --           248,998
 Issuance of common stock in connection
   with the acquisition of Fantastix
   Ticket Company, LLC, net of redeemable
   common stock...........................          --           177,000
 Issuance of common stock in payment of
   commissions on issuance of convertible
   preferred stock........................          --                --
 Issuance of Series A convertible
   preferred stock for cash, net of
   issuance costs.........................          --         1,081,693
 Issuance of Series B convertible
   preferred stock for cash, net of
   issuance costs.........................          --        11,155,998
 Net loss.................................          --        (6,098,631)
                                              --------      ------------
Balance, December 31, 1997................          --         2,186,262
 Exercise of common stock options.........          --            13,619
 Exercise of common stock warrants........          --             9,000
 Issuance of common stock in connection
   with the acquisition of ProTix, Inc....          --         1,072,469
 Issuance of common stock for services....          --            75,000
 Issuance of Series C convertible
   preferred stock for cash, net of
   issuance costs.........................          --        19,989,794
 Accretion on redeemable common stock and
   warrants...............................          --          (414,093)
 Net loss.................................          --       (34,860,796)
                                              --------      ------------
Balance, December 31, 1998................          --       (11,928,745)
 Exercise of common stock options.........          --         1,003,602
 Exercise of common stock warrants........                            --
 Issuance of common stock warrants in
   connection with the acquisition of
   ProTix, Inc............................          --         2,149,672
 Issuance of Series D convertible
   preferred stock for cash, net of
   issuance costs.........................          --        29,949,451
 Issuance of stock in connection with the
   acquisition of California Tickets.com,
   Inc....................................          --        41,465,211
 Issuance of Series E convertible
   preferred stock for cash, net of
   issuance costs.........................          --        29,958,692
 Issuance of common stock in connection
   with the acquisition of TicketsLive
   Corporation............................          --        21,324,000
 Issuance of common stock in connection
   with the acquisition of Lasergate
   Systems, Inc. Series G preferred
   stock..................................          --         1,349,082
 Deferred compensation with respect to
   employee stock options, related to the
   acquisition of California Tickets.com,
   Inc....................................          --            53,871
 Consulting expense recognized in
   connection with options and warrants
   issued to entertainment
   organizations..........................          --         1,418,233
 Preferred dividends payable..............          --          (105,102)
 Foreign currency translation.............      (4,126)           (4,126)
 Accretion on redeemable common stock and
   warrants...............................          --          (396,243)
 Net loss.................................          --       (38,153,328)
                                              --------      ------------
Balance, September 30, 1999 (unaudited)...    $ (4,126)     $ 78,084,270
                                              ========      ============

  The accompanying notes are an integral part of these consolidated financial statements.

                       TICKETS.COM, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                               MAY 31, 1996                                     NINE MONTHS ENDED
                                              (INCEPTION) TO    YEAR ENDED DECEMBER 31,           SEPTEMBER 30,
                                               DECEMBER 31,    --------------------------   --------------------------
                                                   1996           1997           1998          1998           1999
                                              --------------   -----------   ------------   -----------   ------------
                                                                                                   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................   $(3,248,629)    $(6,098,631)  $(34,860,796)  $(9,312,160)  $(38,153,328)
Adjustments to reconcile net loss to net
  cash used in operating activities:
  Impairment of long-lived assets...........            --              --     17,026,149            --             --
  Purchased in-process research and
    development.............................            --              --      1,600,000            --      5,340,000
  Depreciation..............................        75,000         482,488      1,946,604     1,245,778      2,753,861
  Amortization of intangibles...............            --         712,416      2,081,561     1,366,131      4,851,250
  Loss on disposal of property..............            --              --         51,944            --             --
  Noncash interest expense..................            --         505,588        126,152        52,214        237,159
  Noncash compensation expense..............            --              --         75,000            --         53,871
  Noncash consulting expense................            --              --             --            --      1,418,233
  Minority interest.........................            --              --        (52,674)           --        178,671
  Changes in operating assets and
    liabilities:
    Accounts receivable.....................       (95,173)        156,778       (130,627)      428,850     (3,202,177)
    Prepaid expenses and other current
      assets................................        (6,352)       (344,500)    (1,194,328)      (45,327)    (5,485,124)
    Other assets............................        (6,550)       (378,289)     1,330,339        88,217        689,281
    Accounts payable........................       830,087         849,200        482,968     1,063,805      7,327,715
    Accrued liabilities.....................       568,914       1,617,987        369,513      (705,351)      (351,591)
    Deferred revenue and other
      liabilities...........................        (6,919)          4,567      1,117,563       371,897        604,064
                                               -----------     -----------   ------------   -----------   ------------
         Net cash used in operating
           activities.......................    (1,889,622)     (2,492,396)   (10,030,632)   (5,445,946)   (23,738,115)
                                               -----------     -----------   ------------   -----------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment.........      (596,509)     (2,055,998)    (3,936,918)   (3,764,195)    (1,981,529)
Contingent consideration in connection with
  acquisition...............................            --      (5,324,192)            --            --             --
Proceeds from sale of marketable
  securities................................            --       1,244,006      6,804,269     6,804,269             --
(Increase) decrease in restricted cash and
  investments...............................            --        (740,467)     1,473,364     1,473,201        167,698
Equity investment in preferred stock .......            --              --             --            --       (754,290)
Acquisitions, net of cash acquired..........            --     (13,459,515)    (3,708,752)      882,543     (7,348,186)
                                               -----------     -----------   ------------   -----------   ------------
         Net cash (used in) provided by
           investing activities.............      (596,509)    (20,336,166)       631,963     5,395,818     (9,916,307)
                                               -----------     -----------   ------------   -----------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Decrease in bank overdraft..................            --        (514,161)    (2,677,287)   (2,677,287)            --
Net increase in line of credit..............            --              --             --            --        250,000
Proceeds from issuance of long-term debt....            --      17,075,585        716,960       716,960             --
Principal payments on long-term debt........            --      (2,143,581)    (1,078,013)     (959,296)    (4,292,460)
Net proceeds from issuance of preferred
  stock.....................................     3,009,300      12,237,691     19,989,794    19,989,794     59,908,143
Proceeds from issuance of common stock......        13,500          16,918         22,619        21,923      1,003,602
                                               -----------     -----------   ------------   -----------   ------------
         Net cash provided by financing
           activities.......................     3,022,800      26,672,452     16,974,073    17,092,094     56,869,285
                                               -----------     -----------   ------------   -----------   ------------
NET INCREASE IN CASH AND CASH EQUIVALENTS...       536,669       3,843,890      7,575,404    17,041,966     23,214,863
CASH AND CASH EQUIVALENTS, BEGINNING OF
  PERIOD....................................            --         536,669      4,380,559     4,380,559     11,955,963
                                               -----------     -----------   ------------   -----------   ------------
CASH AND CASH EQUIVALENTS, END OF PERIOD....   $   536,669     $ 4,380,559   $ 11,955,963   $21,422,525   $ 35,170,826
                                               ===========     ===========   ============   ===========   ============

                       TICKETS.COM, INC. AND SUBSIDIARIES

                                               MAY 31, 1996                                     NINE MONTHS ENDED
                                              (INCEPTION) TO    YEAR ENDED DECEMBER 31,           SEPTEMBER 30,
                                               DECEMBER 31,    --------------------------   --------------------------
                                                   1996           1997           1998          1998           1999
                                              --------------   -----------   ------------   -----------   ------------
                                                                                                   (UNAUDITED)
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
INFORMATION:
  Interest paid.............................   $    15,976     $    94,042   $  2,568,080   $ 2,019,393   $  2,130,931
                                               ===========     ===========   ============   ===========   ============
  Income taxes paid.........................   $        --     $     1,150   $      5,655   $     4,775   $      4,800
                                               ===========     ===========   ============   ===========   ============
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING
  AND FINANCING ACTIVITIES:
  Capital lease obligations entered into for
    equipment...............................   $   356,421     $        --   $  1,306,649   $        --   $    883,857
                                               ===========     ===========   ============   ===========   ============
  Accretion on redeemable common stock
    warrants issued in connection with
    financing arrangements..................   $        --     $        --   $    414,093   $   214,306   $    396,243
                                               ===========     ===========   ============   ===========   ============
ACQUISITIONS:
1996 -- Acquired certain assets of the
Advantix division of Playhouse Square
Foundation
1997 -- Acquired all the outstanding common
stock of Bay Area Seating Service, Inc., and
certain assets of Fantastix Ticket Company,
LLC
1998 -- Acquired all the outstanding common
stock of ProTix, Inc. and subsidiaries
1999 -- Acquired all the outstanding capital
stock of California Tickets.com, Inc.,
TicketsLive Corporation and dataCulture Ltd.

  The following table outlines the assets
  acquired, liabilities assumed and cash
  paid:
    Fair value of assets acquired...........   $ 4,243,410     $32,600,913   $  9,618,403   $ 9,618,403   $ 91,155,980
    Less:
      Liabilities assumed...................            --     (11,433,420)    (2,107,639)   (2,107,639)   (12,518,369)
      Promissory notes to sellers, net of
         discount...........................    (1,743,410)     (5,996,010)    (1,297,000)   (6,960,764)    (1,605,500)
      Cash payable on first anniversary of
         closing............................            --              --       (550,000)     (550,000)            --
      Preferred stock issued................            --              --             --            --    (18,376,979)
      Common stock issued...................            --        (177,000)    (1,072,469)           --    (44,412,232)
      Redeemable common stock issued........    (2,500,000)       (675,000)            --            --     (4,676,000)
                                               -----------     -----------   ------------   -----------   ------------
      Cash paid.............................            --      14,319,483      4,591,295            --      9,566,900
      Cash acquired.........................            --        (859,968)      (882,543)     (882,543)    (2,218,714)
                                               -----------     -----------   ------------   -----------   ------------
      Cash paid, net of cash acquired.......   $        --     $13,459,515   $  3,708,752   $  (882,543)  $  7,348,186
                                               ===========     ===========   ============   ===========   ============

  The accompanying notes are an integral part of these consolidated financial statements.

                       TICKETS.COM, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 1. COMPANY BACKGROUND

     Tickets.com, Inc. (formerly, Advantix, Inc.) and its wholly-owned subsidiaries Bay Area Seating Service, Inc. ("BASS"), ProTix, Inc. ("ProTix"), and Advantix (Ohio) Inc., an inactive subsidiary, collectively (the "Company") is a leading provider of entertainment ticket sales, event information, and related products and services. The Company sells tickets and provides these services through retail outlets, telephone sales centers, interactive voice response systems, and the Internet. The Company provides automated ticketing solutions to entertainment organizations such as stadiums, performing arts centers, museums and professional sports franchises. The www.tickets.com web site enables consumers to obtain information on entertainment organizations and sport and entertainment events and performances, purchase tickets from multiple sources and shop for related products. The Company also develops and sells proprietary ticketing software. In April, 1999 the Company acquired California Tickets.com, Inc. (see Note 3) and changed its name to Tickets.com, Inc.

     The Company was originally organized as The Entertainment Express, Inc. under the laws of the State of Delaware on January 25, 1995. The Company commenced operations in May 1996 with the acquisition of Hill Arts and Entertainment Systems, Inc. which had developed a proprietary ticketing software system utilized primarily by performing arts centers, theater groups and regional ticketing service providers. In December 1996, the Company acquired the call center and ticketing operations of an Ohio-based performing arts center and ticketing services provider, at which time the Company changed its name to Advantix, Inc. In August 1997, the Company acquired the assets of Fantastix Ticket Company, LLC, a regional ticketing services provider located in Buffalo, New York, and in September 1997 the Company completed the acquisition of all of the outstanding stock of BASS, a ticketing services provider in Northern California and Nevada. In October 1998, the Company acquired all the outstanding common stock of ProTix, a ticketing services provider and ticketing software developer based in Madison, Wisconsin. For detailed discussion of each business combination see Note 3.

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements and related notes include the accounts of Tickets.com, Inc. and its wholly-owned subsidiaries, BASS, ProTix and Advantix (Ohio), Inc. All intercompany account balances and transactions have been eliminated in consolidation. The results of operations of each acquired business have been consolidated for all periods subsequent to the date of acquisition.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

COMPREHENSIVE INCOME

     The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 130 "Reporting Comprehensive Income" in 1998. This statement requires that all items that meet the definition of components of comprehensive income be reported in a financial statement for the period in which they are recognized. Components of comprehensive income include amounts that under SFAS No. 130 are included in comprehensive income but are excluded from net income. Differences between the Company's net income, as reported, and comprehensive income, as defined, are immaterial.

                       TICKETS.COM, INC. AND SUBSIDIARIES

CASH EQUIVALENTS

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

RESTRICTED CASH AND INVESTMENTS

     Restricted cash and investments consist primarily of certificates of deposit with original maturities greater than 90 days held for the benefit of certain clients.

MARKETABLE SECURITIES

     Marketable securities as of December 31, 1997 consist of municipal bonds with stated maturities through September 1999, and a tax-free money market fund. These securities are classified as available for sale and stated at fair value. The fair value of the marketable securities as of December 31, 1997, approximates their original cost less unamortized premium. There were no marketable securities as of December 31, 1998.

CONCENTRATION RISKS

     The Company is subject to concentration of credit risk related to accounts receivable. Accounts receivable are due principally from retail ticketing outlets and credit card merchant processors and represent the face value of the tickets sold plus convenience and handling fees, generally net of outlet commissions. Concentrations of credit risk are mitigated due to the large number of clients comprising the Company's base of accounts receivable. The Company's largest client accounted for 16% and 11% of total net revenues during the years ended December 31, 1997 and 1998, respectively. The Company did not derive revenue equal to or greater than 10% from any one client during 1996.

LONG-LIVED ASSETS

     Property and Equipment. Property and equipment is stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of three to five years or, for leasehold improvements, over the term of the lease if shorter. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed and any gain or loss is reflected in results of operations.

     Intangible Assets. Intangible assets consist primarily of the portion of the purchase price of businesses acquired allocated to existing technology, customer relationships, tradenames, assembled workforce, goodwill and noncompete agreements. Goodwill represents the excess of cost over the fair value of net identified assets acquired in business combinations accounted for under the purchase method.

     Impairment of Long-Lived Assets. The Company assesses the recoverability of its long-lived assets on an annual basis or whenever adverse events or changes in circumstances or business climate indicate that expected undiscounted future cash flows related to such long-lived assets may not be sufficient to support the net book value of such assets. If undiscounted cash flows are not sufficient to support the recorded assets, an impairment is recognized to reduce the carrying value of the long-lived assets to the estimated fair value. Cash flow projections, although subject to a degree of uncertainty, are based on trends of historical performance and management's estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions. Additionally, in conjunction with the review for impairment, the remaining estimated lives of certain of the Company's long-lived assets are assessed.

REVENUE RECOGNITION

     The Company generates ticketing services revenue primarily from per ticket convenience fees charged directly to consumers who order tickets through the Company's web site, telephone sales centers, interactive

                       TICKETS.COM, INC. AND SUBSIDIARIES
voice response ("IVR") or retail outlets. In addition, the Company charges a handling fee to consumers for all tickets sold by the Company, other than through retail outlets. The Company recognizes convenience fee and handling fee revenue from ticket sales at the time the sale is made.

     Software revenue is recognized on sales contracts when the following conditions are met: a signed contract is obtained, delivery has occurred, the total sales price is fixed and determinable, collectibility is probable, and any uncertainties with regard to customer acceptance are resolved. Deferred revenue consists primarily of deferred software support revenue related to the license of the Company's software, and related fees under maintenance and support contracts. Deferred support revenue is recognized as it is earned, over the term of the related agreement.

COST OF SERVICES

     Cost of ticketing services includes expenses related to the distribution and delivery of tickets. These expenses include primarily payroll related to phone center and distribution personnel, telecommunications, data communications, commissions paid on tickets distributed through outlets and the clients' share of the convenience fee revenues. From time to time the Company enters into contracts with clients whereby it pays a portion of the clients' share of convenience fees up front. When this occurs, the up front fees are amortized over the length of the contract under the terms of the underlying contracts.

     Cost of software services and other consists primarily of payroll and travel costs related to the installation of software, maintenance and support.

INCOME TAXES

     The Company applies an asset and liability method in recording income taxes, under which deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using currently enacted tax rates and laws. Additionally, deferred tax assets are evaluated and a valuation allowance is established if it is more likely than not that all or a portion of the deferred tax asset will not be realized.

NET LOSS PER SHARE

     Basic earnings per share is computed by dividing income or loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earning per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or result in the issuance of common stock that would then share in the earnings of the Company. Potentially dilutive securities are excluded from the Company's calculation of diluted earnings per share ("EPS") when their inclusion would be antidilutive.

STOCK-BASED COMPENSATION

     The Company has adopted SFAS No. 123, "Accounting for Stock-Based Compensation." This standard, if fully adopted, requires the accounting for employee stock-based compensation using a fair value methodology. For stock options, fair value is determined using an option pricing model that takes into account the stock price at the date of grant, the exercise price, the expected life of the option, the volatility of the underlying stock, the expected dividends and the risk-free interest rate. For stock-based compensation issued to non-employees, the standard requires measurement based on the value of the related services performed or the stock-based compensation issued, whichever is more reliably measurable. The adoption of the accounting methodology of SFAS No. 123 related to employees is optional and as permitted under SFAS No. 123, the Company intends to continue to account for employee stock options using the intrinsic value methodology in

                       TICKETS.COM, INC. AND SUBSIDIARIES
accordance with the Accounting Principles Board Opinion No. 25; however, pro forma disclosures as if the Company adopted the accounting methodology of SFAS No. 123 are required to be presented (see Note 11).

UNAUDITED INTERIM INFORMATION

     The accompanying financial information as of September 30, 1999 and for the nine months ended September 30, 1998 and 1999 is unaudited. In the opinion of management, this information has been prepared on substantially the same basis as the annual consolidated financial statements and contains all adjustments (consisting of normal recurring accruals) necessary to present fairly the financial position and results of operations as of such date and for such periods.

NEW ACCOUNTING PRONOUNCEMENTS

     In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which is effective for fiscal years beginning after December 15, 1998. SOP 98-1 provides guidance on accounting for the costs of computer software developed or obtained for internal use and defines specific criteria that determine when such costs are required to be expensed, and when such costs may be capitalized. The Company expenses software development costs as incurred. Management believes that the adoption of SOP 98-1 will not have a material effect on the Company's consolidated financial statements.

     In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-up Activities," which is effective for fiscal years beginning after December 15, 1998. SOP 98-5 provides guidance on the financial reporting of start-up costs and organization costs and require such costs to be expensed as incurred. Management believes that the adoption of SOP 98-5 will not have a material effect on the Company's consolidated financial statements.

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137, which is effective for fiscal years beginning after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards for derivative instruments. The statement requires that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value, and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Management believes that the adoption of SFAS No. 133 will not have a material effect on the Company's consolidated financial statements.

 3. BUSINESS COMBINATIONS

HILL ARTS AND ENTERTAINMENT SYSTEMS, INC.

     On May 31, 1996, the Company, which had no prior operations, acquired substantially all of the business of Hill Arts and Entertainment Systems, Inc. ("Hill A&E"). Hill A&E and the Company were at that time under common control. The Company acquired certain assets and assumed certain liabilities of Hill A&E in exchange for a $3,000,000 promissory note, convertible into shares of Company common stock at the option of the holder. The transaction was accounted for as a transfer between enterprises under common control, and as a result, the assets and liabilities transferred were accounted for at historical cost, in a manner similar to a pooling of interests.

ADVANTIX, A DIVISION OF PLAYHOUSE SQUARE FOUNDATION

     In December 1996, the Company acquired the assets of Advantix, a division of Playhouse Square Foundation ("PSF"), a Cleveland, Ohio-based performing arts center and ticketing services provider. The acquisition was accounted for as a purchase. The purchase price consisted of a $2,000,000 promissory note at

                       TICKETS.COM, INC. AND SUBSIDIARIES
an interest rate of 7% and the issuance of 481,068 shares of the Company's common stock. The notes were recorded at a discount of $256,590 that yielded an effective interest rate of 10%, which approximates the Company's incremental borrowing rate at the time of the acquisition. In connection with the purchase agreement, the Company entered into a Stock Issuance Agreement with PSF. The agreement provides that, if the Company does not complete an Initial Public Offering ("IPO") of its common stock prior to December 31, 1999, PSF may require the Company to repurchase the stock at $5.20 per share. If the Company does complete an IPO within the specified time, but for a price less than $5.20 per share, the Company will issue additional shares of its common stock up to an aggregate value of $2,500,000. The 481,068 shares of common stock were recorded as redeemable common stock at their fair market value of $2,500,000 based on the Company's redemption obligation. The operating results of the acquired division have been included in the accompanying consolidated financial statements from the date of acquisition. Goodwill is amortized on a straight-line basis over its estimated useful life of ten years.

FANTASTIX TICKET COMPANY, LLC

     In August 1997, the Company acquired the assets of Fantastix Ticket Company, LLC ("Fantastix"), a Buffalo, New York-based ticketing services provider. The acquisition was accounted for as a purchase. The purchase price consisted of the issuance of 504,888 shares of the Company's common stock. In connection with the purchase agreement, the Company entered into a Repurchase Right Agreement with Fantastix. The agreement, as amended, provides that if the Company does not complete an IPO prior to December 31, 1999, the seller of Fantastix may require the Company to repurchase up to 400,000 shares of common stock at $4.21 per share for total consideration of $1,683,000. The 400,000 shares of common stock were recorded as redeemable common stock at their fair market value of $675,000 on the acquisition date. In the event that the seller of Fantastix exercises its repurchase right, any additional consideration paid in connection with the repurchase right shall be recorded as goodwill. Goodwill related to the repurchase, if any, will be amortized prospectively from the date of capitalization over the remaining amortization period. The remaining 104,888 shares were recorded at their fair market value of $177,000. The operating results of Fantastix have been included in the accompanying consolidated financial statements from the date of acquisition. Goodwill is amortized on a straight-line basis over its estimated useful life of ten years.

BAY AREA SEATING SERVICE, INC.

     In September 1997, the Company acquired BASS, a Concord, California-based ticketing services provider. The acquisition was accounted for as a purchase. The purchase price includes $11,481,000 in cash and an aggregate of $5,996,010 in promissory notes bearing interest at 1.5% above the prime rate, as defined. Additional consideration of up to approximately $5,900,000 may be paid over a three-year period should BASS net revenues, as defined, meet certain minimum amounts.

     The actual amount of the contingent payment will be determined using an agreed-upon formula based on quarterly net revenues, as specified in the acquisition agreement. Such payments shall be recorded as goodwill as the contingent consideration is paid. Through December 31, 1998, contingent consideration of $2,460,697 had been paid and recorded as goodwill. Goodwill related to contingent consideration is amortized prospectively from the date of capitalization over the remaining amortization period.

     In conjunction with the acquisition, the Company entered into noncompete agreements with certain officers of BASS, which prohibits them from competing with the business of the Company for a period of three years. Consideration for the noncompete agreements totaled $1,000,000 paid at the closing of the acquisition, and an additional total of $1,000,000 to be paid over three years. Additionally, under the terms of the acquisition agreement, a restricted cash account totaling $1,500,000 was established for the payment of certain transition costs, as defined, incurred by the Company. The funds were established in a restricted cash account to be used for the payment of 50 percent of the total transition costs incurred by the Company, up to

                       TICKETS.COM, INC. AND SUBSIDIARIES

$3,000,000, with unused funds returned to the sellers of BASS and treated as additional purchase price. The Company has incurred in excess of the $3,000,000 in transition costs and as a result no funds were returned to the sellers. Other terms of the agreement include provisions for the establishment of several restricted cash accounts including (i) $600,000 for the payment of an officer's salary over three years (ii) $300,000 related to guaranteed levels of working capital subsequent to the close of the acquisition, which pursuant to the terms of the agreement was remitted to the sellers of BASS subsequent to year-end, and
(iii) $750,000 relating to possible license fees to be paid by the Company; an indemnification provision in the acquisition agreement; and certain acquisition fees to be paid by the sellers. From these restricted cash accounts $168,000 will be returned to the sellers.

     Pursuant to the terms of the BASS acquisition agreement, the Company issued warrants to the sellers of BASS for the purchase of 1,332,423 shares of common stock at an exercise price of $4.50 per share, entered into a three year employment agreement with a former officer of BASS and entered into a three year consulting agreement with a former officer and shareholder of BASS. The operating results of BASS have been included in the consolidated financial statements from the date of acquisition.

     As of December 31, 1998 the consideration paid in connection with the acquisition of BASS, including contingent consideration, aggregated $22,000,000. Substantially all of the goodwill and intangible assets related to the acquisition of BASS have been written off (See Note 4 "Impairment of Long-Live Assets"). The remaining goodwill will be amortized on a straight line basis over the remaining life of the asset of approximately 10 years.

PROTIX, INC.

     In September 1998, the Company acquired ProTix, a Madison, Wisconsin-based ticketing services provider and ticketing systems developer. The acquisition was accounted for as a purchase. The aggregate purchase price at the date of acquisition was approximately $7,511,000, which includes costs of the acquisition. The aggregate consideration includes the issuance of 317,768 shares of the Company's common stock, $4,591,000 in cash, which includes a repayment of approximately $2,900,000 of existing ProTix obligations, and an aggregate of $1,297,000 in promissory notes bearing interest at 1.0% above the prime rate, as defined. Additional consideration in the form of warrants for the purchase of 637,964 of the Company's common stock at an exercise price of $0.0225 per share were issued to the sellers of ProTix. The Company entered into an amendment with ProTix whereby the parties agreed to vest 478,477 of the warrants and cancel the remaining 159,487. The Company valued the vested warrants at their fair value as of the effective date which resulted in $2,150,000 of additional goodwill. Goodwill related to vested warrants will be amortized prospectively from the date of capitalization over the remaining amortization period. The 317,768 shares of common stock were recorded at their fair market value of $1,072,469. The operating results of ProTix have been included in the accompanying consolidated financial statements from the date of acquisition.

     In conjunction with the acquisition, the Company entered into a noncompete agreement with a former officer of ProTix, which prohibits him from competing with the business of the Company for a period of three years. Consideration for the noncompete agreement totaled $162,000 to be paid over three years.

     The Company has allocated the excess purchase price over the fair value of net tangible assets acquired to the following identifiable intangible assets: existing product technology, customer relationships, trade name, assembled workforce, goodwill and in-process research and development ("IPR&D"). Goodwill is amortized on a straight-line basis over its estimated useful life of ten years. An allocation of $1,600,000 represents the estimated fair value related to incomplete projects which reflects the risk-adjusted cash flows and the stage of completion. At the date of the acquisition, the projects associated with the IPR&D efforts had not yet reached technological feasibility and had no alternative future uses. Accordingly, these costs were expensed. At the acquisition date, ProTix was conducting development activities associated with the completion of next generations of the Company's automated ticketing solutions and regional ticketing services. The projects under

                       TICKETS.COM, INC. AND SUBSIDIARIES
development, at the valuation date, were expected to address requirements in the areas of greater scalability, significant new functionality, and greater speed.

     In making its purchase price allocation, the Company considered present value calculations of income, an analysis of project accomplishments and completion costs, an assessment of overall contributions, as well as project risks. The values assigned to IPR&D were determined by estimating the costs to develop the purchased technology into commercially viable products, estimating the resulting net cash flows from each project, excluding the cash flows related to the portion of each project that was incomplete at the acquisition date, and discounting the resulting net cash flows to their present value. Each of the project forecasts was based upon future discounted cash flows, taking into account the state of development of each in-process project, the cost to complete that project, the expected income stream, the lifecycle of the product ultimately developed, and the associated risks.

     Aggregate revenue attributable to the IPR&D projects was estimated to peak, as a percentage of total revenue, in 2001, and decline thereafter through the end of the life of the IPR&D (2004) as new product technologies are expected to be introduced by ProTix. The costs to complete the IPR&D efforts are expected to be as follows: $402,000 for automated ticketing solutions and $108,000 for regional ticketing services. For both of the project categories, a risk-adjusted discount rate of 20% was utilized to discount projected cash flows.

     The following unaudited pro forma consolidated results of operations for the years ended December 31, 1997 and 1998 assume that the ProTix and BASS acquisitions occurred as of January 1, 1997:

                                                              1997            1998
                                                           -----------    ------------
Pro forma revenues.......................................  $34,415,125    $ 35,612,184
Pro forma net loss.......................................   (9,594,744)    (36,526,136)
Pro forma basic and diluted loss per share...............        (1.73)          (6.03)

     The pro forma results include interest expense on debt issued to finance the purchases, debt issued to sellers and amortization expense of intangible assets resulting from the purchases. The pro forma results are not necessarily indicative of what actually would have occurred if the acquisitions had been completed at the beginning of each of the fiscal periods presented, nor are they indicative of future consolidated results.

     The estimated fair value of assets acquired and the liabilities assumed as of the date of the acquisitions are summarized as follows:

                                   ADVANTIX     FANTASTIX        BASS          PROTIX
                                  ----------    ---------    ------------    -----------
Fair value of identified assets
  acquired......................  $  300,000    $300,000     $ 16,503,350    $ 3,307,228
Liabilities assumed.............          --          --      (11,433,420)    (2,107,639)
Goodwill at acquisition date....   3,943,410     552,000       14,411,391      4,711,175
Purchased research and
  development...................          --          --               --      1,600,000
                                  ----------    --------     ------------    -----------
     Total consideration........  $4,243,410    $852,000     $ 19,481,321    $ 7,510,764
                                  ==========    ========     ============    ===========

ACQUISITION OF CALIFORNIA TICKETS.COM, INC.

     In April 1999, Advantix, Inc. acquired all of the outstanding capital stock of California Tickets.com Inc. and in May, 1999 Advantix, Inc. changed its name to Tickets.com, Inc. The purchase price equaled approximately $41.5 million, consisting of the issuance of 2,678,577, 5,782,241 and 3,928,386 shares of the Company's Series A1 convertible preferred stock, Series C convertible preferred stock and common stock, valued at estimated fair value of $2.09, $2.21, and $4.50 per share, respectively. The Company determined the estimated fair value based on recent private placements of its Series D preferred stock (see Note
10). In

                       TICKETS.COM, INC. AND SUBSIDIARIES
addition, the Company assumed all of the outstanding options to purchase common stock at California Tickets.com, Inc. by issuing to the holders of such options, options to purchase 1,507,341 shares of the Company's common stock. The acquisition was accounted for as a purchase. In March, the Company made a $3.7 million loan for general working capital purposes to California Tickets.com, Inc., primarily to fund the purchase of TicketStop, Inc. This loan was incorporated as an element of the California Tickets.com purchase price upon the close of the acquisition.

ACQUISITION OF TICKETSLIVE CORPORATION

     In March 1999, the Company entered into an Agreement and Plan of Reorganization and Merger (the "TicketsLive Agreement") with the shareholders of TicketsLive Corporation ("TicketsLive") to purchase all of the outstanding capital stock of TicketsLive. The purchase price equaled approximately $26.0 million, consisting of the issuance of 5,195,779 shares of Company's common stock, valued at estimated fair value of $4.50 per share. The Company determined the estimated fair value based on recent private placements of its Series D preferred stock (see Note 10). In accordance with the agreement, 573,057 of these shares are held in escrow to be issued to certain recipients determined by the offering price of an IPO. In addition, the Company assumed all of the outstanding options to purchase TicketsLive common stock by issuing to the holders of such options, options to purchase 581,998 shares of the Company's common stock. The TicketsLive Agreement provides that if the Company does not complete an IPO prior to August 31, 1999 and April 5, 2001, the majority shareholder of TicketsLive may require the Company to repurchase up to 622,222 and 416,888 shares, respectively, of the Company's common stock at $9.36 and $9.97 per share, respectively. The acquisition was accounted for as a purchase. During March, the Company made a loan to TicketsLive of $1.0 million for general working capital purposes. This loan was incorporated as an element of the purchase price of TicketsLive upon the close of the acquisition.

ACQUISITION OF TICKETSTOP, INC.

     In March 1999, California Tickets.com entered into a Stock Purchase Agreement with TicketStop, Inc. ("TicketStop") and the shareholders of TicketStop to purchase all of the outstanding common stock of TicketStop. The purchase was for cash consideration equaling approximately $2.3 million, consisting of an up front cash payment of $2.2 million. Additional consideration, in the form of a contingent cash payment of up to approximately $400,000, is subject to TicketStop attaining a targeted number of active clients, as defined. The acquisition was accounted for as a purchase on the books of California Tickets.com, Inc.

 4. IMPAIRMENT OF LONG-LIVED ASSETS

     During the fourth quarter of 1998 the Company recorded a noncash impairment charge of $17,026,149. During 1998, BASS was given notice of termination by four of its clients, its largest client giving notice during the fourth quarter of 1998. The loss of these clients prompted an assessment of the carrying value of the long-lived assets associated with the acquisition of BASS. Based upon this assessment, the Company determined that certain of the intangible assets resulting from the BASS acquisition met the test for impairment, principally goodwill and noncompete agreements. Accordingly, the Company has reduced the carrying value of the related long-lived assets to their estimated fair value. The Company also reviewed the estimated lives of certain of the Company's long-lived assets which resulted in shortened lives and the acceleration of amortization expense for certain intangible assets.

5.  SEGMENT AND GEOGRAPHIC INFORMATION

     The Company has adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes new standards for reporting operating segments of publicly held companies. This approach requires the Company to present segment information externally the same way management uses financial data internally to make operating decisions and assess performance. SFAS 131

                       TICKETS.COM, INC. AND SUBSIDIARIES
also requires that all public business enterprises report information about the revenues derived from the enterprise's products or services (or groups of similar products and services), about the countries in which the enterprise earns revenues and holds assets and about major customers regardless of whether that information is used in making operating decisions. The Company has two reportable segments: ticketing services and software services. The Company derives revenues and gross profits mainly from ticketing services and secondarily from software services and other. These products and services are provided throughout the United States and internationally to a similar customer base comprised mainly of stadiums, performing arts centers, museums and professional sports franchises.

     The Company provides ticketing services to its clients for the sale and distribution of the clients' tickets through the Company's telephone sales centers, retail stores, web site and interactive voice response system. In addition, the Company can also connect its software licensees to its web site whereby a licensee can sell its tickets on the Company's web site. Revenues from ticketing services are derived primarily from convenience fees and handling fees charged to the purchasers of the tickets.

     Software services revenue is comprised mainly of license fees and support fees for the use of the Company's ticketing software for the sale of tickets through a clients' own box office. Software services revenue additionally includes revenue recognized in connection with the hardware, installation and training related to the use of the ticketing software. The Company generates software services revenue internationally in 16 countries. However, revenues generated internationally represent less than 10% of the Company's total revenues.

     The Company has sales to external customers only. There have been no intersegment sales. The Company evaluates the performance of its operating segments and allocates resources based on gross profit and therefore, segment information has been provided at that level. Additionally, assets are not allocated to specific products and, accordingly cannot be reported by segment.

       For the period from May 31, 1996 (Inception) to December 31, 1996

                                           TICKETING      SOFTWARE
                                           SERVICES       SERVICES       OTHER         TOTAL
                                          -----------    -----------    --------    -----------
Revenues................................  $   119,249    $ 1,123,040          --    $ 1,242,289
Gross (loss) profit.....................     (697,371)       509,335          --       (188,036)

                      For the year ended December 31, 1997

                                           TICKETING      SOFTWARE
                                           SERVICES       SERVICES       OTHER         TOTAL
                                          -----------    -----------    --------    -----------
Revenues................................  $ 9,686,138    $ 1,960,904          --    $11,647,042
Gross profit............................    1,984,705      1,249,587          --      3,234,292

                      For the year ended December 31, 1998

                                           TICKETING      SOFTWARE
                                           SERVICES       SERVICES       OTHER         TOTAL
                                          -----------    -----------    --------    -----------
Revenues................................  $26,557,612    $ 2,981,824          --    $29,539,436
Gross profit............................    9,402,822      1,430,876          --     10,833,698

            For the nine months ended September 30, 1999 (unaudited)

                                           TICKETING      SOFTWARE
                                           SERVICES       SERVICES       OTHER         TOTAL
                                          -----------    -----------    --------    -----------
Revenues................................  $21,060,020    $11,498,407    $528,110    $33,086,537
Gross profit............................    6,313,262      5,402,797      98,247     11,814,306

                       TICKETS.COM, INC. AND SUBSIDIARIES

 6. DETAIL OF SELECTED BALANCE SHEET ACCOUNTS

PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following as of December 31, 1997 and 1998:

                                                 USEFUL LIVES       1997          1998
                                                 ------------    ----------    ----------
Computer equipment.............................      3 years     $4,388,599    $7,713,751
Furniture and fixtures.........................      3 years        392,116       990,412
Leasehold improvements.........................  3 - 5 years        122,986       273,281
Vehicles.......................................      3 years             --        52,703
                                                                 ----------    ----------
                                                                  4,903,701     9,030,147
Less -- accumulated depreciation...............                    (557,488)     (619,278)
                                                                 ----------    ----------
Property and equipment, net....................                  $4,346,213    $8,410,869
                                                                 ==========    ==========

     Total depreciation and amortization expense was $75,000, $482,488 and $1,946,604, for the period from May 31, 1996 (Inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998, respectively.

INTANGIBLE ASSETS

     Intangible assets consisted of the following as of December 31, 1997 and 1998:

                                             USEFUL LIVES        1997           1998
                                             -------------    -----------    -----------
Goodwill...................................  12 - 25 years    $19,508,131    $ 5,768,168
Existing technology........................        5 years             --      3,110,000
Customer relationships.....................       10 years             --        650,000
Tradenames.................................       20 years             --      1,200,000
Assembled workforce........................       10 years             --        169,000
Noncompete agreements......................        3 years      2,000,000        887,148
                                                              -----------    -----------
                                                               21,508,131     11,784,316
Less -- accumulated amortization...........                      (712,416)    (2,741,028)
                                                              -----------    -----------
Intangible assets, net.....................                   $20,795,715    $ 9,043,288
                                                              ===========    ===========

OTHER ASSETS

     Other assets consisted of the following as of December 31, 1997 and 1998:

                                                                 1997          1998
                                                              ----------    ----------
Deposit for contingent consideration........................  $5,324,192    $3,431,989
Deferred debt financing costs, net..........................     343,400       240,070
Other.......................................................     126,060       791,254
                                                              ----------    ----------
Other assets................................................  $5,793,652    $4,463,313
                                                              ==========    ==========

     Deposit for contingent consideration represents cash held in an escrow account to be used for payment to the former shareholders of BASS over a three-year period if BASS net revenues meet certain defined minimum targets (see
Note 3).

                       TICKETS.COM, INC. AND SUBSIDIARIES

ACCOUNTS PAYABLE

     Accounts payable consisted of the following at December 31, 1997 and 1998:

                                                               1997           1998
                                                            -----------    -----------
Accounts payable -- clients...............................  $ 7,383,062    $ 8,620,789
Accounts payable -- other.................................    1,279,672      1,636,927
                                                            -----------    -----------
Accounts payable..........................................  $ 8,662,734    $10,257,716
                                                            ===========    ===========

     Accounts payable -- clients represents primarily contractual amounts due for tickets sold by the Company on behalf of the organizations that sponsor events.

ACCRUED LIABILITIES

     Accrued liabilities consisted of the following as of December 31, 1997 and 1998:

                                                               1997           1998
                                                            -----------    -----------
Payroll and payroll related...............................  $   644,070    $ 1,239,519
Accrued interest..........................................      845,372      1,231,839
Other.....................................................    2,200,012      2,791,295
                                                            -----------    -----------
Accrued liabilities.......................................  $ 3,689,454    $ 5,262,653
                                                            ===========    ===========

 7. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

     Long-term debt and capital lease obligations consisted of the following as of December 31, 1997 and 1998:

                                                               1997           1998
                                                            -----------    -----------
Senior secured notes with interest rates ranging from
  prime (7.75% at December 31, 1998) plus 1.0% to 12.0%
  fixed, maturing between October 1, 2003 and October 1,
  2004, net of discount...................................  $15,575,585    $15,139,991
Convertible note payable to Hill International (successor
to Hill A&E) at 8.0%, due and payable on May 31, 2001.....    3,000,000      3,000,000
Note payable to PSF at an effective rate of 10.0%;
  maturing March 31, 2000.................................      500,000        500,000
Subordinated BASS shareholder notes at prime (7.75% at
  December 31, 1998) plus 1.5%, secured by certain assets
  of the Company, maturing at the earlier of a qualified
  initial public offering or September 26, 2002...........    5,996,010      5,996,010
Subordinated ProTix shareholder notes at prime (7.75% at
  December 31, 1998) plus 1.0%, secured by certain assets
  of the Company, maturing October 16, 1999...............           --      1,297,000
Obligations payable to former officers of BASS for
  noncompete agreements, bearing interest at 10.0%,
  secured by certain assets of the Company, due in equal
  quarterly installments beginning December 1997, maturing
  December 2000...........................................    1,000,000        583,333
Various capital lease obligations bearing interest ranging
  from 10.0% to 14.3%, payable in monthly installments
  totaling approximately $54,101, maturing at various
  dates from January 31, 1999 to November 30, 2001........      212,840      1,364,554

                       TICKETS.COM, INC. AND SUBSIDIARIES

                                                               1997           1998
                                                            -----------    -----------
Various installment payment agreements in connection with
the purchase of certain property and equipment, bearing
interest ranging from 11.1% to 14.0%, payable in quarterly
installments totaling $31,069 maturing at various dates
from April 30, 1999 to September 30, 2000.................           --        199,198
                                                            -----------    -----------
                                                             26,284,435     28,080,086
Less -- current portion...................................   (2,791,239)    (7,848,473)
                                                            -----------    -----------
                                                            $23,493,196    $20,231,613
                                                            ===========    ===========

     Annual maturities of long-term debt and capital lease obligations as of December 31, 1998 are as follows:

     Year ending December 31:

1999............................................  $ 7,848,473
2000............................................    3,899,093
2001............................................    6,623,527
2002............................................    3,429,002
2003............................................    7,110,000
                                                  -----------
                                                   28,910,095
Less -- discount................................     (830,009)
                                                  -----------
                                                  $28,080,086
                                                  ===========

SENIOR SECURED NOTES

     The Company has a Credit Agreement (the "Agreement") with a senior lender (the "Bank"), which provides for three credit facilities aggregating $16.0 million, secured by certain assets of the Company. The Agreement expires October 1, 2004. The facilities bear interest ranging from prime plus 1.0% to 12.0% fixed. The Agreement includes financial covenants related to a minimum current ratio, interest coverage and fixed charge ratio, as defined, among others. As of December 31, 1998, the Company was not in compliance with certain of these financial covenants. On March 17, 1999 the Company entered into a First Amendment to the Amended and Restated Credit Agreement (the "First Amendment") with the Bank, which among other things, amended financial covenants and provided for a waiver of all instances of default under the provisions of the Agreement. The First Amendment also required the pay down of $2.0 million of the Senior Secured Notes.

FORMER BASS SHAREHOLDERS

     Under the terms of the BASS acquisition, the Company entered into separate subordinated note agreements with each of the former shareholders of BASS, aggregating $5,996,010. These notes are subordinated to the Senior Secured Notes. The notes issued under the BASS purchase agreement are secured equally and ratably by a security interest in substantially all of the assets of the Company. The notes may be prepaid at the Company's option without penalty, and must be repaid upon the earlier of the closing of an IPO or September 26, 2002.

 8. INCOME TAXES

     The Company incurred taxable losses for federal and state purposes for the period from May 31, 1996 (Inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998. Accordingly, the Company did not incur any federal income tax expense for those fiscal years other than the minimum required

                       TICKETS.COM, INC. AND SUBSIDIARIES
taxes for certain state and local jurisdictions. The Company is subject to minimum income taxes in various states for each corporate entity, which is reflected in the accompanying consolidated statements of operations.

     The significant components of the Company's net deferred tax asset as of December 31, 1997 and 1998 are as follows:

                                                       1997           1998
                                                    -----------    -----------
Nondeductible reserves............................  $   155,784    $   512,682
Net operating loss carryforwards..................    3,097,413      7,813,124
Other.............................................       89,611      1,130,402
Valuation allowance...............................   (3,342,808)    (9,456,208)
                                                    -----------    -----------
Deferred tax asset, net...........................  $        --    $        --
                                                    ===========    ===========

     As of December 31, 1998, the Company had net operating loss carryforwards for federal income tax purposes of approximately $21,989,650, which can be used to offset taxable income from operations through the year 2013. Additionally, the Company has net operating loss carryforwards for California income tax purposes of approximately $8,034,187, which can be used to offset taxable income from operations through the year 2003.

     Under the Tax Reform Act of 1986, the benefits from net operating losses carried forward may be impaired or limited in certain circumstances. Events which may cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50.0% over a three-year period. At December 31, 1998, only net operating losses attributable to periods prior to September 1997 were subject to such limitations, in the amount of approximately $900,000 per year. The impact of any additional limitations that may be imposed for future issuances of equity securities, including issuances with respect to acquisitions, has not been determined.

     A valuation allowance is provided for the deferred tax asset when it is more likely than not that some portion of the deferred tax asset will not be realized. The Company has established a full valuation allowance on the aforementioned deferred tax asset due to the uncertainty of realization.

 9. COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     The Company leases office space and equipment under various operating leases that expire at various dates through 2003. Total rent expense under these operating leases was approximately $185,220, $625,200 and $1,708,088 for the period from May 31, 1996 (Inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998, respectively. Future minimum rentals on these operating leases are as follows:

     Year ending December 31:

1999.............................................  $1,514,597
2000.............................................     845,782
2001.............................................     299,763
2002.............................................      74,577
2003.............................................      49,276
                                                   ----------
                                                   $2,783,995
                                                   ==========

                       TICKETS.COM, INC. AND SUBSIDIARIES

LITIGATION

     The Company is subject to litigation in the normal course of its business. In the opinion of management, the disposition of all litigation pending as of December 31, 1998, will not have a material effect on the Company's consolidated financial condition and results of operations.

TICKETING SERVICE AGREEMENTS

     The Company has entered into agreements with terms from one to five years with clients to provide ticketing services. The terms of certain agreements require the Company to make aggregate minimum annual payments or payments based on the number of tickets sold or both. Certain of these agreements require that the Company provide annual advertising allowances ranging from $5,000 to $25,000. In addition, certain agreements require the Company's commitment to purchase agreed-upon seating for events at certain facilities.

10. STOCKHOLDERS' EQUITY

REDEEMABLE COMMON STOCK

     In connection with the Advantix and Fantastix acquisitions, the Company issued 481,068 and 400,000 shares of common stock subject to redemption, respectively (see Note 3). As redemption of the common stock is outside of the control of the Company, the value attributable to such common stock is presented outside of stockholders' equity.

CONVERTIBLE PREFERRED STOCK

     From May 1996 to January 1997, the Company issued 8,440,002 shares of Series A convertible preferred stock in a private placement to various investors at $0.49 per share, for net proceeds after stock issuance costs of $4,090,993. From March 1997 to October 1997 the Company issued 9,499,874 shares of Series B convertible preferred stock in a private placement to various investors at $1.25 per share, for net proceeds after stock issuance costs of $11,155,998. In addition, in May 1998 the Company issued 11,597,114 shares of Series C convertible preferred stock in a private placement to various investors at $1.75 per share, for net proceeds after stock issuance costs of $19,989,794.

     On March 22, 1999 the Company issued 9,477,655 shares of series D convertible preferred stock in a private placement with institutional investors at $2.25 per share for total proceeds net of issuance costs of $21,279,600. On May 17, 1999 the Company issued 3,855,680 shares of series D convertible preferred stock in a private placement for $2.25 per share for total proceeds, net of issuance costs, of $8,669,732.

     The Series A, Series B, Series C and Series D convertible preferred stock have liquidation preferences, voting rights equivalent to, or for certain matters, superior to, common stock, and do not accrue dividends unless declared by the Company. At the option of the holder, each share of the Series A, Series B, Series C and Series D convertible preferred stock can be converted into .4444 of a share of common stock based on the 2.25 reverse split of the Company's common stock. Such conversion is automatic in the event of an IPO. The conversion rate is subject to adjustment under certain circumstances pursuant to antidilution provisions. No dividends have been declared on convertible preferred stock through December 31, 1998.

COMMON STOCK WARRANTS

     In connection with the Senior Secured Notes, the Company issued warrants to the Bank to purchase 177,778 shares of the Company's common stock at an exercise price of $0.0225 per share. The warrants are subject to certain antidilution provisions and, as a result of such provisions, such warrants totaled 188,629 and

                       TICKETS.COM, INC. AND SUBSIDIARIES

334,588 and as of December 31 1997 and 1998, respectively. Under the terms of the warrants, the Bank is entitled to receive warrants for the purchase of shares of common stock equivalent to 1.19725% of the outstanding common stock of the Company, as defined, which includes securities convertible into common stock and common stock equivalents. The warrants expire eight years from the date of issuance or as of the closing of an IPO, whichever is earlier. As a result of this provision, the Company will be required to issue additional warrants to the Bank concurrent with any future issuances of common stock, securities convertible into common stock, or common stock equivalents, subject to certain exceptions as provided in the warrants. The warrants are also subject to an adjustment by an additional 0.23945% of the outstanding common stock of the Company, as defined, on each anniversary date of the warrant through September 26, 2000 if the Company has not yet completed an IPO, and are subject to a put option, whereby the Company may be required to repurchase the warrants, or the related common stock should the warrants be exercised, at a price of $11.25 per share. The put option is exercisable by the Bank beginning on the sixth anniversary of the Agreement, and expires on the eighth anniversary of the Agreement or as of an IPO, whichever is earlier. The warrants were initially recorded at fair value, and the Company provides for accretion of the warrants to the repurchase price through a periodic charge to retained earnings. The issuance of the warrants in conjunction with the incurrence of the debt resulted in the allocation of approximately $424,000 and $917,000 of value to the warrants and a corresponding discount on the debt, as of December 31, 1997 and 1998, respectively, which will be amortized over the life of the related debt. As redemption of the warrants is outside of the control of the Company, the value attributable to such warrants is presented outside of stockholders' equity.

     In connection with the acquisition of BASS, the Company issued warrants to purchase 1,332,423 shares of the Company's common stock to the sellers of BASS at an exercise price of $4.50 per share. The estimated fair value attributable to the warrants was included in the purchase price calculation for BASS. The warrants are fully vested, and expire at the earlier of five years or upon the close of an IPO.

     In connection with the acquisition of ProTix, the Company issued warrants to purchase 637,964 shares of common stock to the sellers of ProTix at an exercise price of $0.0225 per share. The Company entered into an amendment subsequent to December 31, 1998, whereby 478,477 warrants were vested and the remaining 159,487 warrants were cancelled. The warrants were recorded at fair market value of the underlying common stock at the time of vesting of $4.50 per share for a total value of $2,150,000. The value of the warrants was recorded as additional purchase price related to the acquisition of ProTix.

UNAUDITED PRO FORMA STOCKHOLDERS' EQUITY

     Concurrent with the consummation of the IPO of the Company's common stock, all existing series of convertible preferred stock will automatically convert to shares of common stock. Additionally, the Company's $3.0 million convertible debt will automatically convert to common stock, and all outstanding redemption privileges on the Company's common stock and warrants will be cancelled, resulting in the reclassification of all related amounts to stockholders' equity. The unaudited pro forma stockholders' equity at September 30, 1999 gives effect to these conversions and reclassifications.

11. EMPLOYEE BENEFIT PLANS

     In October 1996, the Board of Directors approved the 1996 Stock Option Plan (the "1996 Plan"). The 1996 Plan authorized the issuance of up to 1,333,333 shares of common stock to various employees. The exercise price is determined by the compensation committee of the Board of Directors and may not be less than 100 percent of the fair market value of the Company's common stock at the date of grant.

     Options to acquire an aggregate of 1,035,778 shares of common stock under the 1996 Plan at an exercise price of $.90 per share were granted to employees during the period from October 1996 through August 1997. The options generally vest quarterly over a four-year period and have a term of 10 years.

                       TICKETS.COM, INC. AND SUBSIDIARIES

     In September 1997, the Board of Directors approved the 1997 Stock Option Plan (the "1997 Plan"). The 1997 Plan authorized the issuance of up to 1,333,333 shares of common stock to various employees. The exercise price is determined by the compensation committee of the Board of Directors and may not be less than 100% of the fair market value of the Company's common stock at the date of grant.

     Options to acquire an aggregate of 1,333,333 shares of common stock under the 1997 Plan at an exercise price of $2.25 per share were granted to employees during the period from October 1997 through June 1998. The options generally vest quarterly over a four-year period and have a term of 10 years.

     In September 1998, the Board of Directors approved the 1998 Stock Incentive Plan (the "1998 Plan"). The 1998 Plan authorized the issuance of up to 3,999,923 shares of common stock to various employees. The exercise price is determined by the compensation committee of the Board of Directors and may not be less than 100 percent of the fair market value of the Company's common stock at the date of grant.

     Options to acquire an aggregate of 2,155,622 shares of common stock under the 1998 plan at an exercise price of $3.38 per share were granted to employees during the period from July 1998 through December 1998. The options generally vest quarterly over a four-year period and have a term of 10 years.

     In September 1998, in connection with the approval of the 1998 Plan, the reserve of 1,333,333 shares authorized for issuance under the 1997 Plan, together with all outstanding options under the 1997 Plan, were transferred to the 1998 Plan and the 1997 Plan was terminated.

     Stock option activity from May 31, 1996 (Inception) to December 31, 1998 is as follows:

                                                                     WEIGHTED-
                                                      NUMBER OF   AVERAGE EXERCISE
                                                       OPTIONS         PRICE
                                                      ---------   ----------------
Outstanding as of May 31, 1996                               --           --
Granted.............................................    888,000        $ .90
  Exercised.........................................         --           --
  Cancelled or expired..............................       (444)         .90
                                                      ---------        -----
Outstanding as of December 31, 1996.................    887,556          .90
  Granted...........................................  1,406,769         2.12
  Exercised.........................................    (14,354)         .90
  Cancelled or expired..............................    (95,173)         .90
                                                      ---------        -----
Outstanding as of December 31, 1997.................  2,184,798         1.69
  Granted...........................................  2,412,667         3.20
  Exercised.........................................    (14,353)         .92
  Cancelled or expired..............................    (58,378)        1.76
                                                      ---------        -----
Outstanding as of December 31, 1998.................  4,524,734         2.48
                                                      =========        =====
Options exercisable as of December 31, 1998.........    939,525        $1.94
                                                      =========        =====

     For pro forma purposes under SFAS 123 the fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in fiscal 1996, 1997 and 1998, dividend yield of 0.0%; expected volatility of 0.0%; risk-free rate of 6.40%, 6.40% and 6.23%, respectively; and expected lives of five years.

                       TICKETS.COM, INC. AND SUBSIDIARIES

     The pro forma effect of adopting the measurement principles prescribed under SFAS No. 123 for the period from May 31, 1996 (Inception) to December 31, 1996 and the years ended December 31, 1997 and 1998 is as follows:

                                              MAY 31, 1996
                                             (INCEPTION) TO      YEAR ENDED DECEMBER 31,
                                              DECEMBER 31,     ---------------------------
                                                  1996            1997            1998
                                             --------------    -----------    ------------
Pro forma net loss.........................   $(3,262,126)     $(6,189,002)   $(35,568,266)
Pro forma basic and diluted EPS............   $      (.65)     $     (1.19)   $      (6.20)

     Pro forma results of operations costs may not be representative of that to be expected in future years.

STOCK OPTION GRANTS

     In April and May 1999 the Company granted options to acquire a total of 1,836,889 shares of common stock to employees at exercise prices ranging from $4.50 to $7.31. Of the granted options, 494,667 vest quarterly and have a term of 10 years. The remaining 1,342,222 options fully vest at the earlier of six years or upon consummation of certain events, including the completion of the initial public offering and the achievement of certain defined minimum trading prices for the Company's common stock for specified periods.

401(k) PLAN

     The Company maintains a defined contribution benefit plan (the "401(k) Plan") covering substantially all of its employees. Company contributions to the 401(k) Plan are voluntary and at the discretion of the Company. There were no matching Company contributions for the period from May 31, 1996 (Inception) through December 31, 1996 or for the years ended December 31, 1997 and 1998.

12. COMMITMENT FOR EQUITY INVESTMENT

     In May 1999, the Company entered into an agreement with a significant shareholder, whereby the shareholder agreed to purchase up to an aggregate of 5,333,334 shares of convertible preferred stock for an aggregate purchase price of $12.0 million, under certain conditions. The shares will only be purchased in the event that the Company requires additional capital to satisfy and discharge its obligations as they become due. The agreement expires upon the earlier of the completion of the initial public offering, or March 31, 2000. Pursuant to the agreement, the Company issued to the shareholder a warrant for the purchase of up to 222,222 shares of common stock at an exercise price of $5.06 per share, with a term of 10 years.

13. UNAUDITED SUBSEQUENT EVENTS

ACQUISITION OF LASERGATE SYSTEMS, INC.

     On January 24, 1999, Tickets.com and RBB Bank AG entered into a stock purchase agreement, providing for the purchase by Tickets.com from RBB of 7,837,332 shares of common stock of Lasergate Systems, Inc. a Florida corporation, for cash in the amount of $784,000, and 5,700 shares of preferred stock of Lasergate, which are convertible into 24,818,217 shares of Lasergate common stock, for an aggregate of 430,872 shares of Tickets.com common stock. Pursuant to the stock purchase agreement, the closing of the purchase of Lasergate stock was to be held not later than May 15, 1999, or such later date as RBB and Tickets.com agreed.

     Subsequently, on June 21, 1999, Tickets.com and RBB amended the stock purchase agreement. Under the amendment, the Company agreed to purchase Lasergate preferred shares in exchange for, at the election of RBB, 75.592 shares of the Company's common stock for each Lasergate preferred share, $435.00 for each

                       TICKETS.COM, INC. AND SUBSIDIARIES

Lasergate preferred share, or a combination thereof. Additionally, Tickets.com and RBB agreed that Tickets.com would purchase the Lasergate common shares for $.10 per share in cash as part of a merger of Tickets.com or its subsidiary with Lasergate pursuant to a definitive agreement and plan of merger and not as a separate transaction under the stock purchase agreement. All other terms of the stock purchase agreement would continue in full force and effect, including RBB's agreement to support a merger of Lasergate with Tickets.com, and to vote all of the Lasergate common shares in favor of a merger.

     On June 21, 1999, Lasergate and Tickets.com entered into a definitive agreement and plan of merger. Under this merger agreement, Lasergate agreed to the merger of Lasergate with a wholly owned subsidiary of Tickets.com, subject to receipt of approval by the shareholders of Lasergate and satisfaction of other closing conditions. Holders of the Lasergate common stock will receive $.10 per share in cash. After completion of the merger, Tickets.com will own 100% of the outstanding stock of Lasergate.

     On June 28, 1999, following the execution of the merger agreement, RBB sold the Lasergate preferred shares to the Company in exchange for 299,796 shares of Tickets.com's common stock and $754,290.

     Between June 23, 1999 and October 15, 1999, the Company made advances aggregating $1.8 million to Lasergate Systems, Inc., pursuant to various promissory notes. The promissory notes are payable upon demand and bear interest at 10% per annum.

ACQUISITION OF DATACULTURE LTD.

     On August 23, 1999 we purchased all of the outstanding capital stock of dataCulture Ltd., a private limited company incorporated under the laws of England. The total purchase price was 4.0 million pounds sterling, or the equivalent of approximately $6.4 million as of the date of purchase. The purchase price is payable 3.0 million pounds sterling at the closing of the acquisition and 1.0 million pounds sterling payable in 12 equal quarterly installments commencing December 31, 1999.

PENDING LITIGATION

     In July 1999, Ticketmaster Corporation and Ticketmaster Online-CitySearch, Inc. filed a lawsuit against the Company alleging claims for, among other things, copyright infringement, unfair business practices, and tortious interference with prospective economic advantages. The complaint seeks injunctive relief and damages of an unspecified amount. The Company believes that the claims are without merit and intends to vigorously defend itself against these claims. Any potential losses to the Company as a result of this action are not reasonably estimable, and accordingly, no reserve for loss has been established in the accompanying consolidated financial statements. Any losses that might be incurred by the Company related to these claims depending on the magnitude, could adversely impact the financial condition and results of operations of the Company.

SERIES E CONVERTIBLE PREFERRED STOCK

     In August 1999, the Company issued and sold 3,333,332 shares of Series E Convertible Preferred Stock to Excite, Inc. and Cox Interactive Media for an aggregate purchase price of $30.0 million or $9.00 per share, pursuant to a stock purchase agreement. In October 1999 Excite and Cox Interactive Media purchased 6,111,114 additional shares of the Company's Series E Convertible Preferred Stock for an aggregate purchase price of $55.0 million or $9.00 per share. The Series E Convertible Preferred Stock has a liquidation preference, voting rights equivalent to or for certain matters, superior to, common stock, and does not accrue dividends unless declared by the Company. At the option of the holder, each share of Series E preferred stock is convertible into .4444 of a share of common stock based on a 1-for-2.25 reverse split of the Company's common stock, provided that the initial public offering price is $20.25 per share or greater. If the initial public offering price is less than $20.25 per share, then each share of Series E Convertible Preferred Stock will

                       TICKETS.COM, INC. AND SUBSIDIARIES
convert into a greater number of shares of our common stock. Assuming an initial public offering price of $8.00 per share, each share of Series E Convertible Preferred Stock will convert into approximately 1.125 shares of the Company's common stock.

OPERATING AGREEMENTS

     In connection with its investment in Tickets.com, Excite entered into a letter of intent with Tickets.com, and Cox Interactive Media entered into a content and distribution agreement with Tickets.com. Under these agreements, Tickets.com will integrate its event information and ticket purchasing capabilities on web sites of Excite and Cox Interactive Media and their affiliates. Pursuant to the letter of intent and in conjunction with the closing of the sale and issuance of the 6,111,114 shares of Series E Convertible Preferred Stock in October 1999, the Company paid Excite $25.0 million and must pay other additional fees to Excite over a period of three years. The content and distribution agreement with Cox Interactive Media provides that Tickets.com will purchase a minimum of $13.5 million in advertising from Cox Interactive Media over a period of three years.

TICKETSTOP, INC.

     In September 1999, the Company entered into an amendment with the shareholders of TicketStop whereby the parties agreed to remove the contingency behind the remaining $400,000 cash payment, which resulted in additional goodwill. See Note 3, "Business Combinations."

STOCK SPLIT

     In September 1999, the Board of Directors of the Company approved a one for
2.25 reverse stock split. All references in the accompanying consolidated financial statements to the number of common shares and warrants and options to purchase common shares and per share data have been restated to reflect the effect of this action. The Company's Convertible Preferred Stock was not subject to the split, until such shares are converted to common. The conversion rate to common of the preferred shares gives effect to the one for 2.25 split.

ISSUANCE OF WARRANTS

     In September and October, 1999 the Company entered into various agreements with entertainment organizations and entertainers to provide the Company with tickets for sale on its web site. In connection with these arrangements, on September 30, the Company issued 177,778 warrants to purchase the Company's common stock at $2.25 per share. The issuance of these warrants resulted in the Company recording $1,418,000 in consulting expense in September 1999.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders
Bay Area Seating Service, Inc.

We have audited the accompanying balance sheets of Bay Area Seating Service, Inc. (a corporation) as of March 31, 1997 and 1996 and the related statements of income, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The statements of income and cash flows for the period from April 1, 1997 to September 26, 1997 were audited by other auditors whose report dated January 30, 1998 expressed an unqualified opinion on those statements.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bay Area Seating Service, Inc. as of March 31, 1997 and 1996 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          /s/ BURR, PILGER & MAYER
Burr, Pilger & Meyer
San Francisco, California
May 15, 1997

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and shareholders of BAY AREA SEATING SERVICES, INC.:

We have audited the accompanying statements of income and cash flows of BAY AREA SEATING SERVICE, INC. (a California corporation) for the period from April 1, 1997 to September 26, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of BAY AREA SEATING SERVICE, INC. for the period from April 1, 1997 to September 26, 1997, in conformity with generally accepted accounting principles.

                                          /s/ ARTHUR ANDERSEN LLP

Arthur Andersen, LLP
Orange County, California
January 30, 1998

                         BAY AREA SEATING SERVICE, INC.

                   BALANCE SHEETS -- MARCH 31, 1996 AND 1997

                                                               MARCH 31,      MARCH 31,
                                                                 1996           1997
                                                              -----------    -----------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $   679,104    $   827,611
  Restricted cash...........................................      350,000        550,000
  Accounts receivable, net of allowance for doubtful
    accounts of $22,887 and $22,415, respectively...........    1,821,853      2,731,079
  Accounts receivable -- related party......................       28,014         32,965
  Investment securities.....................................    7,962,677      6,804,450
  Other investments.........................................      204,441        204,441
  Prepaid expenses and other assets.........................      274,184        290,412
  Prepaid income taxes......................................       37,300             --
  Deferred income taxes.....................................       40,100        115,000
                                                              -----------    -----------
         Total current assets...............................   11,397,673     11,555,958
PROPERTY AND EQUIPMENT, net.................................    1,171,524        937,763
LEASEHOLD IMPROVEMENTS, Less -- Accumulated amortization of
  $145,380 and $174,935 and in 1996 and 1997,
  respectively..............................................      113,804         87,299
INVESTMENT SECURITIES.......................................           --      1,745,949
DEPOSITS AND OTHER ASSETS...................................       37,160         37,160
DEFERRED INCOME TAX BENEFIT, net of valuation allowance of
  zero in 1996 and $119,000 in 1997.........................       97,600         78,900
                                                              -----------    -----------
TOTAL ASSETS................................................  $12,817,761    $14,443,029
                                                              ===========    ===========

                          LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Bank overdraft............................................  $ 2,032,444    $ 2,344,303
  Due to promoters, net.....................................    6,209,727      7,196,811
  Current portion of notes payable..........................       58,661          5,812
  Accounts payable..........................................      311,296        175,614
  Other accrued liabilities.................................      861,605        616,448
  Accrued rent-short-term...................................       54,694         54,694
  Accrued profit sharing....................................           --        200,000
  Income taxes payable......................................       79,000         11,500
  Deferred income taxes.....................................        2,000             --
  Deferred revenue-short-term...............................      196,775        202,025
                                                              -----------    -----------
         Total current liabilities..........................    9,806,202     10,807,207
NOTES PAYABLE, Less -- Current portion......................        6,324            685
ACCRUED RENT-LONG-TERM......................................      159,530        104,836
DEFERRED REVENUE-LONG-TERM..................................           --        175,000
                                                              -----------    -----------
TOTAL LIABILITIES...........................................    9,972,056     11,087,728
                                                              -----------    -----------
COMMITMENTS AND CONTINGENCIES (Note 9)
SHAREHOLDERS' EQUITY:
  Common stock, $1 par value, 500,000 shares authorized
    206,083 shares issued and outstanding in 1996 and
    1997....................................................      219,583        219,583
  Additional paid-in capital................................      999,074        999,074
  Retained earnings.........................................    1,897,048      2,406,644
                                                              -----------    -----------
                                                                3,115,705      3,625,301
  Treasury stock, 13,500 shares held in treasury in 1996 and
    1997....................................................     (270,000)      (270,000)
                                                              -----------    -----------
         Total shareholders' equity.........................    2,845,705      3,355,301
                                                              -----------    -----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..................  $12,817,761    $14,443,029
                                                              ===========    ===========

      The accompanying notes are an integral part of these balance sheets.

                         BAY AREA SEATING SERVICE, INC.

                              STATEMENTS OF INCOME
                FOR THE YEARS ENDED MARCH 31, 1996 AND 1997 AND
            FOR THE PERIOD FROM APRIL 1, 1997 TO SEPTEMBER 26, 1997

                                                              YEARS ENDED
                                                       --------------------------   APRIL 1, 1997 TO
                                                        MARCH 31,      MARCH 31,     SEPTEMBER 26,
                                                          1996           1997             1997
                                                       -----------    -----------   ----------------
REVENUE:
Fees from ticket sales.............................    $14,801,723    $16,221,651     $ 8,643,086
  Handling charges.................................      1,326,630      1,461,276         793,420
  Promoter inside charges..........................        951,863      1,321,035         776,737
  Advertising income...............................        449,182        636,670         275,116
  Reservation fees.................................        461,807        427,556         220,966
  Other service related revenue....................        147,226        179,847          63,489
  Entertainment guide revenue......................        483,812        170,429          31,664
  Processing charges...............................        130,003        142,022          53,325
                                                       -----------    -----------     -----------
                                                        18,752,246     20,560,486      10,857,803
                                                       -----------    -----------     -----------

OPERATING EXPENSES:
  Ticket center commissions........................      2,843,033      3,048,196       1,582,174
  Other commissions................................      2,480,637      2,739,629       1,505,787
  Charge card fees.................................        831,282        939,223         498,012
  Data line expense................................        340,683        416,244         260,482
  Software commissions -- license agreement........        276,227        299,125         186,064
  Ticket stock expense.............................        190,751        252,009         136,126
  Entertainment guide costs........................        418,238        171,204          33,921
                                                       -----------    -----------     -----------
                                                         7,380,851      7,865,630       4,202,566
                                                       -----------    -----------     -----------
          Gross profit.............................     11,371,395     12,694,856       6,655,237
GENERAL AND ADMINISTRATIVE EXPENSES................     11,321,983     12,212,431       6,301,559
                                                       -----------    -----------     -----------
          Income before other income(expense) and
            provision for income taxes.............         49,412        482,425         353,678
                                                       -----------    -----------     -----------

OTHER INCOME (EXPENSE):
  Interest income..................................        278,665        347,787         193,138
  Loss on disposal of assets.......................             --        (25,199)             --
  Miscellaneous, net...............................        142,658        114,384          94,116
  Legal settlement.................................             --        (67,100)             --
  Interest expense.................................        (19,955)       (13,454)        (25,817)
                                                       -----------    -----------     -----------
          Total other income.......................        401,368        356,418         261,437
                                                       -----------    -----------     -----------
          Income before provision for income
            taxes..................................        450,780        838,843         615,115
PROVISION FOR INCOME TAXES.........................       (162,021)      (277,727)       (211,002)
                                                       -----------    -----------     -----------
          Net income...............................    $   288,759    $   561,116     $   404,113
                                                       ===========    ===========     ===========

   The accompanying notes are an integral part of these financial statements.

                         BAY AREA SEATING SERVICE, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY
                  FOR THE YEARS ENDED MARCH 31, 1996 AND 1997
          AND FOR THE PERIOD FROM APRIL 1, 1997 TO SEPTEMBER 26, 1997

                                     TREASURY STOCK        COMMON STOCK      ADDITIONAL                    TOTAL
                                   ------------------   ------------------    PAID-IN      RETAINED    SHAREHOLDERS'
                                   SHARES    AMOUNT     SHARES     AMOUNT     CAPITAL      EARNINGS       EQUITY
                                   ------   ---------   -------   --------   ----------   ----------   -------------
Balances, March 31, 1995.........  13,500   $(270,000)  206,083   $219,583    $999,074    $1,608,289    $2,556,946
Net income.......................      --          --        --         --          --       288,759       288,759
                                   ------   ---------   -------   --------    --------    ----------    ----------
Balances, March 31, 1996.........  13,500    (270,000)  206,083    219,583     999,074     1,897,048     2,845,705
Net income.......................      --          --        --         --          --       561,116       561,116
Dividends (Note 12)..............      --          --        --         --          --       (51,520)      (51,520)
                                   ------   ---------   -------   --------    --------    ----------    ----------
Balances, March 31, 1997.........  13,500    (270,000)  206,083    219,583     999,074     2,406,644     3,355,301
Net income.......................      --          --        --         --          --       404,113       404,113
                                   ------   ---------   -------   --------    --------    ----------    ----------
Balances, September 26, 1997.....  13,500   $(270,000)  206,083   $219,583    $999,074    $2,810,757    $3,759,414
                                   ======   =========   =======   ========    ========    ==========    ==========

   The accompanying notes are an integral part of these financial statements.

                         BAY AREA SEATING SERVICE, INC.

                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED MARCH 31, 1996 AND 1997 AND THE
                PERIOD FROM APRIL 1, 1997 TO SEPTEMBER 26, 1997

                                                                 MARCH 31,      MARCH 31,    SEPTEMBER 26,
                                                                   1996           1997           1997
                                                                -----------    -----------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..................................................    $   288,759    $   561,116    $  404,113
  Adjustments to reconcile net income to net cash provided
    by (used in) operating activities:
    Depreciation and amortization...........................        595,417        537,715       235,216
    Loss on disposal of assets..............................             --         25,199            --
    Gain on investment......................................        (43,662)            --            --
    Allowance for doubtful accounts.........................         13,834           (472)       (8,912)
    Straight-line rent (benefit) expense....................        (25,344)       (54,694)      (27,347)
    Deferred income tax (benefit) expense...................        (14,600)       (58,200)           --
    (Increase) decrease in operating assets:
      Accounts receivable...................................       (899,994)      (908,754)       65,661
      Accounts receivable -- related parties................          7,101         (4,951)       (2,172)
      Prepaids and other assets.............................         31,080         21,072      (360,734)
    Increase (decrease) in operating liabilities:
      Accounts payable and due to promoters.................      1,601,204        851,402      (388,978)
      Accrued expenses......................................        231,134       (245,157)      363,982
      Income taxes payable..................................         16,016        (67,500)      230,097
      Deferred revenue                                              (15,716)   180,250....      (324,233)
      Accrued profit sharing................................       (200,000)       200,000      (200,000)
                                                                -----------    -----------    ----------
         Net cash provided by (used in) operating
           activities.......................................      1,585,229      1,037,026       (13,307)
                                                                -----------    -----------    ----------
CASH FLOW FROM INVESTING ACTIVITIES:
  Purchases of equipment....................................       (267,994)      (351,089)     (428,426)
  Proceeds from sale of assets..............................             --         48,441            --
  (Increase)/decrease in investments........................     (1,295,810)      (787,722)      202,124
                                                                -----------    -----------    ----------
         Net cash used in investing activities..............     (1,563,804)    (1,090,370)     (226,302)
                                                                -----------    -----------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends paid............................................             --        (51,520)      (51,520)
  Bank overdraft............................................         48,774        311,859       847,145
  Cash paid on the principal amount of long-term debt.......       (224,819)       (58,488)       (6,497)
  Proceeds from the sale of common stock....................             --             --        30,000
  Proceeds from the sale of treasury stock..................             --             --       270,000
                                                                -----------    -----------    ----------
         Net cash provided by (used in) financing
           activities.......................................       (176,045)       201,851     1,089,128
                                                                -----------    -----------    ----------
NET INCREASE (DECREASE) IN CASH.............................    $  (154,620)   $   148,507    $  849,519
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..............        833,724        679,104       827,611
                                                                -----------    -----------    ----------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................    $   679,104    $   827,611    $1,677,130
                                                                ===========    ===========    ==========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for interest..................    $    19,955    $    13,454    $   29,640
                                                                ===========    ===========    ==========
  Cash paid during the period for income taxes..............    $   190,605    $   339,500    $  134,820
                                                                ===========    ===========    ==========

   The accompanying notes are an integral part of these financial statements.

                         BAY AREA SEATING SERVICE, INC.

                         NOTES TO FINANCIAL STATEMENTS

 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  a. Business

     Bay Area Seating Service, Inc. (BASS) is a California corporation (the Company) that offers a time/space reservation system to facilitate the sale of admission tickets to mass entertainment events on behalf of promoters, provides reservations for selected hotels, and sells related merchandise and publications. The Company operates all of its services in northern California.

     The Company was acquired by Tickets.com, Inc. (formerly Advantix, Inc.) a ticketing and related services provider on September 26, 1997. The acquisition was accounted for as a purchase and was paid in cash and promissory notes, with additional consideration to be paid if certain criteria are met. The accompanying financial statements do not reflect any effects of the acquisition, including the application of purchase accounting. Under the rules and regulations of the Securities and Exchange Commission, BASS is deemed to be a predecessor of Tickets.com.

  b. Revenue Recognition

     The Company recognizes all revenue from ticket, merchandise, and publication sales at the time the sale is made. Revenue from the reservation services is recognized after the departure of the guest from the property booked at the end of each month.

  c. Cash and Cash Equivalents

     For purposes of the statement of cash flows, the Company considers all investments purchased with an original maturity date of three months or less and not restricted to be cash equivalents.

  d. Restricted Cash

     Restricted cash in 1997 and 1996 represents funds secured in certificates of deposit with certain venues to insure proper performance from BASS.

  e. Investment Securities

     Investment securities consist of municipal bonds that mature within the next sixteen months and a tax-free money market fund. These securities are available for sale and are stated at fair value. The fair value of the municipal bonds is equal to their original cost less the amortized premium.

  f. Property and Equipment and Leasehold Improvements

     Computer equipment, office furniture and equipment, and vehicles are recorded at cost and depreciated on a straight-line basis over their estimated useful lives, which range from four to seven years. Leasehold improvements are amortized on the straight-line basis over the life of the related lease. Maintenance and repairs are charged to expense as incurred. When assets are sold or retired, their cost and related accumulated depreciation are removed from the accounts with the resulting gain or loss reflected in the income statement.

  g. Income Taxes

     Deferred income taxes arise from timing differences created by different methods of depreciation and amortization used for tax and financial accounting purposes, the accrual of state franchise taxes, treatment of accrued vacation, the amortization of scheduled rent increases, and treatment of charitable contributions.

                         BAY AREA SEATING SERVICE, INC.

  h. Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses and disclosures of contingencies, commitments, and other matters discussed in the notes to the financial statements. Actual results could differ from those estimates.

  i. Reclassifications

     Certain reclassifications have been made to the prior year's numbers in order to conform to the presentation in the current period.

  j. Bank Overdraft

     Bank overdraft represents checks written from the Company's zero balance account. When checks are disbursed from this account the same amount is transferred from the Company's operating account. The overdraft results from timing differences in the transfer of funds.

 2. ACCOUNTS RECEIVABLE -- RELATED PARTY

     The BASS Tickets Foundation (the Foundation) is funded in part by the Company. The Foundation utilizes employees of the Company for its record-keeping and other needs. As of March 31, 1996 and 1997, the Foundation owed $28,014 and $32,965 respectively, to the Company for reimbursement of salaries, payroll taxes, and employee benefits.

 3. INVESTMENTS

     The amortized cost and estimated market values of investment securities available for sale as of March 31, 1996 and 1997 are as follows:

                                                                         GROSS        ESTIMATED
                                                        AMORTIZED      UNREALIZED       MARKET
                                                           COST       GAINS/LOSSES      VALUE
                                                        ----------    ------------    ----------
March 31, 1996:
Municipal securities -- short-term....................  $6,895,858            --      $6,895,858
  Tax-free institute portfolio........................   1,066,819            --       1,066,819
                                                        ----------     ---------      ----------
                                                        $7,962,677            --      $7,962,677
                                                        ==========     =========      ==========
March 31, 1997:
  Municipal securities -- short-term..................  $6,005,233            --      $6,005,233
  Tax-free institute portfolio........................     799,217            --         799,217
                                                        ----------     ---------      ----------
                                                         6,804,450            --       6,804,450
  Municipal securities -- long-term...................   1,745,949            --       1,745,949
                                                        ----------     ---------      ----------
                                                        $8,550,399            --      $8,550,399
                                                        ==========     =========      ==========

                         BAY AREA SEATING SERVICE, INC.

     There were no unrealized gains or losses, and amortized cost was $46,311 and $9,725 for 1996 and 1997, respectively.

                                             ESTIMATED MARKET VALUE          AMORTIZED COST
                                            ------------------------    ------------------------
                                            MARCH 31,     MARCH 31,     MARCH 31,     MARCH 31,
                                               1996          1997          1996          1997
                                            ----------    ----------    ----------    ----------
Municipal securities maturing in one year
  or less.................................  $6,895,858    $6,005,233    $6,895,858    $6,005,233
Municipal securities maturing in more than
one year and less than two................          --     1,745,949            --     1,745,949
                                            ----------    ----------    ----------    ----------
                                            $6,895,858    $7,751,182    $6,895,858    $7,751,182
                                            ==========    ==========    ==========    ==========

 4. OTHER INVESTMENTS

     At March 31, 1996 and 1997, other investments consisted primarily of certificates of deposit that have a maturity of more than 90 days at time of purchase and are not considered cash equivalents with a cost of $200,000 and other minor investments. At March 31, 1996, $150,000 is restricted and $50,000 is unrestricted. At March 31, 1997, $100,000 is restricted and $100,000 is unrestricted.

 5. PROPERTY AND EQUIPMENT

     Property and Equipment consist of the following:

                                                              MARCH 31,     MARCH 31,
                                                                 1996          1997
                                                              ----------    ----------
Computer and equipment......................................  $3,102,788    $3,342,995
Office furniture and equipment..............................   1,054,411       628,554
  Vehicles..................................................      27,959        27,959
                                                              ----------    ----------
                                                               4,185,158     3,999,508
  Less -- Accumulated Depreciation..........................   3,013,634     3,061,745
                                                              ----------    ----------
                                                              $1,171,524    $  937,763
                                                              ==========    ==========

     Total depreciation expense was $567,077 and $508,160 in 1996 and 1997, respectively. Total depreciation expense for the period from April 1, 1997 to September 26, 1997 was $235,216.

 6. NOTES PAYABLE

     Notes payable consists of the following:

                                                              MARCH 31,    MARCH 31,
                                                                1996         1997
                                                              ---------    ---------
Bank of Marin note payable, secured by equipment and general intangibles, payable in monthly installments of $18,070,
  including interest at a variable prime rate initiating at
  8.25%, through July 5, 1996...............................  $ 53,256      $    --
Note payable, secured by a vehicle, payable in monthly
installments of $510 including interest at 7.3%; through May
1998........................................................    11,729        6,497
                                                              --------      -------
                                                                64,985        6,497
Less -- Current Portion.....................................   (58,661)      (5,812)
                                                              --------      -------
                                                              $  6,324      $   685
                                                              ========      =======

                         BAY AREA SEATING SERVICE, INC.

 7. PROFIT SHARING PLAN

     The Company has a profit sharing plan (the Plan) whereby discretionary annual contributions may be made of up to 15% of total payroll for all permanent employees of the Company who are age eighteen or older, have one year of service (1,000 hours), and have six full months of service for the period ending on the last day of the Plan year. Upon reaching the age of 62 1/2, employees are eligible to receive benefits equal to the total amount allocated to their account during participation in the plan. Vesting of the Company's percentage of gross pay contribution, its related earnings, and net investment gains and forfeitures is based on years of continuous service.

     For the year ended March 31, 1997, a contribution of $200,000 was made. There was no contribution to the Plan for the year ended March 31, 1996 and the period from April 1, 1997 to September 26, 1997.

 8. INCOME TAXES

     The provision for income taxes consists of the following:

                                                     MARCH 31,    MARCH 31,   SEPTEMBER 26,
                                                       1996         1997          1997
                                                     ---------    ---------   -------------
Currently payable:
Federal............................................  $120,768     $247,927      $163,986
  State............................................    55,853       87,000        39,329
Deferred:
  Federal..........................................   (11,800)     (44,600)        5,737
  State............................................    (2,800)     (12,600)        1,950
                                                     --------     --------      --------
                                                     $162,021     $277,727      $211,002
                                                     ========     ========      ========

     Deferred taxes have been calculated as follows:

                                                              MARCH 31,    MARCH 31,
                                                                1996         1997
                                                              ---------    ---------
Current deferred tax:
Federal asset...............................................   $33,500     $105,000
  State asset...............................................     6,600       10,000
                                                               -------     --------
                                                                40,100      115,000
  State Liability...........................................    (2,000)          --
                                                               -------     --------
          Net current deferred tax asset....................   $38,100     $115,000
                                                               =======     ========
Long-term deferred tax:
  Federal asset.............................................   $97,600     $179,000
  State asset...............................................        --       18,900
                                                               -------     --------
                                                                97,600      197,900
Valuation allowance.........................................        --     (119,000)
                                                               -------     --------
          Net long-term deferred tax asset..................   $97,600     $ 78,900
                                                               =======     ========

                         BAY AREA SEATING SERVICE, INC.

     The difference between the statutory tax rate and the effective tax rate consists of officers' life insurance, nondeductible expenses, and tax-exempt interest. The Company has charitable contribution carryovers for federal income tax purposes of approximately $349,000 available to offset future federal taxable income, for which all has been reserved with the federal valuation allowance of $119,000. If not used, the carryforwards will expire as follows:

   FISCAL YEAR                      YEAR OF
CREATED MARCH 31,            EXPIRATION, MARCH 31,            CARRYOVER
-----------------            ---------------------            ---------
   1993                          1998                         $108,400
   1994                          1999                           27,600
   1995                          2000                           87,900
   1996                          2001                           92,400
   1997                          2002                           32,700
                                                              --------
                                                              $349,000
                                                              ========

 9. COMMITMENTS AND CONTINGENCIES

  a. Leases

     The company leases office space, vehicles, and office equipment pursuant to noncancelable operating leases. The administrative office space lease, which expires in 2000, provides for annual percentage rate adjustments based on the Consumer Price index. These scheduled rent increases have been amortized on a straight-line basis over the life of the lease. The remaining office, vehicle and office equipment leases expire at various dates through 2001.

     The minimum future lease payments under all operating leases as of March 31, 1997 are as follows:

                                        CASH PAYMENT    DEFERRAL      EXPENSE
                                        ------------    ---------    ----------
1998..................................   $  739,403     $ (54,694)   $  684,709
1999..................................      689,223       (54,694)      634,529
2000..................................      559,512       (50,142)      509,370
2001..................................       75,781            --        75,781
                                         ----------     ---------    ----------
                                         $2,063,919     $(159,530)   $1,904,389
                                         ==========     =========    ==========

     Total rent expense, including short-term equipment rentals, for the years ended March 31, 1997 and 1996, was $709,677 and $637,611, respectively. Total rent expense for the period from April 1, 1997 to September 26, 1997 was $385,488.

  b. License Agreement

     Under the terms of a license agreement that expires December 31, 1999, the Company uses ticketing software developed and sold by a nationally recognized ticketing company. Licensing fees are based on a per-ticket charge that varies through 1999 with a minimum quarterly payment of $25,000. Total payments pursuant to this license agreement were $276,227 and $299,125 in 1996 and 1997, respectively. Total payments for the period from April 1, 1997 to September 26, 1997 were $186,064.

  c. Ticket Service Agreements

     The Company has entered into ticket service agreements of varying lengths, other than the agreement with its major customer discussed in Note 11, with entertainment facilities to provide ticketing services. The terms of these agreements require the Company to make aggregate minimum annual payments of $50,000 and/or payments based on the number of tickets sold. Certain of these agreements indicate that the Company

                         BAY AREA SEATING SERVICE, INC.

will provide annual advertising allowances ranging from $32,200 to $67,500 per year. In addition, said agreements indicate the Company's commitment to purchase agreed-upon seating for events at said facilities.

  d. Credit Facilities

     The Company has a letter of credit totaling $50,000 issued for the benefit of a theater owner. The line is collateralized by a certificate of deposit of the same amount. At March 31, 1997, there was no balance outstanding on the line. The line expires on June 30, 1997.

10. DIVIDENDS

     For the year ended March 31, 1997, the Company declared and paid dividends totaling $0.25 per share for a total of $51,520. No dividends were declared or paid for the year ended March 31, 1996.

11. MAJOR CUSTOMERS

     A portion of the fee revenue from ticket sales is for the events of two promoters (Promoters A and B) who receive a commission on such ticket sales.

     Promoter A: For the years ended March 31, 1996 and 1997, actual ticket sales for Promoter A's events approximated 32% of the Company's total ticket sales. For the period from April 1, 1997 to September 26, 1997, ticket sales for promoter A's events approximated 31% of the Company's total ticket sales.

     The related booking fee revenue was approximately $5,684,000 and $6,208,000 in 1996 and 1997, respectively. The related commissions paid, which are included in other commissions, were approximately $1,962,000 and $1,949,000 in 1997 and 1996, respectively. For the period from April 1, 1997 to September 26, 1997, booking fees and related commissions paid approximated $3,476,000 and $1,137,000 respectively.

     Promoter B: For the years ended March 31, 1996 and 1997, actual ticket sales for Promoter B's events approximated 12 percent and 13 percent, respectively, of the Company's total ticket sales. For the period from April 1, 1997 to September 26, 1997, ticket sales for promoter B's events approximated 8% of the Company's total ticket sales.

     The related booking fee revenue was approximately $2,188,000 and $2,496,000 in 1996 and 1997, respectively. The related commissions paid, which are included in other commissions, were $326,000 and $328,000 in 1997 and 1996, respectively. For the period from April 1, 1997 to September 26, 1997, booking fees and related commissions paid approximated $92,000 and $134,000 respectively

     Effective January 1, 1996, the Company entered into amended ticket service agreements with Promoter A. These amended ticket service agreements supersede the prior agreements dated September 7, 1990. The significant terms of these amended agreements are as follows:

     - The Company generally receives the exclusive rights to sell tickets to the promoter's events within the Company's market area and at the promoter's entertainment facilities for the period from January 1, 1996 through June 30, 2004.

     - The minimum monthly advances paid against the annual fee is a sum equal to 90% of the average of the three previous years' payments to said promoter. Any overpayments or underpayments resulting from these advances are reconciled annually.

     - Promoter fees are calculated at specific rates per ticket sold. Rates are determined based on the price of the ticket. Additional promoter fees are payable based on the method of ticket sales and for certain specified events.

                         BAY AREA SEATING SERVICE, INC.

12. CONCENTRATION OF CREDIT RISK

  a. Cash

     At March 31, 1996 and 1997 the Company maintained cash balances in excess of the federally insured limits of $100,000 per institution. The Company had approximately $1,175,261 at a single financial institution at March 31, 1997.

  b. Accounts Receivable

     The Company's accounts receivable consist of amounts due from major credit card companies and contracted ticket-selling venues located throughout California. One ticket-selling venue (including all branch locations) accounts for 38% of the accounts receivable balance.

13. BUY/SELL AGREEMENT

     On March 1, 1992 Harold Silen (President), Gerald Seltzer (Chairman of the Board), and the Company entered into an agreement to restrict the transfer of the shares held by Silen and Seltzer. Upon the death of the first shareholder, the surviving life insurance agreement confirmation shareholder shall purchase the shares held by the deceased shareholder at the price determined in accordance with Section 3.1 of the agreement.

     To facilitate the continuation of the Company's business without disruption and to provide for partial or full funding of the purchase of shares upon the death of a shareholder, each shareholder shall purchase and maintain a whole life insurance policy insuring the life of the other shareholder in the initial face amount of $2 million. Each shareholder shall be the owner and beneficiary of the policy insuring the life of the other shareholder. Effective upon closing of the sale of the Company to Advantix, Inc., such agreement was cancelled.

14. LITIGATION SETTLEMENT

     In 1993, The Company was named as a co-defendant in actions alleging violation of certain antitrust laws. The suits sought damages totaling $200 million. On May 11, 1994 the case was settled in the Superior Court of the State of California. The Court ordered the Company to pay $375,000 to Plaintiff's counsel and required the Company to distribute tickets worth $750,000 to various charities. The $375,000 was charged to expense for the year ended March 31, 1994. No amount has been accrued for the distributed tickets, as there will be no cost to BASS. On April 29, 1996, the Company entered into an agreement with BASS Tickets Foundation to solicit ticket donations and to distribute the tickets to various charitable organizations and other organizations as defined in the agreement. The Company is required by the settlement to distribute $250,000 worth of tickets per year over three years. The Company is paying BASS Tickets Foundation an annual fee of $10,000 for each of the three years for the distribution of the tickets. As of March 31, 1997, approximately $286,000 worth of tickets had been distributed. The settlement was appealed by persons who have opted out of the settlement. On July 10, 1995 a new complaint was filed alleging virtually word-for-word the same purported violations cited in the original class action lawsuit for the time period after the date of the original complaint filing.

     During 1996, both the 1995 claim and appeal were settled for $134,200, with BASS and Ticketmaster equally sharing the liability. As of March 31, 1997, BASS has paid $59,100 of its $67,100 share of the settlement, and the remainder is to be paid in installments through February 1, 1999.

                         BAY AREA SEATING SERVICE, INC.

15. STOCK OPTION AGREEMENT

     The Company has entered into a nonqualified stock option agreement, effective October 1, 1996, for a key employee, under which options to purchase shares of the Company's common stock were granted with an exercise price of $20 per share. Options may be exercised at the discretion of the employee through September 30, 2006. No compensation expense has been charged to operations in 1997.

                                                                 SHARES
                                                              UNDER OPTIONS
                                                              -------------
Outstanding, April 1, 1996..................................         --
Granted.....................................................     15,000
Canceled....................................................         --
Exercised...................................................         --
                                                                 ------
Outstanding, September 26, 1997.............................     15,000
                                                                 ======
Eligible for exercise currently.............................     15,000
                                                                 ======

16. DEFERRED REVENUE

     The Company has multiple advertising and sponsorship agreements, which often result in deferred revenue. During 1997 the Company entered into a three-year agreement with a sponsor to provide advertising and promotional opportunities through the Company's marketing programs. The sponsor agreed to pay $125,000 each year beginning November 1, 1996 for a total of $375,000. Of the total agreement amount, $75,000 has been recognized during the year ended March 31, 1997 and $300,000 has been deferred.

     Total deferred revenue as of March 31, 1997 and 1996 is as follows:

                                                        MARCH 31,    MARCH 31,
                                                          1996         1997
                                                        ---------    ---------
Sponsorship agreement.................................  $     --     $ 300,000
Other advertising agreements..........................   104,127        77,025
Entertainment guide...................................    92,648            --
                                                        --------     ---------
                                                         196,775       377,025
Less long-term portion................................        --      (175,000)
                                                        --------     ---------
                                                        $196,775     $ 202,025
                                                        ========     =========

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of ProTix, Inc.

We have audited the accompanying consolidated balance sheet of ProTix, Inc. and subsidiaries as of December 31, 1997, and the related consolidated statements of operations, shareholders' deficit and cash flows for the year ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ProTix, Inc. and subsidiaries as of December 31, 1997, and the results of their operations and their cash flows for the year ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Orange County, California
May 17, 1999

                         PROTIX, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
                                  ASSETS
Current assets:
  Cash and cash equivalents.................................   $  930,945
  Accounts receivable, net of allowance for doubtful
     accounts of $219,259...................................      624,867
  Notes receivable -- current...............................      416,439
  Inventory.................................................      121,572
  Prepaid expenses..........................................      146,179
                                                               ----------
          Total current assets..............................    2,240,002

Property and equipment, net.................................    1,174,324
Intangible assets...........................................    1,063,069
Notes receivable -- net of current portion..................      545,188
                                                               ----------
          Total assets......................................   $5,022,583
                                                               ==========

                  LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
  Accounts payable and due to venues........................   $1,075,502
  Accrued liabilities.......................................      233,916
  Other liabilities.........................................      115,059
  Current portion of long-term debt, short-term debt and
     capital lease obligations..............................    2,530,211
                                                               ----------
          Total current liabilities.........................    3,954,688

Long-term debt and capital lease obligations, net of current
  portion...................................................    1,279,213
Minority interest liability.................................      130,389

Commitments and contingencies

Shareholders' deficit:
  Common share, $1 par value; 56,000 shares Authorized
     20,000 shares issued and outstanding...................       20,000
  Additional paid-in capital................................      289,530
  Accumulated deficit.......................................     (651,237)
                                                               ----------
          Total shareholders' deficit.......................     (341,707)
                                                               ----------
          Total liabilities and shareholders' deficit.......   $5,022,583
                                                               ==========

The accompanying notes are an integral part of this consolidated balance sheet.

                         PROTIX, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
Revenues:
Ticketing services and other................................   $4,519,545
  Software licensing and services...........................    2,433,643
  Hardware..................................................      486,746
                                                               ----------
Total revenues..............................................    7,439,934
                                                               ----------
Cost of services:
  Ticketing services........................................      794,916
  Software licensing and hardware...........................      372,230
                                                               ----------
Total cost of services......................................    1,167,146
                                                               ----------
Gross profit................................................    6,272,788

Operating expenses:
  Sales, marketing and general and administrative...........    5,083,368
  Depreciation and amortization of intangibles..............      709,477
                                                               ----------
Total operating expenses....................................    5,792,845
                                                               ----------
Income from operations......................................      479,943

Other (income) expenses:
  Interest income...........................................      (79,851)
  Interest expense..........................................      352,525
  Other expense.............................................       19,434
  Minority interest.........................................      114,526
                                                               ----------
Total other (income) expenses...............................      406,634
                                                               ----------

Income before provision for income taxes....................       73,309
Provision for income taxes..................................      159,204
                                                               ----------
Net loss....................................................   $  (85,895)
                                                               ==========

   The accompanying notes are an integral part of this consolidated financial statement.

                         PROTIX, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENT OF SHAREHOLDERS' DEFICIT

                                      COMMON STOCK         ADDITIONAL
                                    -----------------        PAID-IN        ACCUMULATED
                                    SHARES    AMOUNT         CAPITAL          DEFICIT        TOTAL
                                    ------    -------    ---------------    -----------    ---------
Balance, December 31, 1996........  20,000    $20,000       $289,530         $(482,070)    $(172,540)
Distributions.....................      --         --             --           (83,272)      (83,272)
  Net loss........................      --         --             --           (85,895)      (85,895)
                                    ------    -------       --------         ---------     ---------
Balance, December 31, 1997........  20,000    $20,000       $289,530         $(651,237)    $(341,707)
                                    ======    =======       ========         =========     =========

  The accompanying notes are an integral part of this consolidated statement.

                         PROTIX, INC. AND SUBSIDIARIES

                      STATEMENT OF CONSOLIDATED CASH FLOWS

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................  $   (85,895)
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization of intangibles..............      709,477
  Minority interest:........................................      114,526
Changes in operating assets and liabilities:
  Accounts receivable.......................................      (69,474)
  Prepaid expenses and inventory............................     (161,449)
  Accounts payable and due to venues........................      420,667
  Accrued liabilities.......................................       82,189
  Other liabilities.........................................      (46,067)
                                                              -----------
     Net cash provided by operating activities..............      963,974

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.......................     (584,306)
  Cash paid for notes receivable............................     (694,412)
  Payments received on notes receivable.....................      209,904
                                                              -----------
     Net cash used in investing activities..................   (1,068,814)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from the issuance of long-term debt..............    1,967,223
  Principal payments on long-term debt and capital lease
     obligations............................................   (1,351,903)
  Distributions to partners.................................      (83,272)
                                                              -----------
     Net cash provided by financing activities..............      532,048

NET INCREASE IN CASH........................................      427,208
CASH AND CASH EQUIVALENTS, beginning of year................      503,737
                                                              -----------
CASH AND CASH EQUIVALENTS, end of year......................  $   930,945
                                                              ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:
  Interest paid.............................................  $   349,065
                                                              ===========
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES:
  Capital lease obligations entered into for equipment......  $    11,379
                                                              ===========

   The accompanying notes are an integral part of this consolidated financial statement.

                         PROTIX, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 1. COMPANY BACKGROUND

     ProTix, Inc. ("ProTix," collectively with its subsidiaries, the "Company") was originally organized as Prologue Systems Limited Partnership under the laws of the State of Wisconsin in April 1988 and was incorporated as Prologue Systems, Inc. on June 12, 1990. In December 1991, the Company entered the ticketing services business and formed ProTix Limited Partnership I to serve organizations and consumers in the Washington DC/Baltimore metropolitan area. Operations began in May 1992. In 1995, the Company established regional offices in Windsor, Connecticut and Albuquerque, New Mexico, and began providing ticketing services in those metropolitan areas. On December 31, 1996, the Company merged with All Pro Management Group, Inc. and changed its name to ProTix, Inc. In October 1998, Advantix, Inc. acquired 100% of the Company's stock.

     The Company provides ticketing and related services worldwide to various clients such as performing arts centers, amphitheaters, professional sports franchises and concert promoters through the use of proprietary ticketing software.

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements and related notes include the accounts of ProTix and its subsidiaries, ProTix Limited Partnership I, ProTix Connecticut General Partnership and ProTix Access Control LLC. All intercompany account balances and transactions have been eliminated in consolidation. The results of operations of each acquired business have been consolidated for all periods subsequent to the date of acquisition.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

     The Company generates revenues primarily through convenience and handling fees charged to consumers for the sale and distribution of tickets on behalf of its clients, and through license and support fees charged directly to its clients for the use of its software. The Company recognizes convenience and handling fees revenue from ticket sales at the time the sale is made.

     Revenue from software licensing and support is recognized in accordance with Statement of Position 97-2, "Software Revenue Recognition," which establishes rules for the recognition of the Company's software and maintenance and support revenues. Software revenue is recognized in sales contracts when the following conditions are met: a signed contract is obtained, delivery has occurred, the total sales price is fixed and determinable, collectibility is probable, and any uncertainties with regard to customer acceptance are resolved. Deferred revenue consists primarily of deferred software support revenue related to the license of the Company's software, and related fees under maintenance and support contracts. Deferred support revenue is recognized as it is earned, over the term of the related agreement.

CASH EQUIVALENTS

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

                         PROTIX, INC. AND SUBSIDIARIES

ACCOUNTS RECEIVABLE

     Accounts receivable are due principally from retail ticketing outlets and represent the face value of the tickets sold plus convenience fees, generally net of outlet commissions.

PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets (four years) or, for leasehold improvements, over the term of the lease, if shorter. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation or amortization is removed and any gain or loss is reflected in results of operations.

DUE TO VENUES

     Due to venues represents contractual amounts due for tickets sold by the Company on behalf of the organizations that sponsor events.

INCOME TAXES

     Deferred income taxes are provided for temporary differences between financial accounting and taxable income under the liability method, as required by Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." The Company has filed an election with the Internal Revenue Service, which causes any federal taxes on the earnings of the Company to be passed through the Company and paid directly by its shareholder. The provision for income taxes consists primarily of foreign income taxes on revenues generated overseas. For state tax purposes, the Company's current tax rate is 1.5%.

DEFERRED REVENUE

     Deferred revenue consists primarily of deferred software support revenue related to the license of the Company's software, and related fees under maintenance and support contracts. Deferred revenue is recognized as it is earned, over the term of the related agreement.

 3. BUSINESS COMBINATIONS

     On December 4, 1997, Protix Access Control LLC ("PAC") was formed. The Company's initial capital contribution upon execution of the agreement entitled it to a 60% interest in PAC. On December 19, 1997, PAC entered into an asset purchase agreement with Data Service Company of America, Inc. ("DSCA"). As of the date of acquisition, DSCA had a net asset value of approximately zero. In consideration of the assignment and transfer of the purchased assets, with a fair value of approximately $387,000, PAC assumed all the obligations and liabilities of DSCA equaling approximately $388,000. The acquisition was accounted for as a purchase.

                         PROTIX, INC. AND SUBSIDIARIES

 4. DETAIL OF SELECTED BALANCE SHEET ACCOUNTS

PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following as of December 31, 1997:

                                                     USEFUL LIVES
                                                     ------------
Furniture and fixtures.............................     5-7 years    $   949,740
Computer equipment.................................       3 years      2,462,315
Leasehold improvements.............................       5 years         25,457
                                                                     -----------
                                                                       3,437,512
Accumulated depreciation...........................                   (2,263,188)
                                                                     -----------
Net property and equipment.........................                  $ 1,174,324
                                                                     ===========

     Total depreciation expense was $560,473 for the year ended December 31, 1997.

INTANGIBLE ASSETS

     Intangible assets consisted of the following as of December 31, 1997:

                                                      USEFUL LIVES
                                                      ------------
Goodwill............................................      10 years    $  478,959
Customer acquisition costs..........................      10 years       825,000
Organizational fees.................................       5 years        44,674
Loan fees and other.................................     6-7 years        34,506
                                                                      ----------
                                                                       1,383,139
Accumulated amortization............................                    (320,070)
                                                                      ----------
Total intangible assets.............................                  $1,063,069
                                                                      ==========

NOTES RECEIVABLE

     Notes receivable consisted of the following at December 31, 1997:

Note receivable from affiliate at 9.4%; maturing March 31,
  2004......................................................  $ 694,413
Related party notes receivable at various rates from 8.0% to
9.0%; due and payable.......................................    267,214
                                                              ---------
                                                                961,627
Less current portion........................................   (416,439)
                                                              ---------
Total notes receivable......................................  $ 545,188
                                                              =========

ACCRUED LIABILITIES

     Accrued liabilities consisted of the following as of December 31, 1997:

Payroll and payroll related.................................  $144,195
Accrued interest............................................    77,087
Other.......................................................    12,634
                                                              --------
Total accrued liabilities...................................  $233,916
                                                              ========

                         PROTIX, INC. AND SUBSIDIARIES

 5. LONG-TERM DEBT, SHORT-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

     Long-term debt and capital lease obligations consisted of the following as of December 31, 1997:

Various bank notes payable at prime plus 1.0%; maturing at
  various dates from 1998 through 2005......................  $ 2,202,284
Line of credit at 10.5%; payable on demand..................       96,987
Line of credit at prime plus 1%; payable on demand..........      200,000
Notes payable to various shareholders of the Company at
  9.5%; maturing April 1, 2002 and 2003.....................      463,654
Note payable to affiliate at 9.4%; maturing December 31,
  2004......................................................      694,412
Various capital lease obligations bearing interest rates
  ranging from 10.7% to 15.8% payable in monthly
  installments of approximately $16,786, with maturity dates
  ranging from October 1, 1998 to December 1, 2001..........      152,087
                                                              -----------
Total debt..................................................    3,809,424
Less -- current portion.....................................   (2,530,211)
                                                              -----------
                                                              $ 1,279,213
                                                              ===========

     Annual maturities of long-term debt and capital lease obligations of December 31, 1997 are as follows:

Year ending December 31:
1998.............................................  $2,530,211
  1999...........................................     483,302
  2000...........................................     292,718
  2001...........................................     263,460
  2002...........................................     219,202
  Thereafter.....................................      20,531
                                                   ----------
                                                   $3,809,424
                                                   ==========

 6. COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     The Company leases office space and equipment under various operating leases that expire at various dates through 2002. Total rent expense under these operating leases was approximately $136,377 for the year ended December 31, 1997. Future minimum rentals on these operating leases are as follows:

Year ending December 31:
1998.............................................  $  249,080
  1999...........................................     239,139
  2000...........................................      76,698
  2001...........................................       5,869
  2002...........................................       4,426
  Thereafter.....................................     575,213
                                                   ----------
                                                   $1,150,425
                                                   ==========

LITIGATION

     The Company is subject to litigation in the normal course of its business. In the opinion of management, the disposition of all litigation pending will not have a material effect on the Company's consolidated financial condition and results of operations.

                         PROTIX, INC. AND SUBSIDIARIES

 7. MINORITY INTEREST

     The Company has three separate legal entities. The purpose of Protix Limited Partnership I and ProTix Connecticut GP is to provide ticketing services, and ProTix Access Control LLC provides technical interface capabilities via hardware and software development. For financial reporting purposes, the assets, liabilities and earnings of the partnership entities have been included in the Company's consolidated financial statements. The outside investor's limited partnership interests in the partnerships have been recorded as minority interests.

 8. EMPLOYEE BENEFIT PLANS

     The Company maintains a defined contribution and profit sharing benefit plan (the "Plan") covering substantially all of its employees. Company contributions to the Plan are voluntary and at the discretion of the Company. For the year ended December 31, 1997, the Company's matching contributions to the Plan were $8,300.

 9. SALE OF THE COMPANY

     In September 1998, the Company was acquired by Tickets.com (formerly, Advantix, Inc.). The aggregate purchase price was approximately $7,511,000, which includes costs of the acquisition. The aggregate consideration includes the issuance of 317,768 shares of Tickets.com's common stock, $1,620,000 in cash and an aggregate of $1,297,000 in promissory notes bearing interest at 1.0% above the prime rate, as defined. Additional consideration consisting of warrants to purchase up to 637,964 shares of Advantix' common stock at an exercise price of $0.01 may be issued over an 18 month period.

     In conjunction with the acquisition, Tickets.com entered into a noncompete agreement with a former officer of the Company, which prohibits him from competing with the business of Advantix for a period of three years. Consideration for the noncompete agreement totaled $162,000 to be paid over three years.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
TicketsLive Corporation:

     We have audited the accompanying consolidated balance sheets of TicketsLive Corporation (formerly Select Technologies Corporation) and subsidiaries, as of April 30, 1997 and 1998, and the related consolidated statements of operations, redeemable preferred stock, stockholders' equity (deficit) and comprehensive income (loss), and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TicketsLive Corporation and subsidiaries as of April 30, 1997 and 1998, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ KPMG LLP
Syracuse, New York
June 12, 1998

                            TICKETSLIVE CORPORATION
                   (FORMERLY SELECT TECHNOLOGIES CORPORATION)

                          CONSOLIDATED BALANCE SHEETS

                                ASSETS (NOTE 6)

                                                                  APRIL 30,
                                                           ------------------------   JANUARY 31,
                                                              1997         1998          1999
                                                           ----------   -----------   -----------
                                                                                      (UNAUDITED)
Current assets:
Cash and cash equivalents................................  $   96,805   $ 3,843,948   $   181,931
  Accounts receivable, net of allowance for doubtful
     accounts of $131,000 in 1997, $208,000 in 1998, and
     $202,000 in 1999 (unaudited)........................   1,626,789     1,606,523     1,651,715
  Notes receivable -- current............................     185,005       165,873       149,211
  Inventories............................................     222,062       217,321       292,105
  Prepaid expenses and other current assets..............     184,911       181,236       442,796
  Deferred income taxes..................................      47,825            --            --
                                                           ----------   -----------   -----------
          Total current assets...........................   2,363,397     6,014,901     2,717,758
Notes receivable -- long-term............................     306,892       221,954       132,683
Property and equipment, less accumulated depreciation....     664,062       588,848       778,278
                                                           ----------   -----------   -----------
                                                           $3,334,351   $ 6,825,703   $ 3,628,719
                                                           ==========   ===========   ===========

                              LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Short-term borrowings..................................  $  391,837   $   120,396   $   162,342
  Current portion of long-term debt......................     156,529       109,945       203,159
  Current portion of obligations under capital leases....       6,415         4,651         3,985
  Accounts payable.......................................   1,230,051     1,406,660     1,035,470
  Accrued liabilities....................................     494,547       734,161     1,042,728
  Accrued restructuring liability........................          --       227,417            --
  Income taxes payable...................................     174,686       241,494       170,085
  Deferred revenue.......................................     695,403       573,973       611,231
                                                           ----------   -----------   -----------
          Total current liabilities......................   3,149,468     3,418,697     3,229,000
Long-term debt...........................................     130,691        19,520            --
Obligations under capital leases.........................         650         5,411         3,585
Deferred income taxes....................................      64,685        22,000        22,947
                                                           ----------   -----------   -----------
          Total liabilities..............................   3,345,494     3,465,628     3,255,532
                                                           ----------   -----------   -----------
Redeemable Series A preferred stock, 9% cumulative,
  convertible stock, $1 par value, with a redemption and
  liquidation value of $1 per share; 5,000,000 shares
  authorized, issued and outstanding in 1998 and 1999
  (unaudited)............................................          --     4,667,982     5,047,400
                                                           ----------   -----------   -----------
Commitments
Stockholders' deficit:
  Common stock, $.01 par value -- 25,000,000 shares
     authorized; 8,894,694 shares issued and outstanding
     in 1998 and 1999 (unaudited) (note 12)..............         113        88,947        88,947
  Additional paid-in capital.............................     183,231        96,397        96,397
  Accumulated deficit....................................    (175,180)   (1,469,710)   (4,819,533)
  Accumulated other comprehensive loss...................     (19,307)      (23,541)      (40,024)
                                                           ----------   -----------   -----------
          Total stockholders' deficit....................     (11,143)   (1,307,907)   (4,674,213)
                                                           ----------   -----------   -----------
                                                           $3,334,351   $ 6,825,703   $ 3,628,719
                                                           ==========   ===========   ===========

          See accompanying notes to consolidated financial statements.

                            TICKETSLIVE CORPORATION
                   (FORMERLY SELECT TECHNOLOGIES CORPORATION)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                   YEAR ENDED              NINE MONTHS ENDED
                                                    APRIL 30,                 JANUARY 31,
                                            -------------------------   ------------------------
                                               1997          1998          1998         1999
                                            -----------   -----------   ----------   -----------
                                                                              (UNAUDITED)
Revenues:
Software and services.....................  $ 7,666,639   $ 8,584,825   $6,686,484   $ 6,169,239
  Hardware and related resale items.......    2,866,076     3,308,675    2,613,540     2,164,540
                                            -----------   -----------   ----------   -----------
          Total revenues..................   10,532,715    11,893,500    9,300,024     8,333,779
                                            -----------   -----------   ----------   -----------
Costs of revenues:
  Software and services...................    2,946,250     3,293,514    2,388,634     2,852,511
  Hardware and related resale items.......    2,059,166     2,319,904    1,786,676     1,534,222
                                            -----------   -----------   ----------   -----------
          Total costs of revenues.........    5,005,416     5,613,418    4,175,310     4,386,733
                                            -----------   -----------   ----------   -----------
          Gross profit....................    5,527,299     6,280,082    5,124,714     3,947,046
Operating expenses:
  Selling, general and administrative
     expenses.............................    6,256,184     6,438,809    4,475,794     5,856,228
  Technology development..................      629,065       783,978      596,326     1,111,085
  Restructuring provision.................           --       227,417           --            --
                                            -----------   -----------   ----------   -----------
          Total operating expenses........    6,885,249     7,450,204    5,072,120     6,967,313
                                            -----------   -----------   ----------   -----------
          Operating income (loss).........   (1,357,950)   (1,170,122)      52,594    (3,020,267)
                                            -----------   -----------   ----------   -----------
Other (income) expense:
  Interest (income) expense, net..........       49,117        14,348       22,069       (57,858)
  Other, net..............................       10,332        (5,314)       4,867         4,012
                                            -----------   -----------   ----------   -----------
          Total other (income) expense....       59,449         9,034       26,936       (53,846)
                                            -----------   -----------   ----------   -----------
          Income (loss) before income
            taxes.........................   (1,417,399)   (1,179,156)      25,658    (2,966,421)
Income tax expense (benefit)..............      (81,603)      115,374       91,904         3,984
                                            -----------   -----------   ----------   -----------
          Net loss........................  $(1,335,796)  $(1,294,530)  $  (66,246)  $(2,970,405)
                                            ===========   ===========   ==========   ===========
Net loss per common and common equivalent
  share -- basic and diluted..............  $     (0.13)  $     (0.14)  $    (0.01)  $     (0.38)
                                            ===========   ===========   ==========   ===========
Shares used in computing net loss per
  common and common equivalent
  share -- basic and diluted..............   10,249,738     9,087,716    9,172,647     8,894,694
                                            ===========   ===========   ==========   ===========

          See accompanying notes to consolidated financial statements.

                            TICKETSLIVE CORPORATION
                   (FORMERLY SELECT TECHNOLOGIES CORPORATION)

             CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED STOCK, STOCKHOLDERS' EQUITY (DEFICIT) AND COMPREHENSIVE INCOME (LOSS)

                                                                                 STOCKHOLDERS' EQUITY (DEFICIT)
                                                                              -------------------------------------
                                                      REDEEMABLE PREFERRED
                                                             STOCK               COMMON STOCK         ADDITIONAL
                                                     ----------------------   -------------------       PAID-IN
                                                      SHARES       AMOUNT      SHARES     AMOUNT        CAPITAL
                                                     ---------   ----------   ---------   -------   ---------------
Balances, April 30, 1996...........................         --   $       --         104   $   104      $ 49,900
Comprehensive income:
  Net loss.........................................         --           --          --        --            --
  Other comprehensive income -- cumulative foreign
    currency translation adjustments...............         --           --          --        --            --
         Total comprehensive loss..................
Issuance of common stock...........................         --           --           9         9       133,331
                                                     ---------   ----------   ---------   -------      --------
Balances, April 30, 1997...........................         --           --         113       113       183,231
Comprehensive income:
  Net loss.........................................         --           --          --        --            --
  Other comprehensive loss -- cumulative foreign
    currency translation adjustments...............         --           --          --        --            --
         Total comprehensive loss..................
Issuance of redeemable preferred stock.............  5,000,000    4,667,982          --        --            --
Issuance of common stock...........................         --           --           1         1        19,999
Purchase of common stock...........................         --           --         (18)      (18)      (17,982)
Common stock recapitalization......................         --           --   8,894,598    88,851       (88,851)
                                                     ---------   ----------   ---------   -------      --------
Balances, April 30, 1998...........................  5,000,000    4,667,982   8,894,694    88,947        96,397
Comprehensive income:
  Net loss (unaudited).............................         --           --          --        --            --
  Other comprehensive loss -- cumulative foreign
    currency translation adjustments (unaudited)...         --           --          --        --            --
         Total comprehensive loss..................
Dividends on redeemable preferred stock
  (unaudited)......................................         --      379,418          --        --            --
                                                     ---------   ----------   ---------   -------      --------
Balances, January 31, 1999 (unaudited).............  5,000,000   $5,047,400   8,894,694   $88,947      $ 96,397
                                                     =========   ==========   =========   =======      ========

                                                            STOCKHOLDERS' EQUITY (DEFICIT)
                                                     --------------------------------------------
                                                       RETAINED      ACCUMULATED        TOTAL
                                                       EARNINGS         OTHER       STOCKHOLDERS'
                                                     (ACCUMULATED   COMPREHENSIVE      EQUITY
                                                       DEFICIT)     INCOME (LOSS)     (DEFICIT)
                                                     ------------   -------------   -------------
Balances, April 30, 1996...........................  $ 1,160,616      $(43,861)      $ 1,166,759
Comprehensive income:
  Net loss.........................................   (1,335,796)           --        (1,335,796)
  Other comprehensive income -- cumulative foreign
    currency translation adjustments...............           --        24,554            24,554
                                                                                     -----------
         Total comprehensive loss..................                                   (1,311,242)
                                                                                     -----------
Issuance of common stock...........................           --            --           133,340
                                                     -----------      --------       -----------
Balances, April 30, 1997...........................     (175,180)      (19,307)          (11,143)
Comprehensive income:
  Net loss.........................................   (1,294,530)           --        (1,294,530)
  Other comprehensive loss -- cumulative foreign
    currency translation adjustments...............           --        (4,234)           (4,234)
                                                                                     -----------
         Total comprehensive loss..................                                   (1,309,907)
                                                                                     -----------
Issuance of redeemable preferred stock.............           --            --                --
Issuance of common stock...........................           --            --            20,000
Purchase of common stock...........................           --            --           (18,000)
Common stock recapitalization......................           --            --                --
                                                     -----------      --------       -----------
Balances, April 30, 1998...........................   (1,469,710)      (23,541)       (1,307,907)
Comprehensive income:
  Net loss (unaudited).............................   (2,970,405)           --        (2,970,405)
  Other comprehensive loss -- cumulative foreign
    currency translation adjustments (unaudited)...           --       (16,483)          (16,483)
                                                                                     -----------
         Total comprehensive loss..................                                   (2,986,888)
                                                                                     -----------
Dividends on redeemable preferred stock
  (unaudited)......................................     (379,418)           --          (379,418)
                                                     -----------      --------       -----------
Balances, January 31, 1999 (unaudited).............  $(4,819,533)     $(40,024)      $(4,674,213)
                                                     ===========      ========       ===========

          See accompanying notes to consolidated financial statements.

                            TICKETSLIVE CORPORATION
                   (FORMERLY SELECT TECHNOLOGIES CORPORATION)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                 YEAR ENDED               NINE MONTHS ENDED
                                                 APRIL 30,                   JANUARY 31,
                                         --------------------------    ------------------------
                                            1997           1998          1998          1999
                                         -----------    -----------    ---------    -----------
                                                                             (UNAUDITED)
Cash flows from operating activities:
Net loss...............................  $(1,335,796)   $(1,294,530)   $ (66,246)   $(2,970,405)
  Adjustments to reconcile net loss to
     net cash provided by (used in)
     operating activities:
     Depreciation and amortization.....      411,027        298,021      293,579        216,584
     Deferred income taxes.............     (222,240)         5,140       32,585            947
     Restructuring provision...........           --        227,417           --             --
     Changes in operating assets and
       liabilities:
       Accounts receivable.............      382,157         20,266      158,877        (45,192)
       Inventories.....................       60,802          4,741       43,544        (74,784)
       Prepaid expenses and other
          current assets...............      108,237          3,675        4,691       (261,560)
       Notes receivable................     (181,675)       104,070       81,177        105,933
       Accounts payable................      418,069        176,609      126,041       (371,190)
       Accrued liabilities.............      (29,445)       239,614     (194,236)       308,567
       Accrued restructuring
          liability....................           --             --           --       (227,417)
       Income taxes payable............       53,460         66,808       52,810        (71,409)
       Deferred revenue................       96,506       (121,430)    (120,400)        37,258
                                         -----------    -----------    ---------    -----------
          Net cash provided by (used
            in) operating activities...     (238,898)      (269,599)     412,422     (3,352,668)
                                         -----------    -----------    ---------    -----------
Cash flows from investing activities --
  purchases of equipment...............     (288,039)      (207,245)     (55,957)      (164,325)
                                         -----------    -----------    ---------    -----------
Cash flows from financing activities:
  Net change in short-term
     borrowings........................      142,228       (271,441)     (53,532)        41,946
  Proceeds from long-term debt.........       89,585             --           --             --
  Payments on long-term debt...........     (135,143)      (157,755)    (133,079)      (167,995)
  Payments on capital leases...........      (18,813)       (12,565)      (4,839)        (2,492)
  Purchase of common stock.............           --        (18,000)     (18,000)            --
  Issuance of common stock.............      133,340         20,000           --             --
  Issuance of redeemable preferred
     stock.............................           --      4,667,982           --             --
                                         -----------    -----------    ---------    -----------
          Net cash provided by (used
            in) financing activities...      211,197      4,228,221     (209,450)      (128,541)
                                         -----------    -----------    ---------    -----------
Effect of foreign exchange rate
  changes..............................       24,554         (4,234)     (31,315)       (16,483)
                                         -----------    -----------    ---------    -----------
          Net increase (decrease) in
            cash and cash
            equivalents................     (291,186)     3,747,143      115,700     (3,662,017)
Cash and cash equivalents at beginning
  of period............................      387,991         96,805       96,805      3,843,948
                                         -----------    -----------    ---------    -----------
Cash and cash equivalents at end of
  period...............................  $    96,805    $ 3,843,948    $ 212,505    $   181,931
                                         ===========    ===========    =========    ===========

          See accompanying notes to consolidated financial statements.

                            TICKETSLIVE CORPORATION
                   (FORMERLY SELECT TECHNOLOGIES CORPORATION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              YEARS ENDED APRIL 30, 1997 AND 1998 AND NINE MONTHS
                  ENDED JANUARY 31, 1998 AND 1999 (UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) NATURE OF OPERATIONS

     TicketsLive Corporation (formerly Select Technologies Corporation prior to its name change effective June 26, 1998) and its subsidiaries (the Company) are engaged in the development, marketing and support of microcomputer based ticketing, reservation, and events management systems for sports and entertainment venues. The Company serves international markets comprised of both public and private sector customers.

  (b) BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of TicketsLive Corporation and its wholly owned subsidiaries located in the United States, United Kingdom, the Netherlands, Germany, and Australia. All significant intercompany balances and transactions have been eliminated in consolidation.

  (c) REVENUE RECOGNITION

     Effective May 1, 1998, the Company adopted the provisions of Statement of Position (SOP) 97-2, Software Revenue Recognition, which provides guidance on when revenue should be recognized and in what amounts for licensing, selling, leasing, or otherwise marketing computer software. The adoption of SOP 97-2 did not have a material effect on the Company's operations.

     Revenues derived from hardware sales, license fees, and royalties are recognized at the time the system is delivered to the customer, installed and becomes operational. Revenues from postcontract support agreements are recognized ratably over the term of the related agreement. Revenues from the provision of other service elements (primarily support and consulting) is recognized as the services are provided.

  (d) CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with maturities of three months or less to be cash equivalents. Cash includes cash on hand and demand deposits with financial institutions.

  (e) INVENTORIES

     Inventories are valued at the lower of cost or market with cost being determined on the basis of the first-in, first-out (FIFO) method.

  (f) PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost. Depreciation is computed by the straight-line method based on estimated useful lives of three to seven years. Leasehold improvements are depreciated on a straight-line basis over their estimated useful life, or the term of the related lease, if shorter.

  (g) INCOME TAXES

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

                            TICKETSLIVE CORPORATION
                   (FORMERLY SELECT TECHNOLOGIES CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              YEARS ENDED APRIL 30, 1997 AND 1998 AND NINE MONTHS
                  ENDED JANUARY 31, 1998 AND 1999 (UNAUDITED)

The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  (h) FOREIGN CURRENCY TRANSLATION

     Foreign currency assets and liabilities are translated into U.S. dollars at the current exchange rate in effect at year end. All income and expenses are translated at the weighted average exchange rates during the year. Translation adjustments result from the process of translating foreign currency financial statements into U.S. dollars. These translation adjustments, which are generally not included in the determination of net earnings, are reported separately as a component of stockholders' equity (deficit).

  (i) TECHNOLOGY DEVELOPMENT

     Technology development expenses consist primarily of payroll and related expenses of development and operations personnel, and systems and telecommunications infrastructure costs.

  (j) NET LOSS PER SHARE

     In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings per Share (Statement 128). Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Basic earnings per share is based on the weighted average number of common shares outstanding. Diluted earnings per share is based on the weighted average number of common shares outstanding, plus any dilutive potential common shares.

     Anti-dilutive potential common shares outstanding were 493,151 for the year ended April 30, 1998 and 5,650,776 for the nine months ended January 31, 1999. For the nine months ended January 31, 1999, the net loss was increased by cumulative redeemable preferred stock dividends of $379,418 to arrive at net loss attributable to common stockholders in calculating basic and diluted loss per share.

     Earnings per share amounts for all periods have been restated to conform to Statement 128 requirements. The adoption of Statement 128 did not have a material effect on the calculation of earnings per share.

  (k) STOCK OPTIONS

     The Company accounts for its stock options in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. On May 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (Statement 123), which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, Statement 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants as if the fair-value-based method defined in Statement 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure stipulated by Statement 123.

                            TICKETSLIVE CORPORATION
                   (FORMERLY SELECT TECHNOLOGIES CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              YEARS ENDED APRIL 30, 1997 AND 1998 AND NINE MONTHS
                  ENDED JANUARY 31, 1998 AND 1999 (UNAUDITED)

  (l) FINANCIAL INSTRUMENTS

     The Company's financial instruments, which include cash and cash equivalents, accounts and notes receivable, accounts payable, and long-term debt, are stated at cost which approximates fair value at April 30, 1997 and 1998, and January 31, 1999.

  (m) USE OF ESTIMATES

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities, the disclosure of contingent assets and liabilities, and reported amounts of revenues and expenses to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

  (n) COMPREHENSIVE INCOME (LOSS)

     On May 1, 1998, the Company adopted Financial Accounting Standards Board Statement No. 130, Reporting Comprehensive Income (Statement 130). Statement 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income consists of net income (loss) and net unrealized gains (losses) on foreign currency fluctuations and is presented in the consolidated statements of redeemable preferred stock, stockholders' equity (deficit) and comprehensive income (loss). The Statement requires only additional disclosures in the consolidated financial statements; it does not affect the Company's financial position or results of operations. Prior year financial statements have been reclassified to conform to the requirements of Statement 130.

  (o) RECENT PRONOUNCEMENTS

     Statement of Financial Accounting Standards No. 131, Disclosures About Segments of an Enterprise and Related Information (Statement 131), was issued in 1997. Statement 131 establishes standards for the reporting of information about operating segments and related disclosures about products and services, geographic areas, and major customers. Adoption of Statement 131 will be required in fiscal 1999 and will require interim disclosures beginning in fiscal 2000. Adoption of Statement 131 is not expected to have a material effect on the Company's financial statement disclosures.

  (p) INTERIM RESULTS (UNAUDITED)

     The accompanying consolidated balance sheet at January 31, 1999 and the related consolidated statements of operations and cash flows for the nine months ended January 31, 1998 and 1999, and the statement of redeemable preferred stock, stockholders' equity (deficit) and comprehensive income (loss) for the nine months ended January 31, 1999 are unaudited. In the opinion of management, these consolidated statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of results of the interim periods. The data disclosed in these notes to the consolidated financial statements at such dates and for such periods is unaudited.

  (q) RECLASSIFICATIONS

     Certain prior period amounts have been reclassified to conform with the current period presentation.

                            TICKETSLIVE CORPORATION
                   (FORMERLY SELECT TECHNOLOGIES CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              YEARS ENDED APRIL 30, 1997 AND 1998 AND NINE MONTHS
                  ENDED JANUARY 31, 1998 AND 1999 (UNAUDITED)

(2) INVENTORIES

     The components of inventories are as follows:

                                                          APRIL 30,
                                                     --------------------    JANUARY 31,
                                                       1997        1998         1999
                                                     --------    --------    -----------
                                                                             (UNAUDITED)
Microcomputer hardware, peripherals and purchased
  software.........................................  $204,239    $216,852     $274,849
Goods on consignment...............................    17,823         469       17,256
                                                     --------    --------     --------
                                                     $222,062    $217,321     $292,105
                                                     ========    ========     ========

(3) NOTES RECEIVABLE

     The Company has entered into agreements with certain customers to allow such customers to finance the purchase of hardware and software over time. The terms of the agreements vary, but generally call for fixed monthly payments (including interest at varying rates) for up to a five year period. Notes receivable amounted to $491,897 and $387,827 at April 30, 1997 and 1998, respectively, and $281,894 at January 31, 1999 (unaudited).

(4) PROPERTY AND EQUIPMENT

     Property and equipment is summarized as follows:

                                                        APRIL 30,
                                                 ------------------------    JANUARY 31,
                                                    1997          1998          1999
                                                 ----------    ----------    -----------
                                                                             (UNAUDITED)
Computer equipment.............................  $1,714,521    $1,690,904    $1,802,734
Office furniture and fixtures..................     737,172       770,506       871,097
Leasehold improvements.........................      30,571        32,924        18,014
Motor vehicles.................................      21,980            --            --
                                                 ----------    ----------    ----------
                                                  2,504,244     2,494,334     2,691,845
Less accumulated depreciation and
  amortization.................................   1,840,182     1,905,486     1,913,567
                                                 ----------    ----------    ----------
                                                 $  664,062    $  588,848    $  778,278
                                                 ==========    ==========    ==========

(5) SHORT-TERM BORROWINGS AND LONG-TERM DEBT

     The Company has short-term available borrowing capacity of $688,338, $778,189 and $735,310, of which $391,837, $120,396 and $162,342 was outstanding at April 30, 1997 and 1998, and January 31, 1999 (unaudited), respectively. As of April 30, 1998 and January 31, 1999, outstanding borrowings under the facilities consist of domestic overdraft facilities of $0 and $51,503, respectively, bearing interest at prime (8.5% at April 30, 1998), and foreign overdraft facilities of $120,396 and $110,839, respectively, bearing interest at 10.25%.

                            TICKETSLIVE CORPORATION
                   (FORMERLY SELECT TECHNOLOGIES CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              YEARS ENDED APRIL 30, 1997 AND 1998 AND NINE MONTHS
                  ENDED JANUARY 31, 1998 AND 1999 (UNAUDITED)

     Long-term debt consists of the following:

                                                                  APRIL 30,
                                                             --------------------    JANUARY 31,
                                                               1997        1998         1999
                                                             --------    --------    -----------
                                                                                     (UNAUDITED)
Note payable, at prime plus 1%, payable in monthly
  installments of $7,778 through November 10, 1998.........  $147,778    $ 54,445     $     --
Note payable, at prime plus 1%, payable in monthly
installments of $2,778 through January 10, 1999............    58,333      25,000           --
Note payable, at prime plus 1%, payable in monthly
  installments of $1,750 through December 4, 1999..........    56,000      35,000       19,251
Term loan, at 9.2%, payable in monthly installments of $837
  through November 30, 1999................................    25,109      15,020       10,710
Note payable, with an effective interest rate of 8.75%,
  payable in quarterly installments of $43,102 through
  January 1, 2000..........................................        --          --      173,198
                                                             --------    --------     --------
                                                              287,220     129,465      203,159
  Less current portion.....................................   156,529     109,945      203,159
                                                             --------    --------     --------
                                                             $130,691    $ 19,520     $     --
                                                             ========    ========     ========

     The short-term borrowing facilities and notes payable are secured by the Company's assets, excluding cash and cash equivalents, and personal guarantees of the majority stockholders. The term loan is secured by certain foreign equipment.

     The aggregate maturities of long-term debt for each of the years subsequent to April 30, 1998 are as follows: 1999 -- $109,945 and 2000 -- $19,520.

     The debt agreements contain certain restrictions on the Company activities, including requirements for maintenance of a minimum net worth. The Company has complied with all restrictions and covenants, or has obtained the necessary waivers for technical violations, as of and for the years ended April 30, 1997 and 1998. The Company was not in compliance with certain restrictions and covenants as of and for the nine months ended January 31, 1999 relating to the note payable aggregating $19,251, nor had the Company obtained waivers for such technical violations. As of January 31, 1999, all debt is classified as current in the accompanying consolidated balance sheet in accordance with their normal amortization terms.

     Cash payments for interest on debt were $37,623 and $70,099 during fiscal 1997 and 1998, respectively, and $56,136 and $65,699 for the nine months ended January 31, 1998 and 1999 (unaudited), respectively.

                            TICKETSLIVE CORPORATION
                   (FORMERLY SELECT TECHNOLOGIES CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              YEARS ENDED APRIL 30, 1997 AND 1998 AND NINE MONTHS
                  ENDED JANUARY 31, 1998 AND 1999 (UNAUDITED)

(6) LEASES

     The Company leases office space and certain equipment under various leases classified as operating and capital leases. Under the terms of these leases, the Company has future minimum lease obligations of:

                                                              CAPITAL    OPERATING
                                                              LEASES       LEASES
                                                              -------    ----------
Year ended April 30:
1999........................................................  $ 5,187    $  494,035
  2000......................................................    5,187       395,703
  2001......................................................    3,459       362,327
  2002......................................................       --        50,738
  2003......................................................       --        12,951
                                                              -------    ----------
                                                               13,833    $1,315,754
                                                                         ==========
Less imputed interest.......................................    3,771
                                                              -------
Present value of minimum lease payments.....................   10,062
Less current portion of obligations under capital leases....    4,651
                                                              -------
Obligations under capital leases............................  $ 5,411
                                                              =======

     Rent expense on operating leases was $552,622 and $422,341 for the years ended April 30, 1997 and 1998, respectively.

(7) INCOME TAXES

     Income tax expense (benefit) consists of:

                                                    CURRENT     DEFERRED      TOTAL
                                                    --------    ---------    --------
Year ended April 30, 1997:
U.S. federal......................................  $     --    $ (34,553)   $(34,553)
  State...........................................        --       (3,147)     (3,147)
  Foreign.........................................   140,637     (184,540)    (43,903)
                                                    --------    ---------    --------
                                                    $140,637    $(222,240)   $(81,603)
                                                    ========    =========    ========
Year ended April 30, 1998:
  U.S. federal....................................  $     --    $      --    $     --
  State...........................................        --           --          --
  Foreign.........................................   110,234        5,140     115,374
                                                    --------    ---------    --------
                                                    $110,234    $   5,140    $115,374
                                                    ========    =========    ========

                            TICKETSLIVE CORPORATION
                   (FORMERLY SELECT TECHNOLOGIES CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              YEARS ENDED APRIL 30, 1997 AND 1998 AND NINE MONTHS
                  ENDED JANUARY 31, 1998 AND 1999 (UNAUDITED)

     Income tax expense (benefit) differs from the amounts computed by applying the U.S. federal income tax rate of 34% to pretax loss as a result of the following:

                                                               YEAR ENDED APRIL 30,
                                                              ----------------------
                                                                1997         1998
                                                              ---------    ---------
Computed expected tax expense (benefit).....................  $(481,916)   $(400,913)
State income taxes, net of federal tax benefit..............     (2,077)          --
Nondeductible expenses......................................     27,884        5,918
Foreign tax rate differential...............................   (133,753)     (72,850)
Change in valuation allowance...............................    476,388      562,535
Other, net..................................................     31,871       20,684
                                                              ---------    ---------
                                                              $ (81,603)   $ 115,374
                                                              =========    =========

     The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities are presented below:

                                                                     APRIL 30,
                                                             -------------------------
                                                                1997          1998
                                                             ----------    -----------
Deferred tax assets:
Foreign net operating loss carryforwards...................  $  774,651    $ 1,278,360
  Federal net operating loss carryforwards.................     150,611        126,996
  State net operating loss carryforwards...................      39,773         37,669
  Provision for doubtful accounts..........................      41,221          5,645
  Inventory obsolescence...................................       6,604          8,624
  Restructuring provision..................................          --         20,952
  Other....................................................       9,606             --
                                                             ----------    -----------
          Gross deferred tax assets........................   1,022,466      1,478,246
Less valuation allowance...................................    (476,388)    (1,038,923)
                                                             ----------    -----------
          Net deferred tax assets..........................     546,078        439,323
                                                             ----------    -----------
Deferred tax liabilities:
  Deferred revenues........................................     519,335        425,306
  Tax depreciation.........................................      43,603         36,017
                                                             ----------    -----------
          Deferred tax liabilities.........................     562,938        461,323
                                                             ----------    -----------
          Net deferred tax liability.......................  $   16,860    $    22,000
                                                             ==========    ===========

     The deferred taxes are presented in the consolidated balance sheets as:

                                                                   APRIL 30,
                                                              --------------------
                                                                1997        1998
                                                              --------    --------
Current deferred income tax asset...........................  $ 47,825    $     --
Long-term deferred income tax liability.....................   (64,685)    (22,000)
                                                              --------    --------
                                                              $(16,860)   $(22,000)
                                                              ========    ========

     At January 31, 1999, the Company had available foreign net operating loss carryforwards of approximately $3,620,000 which can be carried forward indefinitely to offset foreign taxable income. At January 31, 1999, the Company has net operating loss carryforwards for federal and state income tax purposes of

                            TICKETSLIVE CORPORATION
                   (FORMERLY SELECT TECHNOLOGIES CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              YEARS ENDED APRIL 30, 1997 AND 1998 AND NINE MONTHS
                  ENDED JANUARY 31, 1998 AND 1999 (UNAUDITED)

approximately $2,475,000 and $2,953,000, respectively, which are available to offset future domestic taxable income through 2019.

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income, the reversal of deferred tax liabilities, or both, during the periods in which the related temporary differences become deductible. Based upon these issues, management believes it is more likely than not the Company will realize the benefits of the deferred tax assets recognized, net of the existing valuation allowances.

     Cash payments for income taxes net of refunds were $57,098 and $43,426 during fiscal 1997 and 1998, respectively.

(8) RELATED PARTY TRANSACTIONS

     The Company's ticketing software products have been developed using network operating system and database software owned and developed by MegaSoft, Inc. (MegaSoft), a company principally owned by the majority shareholders of the Company. During 1997 and 1998, and for the nine months ended January 31, 1999 (unaudited), licensing and consulting fees paid to MegaSoft, included in costs of revenues, totaled $463,000, $314,266, and $130,579, respectively. Commencing in fiscal 1998, the Company entered into an agreement with MegaSoft to provide certain administrative, development and technical services. Services revenue recognized in conjunction with this agreement was $282,695 in fiscal 1998 and $130,005 for the nine months ended January 31, 1999. Included in accounts payable are amounts due to MegaSoft of $58,040, $29,062, and $34,575 at April 30, 1997 and 1998, and January 31, 1999 (unaudited), respectively.

(9) RETIREMENT PLAN

     Eligible employees of the Company may participate in a defined contribution 401(k) retirement plan. Under the plan, the Company matches 10% of the first 6% of participant contributions. In addition, the Company may make discretionary contributions as provided in the plan. Company contributions under the plan were $7,818 and $10,558, and $8,967 in fiscal 1997, 1998, and for the nine months ended January 31, 1999 (unaudited), respectively.

(10) INCENTIVE PLAN

     During fiscal 1998, the Board of Directors adopted an Incentive Plan (the
Plan) which permits the granting of incentive compensation to certain officers, employees, consultants and directors. The Company may grant any combination of incentive stock options (ISOs), nonqualified stock options (NSOs), stock appreciation rights, or restricted stock grants. On recapitalization of the Company's capital in March 1998 (note 12), a pool of stock options representing a maximum of 2,105,306 was established. The option price for ISOs may not be less than fair market value or par value per share of common stock on the date of the grant (or 110% of the fair market value if the grantee is a 10% stockholder). The option price per share of common stock with respect to each NSO will be determined by the Compensation Committee (the Committee) of the Board of Directors. There were no NSOs issued in fiscal 1997 and 1998, and for the nine months ended January 31, 1999 (unaudited).

     ISOs and NSOs become exercisable as determined by the Committee and must be exercised no later than ten years from the date of grant (or five years if the grantee is also a 10% stockholder).

                            TICKETSLIVE CORPORATION
                   (FORMERLY SELECT TECHNOLOGIES CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              YEARS ENDED APRIL 30, 1997 AND 1998 AND NINE MONTHS
                  ENDED JANUARY 31, 1998 AND 1999 (UNAUDITED)

     Information for the years ended April 30, 1997, 1998 and January 31, 1999 with respect to these plans are as follows:

                                                                                        WEIGHTED
                                                                                        AVERAGE
                                                                            OPTION      EXERCISE
                                                               SHARES        PRICE       PRICE
                                                              ---------    ---------    --------
Outstanding at April 30, 1997...............................         --       --            --
ISOs issued.................................................    185,306      $.18         $.18
                                                              ---------
Outstanding at April 30, 1998...............................    185,306
  ISOs issued...............................................  1,428,800      $.50         $.50
                                                              ---------
Outstanding at January 31, 1999 (unaudited).................  1,614,106    $.18 - .50     $.47
                                                              =========
Shares exercisable at January 31, 1999 (unaudited)..........  1,614,106    $.18 - .50     $.47
                                                              =========
Shares available for grant at January 31, 1999
  (unaudited)...............................................    491,200
                                                              =========

     The per share weighted average fair value of stock options granted during fiscal 1998 and for the nine months ended January 31, 1999 was $.09 and $.23, respectively, on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

                                                              1998      1999
                                                              ----      ----
Expected life...............................................   10        10
Interest rate...............................................  6.5%      6.2%
Dividend yield..............................................    0%        0%
Expected volatility.........................................    0%        0%

     The Company applies APB Opinion No. 25 in accounting for its stock options and, accordingly, no compensation cost has been recognized in the consolidated financial statements. The pro forma impact of recognizing compensation cost based on the fair value at the grant date for stock options under SFAS No. 123 on the Company's reported operations was approximately $16,700 and $20,300 (unaudited) in fiscal 1998 and for the nine months ended January 31, 1999, respectively. Accordingly, the pro forma impact of recognizing compensation cost under SFAS No. 123 on basic and diluted loss per share was approximately $.002 in fiscal 1998 and for the nine months ended January 31, 1999.

     In connection with the Plan, the Company may grant stock appreciation rights (SARs). Units are awarded to participants entitling them to share in the appreciation in value of the Company's common stock through cash payments. If a SAR is issued in conjunction with a stock option and is exercised, the participant will receive the aggregate of the excess of fair market value of each share of common stock over the option price. Each SAR shall expire on a date determined by the Committee at the time of the grant. If a stock option is exercised in whole or part, any SAR related to the shares purchased in connection with the exercise shall terminate immediately. The Company did not grant any SARs during fiscal 1998 or during the nine months ended January 31, 1999 (unaudited).

     In connection with the Plan, the Company may grant restricted stock grants
(RSGs). Upon the issuance or transfer of the restricted common stock the participant shall be entitled to vote the shares and receive dividends paid. The participant may not sell, assign, transfer, pledge or otherwise dispose of the shares during the restriction period. The restriction period for each RSG expires the earlier of the date determined by the Committee at the time of the grant or upon termination of employment. The Company did not grant any RSGs during fiscal 1998 or during the nine months ended January 31, 1999 (unaudited).

                            TICKETSLIVE CORPORATION
                   (FORMERLY SELECT TECHNOLOGIES CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              YEARS ENDED APRIL 30, 1997 AND 1998 AND NINE MONTHS
                  ENDED JANUARY 31, 1998 AND 1999 (UNAUDITED)

(11) NONCASH FINANCING AND INVESTING ACTIVITIES

     Capital lease obligations of $3,145, $15,562 and $0 were incurred in fiscal 1997, 1998 and for the nine months ended January 31, 1999 (unaudited), respectively, when the Company entered into leases for equipment. During the nine months ended January 31, 1999, the Company purchased software in the amount of $241,689 (unaudited) through a financing arrangement.

(12) COMMON STOCK RECAPITALIZATION AND REDEEMABLE PREFERRED STOCK ISSUANCE

     In March 1998, the Board of Directors approved recapitalization of the Company's authorized common stock from 200 shares, no par value, to 25,000,000 shares, $.01 par value. The par value of the existing issued shares was transferred from additional paid-in capital to common stock. For periods prior to the recapitalization, weighted average shares outstanding and per share data have been restated to reflect the impact of the recapitalization.

     In conjunction with the recapitalization, the Company issued 5,000,000 shares of Series A redeemable 9% cumulative convertible preferred stock, $1 par and liquidation value, less related issuance costs of $332,018. Holders of preferred stock are entitled to receive cumulative annual dividends as declared by the Company's Board of Directors at a rate of 9% per share. Additionally, holders of preferred stock are entitled to dividends in excess of 9% after the common stock has received the same rate. No dividends were declared during fiscal 1998 or for the nine months ended January 31, 1999 (unaudited). Dividends of $379,418 (unaudited) were accrued (reflected as an increase in redeemable preferred stock) for the nine months ended January 31, 1999. Preferred shares are convertible at the stockholders' option into shares of common stock at a conversion rate subject to periodic adjustments as defined. As of April 30, 1998 and January 31, 1999, preferred shares were convertible to common shares on the bases of 1 to 1 and approximately 1 to 1.11 (unaudited), respectively. Upon any conversion of the preferred shares to common stock, all accrued and unpaid dividends, whether or not declared, will be forgiven. Each holder of preferred stock is entitled to vote on all matters equal to the number of shares of common stock into which the preferred shares are convertible. In the event of any liquidation, dissolution or winding down of the affairs of the Company, holders of the preferred stock shall be paid an amount equal to $1 per share plus all accrued and unpaid dividends, before any payment to other stockholders. The holders of the preferred stock will then share ratably in any remaining assets of the Company.

     The preferred stock will automatically be converted to common stock if at any time the Company effects a Qualified Public Offering (defined as one in which the aggregate net proceeds to the Company equal at least $20,000,000, and in which the price per share of common stock is such that the equity valuation of the Company immediately prior to the offering is at least $80,000,000), capital reorganization, or merger, as defined.

     Redemption of the preferred stock occurs at the option of the holders at the earlier of an initial public offering (other than a Qualified Public Offering as defined above) or on a pro rata basis (one-third) on March 20, 2003, 2004, and 2005. Upon such an initial public offering, the preferred stock will be redeemed at the liquidation value, including accrued and unpaid dividends. Otherwise, the redemption value is equal to the greater of the liquidation value, including accrued and unpaid dividends, or the fair market value of the preferred shares on the redemption date. As redemption of the preferred stock is outside the control of the Company, the preferred stock, with accrued dividends thereon, is presented outside stockholders' equity (deficit).

                            TICKETSLIVE CORPORATION
                   (FORMERLY SELECT TECHNOLOGIES CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              YEARS ENDED APRIL 30, 1997 AND 1998 AND NINE MONTHS
                  ENDED JANUARY 31, 1998 AND 1999 (UNAUDITED)

(13) RESTRUCTURING

     In April 1998, the Board of Directors of the Company approved a restructuring plan for its subsidiary operations in Germany designed to improve operating efficiencies. The plan involves a significant reduction in the workforce from eight to three personnel employed under contracts of varying terms, and a corresponding change to present operations. These reductions include customer support, technical services, and administrative personnel. Restructuring charges of $227,417 consist primarily of severance costs, legal fees and lease commitment termination costs associated with the plan.

(14) FOREIGN OPERATIONS

     The following table shows financial information about the Company's foreign operations:

                                                                            NINE MONTHS
                                                YEARS ENDED APRIL 30,          ENDED
                                              --------------------------    JANUARY 31,
                                                 1997           1998           1999
                                              -----------    -----------    -----------
                                                                            (UNAUDITED)
Revenues:
United States...............................  $ 4,748,238    $ 6,314,243    $ 4,770,666
  Foreign subsidiaries......................    5,784,477      5,579,257      3,563,113
                                              -----------    -----------    -----------
                                              $10,532,715    $11,893,500    $ 8,333,779
                                              ===========    ===========    ===========
Operating loss:
  United States.............................  $  (979,516)   $   (57,932)   $(2,146,762)
  Foreign subsidiaries......................     (378,434)    (1,112,190)      (873,505)
                                              -----------    -----------    -----------
                                              $(1,357,950)   $(1,170,122)   $(3,020,267)
                                              ===========    ===========    ===========

                                                        APRIL 30,
                                                 ------------------------    JANUARY 31,
                                                    1997          1998          1999
                                                 ----------    ----------    -----------
                                                                             (UNAUDITED)
Identifiable assets:
United States..................................  $  772,283    $4,928,616    $1,714,912
  Foreign subsidiaries.........................   2,562,068     1,897,087     1,913,807
                                                 ----------    ----------    ----------
                                                 $3,334,351    $6,825,703    $3,628,719
                                                 ==========    ==========    ==========

     Approximately 50% of the Company's revenues are derived from customers located outside the United States.

(15) SUBSEQUENT EVENT (UNAUDITED)

     In April 1999, the stockholders of the Company entered into an agreement for the sale of all outstanding stock of the Company to Tickets.com, Inc., formerly Advantix, Inc. (Tickets.com). The purchase price is approximately $26,000,000 and is represented by the exchange of Advantix common stock for all of the outstanding stock of the Company. The acquisition will be accounted for as a purchase business combination with the Company merging into a wholly owned subsidiary of Tickets.com and the Company being the surviving entity. In conjunction with the acquisition, all of the Company's then outstanding stock options become immediately vested and converted into Tickets.com options. Commensurate with the acquisition, Tickets.com loaned the Company $1.0 million for general working capital purposes.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of California Tickets.com, Inc.:

We have audited the accompanying balance sheets of California Tickets.com, Inc. (formerly Tickets.com, Inc., a Delaware corporation) as of December 31, 1997 and 1998, and the related statements of operations, stockholders' equity and cash flows for the period from January 29, 1997 (inception) to December 31, 1997 and for the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of California Tickets.com, Inc. as of December 31, 1997 and 1998, and the results of its operations and its cash flows for the period from January 29, 1997 (inception) to December 31, 1997 and for the year ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Orange County, California
May 17, 1999

                          CALIFORNIA TICKETS.COM, INC.

                                 BALANCE SHEETS

                                                             DECEMBER 31,
                                                       -------------------------     MARCH 31,
                                                          1997          1998            1999
                                                       ----------    -----------    ------------
                                                                                    (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents..........................  $  482,140    $ 1,091,056    $   898,146
  Accounts receivable................................      24,363         38,649        324,109
  Inventories........................................          --             --        105,981
  Prepaid expenses and other current assets..........          --        485,905        179,691
                                                       ----------    -----------    -----------
     Total current assets............................     506,503      1,615,610      1,507,927
                                                       ----------    -----------    -----------
Property and equipment, net..........................      12,391      1,211,907      1,344,392
Intangible assets, net...............................      48,800      1,380,699      3,410,511
Other assets.........................................          --        180,000        205,000
                                                       ----------    -----------    -----------
     Total assets....................................  $  567,694    $ 4,388,216    $ 6,467,830
                                                       ==========    ===========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable...................................  $   59,398    $   852,354    $ 1,671,364
  Accrued liabilities................................          --        892,342        884,857
  Due to affiliate...................................          --             --      3,700,000
  Current portion of long-term debt and capital lease
     obligations.....................................          --        519,603        545,488
  Deferred revenue...................................          --             --        242,226
                                                       ----------    -----------    -----------
     Total current liabilities.......................      59,398      2,264,299      7,043,935
                                                       ----------    -----------    -----------
Long-term debt and capital lease obligations.........          --        170,390        159,142
                                                       ----------    -----------    -----------
Other liabilities....................................          --             --          8,532
                                                       ----------    -----------    -----------
Redeemable common stock..............................      42,000             --             --
                                                       ----------    -----------    -----------
Commitments and contingencies
Stockholders' equity (deficit):
  Series A convertible preferred stock, $.0001 par
     value, 3,000,000 shares authorized, issued and
     outstanding.....................................         300            300            300
  Series B convertible preferred stock, $.0001 par
     value, 15,599,562 shares authorized, 80,000, 0
     and 0 shares issued and outstanding,
     respectively....................................           8             --             --
  Series C convertible preferred stock, $.0001 par
     value, 6,400,438 shares authorized, 0, 6,400,438
     and 6,400,438 shares issued and outstanding,
     respectively....................................          --            640            640
  Common stock, $.0001 par value, 25,000,000 shares
     authorized, 6,925,000, 9,470,836 and 9,582,086
     shares issued and outstanding, respectively.....         693            947            958
  Additional paid-in capital.........................   1,100,249      8,603,716      8,676,730
  Deferred compensation..............................    (283,750)    (1,215,932)    (1,186,076)
  Accumulated deficit................................    (351,204)    (5,436,144)    (8,236,331)
                                                       ----------    -----------    -----------
     Total stockholders' equity (deficit)............     466,296      1,953,527       (743,779)
                                                       ----------    -----------    -----------
     Total liabilities and stockholders' equity......  $  567,694    $ 4,388,216    $ 6,467,830
                                                       ==========    ===========    ===========

      The accompanying notes are an integral part of these balance sheets.

                          CALIFORNIA TICKETS.COM, INC.

                            STATEMENTS OF OPERATIONS

                                        JANUARY 29, 1997
                                         (INCEPTION) TO      YEAR ENDED     THREE MONTHS ENDED MARCH 31,
                                          DECEMBER 31,      DECEMBER 31,    ----------------------------
                                              1997              1998           1998            1999
                                        ----------------    ------------    -----------    -------------
                                                                                    (UNAUDITED)
Revenues..............................     $  34,360        $ 1,092,284      $  44,770      $   353,811
Cost of services......................        48,041          1,682,645         65,167          742,854
                                           ---------        -----------      ---------      -----------
Gross loss............................       (13,681)          (590,361)       (20,397)        (389,043)
                                           ---------        -----------      ---------      -----------
Operating expenses:
  Sales and marketing.................        16,916            819,988         63,738        1,254,662
  Technology development..............            --            148,532         19,075          121,846
  General and administrative..........       317,407          3,456,904        277,296          999,639
  Amortization of intangibles.........         3,200            152,101         29,006           38,424
                                           ---------        -----------      ---------      -----------
          Total operating expenses....       337,523          4,577,525        389,115        2,414,571
                                           ---------        -----------      ---------      -----------

Loss from operations..................      (351,204)        (5,167,886)      (409,512)      (2,803,614)
Interest (income) expense, net........            --            (82,946)         5,606           (3,427)
                                           ---------        -----------      ---------      -----------
Net loss..............................     $(351,204)       $(5,084,940)     $(415,118)     $(2,800,187)
                                           =========        ===========      =========      ===========

   The accompanying notes are an integral part of these financial statements.

                          CALIFORNIA TICKETS.COM, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                           CONVERTIBLE PREFERRED STOCK
                                            ----------------------------------------------------------
                                                 SERIES A            SERIES B            SERIES C           COMMON STOCK
                                            ------------------   ----------------   ------------------   ------------------
                                             SHARES     AMOUNT   SHARES    AMOUNT    SHARES     AMOUNT    SHARES     AMOUNT
                                            ---------   ------   -------   ------   ---------   ------   ---------   ------
Balance, January 27, 1997 (Inception).....         --    $ --         --    $--            --    $ --           --    $ --
Issuance of common stock for cash.........         --      --         --     --            --      --    6,925,000     693
  Issuance of Series A convertible
    preferred stock for cash..............  3,000,000     300         --     --            --      --           --      --
  Issuance of Series B convertible
    preferred stock for cash..............         --      --     80,000      8            --      --           --      --
  Deferred compensation with respect to
    employee stock options................         --      --         --     --            --      --           --      --
  Net loss................................         --      --         --     --            --      --           --      --
                                            ---------    ----    -------    ---     ---------    ----    ---------    ----
Balance, December 31, 1997................  3,000,000    $300     80,000    $ 8            --    $ --    6,925,000    $693
  Exercise of common stock options........         --      --         --     --            --      --    1,133,336     113
  Issuance of common stock in connection
    with the purchase of intangible
    assets................................         --      --         --     --            --      --    1,412,500     141
  Repurchase of Series B convertible
    preferred stock in connection with
    rescission of financing...............         --      --    (80,000)    (8)           --      --           --      --
  Issuance of Series C convertible
    preferred stock for cash..............         --      --         --     --     6,400,438     640           --      --
  Contribution of capital related to bank
    note payable..........................         --      --         --     --            --      --           --      --
  Deferred compensation with respect to
    employee stock options and warrants...         --      --         --     --            --      --           --      --
  Net loss................................         --      --         --     --            --      --           --      --
                                            ---------    ----    -------    ---     ---------    ----    ---------    ----
Balance, December 31, 1998................  3,000,000    $300         --    $--     6,400,438    $640    9,470,836    $947
  Exercise of common stock options........         --      --         --     --            --      --      111,250      11
  Deferred compensation with respect to
    employee stock options................         --      --         --     --            --      --           --      --
  Net loss................................         --      --         --     --            --      --           --      --
                                            ---------    ----    -------    ---     ---------    ----    ---------    ----
Balance, March 31, 1999...................  3,000,000    $300         --    $--     6,400,438    $640    9,582,086    $958
                                            =========    ====    =======    ===     =========    ====    =========    ====


                                            ADDITIONAL
                                             PAID-IN       DEFERRED     ACCUMULATED
                                             CAPITAL     COMPENSATION     DEFICIT        TOTAL
                                            ----------   ------------   -----------   -----------
Balance, January 27, 1997 (Inception).....  $       --   $        --    $        --   $        --
Issuance of common stock for cash.........     136,807            --             --       137,500
  Issuance of Series A convertible
    preferred stock for cash..............     599,700            --             --       600,000
  Issuance of Series B convertible
    preferred stock for cash..............      19,992            --             --        20,000
  Deferred compensation with respect to
    employee stock options................     343,750      (283,750)            --        60,000
  Net loss................................          --            --       (351,204)     (351,204)
                                            ----------   -----------    -----------   -----------
Balance, December 31, 1997................  $1,100,249   $  (283,750)   $  (351,204)  $   466,296
  Exercise of common stock options........      78,454            --             --        78,567
  Issuance of common stock in connection
    with the purchase of intangible
    assets................................     225,859            --             --       226,000
  Repurchase of Series B convertible
    preferred stock in connection with
    rescission of financing...............     (19,992)           --             --       (20,000)
  Issuance of Series C convertible
    preferred stock for cash..............   5,849,360            --             --     5,850,000
  Contribution of capital related to bank
    note payable..........................     100,833            --             --       100,833
  Deferred compensation with respect to
    employee stock options and warrants...   1,268,953      (932,182)            --       336,771
  Net loss................................          --            --     (5,084,940)   (5,084,940)
                                            ----------   -----------    -----------   -----------
Balance, December 31, 1998................  $8,603,716   $(1,215,932)   $(5,436,144)  $ 1,953,527
  Exercise of common stock options........      20,014            --             --        20,025
  Deferred compensation with respect to
    employee stock options................      53,000        29,856             --        82,856
  Net loss................................          --            --     (2,800,187)   (2,800,187)
                                            ----------   -----------    -----------   -----------
Balance, March 31, 1999...................  $8,676,730   $(1,186,076)   $(8,236,331)  $  (743,779)
                                            ==========   ===========    ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                          CALIFORNIA TICKETS.COM, INC.

                            STATEMENTS OF CASH FLOWS

                                                          JANUARY 29, 1997                     THREE MONTHS ENDED
                                                           (INCEPTION) TO     YEAR ENDED            MARCH 31,
                                                            DECEMBER 31,     DECEMBER 31,   -------------------------
                                                                1997             1998          1998          1999
                                                          ----------------   ------------   -----------   -----------
                                                                                                   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss................................................     $(351,204)      $(5,084,940)   $  (415,118)  $(2,800,187)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation..........................................         1,247            87,396          2,263        96,872
  Amortization of intangible assets.....................         3,200           152,101         29,006        38,424
  Noncash interest expense..............................            --            30,833          5,606            --
  Noncash compensation expense..........................        60,000           336,772         84,193        82,849
  Changes in operating assets and liabilities:
    Accounts receivable.................................       (24,363)          (14,286)        19,958       (30,188)
    Prepaid expenses and other current assets...........            --          (485,905)            --       326,336
    Other assets........................................            --          (180,000)        (5,092)      (89,049)
    Accounts payable....................................        59,398           792,956         88,413       (25,000)
    Accrued liabilities.................................            --           692,342        750,000       504,255
    Deferred revenue....................................            --                --             --        47,000
                                                             ---------       -----------    -----------   -----------
         Net cash (used in) provided by operating
           activities...................................      (251,722)       (3,672,731)       559,229    (1,848,688)
                                                             ---------       -----------    -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment......................       (13,638)       (1,026,920)       (23,111)     (161,241)
Purchase of intangible assets...........................       (10,000)       (1,100,000)    (1,050,000)           --
Acquisition, net of cash acquired.......................            --                --             --    (1,880,316)
                                                             ---------       -----------    -----------   -----------
         Net cash used in investing activities..........       (23,638)       (2,126,920)    (1,073,111)   (2,041,557)
                                                             ---------       -----------    -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of notes payable.................            --           430,000        430,000     3,700,000
Proceeds from issuance of preferred stock...............       620,000         5,850,000             --            --
Proceeds from issuance of common stock..................       137,500           148,567         70,000        20,025
Repurchase of Series B preferred stock due to recission
  of financing..........................................            --           (20,000)            --            --
Payment of capital lease obligations....................            --                --             --       (22,690)
                                                             ---------       -----------    -----------   -----------
         Net cash provided by financing activities......       757,500         6,408,567        500,000     3,697,335
                                                             ---------       -----------    -----------   -----------
Net increase (decrease) in cash and cash equivalents....       482,140           608,916        (13,882)     (192,910)
Cash and cash equivalents, beginning of period..........            --           482,140        482,140     1,091,056
                                                             ---------       -----------    -----------   -----------
Cash and cash equivalents, end of period................     $ 482,140       $ 1,091,056    $   468,258   $   898,146
                                                             =========       ===========    ===========   ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Interest paid.........................................     $      --       $     2,796    $        --   $        --
                                                             =========       ===========    ===========   ===========
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND
  FINANCING ACTIVITIES:
  Redeemable common stock issued in connection with the
    purchase of intangible assets.......................     $  42,000       $        --    $        --   $        --
                                                             =========       ===========    ===========   ===========
  Capital lease obligations entered into for
    equipment...........................................     $      --       $   313,942    $        --   $     6,434
                                                             =========       ===========    ===========   ===========
  Common stock issued in connection with the purchase of
    intangible assets...................................     $      --       $   226,000    $   226,000   $        --
                                                             =========       ===========    ===========   ===========
  The Company acquired all the outstanding common stock
    of TicketStop, Inc. during the three months ended
    March 31, 1999. The following table outlines the
    assets acquired, liabilities assumed and cash paid:
    Fair value of assets acquired.......................     $      --       $        --    $        --   $ 2,741,927
    Less:
      Liabilities assumed...............................            --                --             --      (406,927)
      Cash payable six months subsequent to closing
         date...........................................            --                --             --      (135,000)
                                                             ---------       -----------    -----------   -----------
      Cash paid.........................................            --                --             --     2,200,000
      Cash acquired.....................................            --                --             --      (319,684)
                                                             ---------       -----------    -----------   -----------
      Cash paid, net of cash acquired...................     $      --       $        --    $        --   $ 1,880,316
                                                             =========       ===========    ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                          CALIFORNIA TICKETS.COM, INC.

                         NOTES TO FINANCIAL STATEMENTS

 1. COMPANY BACKGROUND

     California Tickets.com, Inc. (the "Company") provides sports, entertainment and travel tickets and event and venue information to consumers over the Internet and through its call center. The Company was incorporated in January 1997, but did not commence operations until October 1997, when the Company launched its Internet site and commenced call center operations in early 1998.

     The Company has historically generated revenues primarily through the resale of tickets for sports and entertainment events to consumers. Tickets resold have generally been purchased from secondary ticket sellers. Revenues are derived from the gross resale value of the tickets and per order handling fees charged to consumers. The Company also receives commissions for travel services provided.

     On January 26, 1999, the Company signed a definitive agreement with Advantix, Inc. a ticketing services provider ("Advantix"), to acquire all outstanding stock of the Company (see note 10). In conjunction with the acquisition, the Company ceased reselling tickets to consumers in favor of adopting fully outsourced ticketing services.

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

     The Company recognizes revenues from ticket sales at the time the tickets are shipped. Revenues from travel services are recognized at the time the commissions are earned in accordance with the underlying contracts.

CASH EQUIVALENTS

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets ranging from three to five years, or for leasehold improvements, over the term of the lease, if shorter. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation or amortization are removed and any gain or loss is reflected in results of operations.

INTANGIBLE ASSETS

     Intangible assets consists of the consideration paid for certain trade and Internet domain names, net of accumulated amortization. The Company amortizes intangible assets over their estimated useful lives of 10 years.

                          CALIFORNIA TICKETS.COM, INC.

INCOME TAXES

     The Company applies an asset and liability method in recording income taxes, under which deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using currently enacted tax rates and laws. Additionally, deferred tax assets are evaluated and a valuation allowance is established if it is more likely than not that all or a portion of the deferred tax asset will not be realized.

COMPREHENSIVE INCOME

     The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130 "Reporting Comprehensive Income" in 1998. This statement requires that all items that meet the definition of components of comprehensive income be reported in a financial statement for the period in which they are recognized. Components of comprehensive income include amounts that under SFAS No. 130 are included in comprehensive income but are excluded from net income. There are no differences between the Company's net loss, as reported and comprehensive income, as defined, for the periods presented.

STOCK-BASED COMPENSATION

     The Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation." This standard, if fully adopted, requires the accounting for employee stock-based compensation using a fair value methodology. For stock options, fair value is determined using an option pricing model that takes into account the stock price at the date of grant, the exercise price, the expected life of the option, the volatility of the underlying stock, the expected dividends and the risk-free interest rate. For stock-based compensation issued to non-employees, the standard requires measurement based on the value of the related services performed or the stock-based compensation issued, whichever is more reliably measurable.

     The adoption of the accounting methodology of SFAS No. 123 related to employees is optional and as permitted under SFAS No. 123, the Company accounts for employee stock options using the intrinsic value methodology in accordance with the Accounting Principles Board Opinion No. 25; however, pro forma disclosures, as if the Company fully adopted the accounting methodology of SFAS No. 123, have been presented.

NEW ACCOUNTING PRONOUNCEMENTS

     In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which is effective for fiscal years beginning after December 15, 1998. SOP 98-1 provides guidance on accounting for the costs of computer software developed or obtained for internal use and defines specific criteria that determine when such costs are required to be expensed, and when such costs may be capitalized. Management believes that the adoption of SOP 98-1 will not have a material effect on the Company's consolidated financial statements.

     In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-up Activities," which is effective for fiscal years beginning after December 15, 1998. SOP 98-5 provides guidance on the financial reporting of start-up costs and organization costs and require such costs to be expensed as incurred. Management believes that the adoption of SOP 98-5 will not have a material effect on the Company's consolidated financial statements.

                          CALIFORNIA TICKETS.COM, INC.

 3. DETAIL OF SELECTED BALANCE SHEET ACCOUNTS

PREPAID EXPENSES AND OTHER CURRENT ASSETS

     The Company had no prepaid expenses or other current assets as of December 31, 1997. Prepaid expenses and other current assets consisted of the following as of December 31, 1998.

                                                                  1998
                                                                --------
Prepaid advertising.........................................    $298,698
Prepaid software license fees...............................     126,517
Other.......................................................      60,690
                                                                --------
Prepaid expenses and other current assets...................    $485,905
                                                                ========

PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following as of December 31, 1997 and 1998:

                                                     ESTIMATED
                                                    USEFUL LIVES     1997         1998
                                                    ------------    -------    ----------
Computer equipment................................    3 years       $ 7,276    $  493,531
Furniture and fixtures............................    5 years         6,362       168,253
Leasehold improvements............................    5 years            --        86,321
Purchased software................................    3 years            --       552,445
                                                                    -------    ----------
                                                                     13,638     1,300,550
Less -- accumulated depreciation..................                   (1,247)      (88,643)
                                                                    -------    ----------
Property and equipment, net.......................                  $12,391    $1,211,907
                                                                    =======    ==========

     Total depreciation expense was $1,247 and $87,396 for the period from January 29, 1997 (Inception) to December 31, 1997 and for the year ended December 31, 1998, respectively.

INTANGIBLE ASSETS

     Intangible assets consisted of the following as of December 31, 1997 and 1998:

                                                               1997         1998
                                                              -------    ----------
Trade name..................................................  $    --    $1,426,000
Domain names................................................   52,000       110,000
                                                              -------    ----------
Total.......................................................   52,000     1,536,000
Less -- accumulated amortization............................   (3,200)     (155,301)
                                                              -------    ----------
Intangible assets, net......................................  $48,800    $1,380,699
                                                              =======    ==========

ACCRUED LIABILITIES

     The Company had no accrued liabilities as of December 31, 1997. Accrued liabilities consisted of the following as of December 31, 1998:

                                                                  1998
                                                                --------
Lawsuit settlement..........................................    $461,499
Contingent liability........................................     200,000
Other.......................................................     230,843
                                                                --------
Accrued liabilities.........................................    $892,342
                                                                ========

                          CALIFORNIA TICKETS.COM, INC.

 4. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

     The Company had no long-term debt or capital leases as of December 31, 1997. Long-term debt and capital lease obligations consisted of the following as of December 31, 1998:

                                                                  1998
                                                                ---------
Bank note payable at 7.4%, maturing February 1999...........    $ 430,000
Various capital lease obligations bearing interest rates
ranging from 4.2% to 7.4%, payable in monthly installments
of approximately $8,400, with maturity dates ranging from
August 2000 to September 2003...............................      259,993
                                                                ---------
Total.......................................................      689,993
Less -- current portion.....................................     (519,603)
                                                                ---------
                                                                $ 170,390
                                                                =========

     Interest on the bank note payable is being paid by a stockholder of the Company. The payments are recorded as additional paid-in capital. On February 10, 1999 the Company obtained a 90-day extension of the note, extending the maturity date to May 11, 1999. Interest payments for the extension period will be paid by the Company at a rate of 6.5%.

     Annual maturities of long-term debt and capital lease obligations as of December 31, 1998 are as follows:

Year ending December 31:
1999..............................................  $519,603
  2000............................................    79,787
  2001............................................    31,732
  2002............................................    33,105
  2003............................................    25,766
                                                    --------
                                                    $689,993
                                                    ========

 5. INCOME TAXES

     The Company has incurred taxable losses for federal and state purposes since inception. Accordingly, the Company has not recorded any federal income tax expense.

     The significant components of the Company's net deferred tax asset as of December 31, 1997 and 1998 are as follows:

                                                       1997          1998
                                                     ---------    -----------
Net operating loss carry forwards..................  $ 106,274    $ 1,971,640
Other..............................................         --         13,167
Valuation allowance................................   (106,274)    (1,984,807)
                                                     ---------    -----------
Deferred tax asset, net............................  $      --    $        --
                                                     =========    ===========

     A valuation allowance is provided for the deferred tax asset when it is more likely than not that some portion of the deferred tax asset will not be realized. The Company has established a full valuation allowance on the aforementioned deferred tax asset due to uncertainty of realization.

     As of December 31, 1998, the Company had net operating loss carry forwards for federal income tax purposes of approximately $5,340,334, which can be used to offset taxable income from operations through the year 2013. Additionally, the Company has net operating loss carryforwards for California income tax purposes of approximately $2,669,980, which can be used to offset taxable income from operations through the year 2003.

                          CALIFORNIA TICKETS.COM, INC.

 6. COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     During 1998, the Company entered into a non-cancelable operating lease for office space that expires in September 2003. Total rent expense under the lease was approximately $88,280 for the year ended December 31, 1998. Future minimum rentals on the operating lease are as follows:

Year ending December 31:
1999.............................................  $  238,116
  2000...........................................     238,116
  2001...........................................     238,116
  2002...........................................     238,116
  2003...........................................     158,744
                                                   ----------
                                                   $1,111,208
                                                   ==========

CONTINGENT LIABILITY

     On January 9, 1998, the Company entered into an Asset Purchase Agreement ("Agreement"), to purchase certain intangible assets. Total consideration for the purchase was $1,426,000, consisting of $1,000,000 cash, 1,412,500 shares of the Company's common stock and a contingent payment of $200,000. The contingent payment is due within 120 days of the end of a fiscal period in which the Company earns in excess of $20.0 million in revenues and has at least $800,000 in cash. The Company has recognized this contingency as a current liability on its balance sheet as of December 31, 1998.

LITIGATION

     During 1998, the Company recorded costs in the amount of $686,000 in connection with a lawsuit that was filed by a former employee of the Company. The lawsuit was settled and all amounts owed by the Company were accrued. As of December 31, 1998, $461,000 of these costs remained due and were included in accrued liabilities on the Company's balance sheet.

     The Company is subject to litigation in the normal course of its business. In the opinion of management, the disposition of all litigation pending will not have a material effect on the Company's consolidated financial condition and results of operations.

 7. REDEEMABLE COMMON STOCK

     On April 16, 1997, the Company entered into an agreement to purchase certain intangible assets. Consideration for the purchase consisted of cash and 100,000 shares of common stock. The stock was treated as redeemable common stock based upon the seller's ability to require the Company to purchase all or any portion of the shares previously issued for cash consideration. The consideration was the higher of $40,000, or the then current value of the shares assessed by an independent body. The seller was required to exercise this option by April 16, 1998 or at any time within 30 days thereafter. On May 12, 1998, the seller agreed to relinquish all claims to the Company's capital stock in exchange for a cash payment of $50,000.

 8. STOCKHOLDERS' EQUITY

COMMON STOCK

     Holders of the Company's Common Stock are entitled to one vote for each share held of record on all matters to be submitted to a vote of the stockholders, and do not have preemptive rights. The Company's Certificate of Incorporation does not provide for cumulative voting in the election of directors. Subject to

                          CALIFORNIA TICKETS.COM, INC.

preferences applicable to outstanding shares of Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. All outstanding shares of Common Stock are fully paid and nonassessable. In the event of any liquidation, dissolution or winding-up of the affairs of the Company, holders of Common Stock will be entitled to share ratably in the assets of the Company remaining after payment or provision for payment of all of the Company's debts and obligations and liquidation payments to holders of outstanding shares of Preferred Stock.

     During 1998, the Company issued warrants for the purchase of 121,454 shares of Common Stock at exercise prices ranging from $.05 to $.18 to various consultants. All related services were performed during 1998. As a result, the Company recognized the value attributable to the warrants as an expense in 1998.

SERIES A PREFERRED STOCK

     Each share of Series A Preferred Stock carries a liquidation preference in the amount of $0.20 per share, subject to adjustment, plus accrued and unpaid dividends. The liquidation preference of the Series A Preferred Stock is subject to the prior payment of the liquidation preference of the Series C Preferred Stock. Each share of Series A Preferred Stock is presently convertible into one share of Common Stock at the initial conversion price of $.20 per share, subject to adjustment upon the occurrence of certain events. In addition, the Series A Preferred Stock is subject to mandatory conversion to Common Stock upon the consummation of a firm commitment underwritten public offering resulting in gross proceeds to the Company of at least $5,000,000 at a per share price of at least $2.00.

     The holders of the Series A Preferred Stock are entitled to notice of and to vote (as a single class together with the holders of Common Stock, except to the extent otherwise required by law) upon any matter submitted to the Company's stockholders for a vote. Such voting rights shall be exercised on the basis of one vote for each share into which such holder's shares of Preferred Stock are convertible.

SERIES C PREFERRED STOCK

     Each share of Series C Preferred Stock carries a noncumulative dividend of 7% per annum and a liquidation preference in the amount of $.914 per share, subject to adjustment, plus accrued and unpaid dividends. The liquidation preference of the Series C Preferred Stock is senior in right to payment of the liquidation preference of the Series A Preferred Stock. Each share of Series C Preferred Stock is convertible into one share of Common Stock at the conversion price of $.914 per share, subject to adjustment upon the occurrence of certain events.

     In addition, the Series C Preferred Stock is subject to mandatory conversion to Common Stock upon the consummation of a firm commitment underwritten public offering resulting in gross proceeds to the Company of at least $10,000,000 at a per share price of at least $5.48. The holders of the Series C Preferred Stock have preemptive rights with respect to certain issuances by the Company of additional equity securities.

     The holders of the Series C Preferred Stock are entitled to notice of and to vote (as a single class together with the holders of Common Stock, except to the extent otherwise required by law) upon any matter submitted to the Company stockholders' for a vote. Such voting rights shall be exercised on the basis of one vote for each share into which such holder's shares of Preferred Stock are convertible.

 9. EMPLOYEE BENEFIT PLANS

     In April 1998, the Company's Board of Directors approved the 1998 Stock Option Plan and, in November 1998, an amendment to the 1998 Stock Option Plan (the "1998 Plan"). The 1998 Plan authorized the issuance of up to 6,000,000 shares of common stock to various employees. The exercise price is determined by the compensation committee of the Board of Directors. The exercise prices at which certain options were

                          CALIFORNIA TICKETS.COM, INC.

issued was determined to be below fair value at the dates of grants. The Company recorded total deferred compensation at the date the options were granted of $344,000 and $1,269,000 during the years ended 1997 and 1998, respectively. Of these amounts, $60,000 and $337,000 was recognized as compensation expense during the years ended December 1997 and 1998, respectively.

     Under the 1998 Plan, options to acquire an aggregate of 2,975,000 and 2,218,888 shares of common stock at an average exercise price of $.04 and $.16 per share were granted to employees during the years ended December 1997 and 1998, respectively. The options generally vest annually over a four-year period and have a term of 10 years.

     Stock option activity from January 29, 1997 (Inception) to December 31, 1998 was as follows:

                                                                      WEIGHTED-
                                                       NUMBER OF       AVERAGE
                                                        OPTIONS     EXERCISE PRICE
                                                       ----------   --------------
Outstanding as of January 29, 1997...................          --          --
Granted..............................................   2,975,000        $.04
                                                       ----------        ----
Outstanding as of December 31, 1997..................   2,975,000         .04
  Granted............................................   2,218,888         .16
  Exercised..........................................  (1,083,342)        .06
                                                       ----------        ----
Outstanding as of December 31, 1998..................   4,110,546        $.11
                                                       ==========        ====
Options exercisable as of December 31, 1998..........     789,362        $.08
                                                       ==========        ====

     For disclosure purposes under SFAS No. 123, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants during the years ended December 31, 1997 and 1998: Dividend yield of 0.0%; 0.0% expected volatility; risk-free rate of 6.4%; and expected lives of five years.

     The pro forma effect of adopting the measurement principles prescribed under SFAS No. 123 for the years ended December 31, 1997 and 1998 are as follows:

                                                       1997          1998
                                                     ---------    -----------
Actual net loss....................................  $(351,204)   $(5,084,940)
Pro forma net loss.................................  $(418,056)   $(5,302,750)

     Pro forma compensation costs may not be representative of that to be expected in future years.

10. SUBSEQUENT EVENTS

ACQUISITION OF TICKETSTOP, INC.

     In March 1999, the Company entered into a Stock Purchase Agreement by and among the Company, TicketStop, Inc. ("TicketStop") and the shareholders of TicketStop to purchase all of the outstanding common stock of TicketStop. The purchase was for cash consideration equaling approximately $2.3 million, consisting of an up front cash payment of $2.2 million. Additional consideration, in the form of a contingent cash payment of up to approximately $400,000, is subject to TicketStop attaining a targeted number of active clients, as defined. The acquisition was accounted for as a purchase.

ACQUISITION BY ADVANTIX, INC.

     In April 1999, all of the outstanding capital stock of the Company was purchased by Advantix, Inc. ("Advantix"). The purchase price equaled approximately $41.5 million, consisting of the issuance of 2,678,577, 5,782,241 and 3,928,386 shares of Advantix' Series A1 convertible preferred stock, Series C convertible preferred stock and common stock, respectively. In addition, Advantix assumed all of the

                          CALIFORNIA TICKETS.COM, INC.

outstanding options to purchase common stock at the Company by issuing to the holders of such options, options to purchase 1,507,341 shares of Advantix' common stock.

     Prior to the consummation of the acquisition, the Company received cash advances aggregating $3,700,000 from Advantix. The proceeds of these advances were used principally to fund the acquisition of TicketStop and also for general working capital purposes. The advances were included as part of the purchase price in the acquisition. Subsequent to the acquisition, Advantix changed its name to Tickets.com, Inc.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

                             BASIS OF PRESENTATION

     The following Unaudited Pro Forma Condensed Combined Financial Statements and related notes contain forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those discussed herein. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

     In the opinion of our management, all adjustments necessary to fairly present this pro forma information have been made. The Unaudited Pro Forma Condensed Combined Financial Statements are based upon, and should be read in conjunction with, the historical financial statements of Tickets.com, ProTix, California Tickets.com and TicketsLive, and the respective notes to such financial statements presented elsewhere in this Prospectus. The pro forma information is based upon tentative allocations of purchase price for the acquisitions and may not be indicative of the results that would have been reported had such events actually occurred on the dates specified, nor is it indicative of the Company's future results. Purchase accounting is based upon preliminary asset valuations, which are subject to change.

     The Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 1998 and the nine months ended September 30, 1999 are presented as if Tickets.com had completed the acquisitions of ProTix, California Tickets.com and TicketsLive as of January 1, 1998.

     Since our historical unaudited consolidated statements of operations for the nine months ended September 30, 1999 reflect the acquisition of ProTix, no pro forma adjustments are necessary for ProTix for the nine months ended September 30, 1999.

     Since our historical unaudited consolidated balance sheets as of September 30, 1999 reflect the acquisitions of ProTix, California Tickets.com and TicketsLive, no pro forma balance sheet adjustments are necessary as of September 30, 1999.

     In addition, the Unaudited Pro Forma Condensed Combined Financial Statements do not reflect purchase price adjustments and future contingent payments contained in the agreements relating to certain acquisitions. You should read "Risk Factors -- Risks Related to Acquisitions" and "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources."

     The pro forma financial statements do not include the effect of certain immaterial acquisitions. No adjustments have been made to the Unaudited Pro Forma Condensed Combined Statements of Operations relating to charges to earnings that are non-recurring and unrelated to the transactions presented. You should read "Risk Factors -- Future Charges to Earnings."

                       TICKETS.COM, INC. AND SUBSIDIARIES

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1998
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

                                                                   CALIFORNIA
                                    TICKETS.COM,     PROTIX,      TICKETS.COM,    TICKETSLIVE      PRO FORMA       PRO FORMA
                                        INC.         INC.(B)        INC.(C)      CORPORATION(D)   ADJUSTMENTS      COMBINED
                                    ------------   ------------   ------------   --------------   -----------     -----------
                                                   (UNAUDITED)                    (UNAUDITED)     (UNAUDITED)     (UNAUDITED)
Revenues:
Ticketing services(a).............    $ 26,558       $ 3,234        $    --         $    66        $     --        $ 29,858
  Software services and other.....       2,982         2,696          1,092          11,052              --          17,822
                                      --------       -------        -------         -------        --------        --------
          Total revenues..........      29,540         5,930          1,092          11,118              --          47,680
                                      --------       -------        -------         -------        --------        --------

Cost of services:
  Ticketing services..............      17,155         2,060             --              33              --          19,248
  Software services and other.....       1,551         1,067          1,683           5,704              --          10,005
                                      --------       -------        -------         -------        --------        --------
          Total cost of
            services..............      18,706         3,127          1,683           5,737              --          29,253
                                      --------       -------        -------         -------        --------        --------
Gross profit (loss)...............      10,834         2,803           (591)          5,381              --          18,427
                                      --------       -------        -------         -------        --------        --------

Operating expenses:
  Sales and marketing.............       7,339           913            820           2,112              --          11,184
  Technology development..........       6,417           717            148           1,146              --           8,428
  General and administrative......       9,204         1,809          3,457           5,413              --          19,883
  Amortization of intangibles.....       2,082           177            152              --           7,452(e)        9,863
  Impairment of long-lived
     assets.......................      17,026            --             --              --              --          17,026
  Purchased in-process research
     and development expenses.....       1,600            --             --              --           5,340(f)        6,940
                                      --------       -------        -------         -------        --------        --------
          Total operating
            expenses..............      43,668         3,616          4,577           8,671          12,792          73,324
                                      --------       -------        -------         -------        --------        --------
Loss from operations..............     (32,834)         (813)        (5,168)         (3,290)        (12,792)        (54,897)

Other (income) expense:
  Interest income.................        (878)          (29)          (117)           (141)             --          (1,165)
  Interest expense................       2,952           236             34              81              92(g)        3,395
  Minority interest...............         (53)          286             --              --              --             233
                                      --------       -------        -------         -------        --------        --------
          Total other (income)
            expense...............       2,021           493            (83)            (60)             92           2,463
                                      --------       -------        -------         -------        --------        --------
Loss before provision for income
  taxes...........................     (34,855)       (1,306)        (5,085)         (3,230)        (12,884)        (57,360)
Provision for income taxes........           6            --             --              34              --              40
                                      --------       -------        -------         -------        --------        --------
Net loss..........................    $(34,861)      $(1,306)       $(5,085)        $(3,264)       $(12,884)       $(57,400)
                                      ========       =======        =======         =======        ========        ========
Basic and diluted net loss per
  share...........................                                                                                 $  (4.25)
                                                                                                                   ========
Weighted average common
  shares(h).......................                                                                                   13,510
                                                                                                                   ========

                       TICKETS.COM, INC. AND SUBSIDIARIES

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

                                                        CALIFORNIA
                                        TICKETS.COM,   TICKETS.COM,    TICKETSLIVE      PRO FORMA    PRO FORMA
                                            INC.         INC.(A)      CORPORATION(B)   ADJUSTMENTS   COMBINED
                                        ------------   ------------   --------------   -----------   ---------
                                                                     (UNAUDITED)
Revenues:
Ticketing services....................    $ 21,060       $    --         $    17         $    --     $ 21,077
  Software services and other.........      12,026           354           2,593              --       14,973
                                          --------       -------         -------         -------     --------
          Total revenues..............      33,086           354           2,610              --       36,050
                                          --------       -------         -------         -------     --------
  Cost of services:
     Ticketing services...............      14,747            --              --              --       14,747
     Software services and other......       6,525           743           1,325              --        8,593
                                          --------       -------         -------         -------     --------
          Total cost of services......      21,272           743           1,325              --       23,340
                                          --------       -------         -------         -------     --------
Gross profit (loss)...................      11,814          (389)          1,285              --       12,710
                                          --------       -------         -------         -------     --------
Operating expenses:
  Sales and marketing.................      18,167         1,255             789              --       20,211
  Technology development..............       8,130           122             418              --        8,670
  General and administrative..........      11,833         1,000           1,913              --       14,746
  Amortization of intangibles.........       4,851            38              --           1,728(c)     6,617
  Impairment of long-lived assets.....          --            --              --              --           --
  Purchased in-process research and
     development expenses.............       5,340            --              --          (5,340)(d)       --
                                          --------       -------         -------         -------     --------
          Total operating expenses....      48,321         2,415           3,120          (3,612)      50,244
                                          --------       -------         -------         -------     --------
Loss from operations..................     (36,507)       (2,804)         (1,835)          3,612      (37,534)

Other (income) expense:
  Interest income.....................      (1,074)           (7)            (33)             --       (1,114)
  Interest expense....................       2,512             3              21              --        2,536
  Minority interest...................         179            --              --              --          179
                                          --------       -------         -------         -------     --------
     Other (income) expense...........       1,617            (4)            (12)             --        1,601
                                          --------       -------         -------         -------     --------
Loss before provision for income
  taxes...............................     (38,124)       (2,800)         (1,823)          3,612      (39,135)
Provision for income taxes............          29            --               4              --           33
                                          --------       -------         -------         -------     --------
Net loss..............................    $(38,153)      $(2,800)        $(1,827)        $ 3,612     $(39,168)
                                          ========       =======         =======         =======     ========
Basic and diluted net loss per
  share...............................                                                               $  (2.70)
                                                                                                     ========
Weighted average common shares(e).....                                                                 14,485
                                                                                                     ========

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1998

(a) Included in 1998 ticketing services revenues is $9.3 million related to three clients for whom we no longer provide ticketing services and one client that notified us of its intent not to renew its contract with us at the end of its term on December 31, 1999. We believe that this non-renewal was the result of the acquisition of this client by an entertainment organization that entered into a long-term master ticketing services agreement with one of our competitors. No pro forma adjustments have been made with respect to this expected reduction in revenue.

(b) The results of operations for ProTix were included in our consolidated results of operations as of October 1, 1998. This presentation shows the pro forma effects of the operations of ProTix as if the acquisition occurred on January 1, 1998.

(c) The results of operations of California Tickets.com were included in our consolidated results as of April 1, 1999. This presentation shows the pro forma effects of the operations of California Tickets.com as if the acquisition occurred on January 1, 1998.

(d) The results of operations of TicketsLive were included in our consolidated results as of April 1, 1999. This presentation shows the pro forma effects of the operations of TicketsLive as if the acquisition occurred on January 1, 1998.

(e) Represents the amortization of intangibles that would have been recorded for the year ended December 31, 1998 if the acquisitions of ProTix, California Tickets.com and TicketsLive occurred on January 1, 1998.

(f) Represents estimated in-process research and development charges that would have been recorded if the acquisitions of California Tickets.com and TicketsLive occurred on January 1, 1998. The estimated in-process research and development for California Tickets.com are $3.5 million and for TicketsLive are $1.8 million.

(g) Represents additional interest expense that would have been recorded in connection with the $1.3 million of promissory notes issued to the former shareholders of ProTix if the acquisition of ProTix occurred on January 1, 1998.

(h) Reflects shares of common stock outstanding during the periods presented. Pro forma data includes common stock issuable with respect to the acquisitions. Excludes shares of common stock issuable upon conversion of outstanding shares of preferred stock, a convertible promissory note, and upon exercise of outstanding stock options and warrant grants.

    STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999

(a) The results of operations of California Tickets.com were included in our consolidated results commencing April 1, 1999. This presentation shows the pro forma effects of the operations of California Tickets.com as if the acquisition occurred on January 1, 1998.

(b) The results of operations of TicketsLive were included in our consolidated results commencing April 1, 1999. This presentation shows the pro forma effects of the operations of TicketsLive as if the acquisition occurred on January 1, 1998.

(c) Represents the amortization of intangibles that would have been recorded for the three months ended March 31, 1999 if the acquisitions of California Tickets.com and TicketsLive occurred on January 1, 1998.

(d) Represents the in process research and development charge recorded as of September 30, 1999 related to the acquisitions of California Tickets.com and TicketsLive that would have been recorded in 1998 if the acquisitions were completed on January 1, 1998.

(e) Reflects shares of common stock outstanding during the periods presented. Pro forma data includes common stock issuable with respect to the acquisitions. Excludes shares of common stock issuable upon conversion of outstanding shares of preferred stock, a convertible promissory note, and upon exercise of outstanding stock options and warrant grants.

    [Graphics depicting Tickets.com home page on it's web site.]

    The Tickets.com logo appears against a white background.

                                 [Ticket.com Logo]

                                      PART II

                       INFORMATION NOT REQUIRED IN PROSPECTUS

    ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts are estimated except the Securities and Exchange Commission, NASD and Nasdaq National Market fees. All of the expenses below will be paid by Tickets.com.

ITEM
----
Registration fee............................................  $   20,850
NASD filing fee.............................................       8,000
Nasdaq National Market listing fee..........................      95,000
Blue sky fees and expenses..................................      10,000
Printing and engraving expenses.............................     350,000
Legal fees and expenses.....................................     500,000
Accounting fees and expenses................................     250,000
Transfer Agent and Registrar fees...........................      12,500
Miscellaneous...............................................     100,000
                                                              ----------
          Total.............................................  $1,346,350
                                                              ==========

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Section 145 of the Delaware General Corporation Law permits indemnification of officers and directors of Tickets.com under certain conditions and subject to certain limitations. Section 145 of the Delaware General Corporation Law also provides that a corporation has the power to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the Delaware General Corporation Law.

     Article VII, Section I of the Restated Bylaws of Tickets.com provides that Tickets.com shall indemnify its directors and executive officers to the fullest extent not prohibited by the Delaware General Corporation Law. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of the person. In addition, expenses incurred by a director or executive officer in defending any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is or was a director or officer of Tickets.com (or was serving at Tickets.com's request as a director or officer of another corporation) shall be paid by Tickets.com in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by Tickets.com as authorized by the relevant section of the Delaware General Corporation Law.

     As permitted by Section 102(b)(7) of the Delaware General Corporation Law,
Article V, Section (A) of Tickets.com's Restated Certificate of Incorporation provides that a director of Tickets.com shall not be personally liable for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Tickets.com or its stockholders, (ii) for acts or omissions not in good faith or acts or omissions that involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived any improper personal benefit.

     Tickets.com has entered into indemnification agreements with each of its directors and executive officers. Generally, the indemnification agreements attempt to provide the maximum protection permitted by

Delaware law as it may be amended from time to time. Moreover, the indemnification agreements provide for certain additional indemnification. Under such additional indemnification provisions, however, an individual will not receive indemnification for judgments, settlements or expenses if he or she is found liable to Tickets.com (except to the extent the court determines he or she is fairly and reasonably entitled to indemnity for expenses), for settlements not approved by Tickets.com or for settlements and expenses if the settlement is not approved by the court. The indemnification agreements provide for Tickets.com to advance to the individual any and all reasonable expenses (including legal fees and expenses) incurred in investigating or defending any such action, suit or proceeding. In order to receive an advance of expenses, the individual must submit to Tickets.com copies of invoices presented to him or her for such expenses. Also, the individual must repay such advances upon a final judicial decision that he or she is not entitled to indemnification.

     Tickets.com has purchased directors' and officers' liability insurance. Tickets.com intends to enter into additional indemnification agreements with each of its directors and executive officers to effectuate these indemnity provisions.

     The underwriting agreement (Exhibit 1.1 hereto) contains provisions by which the Underwriters have agreed to indemnify Tickets.com, each person, if any, who controls Tickets.com within the meaning of Section 15 of the Securities Act, each director of Tickets.com, and each officer of Tickets.com. who signs this Registration Statement, with respect to information furnished in writing by or on behalf of the Underwriters for use in the Registration Statement.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     The following securities of the Registrant have been sold by the Registrant during the past three years without registration under the Securities Act of 1933, as amended (the "Act"). Securities issued prior to May 25, 1999 were issued under the Registrant's former name "Advantix, Inc." or "Entertainment Express, Inc."

     (a) In May 1996, the Registrant repurchased 2,000,000, 444,444 and 444,444 shares of common stock sold in May 1995 to Irvin E. Richter, James S. Cassano and Laurence F. Schwartz, respectively, at a purchase price per share of $.00225. The shares were repurchased at their original issue price. The Registrant then issued and sold 3,555,555, 444,444 and 444,444 shares of common stock at $.000225 per share to R4 Holdings, LLC, James S. Cassano and Laurence
F. Schwartz, respectively, for an aggregate consideration of $1,000.

     (b) In May 1996, the Registrant issued a $3,000,000 Convertible Promissory Note ("Hill Note") to Hill Arts & Entertainment Systems, Inc. ("Hill A&E") in connection with the acquisition of certain assets and liabilities of Hill A&E.

     (c) In May 1996, the Registrant issued and sold 555,555 shares of common stock at $.0225 per share, warrants to purchase 844,444 shares of common stock at $.0225 per share and 181,405 shares of Series A Preferred Stock at $1.1025 per share to Ventana Express, LLC, for an aggregate cash consideration of $212,500.

     (d) In September and October of 1996 and January of 1997, the Registrant issued and sold 8,440,002 shares of Series A Preferred Stock at $.49 per share to 25 investors in a private offering, for a net aggregate cash consideration of $4,090,993. In connection with the Series A Private Placement, 22,448, 8,748 and 19,976 shares of the Registrant's common stock were issued to All Asia Company, Ltd., PS Holdings, Ltd. and IPPC Investments, Inc., respectively, as finder's fees. These parties also purchased shares of Series A Preferred Stock in the offering.

     (e) In December 1996, the Registrant issued 481,068 shares of common stock to Playhouse Square Foundation ("PSF"), an Ohio not-for-profit corporation, in connection with the acquisition of certain assets and liabilities of the Advantix ticketing division of PSF.

     (f) In March and May of 1997, the Registrant issued and sold 2,094,174 shares of Series B Preferred Stock at $1.25 per share to 16 investors in a private offering, for an aggregate cash consideration of $2,617,718. In September and October of 1997, the Registrant issued and sold 7,405,700 shares of Series B Preferred

Stock at $1.25 per share to 34 investors in a private offering (the "Second Series B Private Placement"), for an aggregate cash consideration of $9,525,125. In connection with the issuance of such Series B Preferred Stock, International Capital Partners, Inc. received as a finder's fee a warrant to purchase up to 177,777 shares of the Registrant's common stock at $.0225 per share.

     (g) In March 1997, a terminated employee of the Registrant exercised a stock option to acquire 167 shares of the Registrant's common stock at $.90 per share, for an aggregate cash consideration of $150.

     (h) In April 1997, terminated employees of the Registrant exercised stock options to acquire 9,264 shares of the Registrant's common stock at $.90 per share, for an aggregate cash consideration of $8,337.

     (i) In May 1997, the Registrant issued 217,687 shares of common stock at $1.1025 per share in lieu of interest in the amount of $240,000 due on the Hill Note.

     (j) In July 1997, a terminated employee of the Registrant exercised an outstanding stock option to acquire 396 shares of the Registrant's common stock at $.90 per share, for an aggregate cash consideration of $356.

     (k) In August 1997, the Registrant issued 504,888 shares of common stock to Fantastix Ticket Company, LLC ("Fantastix") in connection with the acquisition of substantially all of the assets and liabilities of Fantastix.

     (l) In November 1997, the Registrant issued and sold 177,777 shares of common stock in connection with the exercise of the warrant described in paragraph (1) above, for an aggregate cash consideration of $4,000.

     (m) In September 1997, the Registrant issued warrants to purchase 1,332,446 shares of common stock at $4.50 per share to the shareholders of Bay Area Seating Service ("BASS") in connection with the acquisition of the outstanding securities of BASS.

     (n) In September 1997, the Registrant issued Provident Bank a warrant to purchase up to 177,777 shares of the Registrant's common stock at $.0225 per share, in connection with a loan from Provident Bank.

     (o) In October 1997, a terminated employee of the Registrant exercised a stock option to acquire 4,444 shares of the Registrant's common stock at $.90 per share, for an aggregate cash consideration of $4,000.

     (p) In October 1997, the Registrant issued an additional 8,161 shares of common stock representing underpaid interest on the Hill Note.

     (q) In December 1997, the Registrant, pursuant to its 1997 Nonemployee Directors' Stock Option Plan, issued options to purchase 100,000 shares of common stock to its nonemployee directors, with an exercise price of $2.25 per share.

     (r) In May 1998, the Registrant issued and sold 11,597,114 shares of Series C Preferred Stock at $1.75 per share to three investors in a private offering, for an aggregate cash consideration of $20,294,949.

     (s) In October 1998, the Registrant issued 317,768 shares of common stock, warrants to purchase 637,964 shares of common stock at $.0225 per share and promissory notes in the aggregate principal amount of $1,297,000 to the stockholders of ProTix, Inc., in exchange for all of the issued and outstanding capital stock of ProTix, Inc.

     (t) In April 1999, the Registrant issued 5,195,779 shares of common stock to the shareholders of TicketsLive Corporation, a New York corporation ("TicketsLive") in connection with the acquisition of TicketsLive, in exchange for all of the issued and outstanding capital stock of TicketsLive.

     (u) In May 1999, the Registrant issued 3,928,386 shares of common stock, 2,678,577 shares of Series Al Preferred Stock, and 5,782,241 shares of Series C Preferred Stock to the stockholders of California Tickets.com in exchange for 9,899,510 shares of California Tickets.com common stock, 3,000,000 shares of California Tickets.com Series A Preferred Stock, and 6,400,438 shares of California Tickets.com Series C Preferred Stock, respectively, in connection with the acquisition of California Tickets.com., Inc.

     (v) In March and May 1999, the Registrant issued and sold 13,333,335 shares of Series D Preferred Stock at $2.25 per share to 14 investors for an aggregate cash consideration of $30,000,003.

     (w) In August 1999, the Registrant issued warrants to purchase an aggregate of 222,222 shares of the Registrant's common stock at an exercise price of $5.06 per share to General Atlantic and 14 other existing stockholders of the Registrant pursuant to a letter agreement between the Registrant and General Atlantic dated May 28, 1999. The warrants were issued in consideration of the agreement by General Atlantic and the other existing stockholders to purchase up to an aggregate of $12 million of preferred stock of the Registrant at a price equal to $5.06 per share in the event the Registrant requires working capital on or before the earlier (a) the closing date of the Registrant's initial public offering of its common stock and (b) March 31, 2000.

     (x) From September 30, 1999 through October 15, 1999, the Registrant issued warrants to purchase an aggregate of 332,778 shares of common stock at $2.25 per share in connection with agreements with certain entertainment organizations and entertainers involving arrangements for the sale of tickets on the Registrant's web site.

     (y) Since May 31, 1996, the Registrant has issued options to purchase an aggregate of 7,095,131 shares of common stock to certain of its employees under its 1996, 1997 and 1998 Stock Option Plans, with exercise prices ranging from $.1125 to $7.3125 per share, and 167,333 options at an exercise price of $2.25 per share to certain consultants to the Registrant. In addition, the Registrant assumed options to purchase an aggregate of 477,884 shares of common stock in connection with its acquisition of TicketsLive and options to purchase 1,496,181 shares of common stock in connection with its acquisition of California Tickets.com.

     None of the optionees paid any cash consideration for such options. Such options did not involve a "sale" of securities, and, accordingly, registration was not required. The following table sets forth the grant date, number of options, current exercise price and class of optionees for all of such options:

     GRANT DATE       NO. OF OPTIONS   EXERCISE PRICE   CLASS OF OPTIONEES
     ----------       --------------   --------------   ------------------
10/01/96 to 08/04/97      564,649          $  .90         Employee
10/01/96 to 08/04/97      471,111          $  .90         Officer
08/05/97 to 03/01/98      264,133          $  .13         Employee
09/26/97 to 02/09/98      808,753          $ 2.25         Employee
10/15/97 to 01/30/98      751,111          $ 2.25         Officer
12/01/97                  634,922          $  .13         Officer
12/22/97                   99,999          $ 2.25         Director
03/17/98 to 04/16/99       82,665          $ 4.50         Employee
05/04/98 to 04/20/99      615,068          $  .45         Employee
06/23/98 to 12/17/98    1,091,989          $ 3.38         Employee
09/14/98                  916,666          $ 3.38         Officer
11/09/98 to 02/01/99       38,095          $ 1.89         Employee
12/01/98                    9,920          $ 2.52         Consultant
04/20/99                  423,097          $ 1.40         Employee
04/29/99 to 05/17/99    1,120,000          $ 6.19         Officer
05/14/99                  333,333          $ 7.31         Officer
05/14/99 to 05/26/99      327,064          $ 7.31         Employee
05/26/99                   11,111          $ 7.31         Director
07/12/99 to 07/21/99      249,776          $15.75         Employee
08/01/99                   11,111          $ 9.00         Director
09/16/99                1,688,195          $ 9.00         Employee
09/16/99                  866,665          $ 9.00         Officer
10/04/99 to 10/15/99      167,333          $ 2.25         Consultants

All sales and issuances of securities for amounts less than $5 million involved all accredited investors or less than 35 other purchasers, did not involve any general solicitation on advertising and were deemed to be exempt from registration under Rule 505 promulgated under the Securities Act. All sales and issuances for amounts in excess of $5 million involved all accredited investors, did not involve any general solicitation or advertising and were deemed exempt from registration under Section 4(2) of the Securities Act or Rule 506 promulgated thereunder. All options were granted under Rule 701 promulgated under the Securities Act. Appropriate legends are affixed to the stock certificates issued in such transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. All recipients either received adequate information about the Company or had access, through employment or other relationships, to such information.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits.


EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
 1.1  **   Form of Underwriting Agreement
 3.1  **   Amended and Restated Certificate of Incorporation of the
           Company as filed with the Delaware Secretary of State in
           August 1999
 3.2  **   Certificate of Amendment to Amended and Restated Certificate
           of Incorporation of the Company, as amended to be filed with the Delaware Secretary of State prior to the closing of this offering
 3.3  **   Amended and Restated Certificate of Incorporation of the
           Company, to be filed with the Delaware Secretary of State
           upon consummation of this offering
 3.4  **   Amended and Restated Bylaws of the Company
 4.1       Specimen certificate representing shares of common stock of the Company
 5.1  **   Form of Opinion of Brobeck, Phleger & Harrison LLP
10.1  **   Form of Indemnification Agreement
10.2  **   1999 Stock Incentive Plan, together with form of Stock
           Option Agreement (and related Notice of Exercise of Option),
           Stock Issuance Agreement and Notice of Grant of Option
10.3  **   1999 Employee Stock Purchase Plan
10.4  **   1998 Stock Incentive Plan, together with form of Stock
           Option Agreement, Stock Purchase Agreement and Stock
           Issuance Agreement
10.5  **   1997 Stock Option Plan (California and Other Employees),
           together with form of Nonstatutory Stock Option Agreement
           (and related Notice of Exercise of Nonstatutory Stock
           Option), Incentive Stock Option Agreement (and related
           Notice of Exercise of Incentive Stock Option), Stock
           Purchase Agreement and Stock Issuance Agreement
10.6  **   1997 Non-Employee Director's Option Plan, together with form of Stock Option Agreement
10.7  **   1996 Stock Option Plan, together with form of Nonstatutory
           Stock Option Agreement (and related Notice of Exercise of
           Nonstatutory Stock Option), Incentive Stock Option Agreement
           (and related Notice of Exercise of Incentive Stock Option),
           Stock Purchase Agreement and Stock Issuance Agreement
10.8  **   Fourth Amended and Restated Investor Rights Agreement among the Company and the stockholders named therein, dated May
           17, 1999
10.8.1     Fifth Amended and Restated Investor Rights Agreement among the Company and the stockholders named therein, dated August
           4, 1999.
10.9  **   Agreement dated as of May 21, 1999 between the Company and
           Karen S. Goetz
10.10 **   Agreement and Plan of Merger and Reorganization by and among the Company, Advantix Acquisition Corp., Tickets.com, Inc.
           (n/k/a California Tickets.com, Inc.) and certain of its
           stockholders dated as of January 26, 1999
10.11**    Agreement and Plan of Merger and Reorganization by and among the Company, Advantix Acquisition II Corp., TicketsLive
           Corporation, and certain of its stockholders dated as of
           March 18, 1999

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
10.12**    Stock Purchase Agreement by and among the Company, ProTix,
           Inc. and certain of its shareholders effective as of October
           16, 1998
10.13 +    Stock Purchase Agreement by and among the Company, Bay Area
           Seating Service, Inc. and certain of its shareholders
           effective as of September 18, 1997
10.14 **   Agreement by and between the Company and RBB Bank AG dated as of January 24, 1999, as amended
10.15 **   Employment Agreement between W. Thomas Gimple and the
           Company effective as of April 29, 1999
10.16 **   Employment Agreement between John M. Markovich and the
           Company effective as of April 29, 1999
10.17 **   Employment Agreement between Thomas R. Pascoe and the
           Company effective as of April 29, 1999
10.18 **   Employment Agreement between James A. Caccavo and the
           Company effective as of May 17, 1999
10.19 **   Employment Agreement between Karen S. Goetz and the Company dated as of April 21, 1999
10.20 +    Commercial Application Partner Agreement by and between the
           Company, Advantix (Ohio), Inc., Bay Area Seating Service,
           Inc. and Sybase, Inc. dated as of April 6, 1998
10.21 +    Merchant Agreement dated as of March 1, 1999 by and between
           GeoCities and the Company
10.22 +    Sponsorship Agreement by and between the Company and
           MP3.com., Inc. dated February 17, 1999
10.23 +    Agreement dated as of November 1, 1998, by and between
           International Merchandising Corporation and the Company, as
           amended
10.24      [Intentionally Omitted]
10.25 **   Lease Agreement between Sierra Pacific Properties, Inc. and
           Bay Area Seating Service, Inc. dated December 29, 1989, and amendments thereto
10.26 **   Lease Agreement by and between ProTix, Inc. and Guinea Road
           Associates dated January 30, 1995
10.27 **   Lease Agreement by and between Advantix (Ohio), Inc. and
           Playhouse Square Foundation dated October 1, 1997
10.28 +    Channel Partner Agreement dated as of April 20, 1999 by and between Sitematic Corporation and the Company
10.29 **   Lease Agreement between the Company and AGL Investments No.
           5 Limited Partnership dated July 23, 1999.
10.30 +    Content and Distribution Agreement between the Company and
           Cox Interactive Media, Inc. dated as of August 4, 1999
10.31 +    RealName Address Prefix Agreement by and between the Company and Centraal Corporation (n/k/a RealNames Corporation) dated as of July 23, 1999
10.32 +    Letter of Intent between the Company and Excite@Home dated as of August 4, 1999
10.33 **   Amendment to Excite@Home Tickets.com Letter of Intent by and
           between the Company and Excite, Inc. dated as of September
           20, 1999
10.34 **   Separation Agreement dated as of August 9, 1999 by and
           between the Company and James A. Caccavo
10.35 **   Special Executive Stock Option Plan
10.36 **   Employment Agreement dated as of October 1, 1998 by and
           between the Company and Andrew Dolich
10.37 **   Agreement and Plan of Merger by and among the Company,
           Advantix Acquisition Corp. and Lasergate Systems, Inc. dated as of June 21, 1999
10.38 **   Letter Agreement dated as of May 28, 1999 between the
           Company and General Atlantic Partners

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
10.39 **   Warrant Issuance Agreement dated as of August 5, 1999 by and among the Company and the persons named therein
10.40 **   Agreement dated January 24, 1999 by and between the Company and RBB Bank, AG, as amended June 21, 1999
21.1  **   List of Subsidiaries
23.1       Consent of Arthur Andersen LLP
23.2       Consent of KPMG LLP
23.3       Consent of Burr, Pilger & Mayer
23.4  **   Consent of Brobeck, Phleger & Harrison LLP (contained in
           Exhibit 5.1)
24.1  **   Power of Attorney (contained on signature page on page II-5)
27.1  **   Financial Data Schedule year end
27.2  **   Financial Data Schedule 3 months
27.3  **   Financial Data Schedule 6 months
27.4  **   Financial Data Schedule 9 months


---------------
*  To be filed by amendment.

** Previously filed.


+ Confidential treatment has been sought with respect to certain portions of this agreement. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.


ITEM 17.  UNDERTAKINGS

     The Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreements certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Amendment No. 4 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on the 1st day of November, 1999.


                                          TICKETS.COM, INC.

                                          By:     /s/ W. THOMAS GIMPLE
                                            ------------------------------------
                                                      W. Thomas Gimple
                                                 President, Chief Executive
                                                    Officer and Director

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, the undersigned hereby constitute and appoint W. Thomas Gimple and John M. Markovich, and each of them, his true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:


                      SIGNATURE                                    TITLE                    DATE
                      ---------                                    -----                    ----
                          *                              Chairman of the Board        November 1, 1999
-----------------------------------------------------
                  C. Ian Sym-Smith

                /s/ W. THOMAS GIMPLE                     President, Chief             November 1, 1999
-----------------------------------------------------    Executive Officer
                  W. Thomas Gimple                       (principal executive
                                                         officer) and Director

                /s/ JOHN M. MARKOVICH                    Chief Financial Officer      November 1, 1999
-----------------------------------------------------    (principal financial
                  John M. Markovich                      officer)

              /s/ MICHAEL R. RODRIGUEZ                   Vice President, Corporate    November 1, 1999
-----------------------------------------------------    Controller (principal
                Michael R. Rodriguez                     accounting officer)

                                                         Director
-----------------------------------------------------
                     George Bell

                          *                              Director                     November 1, 1999
-----------------------------------------------------
                  James A. Caccavo

                          *                              Director                     November 1, 1999
-----------------------------------------------------
                    Peter Chernin

                      SIGNATURE                                    TITLE                    DATE
                      ---------                                    -----                    ----
                          *                              Director                     November 1, 1999
-----------------------------------------------------
                Christos M. Cotsakos

                          *                              Director                     November 1, 1999
-----------------------------------------------------
                   William E. Ford

                          *                              Director                     November 1, 1999
-----------------------------------------------------
                  Howard L. Morgan

                          *                              Director                     November 1, 1999
-----------------------------------------------------
                  Janice L. Richter

                          *                              Director                     November 1, 1999
-----------------------------------------------------
                Nicholas E. Sinacori


*By: /s/ JOHN M. MARKOVICH
     --------------------------------------------------
           John M. Markovich
           (Attorney-in-fact)

                                  BASS TICKETS
                             (PREDECESSOR COMPANY)

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                                                             FOR THE
                                                           PERIOD FROM
                                                          APRIL, 1997 TO    YEAR ENDED    YEAR ENDED
                                                          SEPTEMBER 26,     MARCH 31,     MARCH 31,
                                                               1997            1997          1996
                                                          --------------    ----------    ----------
Allowance for doubtful accounts
Beginning balance.......................................     $22,415         $22,887       $ 9,053

Additions:
  Charged to costs and expenses.........................          --              --        13,834
  Charged to other accounts.............................          --              --            --
  Deductions/write-offs.................................      (8,912)           (472)           --
                                                             -------         -------       -------
Ending balance..........................................     $13,503         $22,415       $22,887
                                                             =======         =======       =======

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
 1.1  **   Form of Underwriting Agreement
 3.1  **   Amended and Restated Certificate of Incorporation of the
           Company as filed with the Delaware Secretary of State in
           August 1999
 3.2  **   Certificate of Amendment to Amended and Restated Certificate
           of Incorporation of the Company, as amended to be filed with the Delaware Secretary of State prior to the closing of this offering
 3.3  **   Amended and Restated Certificate of Incorporation of the
           Company, to be filed with the Delaware Secretary of State
           upon consummation of this offering
 3.4  **   Amended and Restated Bylaws of the Company
 4.1       Specimen certificate representing shares of common stock of the Company
 5.1  **   Form of Opinion of Brobeck, Phleger & Harrison LLP
10.1  **   Form of Indemnification Agreement
10.2  **   1999 Stock Incentive Plan, together with form of Stock
           Option Agreement (and related Notice of Exercise of Option),
           Stock Issuance Agreement and Notice of Grant of Option
10.3  **   1999 Employee Stock Purchase Plan
10.4  **   1998 Stock Incentive Plan, together with form of Stock
           Option Agreement, Stock Purchase Agreement and Stock
           Issuance Agreement
10.5  **   1997 Stock Option Plan (California and Other Employees),
           together with form of Nonstatutory Stock Option Agreement
           (and related Notice of Exercise of Nonstatutory Stock
           Option), Incentive Stock Option Agreement (and related
           Notice of Exercise of Incentive Stock Option), Stock
           Purchase Agreement and Stock Issuance Agreement
10.6  **   1997 Non-Employee Director's Option Plan, together with form of Stock Option Agreement
10.7  **   1996 Stock Option Plan, together with form of Nonstatutory
           Stock Option Agreement (and related Notice of Exercise of
           Nonstatutory Stock Option), Incentive Stock Option Agreement
           (and related Notice of Exercise of Incentive Stock Option),
           Stock Purchase Agreement and Stock Issuance Agreement
10.8  **   Fourth Amended and Restated Investor Rights Agreement among the Company and the stockholders named therein, dated May
           17, 1999
10.8.1     Fifth Amended and Restated Investor Rights Agreement among the Company and the stockholders named therein, dated August
           4, 1999.
10.9  **   Agreement dated as of May 21, 1999 between the Company and
           Karen S. Goetz
10.10 **   Agreement and Plan of Merger and Reorganization by and among the Company, Advantix Acquisition Corp., Tickets.com, Inc.
           (n/k/a California Tickets.com, Inc.) and certain of its
           stockholders dated as of January 26, 1999
10.11**    Agreement and Plan of Merger and Reorganization by and among the Company, Advantix Acquisition II Corp., TicketsLive
           Corporation, and certain of its stockholders dated as of
           March 18, 1999
10.12**    Stock Purchase Agreement by and among the Company, ProTix,
           Inc. and certain of its shareholders effective as of October
           16, 1998
10.13 +    Stock Purchase Agreement by and among the Company, Bay Area
           Seating Service, Inc. and certain of its shareholders
           effective as of September 18, 1997
10.14 **   Agreement by and between the Company and RBB Bank AG dated as of January 24, 1999, as amended

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
10.15 **   Employment Agreement between W. Thomas Gimple and the
           Company effective as of April 29, 1999
10.16 **   Employment Agreement between John M. Markovich and the
           Company effective as of April 29, 1999
10.17 **   Employment Agreement between Thomas R. Pascoe and the
           Company effective as of April 29, 1999
10.18 **   Employment Agreement between James A. Caccavo and the
           Company effective as of May 17, 1999
10.19 **   Employment Agreement between Karen S. Goetz and the Company dated as of April 21, 1999
10.20 +    Commercial Application Partner Agreement by and between the
           Company, Advantix (Ohio), Inc., Bay Area Seating Service,
           Inc. and Sybase, Inc. dated as of April 6, 1998
10.21 +    Merchant Agreement dated as of March 1, 1999 by and between
           GeoCities and the Company
10.22 +    Sponsorship Agreement by and between the Company and
           MP3.com., Inc. dated February 17, 1999
10.23 +    Agreement dated as of November 1, 1998, by and between
           International Merchandising Corporation and the Company, as
           amended
10.24      [Intentionally Omitted]
10.25 **   Lease Agreement between Sierra Pacific Properties, Inc. and
           Bay Area Seating Service, Inc. dated December 29, 1989, and amendments thereto
10.26 **   Lease Agreement by and between ProTix, Inc. and Guinea Road
           Associates dated January 30, 1995
10.27 **   Lease Agreement by and between Advantix (Ohio), Inc. and
           Playhouse Square Foundation dated October 1, 1997
10.28 +    Channel Partner Agreement dated as of April 20, 1999 by and between Sitematic Corporation and the Company
10.29 **   Lease Agreement between the Company and AGL Investments No.
           5 Limited Partnership dated July 23, 1999.
10.30 +    Content and Distribution Agreement between the Company and
           Cox Interactive Media, Inc. dated as of August 4, 1999
10.31 +    RealName Address Prefix Agreement by and between the Company and Centraal Corporation (n/k/a RealNames Corporation) dated as of July 23, 1999
10.32 +    Letter of Intent between the Company and Excite@Home dated as of August 4, 1999
10.33 **   Amendment to Excite@Home Tickets.com Letter of Intent by and
           between the Company and Excite, Inc. dated as of September
           20, 1999
10.34 **   Separation Agreement dated as of August 9, 1999 by and
           between the Company and James A. Caccavo
10.35 **   Special Executive Stock Option Plan
10.36 **   Employment Agreement dated as of October 1, 1998 by and
           between the Company and Andrew Dolich
10.37 **   Agreement and Plan of Merger by and among the Company,
           Advantix Acquisition Corp. and Lasergate Systems, Inc. dated as of June 21, 1999
10.38 **   Letter Agreement dated as of May 28, 1999 between the
           Company and General Atlantic Partners
10.39 **   Warrant Issuance Agreement dated as of August 5, 1999 by and among the Company and the persons named therein

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
10.40 **   Agreement dated January 24, 1999 by and between the Company and RBB Bank, AG, as amended June 21, 1999
21.1  **   List of Subsidiaries
23.1       Consent of Arthur Andersen LLP
23.2       Consent of KPMG LLP
23.3       Consent of Burr, Pilger & Mayer
23.4  **   Consent of Brobeck, Phleger & Harrison LLP (contained in
           Exhibit 5.1)
24.1  **   Power of Attorney (contained on signature page on page II-5)
27.1  **   Financial Data Schedule year end
27.2  **   Financial Data Schedule 3 months
27.3  **   Financial Data Schedule 6 months
27.4  **   Financial Data Schedule 9 months


---------------

*  To be filed by amendment.



** Previously filed.



+ Confidential treatment has been sought with respect to certain portions of this agreement. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.